Exhibit 10.2.2

EXECUTION VERSION

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of July 1, 2023

among

GCP SG Warehouse 2022-1,
as Borrower,

the Lenders Referred to Herein,

the Subordinated Noteholders Referred to Herein,

Société Générale,
as Administrative Agent,

Wilmington Trust, National Association,
as Collateral Agent, Collateral Administrator, Custodian

and

Wilmington Trust, National Association,
as Collateral Custodian

TABLE OF CONTENTS

-i-

-ii-

-iii-

-iv-

-v-

ANNEXES, SCHEDULES AND EXHIBITS

Annex A	-	Commitments

Schedule A	-	[Reserved]
Schedule B	-	S&P Region Classifications
Schedule C	-	S&P Industry Classifications
Schedule D	-	Diversity Score Calculation
Schedule E	-	S&P Recovery Rate and Default Rate Tables
Schedule F	-	S&P Recovery Rate Matrix

Exhibit A	-	Form of Note for Loans
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Assumption Agreement
Exhibit D	-	Scope of Collateral Report
Exhibit E	-	Scope of Payment Date Report
Exhibit F	-	Scope of Asset-Level Reporting to Lenders
Exhibit G	-	Form of Retention Letter
Exhibit H	-	Form of Related Contract Document Request
Exhibit I	-	Form of Tax Compliance Certificate
Exhibit J	-	Form of Document Checklist
Exhibit K	-	Authorized Representatives of Collateral Manager
Exhibit L	-	Form of Increase of Commitment Acceptance Letter
Exhibit M	-	Form of NRSRO Certification
Exhibit N	-	Form of FX Reallocation Notice
Exhibit O	-	Form of Subscription Agreement for Subordinated Notes
Exhibit P	-	Form of Confirmation of Registration
Exhibit Q	-	Form of Subordinated Note Transfer Agreement

-vi-

CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT dated as of July 1, 2023, is entered into by and among GCP SG Warehouse 2022-1, a statutory trust formed under the laws of the State of Delaware, as Borrower, the Lenders party hereto from time to time, the Subordinated Noteholders party hereto from time to time, SOCIÉTÉ GÉNÉRALE, as Administrative Agent, WILMINGTON TRUST, NATIONAL ASSOCIATION, as Collateral Agent, Collateral Administrator and Custodian and WILMINGTON TRUST, NATIONAL ASSOCIATION, as Collateral Custodian.

W I T N E S S E T H:

WHEREAS, certain parties hereto previously entered into the Credit Agreement dated as of June 8, 2023 (such agreement, as amended, modified or waived prior to the date hereof, the “Existing Agreement”);

WHEREAS, the parties hereto now wish to amend and restate the Existing Agreement in its entirety in order to make certain additional changes agreed to by the parties hereto; and

WHEREAS, all other conditions precedent to the execution of this Agreement have been complied with.

NOW, THEREFORE, the Borrower, the Lenders, the Subordinated Noteholders, the Administrative Agent, the Collateral Agent, the Collateral Administrator, the Custodian and the Collateral Custodian hereby agree as follows:

GRANTING CLAUSE

To secure the due and punctual payment and performance of all Obligations, howsoever created, arising or evidenced, whether now or hereafter existing, in accordance with the terms thereof, the Borrower hereby Grants to the Collateral Agent for the benefit of the Secured Parties a security interest in all of the Borrower’s right, title and interest in and to the following (in each case, excluding any Margin Stock), whether now owned or hereafter acquired (collectively, the “Pledged Collateral”):

(a)            all Collateral Loans, all other loans and securities of the Borrower whether or not such loans and securities constitute Collateral Loans, all Related Contracts and Collections with respect thereto, all collateral security granted under any Related Contracts, and all interests in any of the foregoing, whether now or hereafter existing;

(b)            (i) the Custodial Account and all Collateral which is delivered to the Collateral Agent pursuant to the terms hereof and all payments thereon or with respect thereto, (ii) each of the other Covered Accounts and (iii) Eligible Investments or other investments (whether or not such investments constitute Eligible Investments) acquired with funds on deposit in the Covered Accounts, and all income or Distributions from the investment of funds in the Covered Accounts;

(c)            cash, Money, securities, reserves and other property now or at any time in the possession of the Borrower or which is delivered to or received by the Collateral Agent or its bailee, agent or custodian by the Borrower or on behalf of the Borrower (including, without limitation, all Eligible Investments and other investments with respect to any Collateral or proceeds thereof);

(d)            all liens, security interests, property or assets securing or otherwise relating to any Collateral Loan, Eligible Investment, other investment, Collateral or any Related Contract (collectively, “Related Property”);

(e)            the Interest Hedge Agreements;

(f)            the Assignment Agreements;

(g)           the Collateral Management Agreement;

(h)           the Account Control Agreement;

(i)            the equity interests in any SPV Subsidiary and all payments and rights thereunder;

(j)            all other accounts, chattel paper, deposit accounts, financial assets, general intangibles, instruments, investment property, letter-of-credit rights and other supporting obligations relating to the foregoing (in each case as defined in the UCC);

(k)           all other tangible and intangible personal property whatsoever of the Borrower; and

(l)            all products, proceeds, rents and profits of any of the foregoing, all substitutions therefor and all additions and accretions thereto (whether the same now exist or arise or are acquired), including, without limitation, proceeds of insurance policies insuring any or all of the foregoing, any indemnity or warranty payable by reason of loss or damage to or otherwise in respect of any of the foregoing or any guaranty.

Except as set forth in the Priority of Payments, the Loans are secured by the foregoing Grant equally and ratably without prejudice, priority or distinction between any Loan and any other Loan by reason of difference in time of borrowing or otherwise.

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1            Definitions. The following terms, as used herein, have the following meanings:

“17g-5 Website” means a password-protected website, which shall initially be located at http://www.structuredfn.com, or such other address as the Borrower may provide the Collateral Agent, the Collateral Administrator, the Collateral Manager, the Administrative Agent and S&P.

“ABR” means, when used in reference to any Loan or Borrowing, that such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Acceptance Letter” means, with respect to an increase of the Total Commitment pursuant to Section 2.12, a letter substantially in the form of Exhibit L hereto.

“Account Control Agreement” means the Account Control Agreement among the Borrower, as debtor, the Collateral Agent, as secured party, and Wilmington Trust, National Association, as Custodian and Securities Intermediary, dated on or about the date hereof.

“Act” has the meaning set forth in Section 8.4(c).

“Adjusted Break-Even Default Rate” means the rate equal to (a)(i) the Break-Even Default Rate multiplied by (ii)(x) the Target Initial Par Amount divided by (y) Total Capitalization plus the S&P Collateral Value of all Defaulted Loans plus (b)(i)(x) Total Capitalization plus the S&P Collateral Value of all Defaulted Loans minus (y) the Target Initial Par Amount divided by (ii)(x) Total Capitalization plus the S&P Collateral Value of all Defaulted Loans multiplied by (y) 1 minus the Weighted Average S&P Recovery Rate.

“Administrative Agent” means Société Générale, in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity.

“Administrative Expenses” means, without duplication, fees, reasonable and documented out-of-pocket expenses (including indemnities and other amounts under Section 12.3) and other amounts due or accrued with respect to any Quarterly Payment Date and any other date fixed for payment of such amounts (including, with respect to any Quarterly Payment Date, any such amounts that were due and not paid on any prior Quarterly Payment Date) and payable in the following order by the Borrower to:

(a)            first, on a pro rata basis, (x) the Collateral Agent, the Collateral Custodian and the Collateral Administrator in respect of the Collateral Agent Fee, the Collateral Custodian Fee and the Collateral Administrator Fee, respectively, and any fees owed to the Custodian, the Subordinated Note Registrar and the Securities Intermediary, and for the reimbursement of other reasonable and documented expenses, indemnities and disbursements incurred and payable hereunder to the Collateral Agent, the Collateral Administrator, the Custodian, the Subordinated Note Registrar, the Securities Intermediary and the Collateral Custodian under any Loan Documents, in accordance with the provisions of this Agreement and (y) without prejudice to any other separate agreement, the Delaware Trustee in respect of fees owed to the Delaware Trustee, reasonable and documented expenses, and indemnities payable to the Delaware Trustee pursuant to the Trust Agreement;

(b)            second, the Administrative Agent for the reimbursement of reasonable and documented out-of-pocket expenses and disbursements incurred and payable hereunder by the Administrative Agent or the Lenders in accordance with the provisions of this Agreement;

(c)            third, on a pro rata basis, the following amounts (excluding indemnities) to the following parties:

(i)            first, to the Collateral Manager for the reimbursement of reasonable and documented expenses and disbursements incurred by the Collateral Manager in accordance with the provisions of this Agreement and the Collateral Management Agreement, including any appraisal fees and any other out-of-pocket expenses incurred in connection with the Collateral Loans and payable to third parties and including any amounts payable by the Collateral Manager in connection with any advances made to protect or preserve rights against an Obligor or to indemnify an agent or representative for lenders pursuant to any Related Contracts (but excluding any Collateral Management Fee), second, to the Borrower for the reimbursement of reasonable and documented expenses and disbursements incurred by the Borrower in accordance with the provisions of this Agreement and the Collateral Management Agreement, including any out-of-pocket expenses incurred in connection with the Collateral Loans and payable to third parties and including any amounts payable by the Borrower in connection with any advances made to protect or preserve rights against an Obligor or to indemnify an agent or representative for lenders pursuant to any Related Contracts and third, any expenses related to an SPV Subsidiary;

(ii)            Rating Agencies for fees and reasonable and documented expenses in connection with any rating of the Loans or the Collateral Loans, including fees related to the obtaining of credit estimates by S&P and ongoing Rating Agency surveillance fees;

(iii)          any Reporting Agent for fees and reasonable and documented expenses related to compliance with the Transparency Requirements;

(iv)          any other Person in respect of any Indemnified Tax incurred on behalf of the Borrower; and

(v)           any other Person in respect of any other fees or expenses expressly permitted under this Agreement and the documents delivered pursuant to or in connection with this Agreement and the Loan Documents (including any expenses incurred by the Borrower in connection with the replacement of a Lender pursuant to Section 11.5); and

(d)            fourth, on a pro rata basis, indemnities payable to any Person permitted under this Agreement and the documents delivered pursuant to or in connection with this Agreement and the Loan Documents not otherwise paid;

provided that Administrative Expenses shall not include (i) any salaries of any employees of the Borrower (for the avoidance of doubt, the Borrower does not pay any salaries) (but Administrative Expenses may include any fees, reimbursements, indemnities, costs and expenses payable to the directors, managers and/or independent directors or managers of the Borrower) or the Collateral Manager, (ii) any Increased Costs or (iii) any Collateral Management Fees.

“Administrative Officer” means, (i) when used with respect to the Collateral Agent (or Wilmington Trust, National Association in each of its capacities under the Loan Documents), any vice president, assistant vice president, treasurer, assistant treasurer, secretary, assistant secretary, trust officer, associate or any other officer of the Collateral Agent who shall have direct responsibility for the administration of this Agreement or to whom any corporate trust matter is referred within the Corporate Trust Office, because of his or her knowledge of and familiarity with the particular subject and (ii) when used with respect to the Administrative Agent, any officer within the office of the Administrative Agent at the address listed on the signature pages hereto, including any vice president, assistant vice president, officer of the Administrative Agent customarily performing functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any matter is referred at such location because of his or her knowledge of and familiarity with the particular subject.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Lender.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” means a Lender that is required to comply with Article 5 of the Securitisation Regulation from time to time or party to liquidity or credit support arrangements provided by a financial institution that is subject to such regulation and, in each case, that has notified the Retention Holder in writing that such Lender is an “Affected Lender” as described above, it being understood that the Retention Holder shall conclusively assume that a Lender is not an “Affected Lender” until it has received such written notice from such Lender. Notwithstanding the foregoing, each initial Lender party to this Agreement on the Closing Date shall be an Affected Lender.

“Affiliate” or “Affiliated” means, with respect to any Person, (a) any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person or (b) any other Person who is a director, officer or employee of (i) such Person, (ii) any subsidiary or parent company of such Person or (iii) any Person described in clause (a) above; provided that, solely for purposes of the definitions of “Collateral Loan” and “Concentration Limitations”, the term “Affiliate” as used therein with respect to any Obligor shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common Financial Sponsor (except if any such Person or Obligor provides collateral under, guarantees or otherwise supports the obligations of the other such Person or Obligor).

“Agents” means the Administrative Agent, the Custodian, the Collateral Custodian, the Collateral Agent, the Collateral Administrator and the Securities Intermediary, and “Agent” means any of them.

“Aggregate Maximum Principal Balance” means, when used with respect to all or a portion of the Collateral Loans, the sum of the Maximum Principal Balances of all or of such portion of such Collateral Loans.

“Aggregate Participation Exposure” means, at any time, the Maximum Principal Balance of all Collateral Loans that are in the form of Participation Interests owned by the Borrower at such time.

“Aggregate Principal Balance” means, when used with respect to all or a portion of the Collateral Loans, the sum of the Principal Balances of all or of such portion of such Collateral Loans.

“Agreement” means this Amended and Restated Credit Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of the following:

(a)            the Federal Funds Rate in effect on such day plus ½ of 1%; and

(b)            the Benchmark for a one-month tenor in effect on such day plus 1%;

provided that if the Alternate Base Rate as so determined would be less than zero, such rate shall be deemed to be equal to zero for the purposes of this Agreement.

Any change in the Alternate Base Rate due to a change in the Federal Funds Rate or the Applicable Interest Rate shall be effective from and including the effective date of such change in the Federal Funds Rate or the Applicable Interest Rate, respectively.

If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 12.5, then the Alternate Base Rate shall be based on clause (a) above and shall be determined without regard to clause (b) above.

“Amended and Restated Closing Date” means July 1, 2023

“Anti-Corruption Laws” means any laws, rules and regulations of any jurisdiction applicable from time to time to the Borrower concerning bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977, (15 U.S.C. § 78dd-1, et seq.) and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means any laws, rules and regulations applicable from time to time to the Borrower relating to money laundering or terrorist financing.

“Applicable Conversion Rate” means, with respect to Euros or CADs, the applicable currency-Dollar spot rate that appeared on the Bloomberg screen for such currency (i) if such date is a Calculation Date, at the end of such day or (ii) otherwise, at the end of the immediately preceding Business Day.

“Applicable Interest Rate” means (a) with respect to any Collateral Loan denominated in CAD or any CAD Loan, the CDOR Rate, (b) with respect to any Collateral Loan denominated in Euros or any Euro Loan, the EURIBOR Rate and (c) with respect to any other Collateral Loan or any Loan (other than a CAD Loan or a Euro Loan), the Benchmark.

“Applicable Law” means, for any Person all existing and future laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Governmental Authority applicable to such Person and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Lending Office” means, with respect to any Lender, the office or offices designated as its “Lending Office” opposite its name in the signature pages hereto or such other office of such Lender as such Lender may from time to time specify in writing to the Borrower and the Administrative Agent.

“Applicable Margin” means (i) from the Closing Date until the nine-month anniversary thereof, 2.75% per annum, (ii) from the nine-month anniversary of the Closing Date until the end of the Reinvestment Period, 2.85% per annum and (iii) after the Reinvestment Period, (x) if the Rating Effective Date has occurred, 3.00% per annum and (y) if the Rating Effective Date has not occurred, 3.50% per annum.

“Applicable Rate” means, in the case of a CP Lender or any other Person that is a Lender, (x) the applicable Benchmark rate for such Loan applicable to the relevant Interest Period plus (y) the Applicable Margin.

“Approved Foreign Jurisdiction” means each of Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Ireland, Iceland, Japan, Liechtenstein, Luxembourg, the Netherlands, New Zealand, Norway, Singapore, Sweden, Switzerland and the United Kingdom; provided that each such country has (i) a ceiling for foreign currency bonds that is at least “Aa2” by Moody’s and (ii) a foreign currency issuer credit rating that is at least “AA” by S&P.

“Approved Indices” has the meaning assigned to such term in the definition of “Eligible Loan Index”.

“Approved Lender” means with respect to any Revolving Lender (i) any Lender that is not a CP Conduit and is a financial institution (including a securities broker-dealer or Affiliate thereof) or other institutional lender with a short-term rating by S&P of at least A-1 (or an entity whose obligations hereunder are absolutely and unconditionally guaranteed by an entity that has a short-term rating by S&P of at least A-1 and meets then-current S&P guarantee criteria at such time) and (ii)  any Lender that is a CP Conduit (x) whose Commercial Paper Notes are rated at least A-1 by S&P and (y) that is provided liquidity support by an entity with a short-term rating by S&P of at least A-1; provided, in each case, that any Revolving Lender (including a CP Lender) that has fully funded the Lender Collateral Account in accordance with the provisions set forth in Sections 8.3(d) and 11.5(b)(i) shall be an Approved Lender notwithstanding that its (or any such parent guarantor’s or its Commercial Paper Notes’) ratings are below such levels; provided further, in each case, that the Borrower may waive the requirement that the Lender has a short-term rating by S&P of at least A-1.

“Approved Purchaser” has the meaning set forth in Section 11.5(a).

“Approved Tax Jurisdiction” means each of the Bahamas, Bermuda, the British Virgin Islands, the Cayman Islands or the Channel Islands and any other tax advantaged jurisdiction as may be notified by S&P to the Collateral Manager and the Administrative Agent from time to time; provided that, with respect to any applicable Obligor that is organized or incorporated in such jurisdiction, in the Collateral Manager’s good faith estimate, a substantial portion of the operations of such Obligor is located in, or a substantial portion of such Obligor’s revenue or value is derived from, in each case directly or through subsidiaries (which shall be any jurisdiction and country known at the time of designation by the Collateral Manager to be the source of the majority of revenues, if any, of such Obligor), the United States or an Approved Foreign Jurisdiction, unless such Obligor’s payment obligations in respect of such Collateral Loan are guaranteed by an entity that is organized in the United States and the related Collateral Loan is supported by United States revenue sufficient to service such Collateral Loan and all obligations senior to or pari passu with such Collateral Loan.

“Assignee” has the meaning set forth in Section 12.6(c).

“Assignment Agreements” means, collectively, each GCFF Assignment Agreement, each GCFF III Assignment Agreement and each GCFF IV Assignment Agreement (each individually, an “Assignment Agreement”).

“Assignment and Assumption” means an Assignment and Assumption Agreement in substantially the form of Exhibit C hereto, entered into by a Lender, an assignee, the Borrower (if applicable) and the Administrative Agent (if applicable).

“Assumed Investment Rate” means, at any time, the applicable Benchmark (or, if an Alternate Base Rate is in effect, such Alternate Base Rate) minus 0.50% per annum; provided that the Assumed Investment Rate shall not be less than 0.00%.

“Authorized Officer” means:

(a)            with respect to the Borrower, an Authorized Officer of Golub Capital Private Credit Fund, in its capacity as trust manager under the Trust Agreement;

(b)            with respect to each of the Collateral Manager, the Retention Holder and the Seller, those of its respective directors, officers, authorized representatives and agents whose signatures and incumbency shall have been certified to the Agents on the Closing Date pursuant to the documents delivered pursuant to Section 3.1 or thereafter from time to time in substantially similar form; and

(c)            with respect to either Agent or any other bank or trust company acting as trustee of an express trust or as custodian, an Administrative Officer thereof.

Each party may receive and accept a certification of the authority of any other party as conclusive evidence of the authority of any person to act, and such certification may be considered as in full force and effect until receipt by such other party of written notice to the contrary.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period or payment period for any term rate or otherwise, or for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date (but not including any tenor for such Benchmark that is not then included in the definition of “Interest Period” pursuant to Section 12.5(d)).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, the UK Bail-In Legislation.

“Bankruptcy Code” means Title 11 of the United States Code, entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes.

“Bankruptcy Law” means the Bankruptcy Code or any similar federal law or state law for the relief of debtors and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, arrangement, receivership, interim-receivership, insolvency, reorganization, winding-up or similar debtor relief applicable laws including any laws relating to the compromise or settlement of debt with creditors or any class of them (including under corporate statutes) of the United States, states thereof or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Benchmark” means,

(a)            for any Loan denominated in Dollars, Term SOFR; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to Term SOFR, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior Benchmark rate pursuant to Section 12.5; and

(b)            for any Loan denominated in CADs or Euros, initially, CDOR Rate or EURIBOR, as applicable; provided that if a replacement of the Benchmark for Loans denominated in such Eligible Currency has occurred pursuant to Section 12.5 then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate.

Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means:

(a) for purposes of Section 12.5(b)(1) with respect to Dollars, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent with the consent of the Collateral Manager for the applicable Benchmark Replacement Date:

(1)            Daily Simple SOFR; or

(2)            the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (ii) the related Benchmark Replacement Adjustment; and

(b) for purposes of Section 12.5(b)(2) with respect to any other Eligible Currency, the Benchmark Replacement determined in accordance with the preceding clause (a)(2);

provided that if the Benchmark Replacement as determined pursuant to the above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent with the consent of the Collateral Manager decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent in consultation with the Collateral Manager decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent in consultation with the Collateral Manager decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)            in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)            in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative (and (x) such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3), and (y) a Benchmark Replacement Date shall exist even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date).

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

                        “Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clause (1) or (2) of the definition thereof has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 12.5 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 12.5.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Bond” means an obligation that (a) constitutes borrowed money and (b) is in the form of, or represented by, a bond, note, certificated debt security or other debt security (other than any of the foregoing that evidences a Senior Secured Loan, a First Lien/Last Out Loan, a Second Lien Loan, or a Participation Interest in a Senior Secured Loan, a First Lien/Last Out Loan, a Second Lien Loan).

“Borrower” means GCP SG Warehouse 2022-1, a statutory trust formed under the laws of the State of Delaware and any authorized successor thereto.

“Borrower Order” means a written order or request (which may be a standing order or request) dated and signed in the name of the Borrower by an Authorized Officer of the Borrower or by an Authorized Officer of the Collateral Manager on behalf of the Borrower, which order or request may also be provided by email or other electronic communication unless an Agent requests otherwise.

“Borrowing” means the borrowing of a Loan pursuant to Section 2.2.

“Borrowing Date” means the date of a Borrowing.

“Break-Even Default Rate” means, with respect to the Loans: (i) during any S&P CDO Monitor Formula Election Period, the rate equal to (a) C0 plus (b) the product of (x) C1 and (y) the Weighted Average Spread plus (c) the product of (x) C2 and (y) the Weighted Average S&P Recovery Rate where C0, C1 and C2 shall be provided to the Collateral Manager by S&P on or prior to the Rating Effective Date or (ii) during any S&P CDO Monitor Model Election Period, the maximum percentage of defaults, at any time, that the Current Portfolio or the Proposed Portfolio, as applicable, can sustain, as determined by S&P, through application of the S&P CDO Monitor chosen by the Collateral Manager in accordance with this Agreement that is applicable to the portfolio of Collateral Loans, which, after giving effect to S&P’s assumptions on recoveries, defaults and timing and to the Priority of Payments, will result in sufficient funds remaining for the payment of the Loans in full.

“Bridge Loan” means any loan or other obligation that (a) is unsecured and is incurred in connection with a merger, acquisition, consolidation or sale of all or substantially all of the assets of a person or similar transaction and (b) by its terms, is required to be repaid within one year of the incurrence thereof with proceeds from additional borrowings or other refinancings (it being understood that any such loan or other obligation that has a nominal maturity date of one year or less from the incurrence thereof but has a term-out or other provision whereby (automatically or at the sole option of the Obligor thereof) the maturity of the indebtedness thereunder may be extended to a later date is not a Bridge Loan).

“Broadly Syndicated Loan” means a Collateral Loan that, as of the date such Collateral Loan is acquired by the Borrower, (a) is a syndicated commercial loan, (b) has a tranche size (including both funded and unfunded portions of such obligation and pari passu obligations) of the Dollar Equivalent of $250,000,000 or greater (without consideration of reductions thereon from scheduled amortization payments), and (c) is rated (or will be rated) by S&P, Moody’s or Fitch (or the related Obligor for such Collateral Loan is rated by S&P, Moody’s or Fitch).

“Business Day” means

(a)            except to the extent provided in clause (b) below, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City and the city in which the Corporate Trust Office is located (initially being Wilmington, Delaware), and

(b)            in relation to Term SOFR Loans and any interest rate setting, funding, disbursement, settlement or payment of any Term SOFR Loan, any day that is a U.S. Government Securities Business Day.

“CAD” means the lawful money of Canada.

“CAD Loan” means each Loan made in CAD.

“Calculation Date” means the date that is 10 Business Days prior to each Quarterly Payment Date.

“Cash” means such coin or currency of the United States of America as at the time shall be legal tender for payment of all public and private debts.

“CCC Collateral Loan” means a Collateral Loan (other than a Defaulted Loan or PIKing Loan) with an S&P facility rating of “CCC+” or lower.

“CCC Excess” means the amount equal to the excess of the Aggregate Principal Balance of all CCC Collateral Loans over an amount equal to 20% of the Total Capitalization as of such date of determination; provided that, in determining which of the CCC Collateral Loans shall be included in the CCC Excess, the CCC Collateral Loans with the lowest Market Value (expressed as a percentage of the Principal Balance of each such Collateral Loan as of such date of determination) shall be deemed to constitute such CCC Excess.

“CCC Excess Adjustment Amount” means, as of any date of determination, an amount equal to the excess, if any, of (i) the Aggregate Principal Balance of all CCC Collateral Loans included in the CCC Excess, over (ii) the sum of the Market Values of all CCC Collateral Loans included in the CCC Excess.

“CDOR Rate” means, with respect to any Interest Period, the average rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) applicable to bankers’ acceptances for a term equivalent to the Interest Period appearing on the Bloomberg Professional Service (or any successor thereto) CDOR Screen Rate as of 10:00 a.m. (Toronto time), on the first day of such Interest Period, or if such date is not a Business Day, then on the immediately preceding Business Day; provided, however, if such rate does not appear on the Bloomberg Professional Service (or any successor thereto) CDOR Screen Rate as contemplated, then the CDOR Rate on any date shall be calculated as the arithmetic mean of the rates of interest quoted as of 10:00 a.m. (Toronto time) on such day by the Administrative Agent on the basis of the discount amount at which the Administrative Agent is then offering to purchase CAD denominated bankers’ acceptances that have a comparable aggregate face amount to the Loans outstanding in CAD and the same term to maturity as such Interest Period, or if such date is not a Business Day, then on the immediately preceding Business Day.

“CFTC” means the Commodity Futures Trading Commission.

“Change in Control” means (i) the failure of the Parent or any wholly owned subsidiary thereof to collectively own, directly, 100% of the ownership interests in the Borrower or (ii) GC Investment Management LLC, GC Advisors LLC or any affiliates thereof ceases to be the Collateral Manager.

“Closing Date” means June 8, 2023.

“Closing Date Portfolio Condition” means the condition that is satisfied if, (i) the pool of Collateral contains Collateral Loans of no less than 20 different Obligors and (ii) as of the date that is ninety (90) days after the Closing Date or, if earlier, as of the initial Borrowing Date, each Collateral Quality Test shall be satisfied.

“Closing Expense Account” means the trust account established pursuant to Section 8.3(e).

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited, as administrator of the forward-looking term Secured Overnight Financing Rate (or any successor administrator thereof).

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Collateral” means the Pledged Collateral and all other property and/or rights on or in which a Lien is or is intended to be granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement, any of the Loan Documents or any other instruments provided for herein or therein or delivered or to be delivered hereunder or thereunder or in connection herewith or therewith.

“Collateral Administrator” means Wilmington Trust, National Association, in its capacity as collateral administrator, and any successor thereto.

“Collateral Administrator Fee” means the fee payable to the Collateral Administrator in arrears on each Quarterly Payment Date in an amount specified in the Collateral Agent Fee Letter.

“Collateral Agent” means Wilmington Trust, National Association, in its capacity as collateral agent under this Agreement, and its successors in such capacity.

“Collateral Agent Fee” means the fee payable to the Collateral Agent in arrears on each Quarterly Payment Date in an amount specified in the Collateral Agent Fee Letter.

“Collateral Agent Fee Letter” means the fee letter dated as of the date hereof, between the Borrower, the Collateral Agent, and the Collateral Administrator, as amended, restated, supplemented or otherwise modified from time to time.

“Collateral Custodian” means Wilmington Trust, National Association, in its capacity as collateral custodian under this Agreement, and its successors in such capacity.

“Collateral Custodian Fee” means the fee payable to the Collateral Custodian in arrears on each Quarterly Payment Date in an amount specified in the Collateral Custodian Fee Letter.

“Collateral Custodian Fee Letter” means the fee letter dates as of the date hereof, between the Borrower and the Collateral Custodian, as amended, restated, supplemented or otherwise modified from time to time.

“Collateral Custodian Office” has the meaning assigned to such term in Section 14.1(b).

“Collateral Custodian Termination Notice” has the meaning set forth in Section 14.9(a).

“Collateral Loan” means a Senior Secured Loan (including, but not limited to, interests in Broadly Syndicated Loans and Middle Market Loans acquired by way of a purchase or assignment), a First Lien/Last Out Loan or a Second Lien Loan or a Participation Interest in any Senior Secured Loan, First Lien/Last Out Loan or Second Lien Loan that as of the date of acquisition by the Borrower (or its binding commitment to acquire the same) meets each of the following criteria as of the date of purchase (unless otherwise waived by the Administrative Agent, in its sole discretion):

(a)            (i) provides the Borrower (or an agent on behalf of the applicable lenders with respect to such Collateral Loan) with a valid, perfected security interest in the collateral granted under the applicable Related Contracts at the level of priority indicated therein; constitutes the legal and enforceable obligation of the applicable Obligor (except as enforceability may be limited by applicable insolvency, bankruptcy or other laws affecting creditors’ rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law); (ii) is owned by the Borrower free and clear of adverse claims (other than Permitted Liens); (iii) may, under the applicable Related Contracts and Applicable Law, be pledged and assigned by the Borrower to the Collateral Agent; (iv) with respect to which all steps required by this Agreement have been taken (or will be taken as soon as practicable) and in which the Collateral Agent holds (or will hold, once the necessary steps are taken) a first-priority perfected security interest for the benefit of the Secured Parties; and (v) at the time such Collateral Loan was acquired, was not subject to set-off or defense (other than a discharge in the event of a subsequent bankruptcy) by the related Obligor and, together with the documentation relating thereto, does not contravene in any material respect any law, rule or regulation applicable to the Borrower or the Collateral Manager;

(b)            [reserved];

(c)            is an obligation of an Obligor Domiciled in the United States (or any state thereof) or an Approved Foreign Jurisdiction or an Approved Tax Jurisdiction;

(d)            is an obligation of an Eligible Obligor;

(e)            except for Revolving Collateral Loans and Delayed Funding Loans, is not an obligation pursuant to which any future advances or payments to a borrower or the Obligor thereof may be required to be made by the Borrower; provided that the Borrower may be required, as a lender under the Related Contracts, to make customary protective advances or provide customary indemnities to the agent of the Collateral Loan (for which the Borrower may receive a participation interest or other right of repayment);

(f)            unless otherwise approved in writing by the Administrative Agent, the acquisition price (exclusive of the portion thereof attributable to accrued interest) of such Collateral Loan paid by the Borrower therefor is not less than 65% of the Principal Balance thereof;

(g)            is not a Bond (or any other type of debt security that is not a loan or a Participation Interest), a Defaulted Loan, a Credit Risk Loan, a Synthetic Security, a Bridge Loan, a Structured Finance Obligation, an Equity Security, a Real Estate Loan, a letter of credit or an exit financing loan;

(h)            is not a Zero Coupon Loan, a finance lease or chattel paper;

(i)             is not subject to forfeiture of principal based on a material non-credit related risk (such as the occurrence of a catastrophe), as reasonably determined by the Borrower, or the Collateral Manager in accordance with the Servicing Standard;

(j)             is not the subject of an Offer or called for redemption (except for any repayment under a Revolving Collateral Loan of amounts that may be reborrowed thereunder pursuant to the applicable Related Contract) for a price less than par plus all accrued and unpaid interest;

(k)            is denominated and payable in an Eligible Currency (and is not convertible into, or payable in, any other currency);

(l)            does not constitute Margin Stock;

(m)          does not subject the Borrower to withholding tax (except for withholding taxes on fees received with respect to Revolving Collateral Loans or Delayed Funding Loans and withholding taxes imposed under FATCA) unless the relevant Obligor is required to make “gross-up” payments or pay “additional amounts” in respect of, or otherwise compensate the Borrower for, the full amount of such withholding tax;

(n)            if such Collateral Loan is a Participation Interest, then such Participation Interest is acquired from (i) a Selling Institution Domiciled under the laws of the United States (or any state thereof) or any U.S. branch of a Selling Institution Domiciled outside the United States or (ii) with respect to Collateral Loans the Obligors of which are Domiciled in an Approved Foreign Jurisdiction, a Selling Institution Domiciled in an Approved Foreign Jurisdiction to the extent such Selling Institution satisfies the S&P Counterparty Criteria;

(o)            provides for payment of interest at least semi-annually and for full repayment of principal in cash on or before its maturity date;

(p)            will not cause the Borrower or the pool of assets to be required to be registered as an investment company under the Investment Company Act;

(q)           does not have an “L”, “p”, “prelim”, “sf” or “t” subscript assigned by S&P;

(r)            does not have an “sf” subscript assigned by Moody’s;

(s)            is Registered;

(t)            either (i) has public ratings from S&P, (ii) has a derived rating based on criteria of S&P or (iii) the Borrower will obtain credit estimates from S&P on such loan and will apply for such credit estimate within the requisite time period dictated by S&P criteria after acquiring such loan;

(u)            does not provide for mandatory conversion or exchange for Equity Securities;

(v)            [reserved];

(w)           other than a Recurring Revenue Loan, will have one or more Obligors that have an EBITDA calculated in accordance with the Related Contracts of at least $5,000,000;

(x)            an obligation, a portion thereof (including any conversion option, exchange option or other similar component thereof) that is exchangeable or convertible into equity at the option of the related Obligor; and

(y)            matures on or prior to the Stated Maturity.

“Collateral Management Agreement” means the Amended and Restated Collateral Management Agreement dated as of the date hereof between the Borrower and the Collateral Manager, as amended from time to time in accordance with the terms hereof and thereof.

“Collateral Management Fee” has the meaning assigned to such term in the Collateral Management Agreement.

“Collateral Manager” means GC Advisors LLC, or any successor in such capacity in accordance with the Collateral Management Agreement.

“Collateral Manager Event of Default” means the occurrence of one of the following events:

(a)            (i) the failure of the Collateral Manager to make any payment when due (after giving effect to any related grace period) under one or more agreements for borrowed money to which it is a party in an aggregate amount in excess of $25,000,000, individually or in the aggregate; or (ii) the occurrence of any event or condition that has resulted in the acceleration of such recourse debt;

(b)            the Collateral Manager willfully and intentionally breaches any material provision (unless such provision is already qualified by the words “material”, “materially” or “Material Adverse Effect”, then any provision) of the Collateral Management Agreement or this Agreement applicable to it (not including a willful and intentional breach that results from a good faith dispute regarding a reasonable interpretation of this Agreement or the Collateral Management Agreement which is not inconsistent with the standard of care set forth in the Collateral Management Agreement);

(c)            the Collateral Manager breaches any material provision of this Agreement or any term of the Collateral Management Agreement applicable to it (other than as covered by clause (b) and it being understood that failure to meet any Coverage Tests, the Senior Advance Rate Test, Eligibility Criteria, Concentration Limitation, or Collateral Quality Tests is not a breach under this subclause (c)), which breach has had or could reasonably be expected to have a material adverse effect on the Collateral Loans and, if capable of being cured, is not cured within 30 days of the Collateral Manager becoming aware of, or its receiving notice from the Administrative Agent of, such breach or, if such breach is not capable of cure within 30 days, the Collateral Manager fails to cure such breach within the period in which a reasonably diligent Person could cure such breach;

(d)            the institution by the Collateral Manager of proceedings for the Collateral Manager to be adjudicated as bankrupt or insolvent, or the consent by the Collateral Manager to the institution of bankruptcy or insolvency proceedings against it or the filing by the Collateral Manager of a petition or answer or consent seeking reorganization or relief under the Bankruptcy Laws or any other similar Applicable Law, or the consent by the Collateral Manager to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Collateral Manager of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of any action by the Collateral Manager in furtherance of any such action and, in each case, remains undismissed for 60 days;

(e)            any representation, warranty or statement of the Collateral Manager made in this Agreement or any certificate, report or other writing delivered pursuant hereto shall prove to be incorrect in any material respect as of the time when the same shall have been made (i) which incorrect representation, warranty or statement has a material and adverse effect on (1) the validity, enforceability or collectability of any other Loan Document or (2) the rights and remedies of any Secured Party with respect to matters arising under this Agreement or any other Loan Document, and (ii) within 45 days after written notice thereof shall have been given to the Collateral Manager by the Borrower, the Collateral Agent or the Administrative Agent, the circumstance or condition in respect of which such representation, warranty or statement was incorrect shall not have been eliminated or otherwise cured; provided that (1) such 45 day cure period shall be extended to 75 days with the prior written consent of the Administrative Agent (in its sole discretion) in the event that the Collateral Manager has taken action commencing the cure thereof within such 45 day period and the Collateral Manager has confirmed in writing to the Administrative Agent in good faith that it will be able to remedy such failure within 75 days thereafter and (2) the delivery of a certificate or other report which corrects any inaccuracy contained in a previous document or report shall be deemed to cure such inaccuracy as of the date of delivery of such updated document or report and any and all inaccuracies arising from continuation of such initial inaccurate document or report shall cure any breach or failure arising therefrom as of the date of such failure;

(f)            the occurrence and continuation of an Event of Default that is a payment default or primarily results from any breach by the Collateral Manager of its duties hereunder or under the Collateral Management Agreement which breach or default is not cured within any applicable cure period;

(g)           the rendering against the Collateral Manager of one or more final, non-appealable judgments, decrees or orders for the payment of money in excess of $25,000,000 (in excess of the amounts paid or fully covered by insurance), individually or in the aggregate, and the continuance of such judgment, decree or order unsatisfied and in effect for any period of more than sixty (60) consecutive days without a stay of execution; and

(h)            the occurrence of an act by the Collateral Manager that constitutes fraud or criminal activity in the performance of its obligations under the Collateral Management Agreement as determined pursuant to a final adjudication by a court of competent jurisdiction or (ii) the Collateral Manager or any of its investment professionals holding the title “managing director” that are primarily responsible for the performance by the Collateral Manager of its obligations under the Collateral Management Agreement is indicted for a criminal offense materially related to the primary business of the Collateral Manager and, in the case of a managing director, such managing director continues to have primary responsibility for the performance of the Collateral Manager’s duties under the Collateral Management Agreement for a period of 30 days after such indictment.

“Collateral Quality Test” means a test that is satisfied if, as of any date of determination, in the aggregate, the Collateral Loans owned (or in relation to a proposed acquisition of a Collateral Loan, both owned and proposed to be owned) by the Borrower satisfy each of the tests set forth below, calculated in each case in accordance with Section 1.3:

(a)            the Minimum Weighted Average Spread Test;

(b)            the Maximum Weighted Average Life Test;

(c)            the Minimum Diversity Score Test;

(d)            the Minimum Weighted Average S&P Recovery Rate Test;

(e)            on and after the Rating Effective Date, the S&P CDO Monitor Test; and

(f)            on and after the Rating Effective Date, the Minimum Weighted Average Coupon Test.

“Collateral Report” has the meaning set forth in Section 5.1(h).

“Collateral Report Determination Date” means the date that is 10 Business Days prior to the fifth calendar day of each calendar month (provided that, if such fifth calendar day is not a Business Day, the next succeeding Business Day; provided, further, that for any Collateral Report to be delivered in a month in which a Quarterly Payment Date falls, such Collateral Report Determination Date shall be the Calculation Date).

“Collection Account” means the trust account established pursuant to Section 8.2(a).

“Collections” means, with respect to any Collateral, all principal payments, interest payments, fees and other payments received by the Borrower with respect thereto and all other amounts paid with respect to such Collateral that are payable to the Borrower, including dividends of any type, distributions with respect thereto and any proceeds of collateral for, or any guaranty of, such Collateral or the relevant Obligor’s obligation to make payments with respect thereto.

“Commercial Paper Notes” means commercial paper notes or secured liquidity notes issued by a CP Conduit or a conduit providing funding to a CP Conduit from time to time.

“Commitment” means the Revolving Commitments and the Term Commitments.

“Commitment Fee” has the meaning set forth in Section 2.6(a).

“Commitment Period” means the period commencing on the Closing Date and ending on the earliest of:

(a)            in the case of the Revolving Commitments, (x) the time at which the Revolving Commitments are terminated or reduced to zero as provided in this Agreement (whether pursuant to Article II, Article VI or otherwise); and (y) the last day of the Reinvestment Period; and

(b)            in the case of the Term Commitments, (x) the time at which the Term Commitments are terminated or reduced to zero as provided in this Agreement; and (y) the last day of the Reinvestment Period;

provided that Commitment Period shall not end unless and until, if necessary, the Future Funding Reserve Loan has been made.

“Commitment Reduction Amount” has the meaning set forth in Section 2.7(a)(ii).

“Commitment Shortfall” means the amount by which:

(a)            the aggregate Exposure Amount exceeds

(b)            the sum of (i) the aggregate Total Revolving Commitment minus the aggregate principal amount of the Revolving Loans outstanding at such time (which amount under clause (i) shall not be less than zero), plus (ii) amounts on deposit in the Collection Account, including Eligible Investments credited thereto, representing Principal Proceeds, plus (iii) amounts on deposit in the Future Funding Reserve Account, including Eligible Investments credited thereto.

“Commodity Exchange Act” means the Commodity Exchange Act of 1936, as amended.

“Competitor” means any (i) so-called “vulture fund”, “loan-to-own fund”, distressed debt fund or other fund that is similar to the foregoing, in each case, whose primary business is distressed investing or (ii) business development company under the 1940 Act (or entity which has filed with the Securities and Exchange Commission to become a business development company under the 1940 Act as of such date), hedge fund, non-bank asset manager, credit opportunities fund or specialty finance company, in each case, that directly and routinely competes with Golub Capital’s senior debt business and which derives substantially all of its revenue from lending to and making investments in middle market companies; provided that the Collateral Manager may (in its sole discretion) determine a party not to be a Competitor by providing written notice (including by email) of such determination to the Administrative Agent.

“Concentration Limitations” means limitations that are satisfied if, as of any date of determination, in the aggregate, the Maximum Principal Balance of the Collateral Loans owned (or, in relation to a proposed acquisition of a Collateral Loan, proposed to be owned) by the Borrower comply with all of the requirements set forth below, calculated as a percentage of Total Capitalization (unless otherwise specified) and in each case in accordance with the procedures set forth in Section 1.3:

(a)            not more than 15.0% consist of Collateral Loans with Obligors in any one S&P Industry Classification; provided that (i) the largest S&P Industry Classification may constitute up to 25.0%, (ii) the second largest S&P Industry Classification may constitute up to 17.5% and (iii) the S&P Industry Classification of “Oil, Gas & Consumable Fuels” may constitute up to 10.0%;

(b)            not more than 3.0% consist of obligations of any one Obligor (and Affiliates thereof); provided that up to three Obligors (and their respective Affiliates) may each constitute up to 3.5%;

(c)            not more than 5.0% of the sum of (x) the Aggregate Principal Balance of all Collateral Loans and (y) the aggregate amount of cash and the principal balance of Eligible Investments (without duplication) on deposit in the Collection Account as of such date of determination consists of First Lien/Last Out Loans and Second Lien Loans;

(d)            not more than 5.0% consist of Fixed Rate Obligations;

(e)            not more than 50.0% consist of Cov-Lite Loans; provided that (i) not more than 25.0% may consist of Cov-Lite Loans that are issued by an Obligor that has a most recently reported EBITDA of less than $60,000,000 at the time of acquisition and (ii) not more than 15.0% may consist of Cov-Lite Loans that are issued by an Obligor that has a most recently reported EBITDA of less than $40,000,000 at the time of acquisition;

(f)            not more than 5.0% consist of DIP Loans;

(g)            not more than 12.5% consist of PIKing Loans, of which not more than 7.5% consist of PIKing Loans which are not Set-Up PIK Loans;

(h)            not more than 10.0% consist of Collateral Loans that permit the payment of interest to be made less frequently than quarterly;

(i)             not more than 10.0% consist of Revolving Collateral Loans and the unfunded portion of Delayed Funding Loans;

(j)             not more than 10.0% consist of Discount Loans;

(k)            the Aggregate Participation Exposure is not more than 20.0%;

(l)            (i) not less than 85.0% of the Principal Balance of Collateral Loans may consist of Cash or obligations of Obligors Domiciled in the United States or Canada, and (ii) not more than the percentage listed below may consist of Collateral Loans whose Obligors are Domiciled in the country or countries set forth opposite each such percentage:

% Limit	Country or Countries
15.0%	Other than the United States;
10.0%	Other than the United States, Canada and the United Kingdom
10.0%	Canada;
5.0%	Luxembourg;
2.5%	Australia, Japan, the Netherlands, New Zealand, Singapore, Ireland or the United Kingdom (individual);
2.0%	Germany, Sweden or Switzerland (individual);
1.5%	Austria, Belgium, Denmark, Finland, France, Iceland, Liechtenstein and Norway (aggregate);

(m)           not more than 20.0% consist of CCC Collateral Loans at the time of such acquisition;

(n)            not more than 15.0% consist of Collateral Loans whose Obligors have a trailing twelve month EBITDA of less than $15,000,000 (other than any Recurring Revenue Loans), as measured at the time of such acquisition based on the most recent financial information provided by the Obligor and relied upon for the Collateral Manager’s investment decision;

(o)            not more than 15.0% consist of (i) Collateral Loans in the S&P Industry Classification of Software, IT Services or Healthcare Technology whose Obligors have a Senior Net Leverage Ratio of greater than 8.5x; provided that such Collateral Loans have an Effective LTV of less than 55.0% and (ii) any other Collateral Loans whose Obligors have a Senior Net Leverage Ratio of greater than 7.5x, in each case, as measured at the time of such acquisition based on the most recent financial information provided by the Obligor and relied upon for the Collateral Manager’s investment decision;

(p)           not more than 5.0% of the Collateral Loans may consist of Non-USD Obligations (which shall not, for the avoidance of doubt, include any portion of a Collateral Loan that pays in Dollars);

(q)           not more than 20.0% of the Collateral Loans may consist of Broadly Syndicated Loans; and

(r)            not more than 12.0% of the Collateral Loans may consist of Recurring Revenue Loans.

“Conduit Assignee” means any multi-seller commercial paper conduit or special purpose entity funded by a multi-seller commercial paper conduit which is, in either case, administered by a common manager or an Affiliate of a CP Conduit, or the collateral trustee of such entity.

“Conduit Rating Agency” means each nationally recognized investment rating agency that is then rating the Commercial Paper Notes of any CP Conduit.

“Conduit Support Provider” means, without duplication, (i) a provider of a Credit Facility or Liquidity Facility to or for the benefit of any CP Conduit, and any guarantor of such provider or (ii) an entity that issues commercial paper or other debt obligations, the proceeds of which are used (directly or indirectly) to fund the obligations of any CP Conduit.

“Confirmation of Registration” means, with respect to a Subordinated Note, a confirmation of registration, substantially in the form of Exhibit P, provided to the owner thereof promptly after the registration of the Subordinated Note Register by the Subordinated Note Registrar.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means, in respect of (i) any Person, the certificate or articles of formation or organization, trust agreement, limited liability company agreement, memorandum and articles of association, operating agreement, preference share or limited partnership interest issuance document, partnership agreement, limited partnership agreement, joint venture agreement or other applicable agreement of formation or organization (or equivalent or comparable constituent documents) and other organizational documents and by-laws and any certificate of incorporation, certificate of trust, certificate of formation, certificate of limited partnership and other agreement, or similar instrument filed or made in connection with its formation or organization, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time and (ii) Affiliates that are bankruptcy-remote special purpose vehicles, any indenture or equivalent document that such Affiliate is subject to.

“Contingent Obligation” means, as to any Person, without duplication, (i) any contingent obligation of such Person required to be shown on such Person’s balance sheet in accordance with GAAP, and (ii) any obligation of such Person required to be disclosed in the footnotes to such Person’s financial statements in accordance with GAAP, guaranteeing partially or in whole any non-recourse Indebtedness, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than guarantees of completion) which have not yet been called on or quantified, of such Person or of any other Person. The amount of any Contingent Obligation described in clause (ii) shall be deemed to be (a) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), calculated at the applicable interest rate, through (i) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (ii) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of the Borrower required to be delivered pursuant to Section 5.1 hereof. Notwithstanding anything contained herein to the contrary, guarantees of completion shall not be deemed to be Contingent Obligations unless and until a claim for payment or performance has been made thereunder by the person entitled to performance or payment thereunder, at which time any such guaranty of completion shall be deemed to be a Contingent Obligation in an amount equal to any such claim. Subject to the preceding sentence, (i) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is directly or indirectly recourse to such Person), the amount of the guaranty, to the extent it is directly or indirectly recourse to such Person, shall be deemed to be 100% thereof unless and only to the extent that such other Person has delivered Cash or cash equivalents to secure all or any part of such Person’s guaranteed obligations and (ii) in the case of any other guaranty, (whether or not joint and several) of an obligation otherwise constituting Indebtedness of such Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Indebtedness of such Person.

“Controlling Parties” means, at any time:

(a)            if any Loans are outstanding at such time, the Majority Lenders at such time; and

(b)           on and after the Loan Payoff Date if all Commitments have been terminated, the Subordinated Noteholders.

“Conversion Date” means any date selected by the Administrative Agent for conversion of the applicable Revolving Loans into Term Loans.

“Corporate Trust Office” means the corporate trust office of the Collateral Agent currently located at Wilmington Trust, National Association, 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19890-1605, Email: GolubCapital@WilmingtonTrust.com, Attention: Corporate Trust Administration – GCP SG Warehouse 2022-1 or such other address as the Collateral Agent may designate from time to time by notice to the Borrower, the Administrative Agent, the Subordinated Noteholders and the Lenders or the principal corporate trust office of any successor Collateral Agent.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Cov-Lite Loan” means a Collateral Loan the Related Contracts for which do not (i) contain any financial covenants or (ii) require the Obligor thereunder to comply with any Maintenance Covenant (regardless of whether compliance with one or more Incurrence Covenants is otherwise required by such Related Contracts); provided that, notwithstanding the foregoing, a Collateral Loan shall be deemed for all purposes (other than the S&P Recovery Rate for such Collateral Loan) not to be a Cov-Lite Loan if the Related Contracts for such Collateral Loan contain a cross-default or cross acceleration provision to, or such Collateral Loan is pari passu with, another loan, debt obligation or credit facility of the underlying Obligor that contains one or more Maintenance Covenants.

“Coverage Tests” means each of the Overcollateralization Ratio Test and the Interest Coverage Ratio Test.

“Covered Accounts” means, collectively, the Collection Account, the Custodial Account, the Future Funding Reserve Account, the Interest Reserve Account, the Payment Account, the Lender Collateral Account and the Closing Expense Account and any subaccounts of each of the foregoing.

“Covered Entity” means any of the following:

(i)            a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)           a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)          a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning set forth in Section 15.1.

“CP Conduit” means any limited-purpose entity established to use the direct or indirect proceeds of the issuance of Commercial Paper Notes to finance financial assets.

“CP Lender” means any CP Conduit that is a Lender, and that is identified to the Borrower as a CP Conduit on its signature page to this Agreement, an Assignment and Assumption or otherwise.

“Credit Estimate” means, with respect to any Collateral Loan, a credit estimate obtained from S&P in accordance with the S&P’s “Credit FAQ: Anatomy Of A Credit Estimate: What It Means And How We Do It” dated January 14, 2021 (as the same may be amended or updated from time to time) and any other available information S&P reasonably requests in order to produce a credit estimate for a particular asset.

“Credit Facility” means, with respect to any Loan by any CP Lender, a credit asset purchase agreement or other similar facility that provides credit support for defaults in respect of the failure to make such Loan, and any guaranty of any such agreement or facility.

“Credit Improved Loan” means any Collateral Loan that, in the Collateral Manager’s commercially reasonable business judgment has significantly improved in credit quality from the condition of its credit at the time of acquisition, which judgment may (but need not) be based on one or more of the following facts:

(a)            it has a market price that is greater than the price that is warranted by its terms and credit characteristics, or improved in credit quality since its acquisition by the Borrower;

(b)            the Obligor in respect of such Collateral Loan has shown improved financial results since the published financial reports first produced after it was acquired by the Borrower;

(c)            the Obligor in respect of such Collateral Loan since the date on which such Collateral Loan was acquired by the Borrower has raised significant equity capital or has raised other capital that has improved the liquidity or credit standing of such Obligor; or

(d)            with respect to which one or more of the following criteria applies: (i) such Collateral Loan has been upgraded or put on a watch list for possible upgrade by S&P since the date on which such Collateral Loan was acquired by the Borrower; (ii) the proceeds from a sale of such Collateral Loan would be at least 101% of its purchase price; (iii) the price of such Collateral Loan has changed during the period from the date on which it was acquired by the Borrower to the proposed sale date by a percentage either at least 0.25% more positive, or 0.25% less negative, as the case may be, than the percentage change in the average price of the applicable Eligible Loan Index over the same period; (iv) the spread over the applicable reference rate for such Collateral Loan has been decreased in accordance with the applicable Related Contracts since the date of acquisition by (1) 0.25% or more (in the case of a Collateral Loan with a spread (prior to such decrease) less than or equal to 2.00%), (2) 0.375% or more (in the case of a Collateral Loan with a spread (prior to such decrease) greater than 2.00% but less than or equal to 4.00%) or (3) 0.50% or more (in the case of a Collateral Loan with a spread (prior to such decrease) greater than 4.00%) due, in each case, to an improvement in the related Obligor’s financial ratios or financial results; or (v) with respect to Fixed Rate Obligations, there has been a decrease in the difference between its yield compared to the yield on the relevant United States Treasury security of more than 7.5% since the date of acquisition; or

(e)            the Obligor in respect of such Collateral Loan has a projected cash flow interest coverage ratio (earnings before interest and taxes divided by cash interest expense as estimated by the Collateral Manager) that is expected to be more than 1.15 times such Obligor’s current year’s projected cash flow interest coverage ratio.

“Credit Risk Loan” means any Collateral Loan that in the Collateral Manager’s commercially reasonable business judgment has a significant risk of declining in credit quality or market value, which judgment may (but need not) be based on one or more of the following facts:

(a)            such Collateral Loan has been downgraded or put on a watch list for possible downgrade by S&P since the date on which such Collateral Loan was acquired by the Borrower;

(b)            the price of such Collateral Loan has changed during the period from the date on which it was acquired by the Borrower to the proposed sale date by a percentage either at least 0.25% more negative, or at least 0.25% less positive, as the case may be, than the percentage change in the average price of the applicable Eligible Loan Index over the same period;

(c)            the Market Value of such Collateral Loan has decreased by at least 1.00% of the price paid by the Borrower for such Collateral Loan;

(d)           the spread over the applicable reference rate for such Collateral Loan has been increased in accordance with the applicable Related Contracts since the date of acquisition by (1) 0.25% or more (in the case of a loan with a spread (prior to such increase) less than or equal to 2.00%), (2) 0.375% or more (in the case of a Collateral Loan with a spread (prior to such increase) greater than 2.00% but less than or equal to 4.00%) or (3) 0.50% or more (in the case of a Collateral Loan with a spread (prior to such increase) greater than 4.00%) due, in each case, to a deterioration in the related Obligor’s financial ratios or financial results;

(e)            such Collateral Loan has a projected cash flow interest coverage ratio (earnings before interest and taxes divided by cash interest expense as estimated by the Collateral Manager) of less than 1.00 or that is expected to be less than 0.85 times such Obligor’s current year’s projected cash flow interest coverage ratio;

(f)            with respect to a fixed rate Collateral Loan, there has been an increase since the date of purchase of more than 7.5% in the difference between the yield on such Collateral Loan and the yield on the relevant United States Treasury security;

(g)           the expected recovery rate of such Collateral Loan has decreased since the date on which such Collateral Loan was acquired by the Borrower; or

(h)           the Controlling Parties consent to treat such Collateral Loan as a Credit Risk Loan.

“Current Pay Obligation” means a Collateral Loan that would otherwise be a Defaulted Loan as to which (i) all scheduled interest and principal payments due (other than those due as a result of any bankruptcy, insolvency, receivership or other analogous proceeding) were paid in Cash and the Borrower or the Collateral Manager reasonably expects, and delivers to S&P (if S&P is then rating any Loans) a certificate of an Authorized Officer certifying that it reasonably expects, that the remaining scheduled interest and principal payments due will be paid in cash, (ii) the S&P Rating of such Collateral Loan is at least “CCC” and is not on a watch list for possible downgrade; (iii) the Market Value of such Collateral Loan is at least 80% of par; and (iv) if the Obligor of such Collateral Loan is the subject of a bankruptcy, insolvency, receivership or other analogous proceeding, the bankruptcy court or other authorized official has authorized the payment of interest and/or principal and other amounts due and payable on such Collateral Loan and no such payments that are due and payable are unpaid; provided that to the extent that more than 10.0% of Total Capitalization would otherwise constitute Current Pay Obligations, one or more Collateral Loans (or portions thereof, as applicable) having a Maximum Principal Balance at least equal to such excess shall be deemed not to constitute Current Pay Obligations and shall instead constitute Defaulted Loans; provided, further that, in determining which of the Current Pay Obligations shall constitute Defaulted Loans, the Current Pay Obligations with the lowest Market Value (expressed as a percentage of the Maximum Principal Balance of each such Collateral Loan as of such date of determination) shall be deemed to so constitute Defaulted Loans.

“Current Portfolio” means, at any time, the portfolio of Collateral Loans and Eligible Investments representing Principal Proceeds, then held by the Borrower.

“Custodial Account” means a custodial account at the Custodian, established in the name of the Collateral Agent pursuant to Section 8.4(a).

“Custodian” has the meaning set forth in Section 8.4(a).

“Daily Report” has the meaning set forth in Section 8.9(a).

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five U.S. Government Securities Business Day prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless waived in accordance with Section 12.5 or cured, become an Event of Default.

“Default Differential” means, with respect to the Loans at any time, the rate calculated by subtracting the Scenario Default Rate for the Loans at such time from (x) during any S&P CDO Monitor Formula Election Period, the Adjusted Break-Even Default Rate or (y) during any S&P CDO Monitor Model Election Period, the Break-Even Default Rate, in each case, for the Loans at such time.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulted Loan” means any Collateral Loan as to which:

(a)            a default as to the payment of principal and/or interest has occurred and is continuing with respect to such Collateral Loan (without regard to any grace period applicable thereto, or waiver thereof, after the passage of five Business Days if the Borrower or the Collateral Manager determines that such default is unrelated to credit-related causes, but in no case beyond the passage of any grace period applicable thereto);

(b)            the Borrower or the Collateral Manager has received written notice or a Senior Authorized Officer of the Borrower or the Collateral Manager has actual knowledge that a default as to the payment of principal and/or interest has occurred and is continuing on another debt obligation of the same Obligor that is senior or pari passu in right of payment to such Collateral Loan (in each case, after the passage of five Business Days if the Borrower or the Collateral Manager determines that such default is unrelated to credit-related causes, but in no case beyond the passage of any grace period applicable thereto; provided that both the Collateral Loan and such other debt obligation are full recourse obligations of the applicable Obligor);

(c)            except in the case of a DIP Loan or Current Pay Obligation, the Obligor in respect of such Collateral Loan has, or others have, instituted proceedings to have such Obligor adjudicated as bankrupt or insolvent or placed into receivership and such proceedings have not been stayed or dismissed, or such Obligor has filed for protection under Chapter 11 of the Bankruptcy Code;

(d)            except in the case of a DIP Loan, the Obligor with respect to such Collateral Loan has an S&P Rating of lower than “CCC-” or “D” or “SD” or had any such rating immediately before such rating was withdrawn by S&P;

(e)            the Borrower or the Collateral Manager has received notice or a Senior Authorized Officer of the Borrower or the Collateral Manager has actual knowledge that another debt obligation of the same Obligor that is senior or pari passu in right of payment to such Collateral Loan has an S&P Rating of lower than “CCC-” or “D” or “SD” or had any such rating immediately before such rating was withdrawn by S&P, and such other debt obligation remains outstanding; provided that both the Collateral Loan and such other debt obligation are full recourse obligations of the applicable Obligor;

(f)            a default with respect to which the Borrower or the Collateral Manager has received written notice, or a Senior Authorized Officer of the Borrower or the Collateral Manager has actual knowledge, that a default has occurred under the Related Contracts and any applicable grace period has expired and the holders of such Collateral Loan have accelerated the repayment of the Collateral Loan (but only until such acceleration has been rescinded) in the manner provided in the Related Contracts;

(g)            such Collateral Loan is a Participation Interest (until it is elevated or converted to an assigned loan) with respect to which the related Selling Institution has defaulted in any material respect in the performance of any of its payment obligations under the Participation Interest;

(h)           such Collateral Loan is a Participation Interest (until it is elevated or converted to an assigned loan) in a loan that would, if such loan were a Collateral Loan, constitute a “Defaulted Loan” (other than under this clause (h)) or with respect to which the Selling Institution has an S&P Rating of lower than “CCC-” or “D” or “SD” or had such rating immediately before such rating was withdrawn by S&P; or

(i)            the Collateral Manager has in its reasonable commercial judgment otherwise declared such debt obligation to be a “Defaulted Loan” and such declaration remains in effect;

provided that Current Pay Obligations (or portions thereof, as applicable) in excess of 10.0% of Total Capitalization shall be deemed to be Defaulted Loans as set forth in the proviso in the definition of “Current Pay Obligation”; provided further that (x) a debt obligation shall not constitute a Defaulted Loan pursuant to clauses (b) through (e) above if such debt obligation (or, in the case of a Participation Interest, the underlying loan) is a Current Pay Obligation and (y) a debt obligation shall not constitute a Defaulted Loan pursuant to any clauses (b), (c), (d), (e) and (h) if such debt obligation (or, in the case of a Participation Interest, the underlying loan) is a DIP Loan (other than a DIP Loan that has an S&P Rating of “SD” or “CC” or lower).

“Defaulting Lender” means a Lender that has at any time (i) failed to fund all or any portion of its Loans when and as required hereunder (other than failures to fund (a) solely as a result of a bona fide dispute as to whether the conditions to borrowing were satisfied on the relevant Borrowing Date, but only for such time as such Lender is continuing to engage in good faith discussions regarding the determination or resolution of such dispute, and such Lender has notified the Administrative Agent in writing of its intention not to fund and has specifically identified such condition precedent to funding that was not satisfied, or (b) solely as a result of a failure to disburse due to an administrative error or omission by such Lender, and such failure is cured within five Business Days after such Lender receives written notice or has actual knowledge of such administrative error or omission), (ii) has notified the Borrower and the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s dispute as to the satisfaction of any condition precedent pursuant to the foregoing clause (a)) or generally under other agreements under which it shall have committed to extend credit or (iii) has (or has a parent company) become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding or become the subject of a Bail-In Action, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Default Rate Dispersion” means, as of any date of determination, the number obtained by (a) summing the products for each Collateral Loan (other than Defaulted Loans) of (i) the absolute value of (x) the S&P Rating Factor of such Collateral Loan minus (y) the S&P Weighted Average Rating Factor multiplied by (ii) the outstanding principal balance at such time of such Collateral Loan and (b) dividing such sum by the aggregate outstanding principal balance on such date of all Collateral Loans (other than Defaulted Loans).

“Delaware Trustee” means Computershare Delaware Trust Company, not in its individual capacity but solely in its capacity as Delaware trustee under the Trust Agreement, its successors in interest and any successor Delaware Trustee under the Trust Agreement.

“Delayed Funding Loan” means a Collateral Loan that (a) requires the Borrower to make one or more future advances to the Obligor pursuant to the related underlying instruments, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates and (c) does not permit the re-borrowing of any amounts previously repaid by the Obligor; provided that such loan shall only be considered to be a Delayed Funding Loan to the extent of the unfunded commitment and only for so long as any future funding obligations remain in effect.

“Designated Reporting Entity” has the meaning set forth in Section 5.41.

“DIP Loan” means any interest in a loan or financing facility with an S&P Rating (or for which a Credit Estimate has been requested within ten days of the acquisition thereof) (i) which is an obligation of either a debtor-in-possession as described in Section 1107 of the Bankruptcy Code or a trustee (if appointment of such trustee has been ordered pursuant to Section 1104 of the Bankruptcy Code) (in either case, a “Debtor”) organized under the laws of the United States or any State therein; (ii) which is paying interest on a current basis; and (iii) the terms of which have been approved by an order of the United States Bankruptcy Court, the United States District Court, or any other court of competent jurisdiction, the enforceability of which order is not subject to any pending contested matter or proceeding (as such terms are defined in the Federal Rules of Bankruptcy Procedure) and which order provides that (a) such DIP Loan is secured by liens on the Debtor’s otherwise unencumbered assets pursuant to Section 364(c)(2) of the Bankruptcy Code; (b) such DIP Loan is secured by liens of equal or senior priority on property of the Debtor’s estate that is otherwise subject to a lien pursuant to Section 364(d) of the Bankruptcy Code; (c) such DIP Loan is secured by junior liens on the Debtor’s encumbered assets and such DIP Loan is fully secured based upon a current valuation or appraisal report; or (d) if the DIP Loan or any portion thereof is unsecured, the repayment of such DIP Loan retains priority over all other administrative expenses pursuant to Section 364(c)(1) of the Bankruptcy Code.

“Discount Loan” means any Collateral Loan that is acquired by the Borrower for a purchase price paid by the Borrower to the seller of such Collateral Loan of less than 85% of the principal balance of such Collateral Loan; provided that the Administrative Agent may, in its sole discretion, deem Collateral Loans that are acquired by the Borrower for a purchase price paid by the Borrower to the seller of such Collateral Loan of more than 65% but less than 85% of the principal balance of such Collateral Loan to not be Discount Loans.

“Disqualified Institution” means any financial institution, fund or Person that (i) in each case is primarily or otherwise materially engaged in the business of originating or acquiring middle market or other private credit loans (including with respect to acting in an advisory or management capacity with respect to any fund that originates or acquires middle market or other private credit loans), (ii) is not a Lender that has entered into a confidentiality or non-disclosure agreement with the Borrower expressly relating to this Agreement and (iii) is not a financial institution, fund or Person that the Borrower has expressly indicated in writing is not a Disqualified Institution.

“Distribution” means any payment of principal or interest or any dividend or premium payment made on, or any other distribution in respect of, a Collateral Loan or other security.

“Diversity Score” means a single number that indicates collateral concentration in terms of both issuer and industry concentration, calculated as set forth on Schedule D hereto.

“Document Checklist” means, for any Collateral Loan, an electronic or hard copy list, substantially in the form attached hereto as Exhibit J delivered by the Borrower (or the Collateral Manager on behalf of the Borrower) to the Collateral Custodian (with a copy to the Collateral Agent) that identifies the Collateral Loan, the applicable Obligor and each of the Related Contracts that shall be delivered to the Collateral Custodian by the Borrower, whether each such document is an original or a copy, and such other information with respect thereto as the Collateral Custodian reasonably may require in connection with its duties hereunder.

“Dollar Lender” means the Persons executing this Agreement (or an assignment hereof in accordance with Section 12.6) in the capacity of a “Dollar Lender”.

“Dollars” and “$” mean lawful money of the United States of America.

“Domicile” or “Domiciled” means, with respect to any Obligor with respect to a Collateral Loan:

(a)            except as provided in clause (b) or (c) below, its country of organization or incorporation;

(b)            if such Obligor is organized or incorporated in an Approved Tax Jurisdiction, each of such jurisdiction and the country in which, in the Collateral Manager’s good faith estimate, a substantial portion of the operations of such Obligor is located in, or a substantial portion of such Obligor’s revenue or value is derived from, in each case directly or through subsidiaries (which shall be any jurisdiction and country known at the time of designation by the Collateral Manager to be the source of the majority of revenues, if any, of such Obligor); or

(c)            if such Obligor’s payment obligations in respect of such Collateral Loan are guaranteed by a person or entity that is organized in the United States or Canada, then the United States or Canada; provided that in the commercially reasonable judgment of the Collateral Manager, such guarantee is enforceable in the United States or Canada (as applicable) and the related Collateral Loan is supported by U.S. or Canadian (as applicable) cash flow or assets sufficient to service such Collateral Loan and all obligations senior to or pari passu with such Collateral Loan.

“Downgraded Lender” means a Revolving Lender that fails to be an Approved Lender in accordance with the terms of such definition.

“Due Date” means each date on which a Distribution is due on a Collateral Loan.

“Due Period” means, with respect to any Quarterly Payment Date, the period commencing on the day following the last day of the immediately preceding Due Period (or, in the case of the initial Due Period, the period commencing on the Closing Date) and ending on (and including) the Calculation Date immediately preceding such Quarterly Payment Date (or, in the case of the Due Period that is applicable to the Quarterly Payment Date occurring on the Stated Maturity, ending on the day preceding such Quarterly Payment Date).

“EBA” means the European Banking Authority (including any successor or replacement organization thereto).

“EBITDA” means earnings before interest, taxes, depreciation and amortization (determined, for any Collateral Loan, in the manner provided in the Related Contracts) and in any case that “EBITDA,” “Adjusted EBITDA” or such comparable definition is not defined in such Related Contracts, an amount, for the principal Obligor on such Collateral Loan and any of its parents or Subsidiaries that are obligated pursuant to the Related Contracts for such Collateral Loan (determined on a consolidated basis without duplication in accordance with GAAP) equal to net income from continuing operations for such period plus (a) cash interest expense, (b) income taxes, (c) depreciation and amortization for such period (to the extent deducted in determining earnings from continuing operations for such period) and (d) any other item the Borrower and the Administrative Agent mutually deem to be appropriate.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of a Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“Effective Date” has the meaning assigned to such term in Section 5.39(a).

“Effective Date Report” has the meaning assigned to such term in Section 5.39(b).

“Effective Period” has the meaning assigned to such term in Section 5.39(a).

“Effective LTV” means, with respect to any Collateral Loan as of the date of acquisition by the Borrower, as determined by the Collateral Manager pursuant to its underwriting standards and procedures, a ratio of (a) the excess of the total indebtedness of the related Obligor for borrowed money, minus cash on the balance sheet of such Obligor divided by (b) the Enterprise Value of the related Obligor.

“EIOPA” means the European Insurance and Occupational Pensions Authority (including any successor or replacement organization thereto).

“Eligibility Criteria” means, as of (i) the date of each acquisition or substitution of a debt obligation and (ii) each applicable Borrowing Date, criteria that will be satisfied if each of the following requirements is met:

(a)            each Concentration Limitation is satisfied immediately after giving effect to such acquisition, substitution or applicable Borrowing (or, if not satisfied immediately prior to such acquisition, substitution or applicable Borrowing, compliance with such Concentration Limitation is maintained or improved after giving effect to such acquisition, substitution or applicable Borrowing);

(b)            each component of the Collateral Quality Test is satisfied immediately after giving effect to such acquisition, substitution or Borrowing (or, if not satisfied immediately prior to such acquisition, substitution or applicable Borrowing, compliance with the Collateral Quality Test is maintained or improved after giving effect to such acquisition, substitution or applicable Borrowing);

(c)            each Coverage Test is satisfied immediately after giving effect to such acquisition, substitution or applicable Borrowing;

(d)            in the case of a Borrowing, the Senior Advance Rate Test is satisfied immediately after giving effect to such Borrowing, or in the case of an acquisition or substitution, either the Senior Advance Rate Test is satisfied immediately after giving effect to such acquisition or substitution (or, if not satisfied immediately prior to such acquisition or substitution, compliance with the Senior Advance Rate Test is maintained or improved after giving effect to such acquisition or substitution); and

(e)            each of the criteria in the definition of “Collateral Loan” is satisfied with respect to such acquisition of a debt obligation; provided that, for the avoidance of doubt, for purposes of determining whether the Eligibility Criteria have been satisfied, such criteria shall only be tested as of the date of such acquisition of such debt obligation and shall not be retested on any Borrowing Date or the date of any repurchase or substitution with respect to assets not acquired on such date.

“Eligible Account Bank” means, with respect to any specified account, a financial institution:

(a)            that if such account is a fully segregated trust account with the trust department or corporate trust department of such financial institution, has a long-term issuer credit rating of at least “A-” and a short-term issuer credit rating of at least “A-2” by S&P (or at least “A-” by S&P if such institution has no short-term rating); provided that if such financial institution ceases to have a long-term issuer credit rating of at least “A-” and a short-term issuer credit rating of at least “A-2” by S&P (or at least “A-” by S&P if such institution has no short-term rating) it is replaced within 30 days by a financial institution with a long-term issuer credit rating of at least “A-” and a short-term issuer credit rating of at least “A-2” by S&P (or at least “A-” by S&P if such institution has no short-term rating); or

(b)            as to which the Rating Condition is satisfied and the Borrower and the Controlling Parties have consented to such financial institution constituting an “Eligible Account Bank” hereunder.

“Eligible Currency” means CADs, Euros and Dollars.

“Eligible Currency Loan” means any Loans made in CADs, Euros and Dollars.

“Eligible Investment Required Ratings” means, in the case of each Eligible Investment, a short-term credit rating of at least “A-1” from S&P and, in the case of any obligation or security with a maturity of greater than 60 days, a long-term credit rating of at least “AA-” from S&P.

“Eligible Investments” means any investment denominated in an Eligible Currency that, at the time it is delivered to the Collateral Agent (directly or through a financial intermediary or bailee), is one or more of the following obligations or securities:

(i)            direct Registered obligations of, and Registered obligations the timely payment of principal and interest on which is fully and expressly guaranteed by, the United States of America or any agency or instrumentality of the United States of America the obligations of which are expressly backed by the full faith and credit of the United States of America;

(ii)           demand and time deposits in, certificates of deposit of, bank deposit products of, trust accounts with, bankers’ acceptances issued by, or federal funds sold by any depositary institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities so long as the commercial paper and/or the debt obligations of such depositary institution or trust company (or, in the case of the principal depositary institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment have the Eligible Investment Required Ratings;

(iii)          non-extendable commercial paper or other short-term obligations with the Eligible Investment Required Ratings and that either bear interest or are sold at a discount from the face amount thereof and have a maturity of not more than 183 days from their date of issuance;

(iv)          money market funds which funds have, at all times, the highest Moody’s credit rating assignable at such time and credit ratings of “AAA-mf” by S&P;

(v)           any other investment similar to those described in clauses (i) through (iv) above which (a) has the Eligible Investment Required Ratings at the time of such investment and (b) has been approved by the Controlling Parties; provided that the Rating Condition has been satisfied with respect to any such investment;

and, in the case of (i) through (iii) and (v) above, with a stated maturity (after giving effect to any applicable grace period) no later than the Business Day immediately preceding the Quarterly Payment Date next following the Interest Period in which the date of investment occurs (unless such Eligible Investments are issued by the Collateral Agent in its capacity as a banking institution, in which event such Eligible Investments may mature on such Quarterly Payment Date); provided that none of the foregoing obligations or securities shall constitute Eligible Investments if (a) such obligation or security has an “f”, “r”, “p”, “pi”, “q” or “t” subscript assigned by S&P, (b) all, or substantially all, of the remaining amounts payable thereunder consist of interest and not principal payments, (c) such obligation or security is subject to any withholding tax (other than withholding taxes imposed under FATCA) unless the issuer of the security is required to make “gross-up” payments or pay “additional amounts” in respect of, or otherwise compensate the holder of such security for, the full amount of such withholding tax for any reason, (d) such obligation or security is secured by real property, (e) such obligation or security is purchased at a price greater than 100% of the principal or face amount thereof, (f) such obligation or security is subject of a tender offer, voluntary redemption, exchange offer, conversion or other similar action or (g) in the Borrower’s or the Collateral Manager’s judgment, such obligation or security is subject to material non-credit related risks. Eligible Investments may include, without limitation, those investments for which an Agent or an affiliate of an Agent provides services. Any investment, which otherwise qualifies as an Eligible Investment, may (1) be made by the Collateral Agent or any of its Affiliates and (2) be made in securities of any entity for which the Collateral Agent or any of its Affiliates receives compensation or serves as offeror, distributor, investment adviser or other service provider.

“Eligible Loan Index” means, with respect to each Collateral Loan, one of the following indices as selected by the Borrower or the Collateral Manager upon the acquisition of such Collateral Loan: the Credit Suisse Leveraged Loan Indices, the Deutsche Bank Leveraged Loan Index, the Goldman Sachs/Loan Pricing Corporation Liquid Leveraged Loan Index, the Bank of America Securities Leveraged Loan Index, the S&P/LSTA Leveraged Loan Indices or any other nationally recognized loan index subject to the consent of the Controlling Parties with written notice thereof to be provided to S&P (collectively, the “Approved Indices”); provided that the Borrower or the Collateral Manager may change the index applicable to a Collateral Loan to another of the Approved Indices at any time following the acquisition thereof after giving notice to the Administrative Agent and the Collateral Agent.

“Eligible Obligor” means any Obligor that (i) is a Person (other than a natural person) that is Domiciled in the United States (or any state thereof) or an Approved Foreign Jurisdiction and (ii) is not Affiliated with the Collateral Manager.

“Enforcement Event” has the meaning set forth in Section 6.2(b).

“Engagement Letter” means the letter agreement agreed upon by the Administrative Agent, SG Americas Securities, LLC and GCIM to be entered into on or after the Closing Date, as amended from time to time in accordance with the terms thereof.

“Enterprise Value” means, with respect to any Collateral Loan as of the date of acquisition by the Borrower, an amount as determined by the Collateral Manager pursuant to its underwriting standards and procedures, for the related Obligor equal to the sum of (x) the market value of the equity capital of the Obligor and (y) the excess of the market value of such Obligor’s total indebtedness over cash on the balance sheet of such Obligor.

“Environmental Claim” means, with respect to any Person, any written notice, claim, demand or similar communication by any other Person having jurisdiction alleging potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damage, property damages, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or release into the environment, of any Hazardous Substances at any location, whether or not owned by such Person or (ii) circumstances forming the basis of any violation, of any applicable Environmental Law, in each case as to which there is a reasonable likelihood of an adverse determination with respect thereto and which, if adversely determined, would have a Material Adverse Effect.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests, limited partnership interests, beneficial interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Equity Security” means any equity security or any other security or loan that is not eligible for acquisition by the Borrower as a Collateral Loan and any security acquired by the Borrower as part of a “unit” with a Collateral Loan and which itself is not eligible for acquisition by the Borrower as a Collateral Loan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means each controlled group of corporations or trades or businesses (whether or not incorporated) under common control that is treated as a single employer under Section 414(b) or (c) or, for the purposes of Section 412 of the Code and Section 302 of ERISA, (m) or (o) of the Code, with the Borrower.

“Erroneous Payment” has the meaning assigned to it in Section 7.9.

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 7.9.

“Erroneous Payment Notice” has the meaning assigned to it in Section 7.9.

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 7.9.

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 7.9.

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 7.9.

“ESMA” means the European Securities and Markets Authority (including any successor or replacement organization thereto).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EU Retention Requirements” means Article 6 of the Securitisation Regulation (together with any delegated regulations of the European Commission, applicable guidelines published by any of the European Supervisory Authorities (jointly or individually), regulatory technical standards, or implementing technical standards made thereunder, together with Chapters I, II and III and Article 22 of Delegated Regulation (EU) No 625/2014 where such provisions are applicable pursuant to the transitional provisions in Article 43(7) of the Securitisation Regulation).

“EU Securitisation Regulation” means Regulation (EU) 2017/2402 relating to a European framework for simple, transparent and standardised securitisation including any implementing regulation, technical standards and official guidance related thereto, in each case, as amended, varied or substituted from time to time.

“EURIBOR Rate” means, with respect to any Interest Period, the greater of (a) 0.0% and (b) the rate per annum shown by the Reuters Screen (or any applicable successor page) that displays an average European Money Markets Institute Settlement Rate for deposits in Euros for a period equal to such Interest Period as of 11:00 a.m., Brussels time, two Business Days prior to the first day of such Interest Period; provided, that in the event no such rate is shown, the EURIBOR Rate shall be the rate per annum based on the rates at which Euro deposits for a period equal to such Interest Period are displayed on page “EURIBOR” of the Reuters Screen (or any applicable successor page) for the purpose of displaying Euro interbank offered rates of major banks as of 11:00 a.m., Brussels time, two Business Days prior to the first day of such Interest Period (it being understood that if at least two such rates appear on such page, the rate will be the arithmetic mean of such displayed rates); provided, further, that in the event fewer than two such rates are displayed, or if no such rate is relevant, the EURIBOR Rate shall be a rate per annum at which deposits in Euros are offered by the principal office of the Administrative Agent in Brussels, Belgium to prime banks in the euro interbank market at 11:00 a.m. (Brussels time) two Business Days before the first day of such Interest Period for delivery on such first day and for a period equal to such Interest Period.

“Euro”, “Euros”, “euro” and “€” mean the lawful currency of the Member States of the European Union that have adopted and retain the single currency in accordance with the treaty establishing the European Community, as amended from time to time.

“Euro Loan” means each Loan made in Euros.

“European Supervisory Authorities” means any or all of the EBA, EIOPA and ESMA.

“Event of Default” has the meaning set forth in Section 6.1.

“Excess Reserve Amount” means, on any date, the excess (if any) of:

(a)            the amount standing to the credit of the Future Funding Reserve Account on such date; over

(b)            the aggregate Exposure Amount on such date.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to each Lender and the Administrative Agent or required to be withheld or deducted from a payment to such Person, (i) Taxes imposed on or measured by its net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (A) imposed as a result of any Lender or the Administrative Agent (as the case may be) being organized under the laws of, or having its principal office or, in the case of each Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of each Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (y) such Lender acquires such interest in the Loan or (z) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 11.4, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Lender or the Administrative Agent’s failure to comply with Section 11.4(d) and (iv) any amounts withheld pursuant to FATCA.

“Exposure Amount” as of any date means, with respect to any Revolving Collateral Loan or Delayed Funding Loan, the excess of (a) the Borrower’s maximum funding commitment thereunder over (b) the Principal Balance of such Revolving Collateral Loan or Delayed Funding Loan. For the avoidance of doubt, Exposure Amounts in respect of a Defaulted Loan shall be included in the calculation of the Exposure Amount if the Borrower is at such time subject to contractual funding obligations with respect to such Defaulted Loan and such obligation has not ceased to be enforceable under the U.S. Bankruptcy Code.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the FRBNY on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average (rounded upward, if necessary, to the next 1/100th of 1%) of the quotations for such day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. Notwithstanding the foregoing or any other provision of this Agreement, the rate calculated pursuant to this definition shall not be less than 0%.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letter” means the Fee Letter, dated as of June 8, 2023, between the Borrower and Société Générale, as amended from time to time in accordance with the terms thereof.

“Fee Proceeds” means all amounts in the Collection Account representing upfront, commitment, amendment and waiver, late payment (including compensation for delayed settlement or trades), anniversary, annual, facility, prepayment, redemption, call premium or any other fees of any type received by the Borrower in respect of any Collateral Loan and any excess, with respect to participation interests in Collateral Loans which have been sold by the Borrower, of the interest paid by the applicable Obligor in respect of the portion of such Collateral Loan that is the subject of such participation interest over the amount of interest required to be paid by the Borrower to the purchaser of such participation interest pursuant to the underlying participation agreement; provided that Fee Proceeds shall not include any reimbursement of expenses payable by the Borrower to third parties, including legal fees, that may be received by the Borrower from any Obligor or any fees received in connection with the reduction of principal of the related Collateral Loan. Fee Proceeds shall in all cases constitute Interest Proceeds.

“Financial Sponsor” means any Person whose principal business activity is acquiring, holding, and selling investments (including controlling interests) in otherwise unrelated companies that each are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person.

“First Lien/Last Out Loan” means a loan that would be a Senior Secured Loan except that, following a default under the applicable Related Contract, such Collateral Loan becomes fully subordinated to other senior secured loans of the same Obligor and is not entitled to any payments until such other senior secured loans are paid in full. For purposes of this Agreement, unless otherwise explicitly stated herein, a First Lien/Last Out Loan shall constitute a Senior Secured Loan.

“Fixed Rate Obligation” means any Collateral Loan that bears a fixed rate of interest.

“Floating Rate Obligation” means any Collateral Loan that bears a floating rate of interest.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to Term SOFR. For the avoidance of doubt the initial Floor for Term SOFR shall be zero.

“Floor Obligation” means, as of any date, a Floating Rate Obligation (a) the interest in respect of which is paid based on LIBOR or SOFR (or other applicable benchmark rate) and (b) that provides that such benchmark rate is (in effect) calculated as the greater of (i) a specified “floor” rate per annum and (ii) such benchmark rate for the applicable interest period for such Floating Rate Obligation.

“Foreign Currency Loan Amount” means, on any Measurement Date, the sum of (a) the equivalent in Dollars of the aggregate principal amount of all Loans denominated in Euros outstanding on such date, as determined by the Collateral Manager using the Applicable Conversion Rate plus (b) the equivalent in Dollars of the aggregate principal amount of all Loans denominated in CADs outstanding on such date, as determined by the Collateral Manager using the Applicable Conversion Rate, in each case after giving effect to all repayments of Loans and the making of new Loans on such date.

“Foreign Currency Sublimit” means, on any date of determination, an amount equal to the product of (i) 7.5% multiplied by (ii) the then-current Commitment on such date.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“FRBNY” means the Federal Reserve Bank of New York.

“Future Funding Reserve Account” means the trust account established pursuant to Section 8.3(b).

“Future Funding Reserve Loan” has the meaning set forth in Section 2.1.

“FX Evaluation Date” means (a) each Borrowing Date, (b) each Calculation Date and (c) the date on which any Event of Default occurs.

“FX Reallocation Notice” has the meaning set forth in Section 2.13(b).

“GAAP” means generally accepted accounting principles in effect from time to time in the United States.

“GCFF” means Golub Capital Finance Funding Trust, a Delaware statutory trust.

“GCFF III” means Golub Capital Finance Funding III Trust, a Delaware statutory trust.

“GCFF IV” means Golub Capital Finance Funding IV Trust, a Delaware statutory trust.

“GCFF Assignment Agreement” means the assignment (sale) agreement, dated as of the date hereof, between GCFF, as seller, and the Borrower, as amended, restated, supplemented or otherwise modified from time to time.

“GCFF III Assignment Agreement” means the assignment (sale) agreement, dated as of the date hereof, between GCFF III, as seller, and the Borrower, as amended, restated, supplemented or otherwise modified from time to time.

“GCFF IV Assignment Agreement” means the assignment (sale) agreement, dated as of the date hereof, between GCFF IV, as seller, and the Borrower, as amended, restated, supplemented or otherwise modified from time to time.

“GCPHS” means GCP HS Fund, a Delaware statutory trust.

“GCIM” means GC Investment Management LLC, a U.S. Virgin Islands limited liability company.

“Golub Capital” means, collectively, to the activities and operations of Golub Capital LLC, GC Advisors LLC, GC OPAL Advisors LLC and associated investment funds and their respective affiliates.

“Governmental Authority” means, as applicable, the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Grant” means to grant, bargain, sell, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of set-off against, deposit, set over and confirm. A Grant of the Collateral, or of any other instrument, shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including without limitation the immediate continuing right to claim for, collect, receive and receipt for principal and interest payments in respect of the Collateral, and all other Moneys payable thereunder, to give and receive notices and other communications, to give consents, waivers or make other agreements, to exercise all rights and options, to bring Proceedings in the name of the granting party or otherwise, and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.

“Hague Convention” has the meaning set forth in Section 8.1(d).

“Hazardous Substances” means any toxic, radioactive, caustic or otherwise hazardous substance, identified as such as a matter of Environmental Law, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

“Increased Costs” means any amounts due pursuant to Section 2.9 and/or Article XI.

“Incurrence Covenant” means a covenant by any borrower to comply with one or more financial covenants (including without limitation any covenant relating to a borrowing base, asset valuation or similar asset-based requirement) only upon the occurrence of certain actions of the borrower, including a debt issuance, dividend payment, share purchase, merger, acquisition or divestiture.

“Indebtedness” of any Person means, without duplication, (a) as shown on such Person’s balance sheet (if any) (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property and (ii) all indebtedness of such Person evidenced by a note, bond, debenture or similar instrument (whether or not disbursed in full), (b) the face amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed amounts drawn thereunder, (c) all Contingent Obligations of such Person, and (d) all payment obligations of such Person under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars and similar agreements) and currency swaps and similar agreements which were not entered into specifically in connection with Indebtedness set forth in clauses (a), (b) or (c) hereof.

“Indemnified Amounts” has the meaning set forth in Section 12.3(c).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 12.3(b).

“Industry Diversity Measure” means, as of any date of determination, the number obtained by dividing (a) 1 by (b) the sum of the squares of the quotients, for each S&P Industry Classification, obtained by dividing (i) the aggregate outstanding principal balance at such time of all Collateral Loans (other than Defaulted Loans) issued by Obligors that belong to such S&P Industry Classification by (ii) the aggregate outstanding principal balance at such time of all Collateral Loans (other than Defaulted Loans).

“Initial Borrowing Date” means the Business Day on which the initial Borrowing occurs.

“Initial Rating” means the rating given to the Collateral Loans by S&P as of the Rating Effective Date.

“Initial Subordinated Notes” has the meaning set forth in Section 2.14(a).

“Interest Coverage Amount” means, at any time, without duplication, the sum of (a) the scheduled interest payments and scheduled fees due (in each case regardless of whether the applicable payment date has yet occurred) on the Collateral Loans (excluding Defaulted Loans to the extent set forth in the definition of “Interest Proceeds”) for the then-current Due Period; (b) amounts on deposit in the Collection Account, including Eligible Investments, representing Interest Proceeds; (c) scheduled interest on Eligible Investments held in the Collection Account, the Future Funding Reserve Account and the Closing Expense Account, in each case for the then-current Due Period; and (d) all regularly scheduled amounts due and payable to the Borrower under Interest Hedge Agreements during the then-current Due Period.

“Interest Coverage Ratio” means, as of any Measurement Date, the ratio (expressed as a percentage) obtained by dividing:

(a)            (i) the Interest Coverage Amount less (ii) all amounts payable on the related Quarterly Payment Date pursuant to clauses (A) through (C) of Section 9.1(a)(i) by

(b)            the sum of all interest due on the Loans and Commitment Fees on the related Quarterly Payment Date.

“Interest Coverage Ratio Test” means a test satisfied on any Measurement Date following the first Quarterly Payment Date if the Interest Coverage Ratio is greater than or equal to 110.0% on such date.

“Interest Hedge Agreement” means an interest rate protection agreement that may be entered into between the Borrower and an Interest Hedge Counterparty on or after the Closing Date, for the sole purpose of hedging interest rate risk between the portfolio of Collateral Loans and the Loans, as amended from time to time in accordance with the terms thereof, with respect to which the Rating Condition is satisfied.

“Interest Hedge Counterparty” means a counterparty meeting, at the time of entry by the Borrower into an Interest Hedge Agreement, the then-current S&P criteria for hedge counterparties (or, with respect to any counterparty not meeting such criteria at such time, any counterparty whose obligations in respect of such Interest Hedge Agreement are absolutely and unconditionally guaranteed by an Affiliate of such counterparty meeting the then-current S&P guarantee criteria at such time), together with any permitted assignee or successor (which meets the then-current S&P criteria for hedge counterparties) under such Interest Hedge Agreement with respect to which the Rating Condition is satisfied.

“Interest Period” means, with respect to each Borrowing (a) the period from (and including) the date of such Borrowing to (and including) the following Calculation Date and (b) each successive period from (but excluding) the prior Calculation Date to (and including) the following Calculation Date until the principal of the Borrowing is repaid; provided that, (x) in the case of any Interest Period applicable to a prepayment of Loans pursuant to Section 2.7(c) or the Priority of Payments, such Interest Period shall end on (and include) the date of such prepayment and (y) in the case of the Interest Period applicable to the Quarterly Payment Date occurring on the Stated Maturity, such Interest Period shall end on (and include) such Quarterly Payment Date.

“Interest Proceeds” means, with respect to any Pledged Collateral (including Cash), (a) any payments with respect thereto that are attributable to interest or yield in accordance with the Related Contracts of such Pledged Collateral, (b) all Fee Proceeds, (c) any cash capital contributions made to the Borrower that are to be treated as Interest Proceeds in accordance with Section 6.5, (d) any fees received in connection with the reduction of principal of a Collateral Loan (but not any principal repaid in connection therewith), (e) any amounts deposited in the Collection Account from the Closing Expense Account in accordance with Section 8.3(e) and (f) all funds on deposit in the Interest Reserve Account. Interest Proceeds shall also include any amounts paid to the Borrower pursuant to an Interest Hedge Agreement (other than termination payments). No amounts that are required by the terms of any participation agreement to be paid by the Borrower to any Person to whom the Borrower has sold a participation interest shall constitute “Interest Proceeds” hereunder. Any amounts received in respect of any Defaulted Loan or distributed to the Borrower in respect of any asset held by an SPV Subsidiary, as applicable, will constitute Principal Proceeds (and not Interest Proceeds) until the aggregate of all Collections in respect of such Defaulted Loan since it became a Defaulted Loan or such asset at the time of its acquisition by an SPV Subsidiary, as applicable, equals the Principal Balance of such Collateral Loan at the time it became a Defaulted Loan or such asset at the time of its acquisition by an SPV Subsidiary, as applicable; thereafter, any such amounts will constitute Interest Proceeds. Any amounts received in respect of any Equity Security (other than an Equity Security received in connection with the workout of a Collateral Loan already owned by the Borrower) will constitute Interest Proceeds (unless otherwise directed by the Collateral Manager). Any amounts received in respect of any Equity Security received in connection with the workout of a Collateral Loan already owned by the Borrower will constitute Principal Proceeds.

“Interest Reserve Account” means the account established pursuant to Section 8.3(c).

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Criteria Adjusted Balance” means, with respect to any Collateral Loan, the Principal Balance of such Collateral Loan; provided that for all purposes the Investment Criteria Adjusted Balance of any Discount Loan shall be the purchase price of such Discount Loan (after adding the amount of any subsequent borrowings and subtracting the amount of any subsequent repayments thereof).

“IRS” means the U.S. Internal Revenue Service.

“Lender” means each Person that is listed as a “Lender” on the signature pages hereto, any Person that shall have become a party hereto pursuant to an Assignment and Assumption in respect of the Loans and, in each case, their respective successors, in each case other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption in respect of the Loans.

“Lender Collateral Account” means the trust account established pursuant to Section 8.3(d).

“Lender Collateral Subaccount” has the meaning set forth in Section 8.3(d)(ii).

“Lender Fee Letter” means the Lender Fee Letters, between the Borrower and each Lender, as amended from time to time in accordance with the terms thereof.

“Lender Fees” has the meaning set forth in each Lender Fee Letter.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, any Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Liquidity Facility” means, with respect to any Loan by any CP Lender, a liquidity asset purchase agreement, swap transaction or other facility that provides liquidity for Commercial Paper Notes, and any guaranty of any such agreement or facility.

“Loan Assets” has the meaning assigned to such term in Section 8.1(d).

“Loan Assignment Agreement” has the meaning assigned to such term in Section 8.1(d).

“Loan Documents” means this Agreement, the Account Control Agreement, the Collateral Management Agreement, the Notes, the Subordinated Note Documents, the Interest Hedge Agreements (if any), the Assignment Agreements, the Fee Letter, the Collateral Agent Fee Letter, the Trust Agreement, the Collateral Custodian Fee Letter and the Retention Letter.

“Loan Payoff Date” means the date on which all principal, interest, fees and any other amounts owing in respect of the Loans (other than contingent obligations as to which no claim has been made) have been paid in full.

“Loans” means a Revolving Loan or a Term Loan.

“Maintenance Covenant” means a covenant by any borrower to comply with one or more financial covenants (including, without limitation, any covenant relating to a borrowing base, asset valuation or similar asset-based requirement) during each reporting period, whether or not such borrower has taken any specified action; provided that a covenant which otherwise satisfies the definition hereof but only applies when amounts are outstanding under the related loan shall constitute a Maintenance Covenant.

“Majority Lenders” means the Lender or Lenders holding, collectively, more than 50% of the aggregate Undrawn Commitments and aggregate principal amount of all of the Loans outstanding at such time; provided that for purposes of making any determination of Majority Lenders, the Undrawn Commitment of, and the portion of the Loans held or deemed held by, any Defaulting Lender shall be excluded.

“Majority Revolving Lenders” means the Revolving Lender or Revolving Lenders holding, collectively, more than 50% of the aggregate Undrawn Commitments and aggregate principal amount of all of the Revolving Loans outstanding at such time; provided that for purposes of making any determination of Majority Revolving Lenders, the Undrawn Commitment of, and the portion of the Revolving Loans held or deemed held by, any Defaulting Lender shall be excluded.

“Make-Whole Fee” means, as calculated on any date of determination, (x) prior to the one-year anniversary of the Closing Date, a nonrefundable fee equal to 1.00% of the Commitments (or in the case of a prepayment of the Term Loans, 1.00% of the Term Loans so prepaid) and (y) thereafter, zero; provided that no such Make-Whole Fee shall be due and payable in the event of a prepayment in connection with (i) a Permitted Securitization, (ii) a Special Prepayment, (iii) any Lender invoking the illegality provision of Section 11.2 or the increased costs provision of Section 11.3, (iv) the Benchmark being replaced with an alternative interest rate pursuant to Section 12.5(d), (v) Term SOFR as a Benchmark being suspended and pursuant to Section 11.1 any outstanding Term SOFR Loan converting to an ABR Loan, (vi) the replacement of a Defaulting Lender pursuant to Section 11.5, or (vii) any prepayment during the Non-Call Period if the Collateral Manager and SG Americas Securities, LLC are unable to agree on language to be included in the Engagement Letter with respect to Rule 206(4)-1 under the Advisers Act (the “Marketing Rule”) which is consistent with language the Collateral Manager or its affiliates have agreed to for other similar securitization transactions and (y) thereafter, zero. For the avoidance of doubt, no Make-Whole Fee shall be due and payable in respect of any prepayments of the Revolving Commitments.

“Margin Stock” shall have the meaning provided such term in Regulation U.

“Market Value” means, as of any date of determination, with respect to any loans or other assets, the amount (determined by the Collateral Manager) equal to the product of the Principal Balance thereof and the price (expressed as a percentage of par) determined in the following manner:

(a)            the bid price determined by the Loan Pricing Corporation, LoanX Inc., Markit Group Limited or any other nationally recognized pricing service subscribed to by the Collateral Manager;

(b)            if the price described in clause (a) is not available or the Collateral Manager determines in accordance with the Collateral Manager Standard that such price does not reflect the value of such asset,

(i)            the average of the bid-side quotes determined by three independent SEC-registered broker-dealers active in the trading of such asset;

(ii)           if only two such bids can be obtained, the lower of the bid-side quotes of such two bids; or

(iii)          if only one such bid can be obtained, such bid;

provided that a bid provided pursuant to this clause (b) shall not be from any of the Borrower, the Collateral Manager or any Affiliate of any thereof; or

(c)            if such quote or bid described in clause (a) or (b) is not available, the value determined as the bid side market value of such Collateral Loan as reasonably determined by the Collateral Manager (so long as the Collateral Manager is a registered investment adviser under the Investment Advisers Act, or has applied to be a registered investment adviser under the Investment Advisers Act) consistent with the Servicing Standard and certified by the Collateral Manager to the Administrative Agent; or

(d)            if the Market Value of an asset is not determined in accordance with clause (a), (b) or (c) above, then such Market Value shall be deemed to be zero until such determination is made in accordance with clause (a), (b) or (c) above.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition or results of operations of the Borrower or the Collateral Manager, (b) the ability of the Borrower, the Collateral Manager or the Retention Holder to perform its obligations under the Loan Documents or (c) the rights, interests, remedies or benefits available to the Lenders or the Agents under the Loan Documents.

“Maximum Principal Balance” means, as of any date of determination and with respect to all or any specified portion of the Collateral Loans, the sum of (a) the Principal Balance of such Collateral Loans as of such date and (b) in the case of any such Collateral Loans that are Revolving Collateral Loans or Delayed Funding Loans, the Exposure Amounts thereof.

“Maximum Weighted Average Life Test” is a test satisfied on any Measurement Date if the Weighted Average Life of all Collateral Loans as of such date is less than or equal to 7.0 years minus the number of years (rounded to the nearest quarter) that have elapsed since the Closing Date.

“Measurement Date” means each Calculation Date, each day Collateral Loans are acquired or sold, each Collateral Report Determination Date, the Effective Date and each day pursuant to the request of the Majority Lenders or S&P; provided that if any such date is not a Business Day, such Measurement Date shall be the next succeeding Business Day.

“Middle Market Loan” means any Loan other than a Broadly Syndicated Loan.

“Minimum Diversity Score Test” means a test that will be satisfied on any Measurement Date if the Diversity Score (calculated as a single number in accordance with standard diversity scoring methodology using S&P Industry Classifications) equals or exceeds 10.

“Minimum Weighted Average Coupon Test” means a test that will be satisfied on any Measurement Date if the Weighted Average Coupon equals or exceeds 7.0%.

“Minimum Weighted Average S&P Recovery Rate Test” means the test that will be satisfied on any Measurement Date (i) prior to the Rating Effective Date, if the Weighted Average S&P Recovery Rate equals or exceeds 45.0% and (ii) on and after the Rating Effective Date, if the Weighted Average S&P Recovery Rate equals or exceeds the Weighted Average S&P Recovery Rate selected by the Collateral Manager in connection with the S&P CDO Monitor Test.

“Minimum Weighted Average Spread Test” means the test that will be satisfied on any Measurement Date (i) prior to the Rating Effective Date, if the Weighted Average Spread equals or exceeds 5.0% and (ii) on and after the Rating Effective Date, if the Weighted Average Spread equals or exceeds the Weighted Average Spread selected by the Collateral Manager in connection with the S&P CDO Monitor Test.

“Money” shall have the meaning specified in Section 1-201(24) of the UCC.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multicurrency Lender” means the Persons executing this Agreement (or an assignment hereof in accordance with Section 12.6) in the capacity of a “Multicurrency Lender”.

“Multiemployer Plan” means at any time a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which the Borrower or a member of its ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Non-Call Period” means the period from the Closing Date to and including the date that is one year from the Closing Date.

“Non-Recourse Party” has the meaning set forth in Section 12.15.

“Non-USD Obligation” means a Collateral Loan that is denominated in an Eligible Currency other than Dollars.

“Note” means each promissory note, if any, issued by the Borrower to a Lender in accordance with the provisions of this Agreement, substantially in the form set forth on Exhibit A hereto, as the same may from time to time be amended, supplemented, waived or modified.

“Notice of Borrowing” has the meaning set forth in Section 2.2(a).

“NYFRB” means the Federal Reserve Bank of New York.

“Obligations” means all obligations, liabilities and Indebtedness of every nature of the Borrower, from time to time owing to the Agents, the Interest Hedge Counterparties, the Lenders, the Subordinated Noteholders and the other Secured Parties under or in connection with this Agreement and the other Loan Documents, including, without limitation, (a) the unpaid principal amount of, and interest on (including interest which, but for the commencement of an insolvency, reorganization or bankruptcy case or proceeding or any receivership, liquidation, reorganization or other similar case or proceeding with respect to the Borrower or with respect to any of its assets, would have accrued on any Obligation, whether or not a claim is allowed against the Borrower for such interest in any such case or proceeding), all Loans and Subordinated Notes then outstanding, and (b) all fees, reasonable and documented out-of-pocket expenses, indemnity payments and other amounts owed to any Secured Party or Subordinated Noteholder pursuant to this Agreement and the other Loan Documents, in each case, whether or not then due and payable.

“Obligor” means, with respect to a Collateral Loan, any Person who is obligated to repay such Collateral Loan (including, if applicable, a guarantor thereof), or any Person whose assets are relied upon by the Borrower at the time such Collateral Loan was acquired by the Borrower as the source of repayment of such Collateral Loan.

“Obligor Diversity Measure” means, as of any date of determination, the number obtained by dividing (a) 1 by (b) the sum of the squares of the quotients, for each Obligor, obtained by dividing (i) the aggregate outstanding principal balance at such time of all Collateral Loans (other than Defaulted Loans) issued by such Obligor by (ii) the aggregate outstanding principal balance at such time of all Collateral Loans (other than Defaulted Loans).

“Offer” means with respect to any loan or security, any offer by the obligor or issuer of such loan or security or by any other Person made to all of the holders of such loan or security to purchase or otherwise acquire such loan or security (other than pursuant to any redemption in accordance with the terms of the applicable Related Contracts) or to convert or exchange such loan or security into or for Cash, securities or any other type of consideration.

“Other Connection Taxes” means, with respect to any Lender or the Administrative Agent, Taxes imposed as a result of a present or former connection between such Lender or the Administrative Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender or the Administrative Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 11.5).

“Overcollateralization Ratio” means, as of any Measurement Date, the ratio (expressed as a percentage) obtained by dividing:

(a)            the sum of (i) the Principal Collateralization Amount as of such date plus (ii) the Portfolio Exposure Amount for all Collateral Loans as of such date; by

(b)            the sum of (i) the aggregate outstanding principal amount of the Loans as of such date plus (ii) the Portfolio Exposure Amount for all Collateral Loans as of such date.

“Overcollateralization Ratio Test” means a test satisfied on any Measurement Date if the Overcollateralization Ratio equals or exceeds 146.25%.

“Parent” means Golub Capital Private Credit Fund.

“Participant” has the meaning set forth in Section 12.6(b)(i).

“Participant Register” has the meaning set forth in Section 12.6(b)(iii).

“Participation Interest” means a participation interest in a loan that, at the time of acquisition, or the Borrower’s commitment to acquire the same, satisfies each of the following criteria: (i) such participation interest would constitute a Collateral Loan were it acquired directly, (ii) the Selling Institution is a lender in respect of such loan, (iii) the aggregate participation interest in such loan granted by such Selling Institution to any one or more participants does not exceed the principal amount or commitment with respect to which the Selling Institution is a lender under such loan, (iv) such participation interest does not grant, in the aggregate, to the participant in such participation interest a greater interest than the Selling Institution holds in the loan or commitment that is the subject of the participation interest, (v) except to the extent that such participation is a contribution to equity by the Seller to the Borrower, the entire purchase price for such participation interest is paid in full at the time of the Borrower’s acquisition thereof (or, in the case of a participation interest in a Revolving Collateral Loan or a Delayed Funding Loan, at the time of the funding of such Revolving Collateral Loan or Delayed Funding Loan, as applicable), (vi) the participation interest provides the participant all of the economic benefit and risk of the whole or part of the loan or commitment that is the subject of the participation interest and (vii) such participation interest is documented under a Loan Syndications and Trading Association, Loan Market Association or similar agreement standard for loan participation transactions among institutional market participants. For the avoidance of doubt, a Participation Interest shall not include a sub-participation interest in any loan.

“PATRIOT Act” means the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Account” means the payment account established pursuant to Section 8.3(a).

“Payment Date Report” has the meaning set forth in Section 9.1(c).

“Payment Recipient” has the meaning set forth in Section 7.9.

“Percentage Share” means, when used:

(a)            with respect to a Revolving Lender’s obligation to make Revolving Loans and right to receive payments of interest, fees, principal and other amounts with respect thereto, the percentage obtained by dividing (i) such Revolving Lender’s Revolving Commitment by (ii) the Total Revolving Commitment; provided that, if the Total Revolving Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Revolving Lender’s Revolving Loans and the denominator shall be the aggregate unpaid principal amount of all Revolving Loans;

(b)            with respect to a Term Lender’s obligation to make Term Loans and right to receive payments of interest, fees, principal and other amounts with respect thereto, the percentage obtained by dividing (i) such Term Lender’s Term Commitment by (ii) the Total Term Commitment; provided that, if the Total Term Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Term Lender’s Term Loans and the denominator shall be the aggregate unpaid principal amount of all Term Loans; and

(c)            with respect to any other matters, for any Lender, the percentage obtained by dividing (i) the sum of such Lender’s Undrawn Commitments plus the aggregate outstanding principal amount of Loans held by such Lender at such time by (ii) the sum of all Lenders’ Undrawn Commitments plus the aggregate outstanding principal amount of all Loans at such time.

“Permitted Distribution” means any of the following:

(a)            a distribution made pursuant to Sections 6.4 or 9.1; or

(b)            a distribution to the Parent from the proceeds of the sale of Collateral Loans in connection with a Permitted Securitization, so long as (x) after giving effect to such distribution and to any related prepayment of Loans from the proceeds of such sale pursuant to Section 2.7(h), (i) no Event of Default or Default is in effect or would result from such distribution and any related prepayment of Loans and (ii) the Senior Advance Rate Test, each Collateral Quality Test, the Concentration Limitations, the requirements of Section 5.37 and the Coverage Tests are satisfied, (y) the Administrative Agent has confirmed in writing to the Borrower that it is reasonably satisfied that the requirements set forth in clause (x) hereof are satisfied, and (z) the Borrower gives at least two Business Days’ notice concerning such distribution to the Agents and S&P (which notice shall contain a certificate of an Authorized Officer of the Borrower certifying as to the satisfaction of the requirements set forth in sub-clause (x) above with respect to such distribution).

“Permitted Liens” means (a) Liens for Taxes, assessments or charges if such Taxes, assessments or charges shall not at the time be due and payable or if the Borrower shall currently be contesting amount or the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower, and no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced with respect to such Liens, (b) Liens granted pursuant to or by the Loan Documents, (c) Liens in favor of the Borrower created pursuant to the Assignment Agreements and assigned to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement, (d) the restrictions on transferability imposed by the Related Contracts (but only to the extent relating to customary procedural requirements and agent and Obligor consents (except where the Collateral Manager or any of its Affiliates is the agent) expected to be obtained in due course and provided that any Obligor consents will be obtained prior to the delivery of the related Collateral hereunder pursuant to Section 8.7), (e) the restrictions on transferability imposed by any shareholder agreements in respect of Equity Securities acquired in connection with the restructuring of a Collateral Loan or the exercise of remedies with respect thereto, (f) with respect to agented Collateral Loans, Liens in favor of the lead agent, the collateral agent or the paying agent for the benefit of all holders of indebtedness of such Obligor under the related Collateral Loan, (g) materialman’s, warehouseman’s, mechanics’ and other Liens arising by operation of law in the ordinary course of business if such sums shall not at the time be due and payable or if the appropriate person shall currently be contesting the validity thereof in good faith and no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced with respect to such Liens, (h) Liens in favor of the Custodian or Securities Intermediary to secure amounts owing to it pursuant to the Account Control Agreement and (i) with respect to any Collateral Loans, Liens on the underlying collateral for such Collateral Loans.

“Permitted Securitization” means (i) any securitization in a capital market transaction or private placement offering wherein Société Générale or an Affiliate thereof acts as the primary arranger in which the Borrower sells Collateral pledged hereunder, directly or indirectly, to an Affiliate or an affiliated entity that issues or arranges for the issuance of asset-backed debt obligations (whether in the form of notes or revolving and/or term loans) collateralized, in whole or in part, by such Collateral or (ii) any other securitization transaction with the consent of the Administrative Agent.

“Person” means an individual, a corporation, a partnership, an association, a trust, a limited liability company, member or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“PIK Loan” means any loan that by its terms permits the deferral or capitalization of payment of accrued and unpaid interest.

“PIKing Loan” means a PIK Loan that is deferring the payment of interest due thereon (other than supplemental interest in the case of a PIK Loan that continues to pay interest in cash on a current basis in accordance with the terms of such PIK Loan as such terms existed prior to the applicable deferral or capitalization of interest) and has been so deferring the payment of interest thereon for six consecutive months; provided that, (a) in the case of a Fixed Rate Obligation, such obligation is paying in cash an amount at least equal to the zero-coupon swap rate in a fixed/floating interest rate swap with a term equal to five years or (b) otherwise, (i) if such obligation is not a Set-Up PIK Loan paying in cash an amount at least equal to SOFR (or other applicable benchmark rate) + 3.00% as of any date of determination, in each case, it shall not be a PIKing Loan or (ii) if such obligation is a Set-Up PIK Loan paying in cash an amount at least equal to SOFR (or other applicable benchmark rate) + 2.50% as of any date of determination, in each case, it shall not be a PIKing Loan.

“Plan” means at any time an “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by the Borrower or a member of its ERISA Group or (ii) has at any time within the preceding five plan years been maintained, or contributed to, by the Borrower or a member of its ERISA Group.

“Platform” has the meaning specified in Section 12.16(c).

“Pledged Collateral” has the meaning specified in the Granting Clause hereof.

“Portfolio Exposure Amount” means the excess (if any) of (i) the aggregate Exposure Amount at such time over (ii) the sum of (x) amounts on deposit in the Future Funding Reserve Account on such date and (y) amounts on deposit in the Collection Account on such date, including Eligible Investments, representing Principal Proceeds.

“Post-Default Rate” has the meaning assigned to such term in Section 2.5(c).

“Principal Balance” means, as of any date of determination with respect to any Collateral Loan, (i) if such Collateral Loan is denominated and payable in Dollars, the aggregate outstanding principal amount of such Collateral Loan as of such date, and (ii) if such Collateral Loan is denominated and payable in any Eligible Currency other than Dollars, the equivalent in Dollars (as determined by the Collateral Manager using the Applicable Conversion Rate) of the aggregate outstanding principal amount of such Collateral Loan, in each case excluding (a) deferred or capitalized interest on any Collateral Loan (other than any such interest that was added to principal on or before the date when such Collateral Loan was acquired by the Borrower) and (b) any portion of such principal amount that has been assigned or participated by the Borrower pursuant to Section 10.1.

“Principal Collateralization Amount” means, at any time, the sum of:

(a)            the Aggregate Principal Balance of all Collateral Loans (excluding Defaulted Loans, PIKing Loans (each as to which the applicable rule below shall apply)) and Discount Loans (to the extent set forth in clause (e) below); plus

(b)            (i) the aggregate amount of funds on deposit in the Collection Account, including Eligible Investments, constituting Principal Proceeds plus (ii) the aggregate amount of funds on deposit in the Future Funding Reserve Account, constituting Principal Proceeds, including Eligible Investments; plus

(c)            for each Defaulted Loan that has been a Defaulted Loan for less than one year, the Recovery Value and, for each other Defaulted Loan, zero; plus

(d)            for each Specified PIKing Loan, the S&P Collateral Value; plus

(e)            the aggregate, for such portion of a Discount Loan that does not fall into the CCC Excess Adjustment Amount, of the purchase price, excluding accrued interest, expressed as a percentage of par and multiplied by the outstanding principal balance thereof, for such Discount Loan; minus

(f)            the CCC Excess Adjustment Amount;

provided that (i) with respect to any Collateral Loan that satisfies more than one of the definitions of Defaulted Loan, PIKing Loan or Discount Loan (to the extent set forth in clause (e) above) such Collateral Loan shall, for the purposes of this definition, be treated as belonging to the category of Collateral Loans which results in the lowest Principal Collateralization Amount on any date of determination and (ii) the Principal Collateralization Amount for any Defaulted Loan which has been a Defaulted Loan for one year or more will be zero; provided further that, with respect to any Collateral Loan held by an SPV Subsidiary, for purposes of this definition and the calculation of the Overcollateralization Ratio, such Collateral Loan will be treated in the same manner as if it were held directly by the Borrower.

“Principal Proceeds” means (a) with respect to any Pledged Collateral (including Cash) any payments with respect thereto that are attributable to principal in accordance with the Related Contracts of such Pledged Collateral or that do not otherwise constitute Interest Proceeds (including unapplied proceeds of the Collateral Loans), (b) any upfront or net termination payments paid to the Borrower under any Interest Hedge Agreement, (c) any cash capital contributions made (or proceeds from the issuance or sale of Subordinated Notes) to the Borrower that are to be treated as Principal Proceeds in accordance with Section 6.5 and (d) any other amounts received by the Borrower from any source during the related Due Period that do not constitute Interest Proceeds and any other amounts that have been designated as Principal Proceeds pursuant to the terms of this Agreement. All sales or assignments of Collateral Loans or any portion thereof pursuant to Section 10.1 shall be for cash on a non-recourse basis the proceeds of which shall be deemed to be Principal Proceeds for all purposes hereunder (other than proceeds representing accrued interest), and all amounts deposited pursuant to Section 6.5 and designated as Principal Proceeds in accordance therewith shall be deemed to be Principal Proceeds for all purposes hereunder. No amounts that are required by the terms of any participation agreement to be paid by the Borrower to any Person to whom the Borrower has sold a participation interest shall constitute “Principal Proceeds” hereunder.

“Priority of Payments” has the meaning set forth in Section 9.1(a); provided that, at all times after the Controlling Parties have exercised their right to direct the liquidation of the Collateral under Article VI, “Priority of Payments” shall mean the priorities set forth in Section 6.4 hereof.

“Proceeding” means any suit in equity, action at law or other judicial or administrative proceeding.

“Program Manager” means the investment manager or administrator of a CP Lender, as applicable.

“Prohibited Transaction” means (i) a transaction prohibited under Section 406(a) of ERISA, that is not exempted by a statutory or administrative or individual exemption pursuant to Section 408 of ERISA or (ii) a transaction prohibited under Similar Law and not exempted.

“Proposed Portfolio” means the portfolio of Collateral Loans and Eligible Investments resulting from the proposed purchase, sale, maturity or other disposition of a Collateral Loan or a proposed reinvestment in an additional Collateral Loan, as the case may be.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 15.1.

“Quarterly Cap” means, with respect to any Quarterly Payment Date, an amount equal to (x) $250,000 per annum (prorated for the related Interest Period on the basis of the actual number of days in the current calendar year and the actual number of days elapsed) plus (y) 0.02% per annum (prorated for the related Interest Period on the basis of the actual number of days in the current calendar year and the actual number of days elapsed) multiplied by the sum of, without duplication, (i) the Aggregate Principal Balance of all Collateral Loans, (ii) the aggregate amount of funds on deposit in the Collection Account, including Eligible Investments, constituting Principal Proceeds and (iii) the aggregate amount of funds on deposit in the Future Funding Reserve Account, including Eligible Investments and the Portfolio Exposure Amount, in each case, measured as of the Calculation Date immediately preceding such Quarterly Payment Date.

“Quarterly Payment Date” means the 15th day of October, January, April and July in each year, commencing in October 2023, and the Stated Maturity; provided that if any such date is not a Business Day, such Quarterly Payment Date shall be the next succeeding Business Day.

“Rating Agency” means (i) with respect to the Loans and, on and after the Rating Effective Date, S&P (and/or, if, at any time any other nationally recognized investment rating agency provides a rating of any Loans solicited by the Borrower, such rating agency) or (ii) with respect to the Collateral generally, S&P, Moody’s or Fitch (or, if, at any time S&P, Moody’s or Fitch ceases to provide rating services with respect to debt obligations, any other nationally recognized investment rating agency selected by the Borrower or the Collateral Manager).

In the event that at any time any of the rating agencies referred to above ceases to be a “Rating Agency” and a replacement rating agency is selected in accordance with the preceding sentence, then references to rating categories of such replaced rating agency in this Agreement shall be deemed instead to be references to the equivalent categories of such replacement rating agency as of the most recent date on which such replacement rating agency and such replaced rating agency’s published ratings for the type of obligation in respect of which such replacement rating agency is used.

“Rating Condition” means, with respect to any action taken or to be taken by or on behalf of the Borrower that is expressed to be subject to such condition in any Loan Document, a condition that is satisfied if S&P has confirmed in writing (which may take the form of a press release, electronic messages, facsimile, posting to its internet website, other written communication or other means then considered industry standard) that such action will not cause the then-current rating of the Loans by S&P to be reduced or withdrawn; provided that the Rating Condition will be deemed to be satisfied with respect to any such action if (i) at the time of determination, no Loans are then rated by S&P; (ii) the Agents and all of the Lenders provide their written approval as to such action and written notice thereof is given to S&P; (iii) S&P has made a public statement to the effect that it will no longer review events or circumstances of the type requiring satisfaction of the Rating Condition in this Agreement for purposes of evaluating whether to confirm the then-current ratings of the Loans rated by S&P; or (iv) S&P has communicated to the Borrower, the Collateral Manager or either Agent (or their respective counsel) that it will not review such event or circumstances for purposes of evaluating whether to confirm the then-current ratings (or Initial Rating).

“Rating Effective Date” means, the initial date on which S&P provides, at the direction of the Borrower, a rating for the Loans.

“Real Estate Loan” means any debt obligation that is (a) directly or indirectly secured by a mortgage, deed of trust or similar Lien on commercial real estate, residential real estate, office, retail or industrial property or undeveloped land, is underwritten as a mortgage loan and is not otherwise associated with an operating business or (b) a loan to a company engaged primarily in acquiring and developing undeveloped land (whether or not such loan is secured by real estate).

“Recovery Value” means, for each Defaulted Loan that has been a Defaulted Loan for less than one year, the lowest of:

(i)            the Principal Balance of such Defaulted Loan multiplied by the applicable S&P Recovery Rate for such Defaulted Loan, as applicable;

(ii)           the Market Value of such Defaulted Loan; and

(iii)          the carrying value of such Defaulted Loan on the books and records of the Borrower (or its Affiliates).

“Recurring Revenue” means with respect to the obligor of any Collateral Loan as of any Measurement Date, either (a) the definition of annualized recurring revenue or any comparable term for “Recurring Revenue” or “Adjusted Revenue” set forth in the Related Contracts for each such Collateral Loan as determined by the Collateral Manager or (b) if there is no such term in the Related Contracts, all recurring maintenance, service, support, hosting, subscription and other revenues identified by the Collateral Manager (including, without limitation, software as a service subscription revenue), of the related obligor and any of its parents or subsidiaries that are obligated with respect to such Collateral Loan pursuant to its Related Contracts (determined on a consolidated basis without duplication in accordance with GAAP).

“Recurring Revenue Loan” means a debt obligation underwritten on the basis of debt to Recurring Revenue.

“Reference Time” means, with respect to any setting of the then-current Benchmark, (i) if such Benchmark is based on Term SOFR, then two Business Days prior to such setting, or (ii) in the case of any other Benchmark, the time determined by the Administrative Agent in its reasonable discretion.

“Regional Diversity Measure” means, as of any date of determination, the number obtained by dividing (a) 1 by (b) the sum of the squares of the quotients, for each S&P region classification set forth in Schedule B, obtained by dividing (i) the aggregate outstanding principal balance at such time of all Collateral Loans (other than Defaulted Loans) issued by Obligors that belong to such S&P region classification by (ii) the aggregate outstanding principal balance at such time of all Collateral Loans (other than Defaulted Loans).

“Register” has the meaning set forth in Section 12.6(f).

“Registered” means in registered form within the meaning of Sections 881(c)(2)(B)(i) and 163(f) of the Code and Section 5f.103-1(c) and Proposed Section 1.163-5(b) of the United States Department of the Treasury regulations and issued after July 18, 1984 (or, in each case, any amended or successor version).

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time.

“Reinvestment Period” means the period from and including the Closing Date to and including the earliest of (a) June 7, 2024, extendable upon the Lenders’ and Borrower’s mutual consent, (b) the date of the acceleration of the maturity of the Loans or the termination of the Revolving Commitments pursuant to Section 6.2, (c) any date on which the Borrower or the Collateral Manager reasonably determines that it can no longer acquire additional Collateral Loans appropriate for inclusion in the Collateral in accordance with the terms of this Agreement and Collateral Management Agreement (provided that, in the case of this clause (c), an Authorized Officer of the Collateral Manager shall provide a written notice as to such determination to the Agents, the Lenders, the Subordinated Noteholders and S&P at least one Business Day prior to such date), (d) any date on which the Controlling Parties provide written notice to the Borrower that an event constituting “cause” as defined in the Collateral Management Agreement has occurred, if as of the date of such notice, such “cause” event has not been waived by all the Lenders or cured and (e) the date, if any, on which GCIM (or its successor in interest) terminates the Engagement Letter pursuant to the terms thereof.

“Related Contracts” means all credit agreements, indentures, note purchase agreements, notes, security agreements, leases, financing statements, guaranties, and other contracts, agreements, instruments and other papers evidencing, securing, guaranteeing or otherwise relating to any Collateral Loan or Eligible Investment or other investment with respect to any Collateral or proceeds thereof (including the applicable underlying instruments and any Loan Assignment Agreement), together with all of the Borrower’s right, title and interest in and to all property or assets securing or otherwise relating to any Collateral Loan or other loan or security of the Borrower or Eligible Investment or other investment with respect to any Collateral or proceeds thereof or any Related Contract.

“Related CP Issuer” means a multi-seller commercial paper conduit that issues commercial paper, the proceeds of which are loaned to or are otherwise the CP Lender’s source of funding for the CP Lender’s acquisition or maintenance of its funding obligations hereunder.

“Related Property” has the meaning assigned to such term in the Granting Clause.

“Relevant Governmental Body” means:

(a)            with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board, the NYFRB or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB or, in each case, any successor thereto;

(b)            with respect to a Benchmark Replacement in respect of Loans denominated in CAD, the Bank of Canada / la Banque du Canada, or a committee officially endorsed or convened by the Bank of Canada / la Banque du Canada or, in each case, any successor thereto; and

(c)            with respect to a Benchmark Replacement in respect of Loans denominated in any other Eligible Currency;

(i)            the central bank for the Eligible Currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (x) such Benchmark Replacement or (y) the administrator of such Benchmark Replacement, or

(ii)           any working group or committee officially endorsed or convened by: (w) the central bank for the currency in which such Benchmark Replacement is denominated, (x) any central bank or other supervisor that is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement, (y) a group of those central banks or other supervisors or (z) the Financial Stability Board or any part thereof.

“Replacement Date” has the meaning set forth in Section 2.16.

“Replacement Documents” has the meaning set forth in Section 2.16.

“Reporting Agent” means any entity that shall be appointed as agent by or on behalf of the Borrower to deliver, prepare and/or make available the documents, reports and other information required pursuant to Article 7 of the EU Securitisation Regulation.

“Reporting Deadline” has the meaning set forth in Section 5.41.

“Reporting Website” has the meaning set forth in Section 5.41.

“Requested Amount” has the meaning set forth in Section 2.2(c).

“Required Amount” has the meaning set forth in Section 8.3(b).

“Requested Conversion Portion” has the meaning set forth in Section 2.7(b)(i).

“Required S&P Credit Estimate Information” means S&P’s “Anatomy Of A Credit Estimate: What It Means And How We Do It” dated January 14, 2021 and any other available information S&P reasonably requests in order to produce a credit estimate for a particular asset.

“Resignation Effective Date” has the meaning set forth in Section 7.8.

“Resolution Authority” means any body which has authority to exercise any Write-Down and Conversion Powers.

“Restricted Person” is defined in Section 12.17(a).

“Retained Expense Amount” with respect to any Quarterly Payment Date means the amount, if any, by which (x) the sum of the amount determined pursuant to the definition of “Quarterly Cap” for such Quarterly Payment Date and each of the three prior Quarterly Payment Dates exceeds (y) the sum of (i) the aggregate payments made under Section 9.1(a)(i)(A)(2) on such Quarterly Payment Date and each of the three prior Quarterly Payment Dates and (ii) Administrative Expenses paid pursuant to Section 8.2(d) during each of the Due Periods prior to each of the three prior Quarterly Payment Dates.

“Retained Interest” has the meaning assigned to such term in the Retention Letter.

“Retention Holder” means Golub Capital Private Credit Fund, and any successor thereto, as permitted by the Retention Requirements Laws.

“Retention Letter” means a letter relating to the retention of net economic interest in substantially the form of Exhibit G hereto (relating to the EU Retention Requirements), from the Retention Holder and addressed to the Borrower, the Administrative Agent and any Affected Lender on the Amended and Restated Closing Date and for the benefit of any future Affected Lender, which shall include such letter entered into as of the Amended and Restated Closing Date and each letter amending, restating, replacing, supplementing, updating or otherwise modifying such letter.

“Retention Requirement” has the meaning assigned to such term in the Retention Letter.

“Revolving Collateral Loan” means a Collateral Loan that provides the Obligor thereunder with a revolving line of credit or contains an unfunded commitment arising from an extension of credit to an Obligor pursuant to the terms of which amounts borrowed may be repaid and subsequently reborrowed from time to time.

“Revolving Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans to the Borrower during the Commitment Period in the amount set forth opposite such Revolving Lender’s name on the signature pages hereto (or pursuant to an Assignment and Assumption), as such amount may be terminated or reduced (including pursuant to Section 2.7) in accordance with the terms of this Agreement.

“Revolving Lender” means each Person that is listed as a “Revolving Lender” on the signature pages hereto, any Person that shall have become a party hereto pursuant to an Assignment and Assumption in respect of the Revolving Loans and, in each case, their respective successors, in each case other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption in respect of the Revolving Loans.

“Revolving Loans” has the meaning assigned to such term in Section 2.1.

“Sale Proceeds” means all proceeds (excluding accrued interest, if any) received with respect to Collateral as a result of sales of such Collateral less any reasonable expenses incurred by the Borrower, the Collateral Manager or the Collateral Agent (other than amounts payable as Administrative Expenses) in connection with such sales.

“Sanctioned Person” means any Person that is a designated target of any Sanctions or otherwise a subject of any Sanctions, including as a result of being (a) owned or controlled directly or, to the Borrower’s knowledge, indirectly by any Persons (or Person) that are designated targets of any Sanctions, or (b) organized or operating under the laws of, or a resident of, any country that is subject to any country-wide or territory-wide Sanctions.

“Sanctions” means any economic or financial sanctions or trade embargoes (or similar measures) imposed, administered or enforced from time to time by (a) the United States of America (including the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State), (b) the United Nations Security Council, (c) the European Union or (d) Her Majesty’s Treasury of the United Kingdom.

“Scenario Default Rate” means, with respect to the Loans at any time:

(a) during any S&P CDO Monitor Formula Election Period:

(i)            0.137223; plus

(ii)           the quotient of (x) the S&P Weighted Average Rating Factor divided by (y) 8829.01, minus

(iii)          the quotient of (x) the Default Rate Dispersion divided by (y) 20413.6, minus

(iv)          the quotient of (x) the Obligor Diversity Measure divided by (y) 9556.72, minus

(v)           the quotient of (x) the Industry Diversity Measure divided by (y) 2256.55, minus

(vi)          the quotient of (x) the Regional Diversity Measure divided by (y) 40.2751, plus

(vii)         the quotient of (x) the Weighted Average Life divided by (y) 26.7396; or

(b) during any S&P CDO Monitor Model Election Period, an estimate of the cumulative default rate for the Current Portfolio or the Proposed Portfolio, as applicable, determined by the Collateral Manager (which determination shall be made solely by application of the S&P CDO Monitor at such time).

“Scheduled Distribution” means, with respect to any Collateral Loan, for each Due Date, the scheduled payment of principal and/or interest and/or fees due on such Due Date with respect to such Collateral Loan, determined in accordance with the assumptions specified in Section 1.3.

“SEC” means the United States Securities and Exchange Commission.

“Second Lien Loan” means any assignment of or Participation Interest in or other interest in a loan that (a) is not (and that by its terms is not permitted to become) subordinate in right of payment to any other obligation of the Obligor of the loan other than a Senior Secured Loan with respect to the liquidation of such Obligor or the collateral for such loan, (b) is secured by a valid second priority perfected security interest or lien in, to or on specified collateral securing the Obligor’s obligations under the loan the value of which is adequate (in the commercially reasonable judgment of the Collateral Manager, as determined at the time of purchase) to repay the loan in accordance with its terms and to repay all other loans of equal or higher seniority secured by a lien or security interest in the same collateral, which security interest or lien is not subordinate to the security interest or lien securing any other debt for borrowed money other than a Senior Secured Loan on such specified collateral and (c) is not secured solely or primarily by common stock or other equity interests; provided that the limitation set forth in this clause (c) shall not apply with respect to a loan made to a parent entity that is secured solely or primarily by the stock of one or more of the subsidiaries of such parent entity to the extent that (i) the granting by any such subsidiary of a lien on its own property would violate law or regulations applicable to such subsidiary (whether the obligation secured is such loan or any other similar type of indebtedness owing to third parties) and (ii) such subsidiary does not have any Indebtedness (other than current accounts payable in the ordinary course of business, capitalized leases or other similar indebtedness incurred in the ordinary course of business).

“Secured Parties” means, collectively, the Agents, any Interest Hedge Counterparty, the Collateral Administrator, the Custodian, the Collateral Custodian, the Securities Intermediary, the Lenders and, with respect to any fees and expenses otherwise due or incurred in accordance with its duties as Collateral Manager and in accordance with this Agreement, the Collateral Manager.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Intermediary” means Wilmington Trust, National Association, in its capacity as securities intermediary under the Account Control Agreement.

“Securitisation Regulation” means Regulation (EU) 2017/2402 of the European Parliament and of the Council of 12 December 2017 laying down a general framework for securitisation and creating a specific framework for simple, transparent and standardised securitisation, including any implementing regulation, technical standards.

“Seller” means each of GCFF as the “Seller” under each GCFF Assignment Agreement, GCFF III as the “Seller” under each GCFF III Assignment Agreement and GCFF IV as the “Seller” under each GCFF IV Assignment Agreement.

“Selling Institution” means an entity (including, but not limited to, the Seller) obligated to make payments to the Borrower under the terms of a Participation Interest.

“Senior Advance Rate” means, as of any Measurement Date (or other applicable date), the ratio (expressed as a percentage) obtained by dividing:

(a)            the sum of (i) the aggregate outstanding principal amount of all Loans as of such date plus (ii) the Portfolio Exposure Amount for all Collateral Loans as of such date; by

(b)            the sum of (i) the Principal Collateralization Amount as of such date plus (ii) the Portfolio Exposure Amount for all Collateral Loans as of such date.

“Senior Advance Rate Test” means a test satisfied on any Borrowing Date or other date of determination if the Senior Advance Rate at such time is less than or equal to 64.0%.

“Senior Authorized Officer” means, (i) with respect to the Borrower, Collateral Manager or Retention Holder, a member of the structured products group of Golub Capital with direct responsibility for the administration of this Agreement and (ii) with respect to any other Person, any officer of such Person that is a chief executive officer, chief operating officer, chief credit officer, credit committee member, executive vice president or president (or, in each case, any other officer with a position analogous to those identified above and in the case of any limited liability company, any manager) or any other officer responsible for the management or administration of the Collateral or the performance of such Person’s obligations under the Loan Documents.

“Senior Net Leverage Ratio” means respect to any Collateral Loan as of any Measurement Date, either (a) the meaning of “Senior Net Leverage Ratio” or comparable definition set forth in the Related Contracts for such Collateral Loan, or (b) in the case of any Collateral Loan with respect to which the Related Contracts do not include a definition of “Senior Net Leverage Ratio” or comparable definition, the ratio of (i) the senior Indebtedness (including, without limitation, such Collateral Loan) of the applicable Obligor as of the date of determination minus the unrestricted cash of such Obligor as of such date to (ii) EBITDA of such Obligor with respect to the applicable Measurement Date, as calculated by the Collateral Manager in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor in accordance with the requirements of the Related Contracts.

“Senior Secured Loan” means any assignment of, Participation Interest in or other interest in a loan that (a) is secured by a first priority perfected security interest or lien on specified collateral (subject to customary exemptions for permitted liens, including, without limitation, any tax liens), (b) is not (and cannot by its terms become) subordinate in right of payment to any other obligation of the Obligor of the loan (other than with respect to liquidation, trade claims, capitalized leases or similar obligations), (c) the value of the collateral securing the loan at the time of purchase together with other attributes of the Obligor (including, without limitation, its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) is adequate (in the commercially reasonable judgment of the Collateral Manager) to repay the loan in accordance with its terms and to repay all other loans of equal seniority secured by a first lien or security interest in the same collateral, and (d) is not secured solely or primarily by common stock or other equity interests; provided that the limitation set forth in this clause (d) shall not apply with respect to a loan made to a parent entity that is secured solely or primarily by the stock of one or more of the subsidiaries of such parent entity to the extent that (i) the granting by any such subsidiary of a lien on its own property would violate law or regulations applicable to such subsidiary (whether the obligation secured is such loan or any other similar type of indebtedness owing to third parties) and (ii) such subsidiary does not have any Indebtedness (other than current accounts payable in the ordinary course of business, capitalized leases or other similar indebtedness incurred in the ordinary course of business).

“Servicing Standard” means the standard of care applicable to the Collateral Manager set forth in Section 2(a) of the Collateral Management Agreement.

“Set-Up PIK Loan” means a PIK Loan that, in connection with its origination, was set up with terms permitting the deferral or capitalization of payment of accrued and unpaid interest, and did not include such terms as a result of a credit-related workout or restructuring.

“Similar Law” means any federal, state, local or non-U.S. law or regulations that are substantially similar to Section 406 of ERISA or Section 4975 of the Code.

“SOFR” means the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the SOFR Administrator’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR.”

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR.”

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor thereto.

“S&P CDO Monitor” means the dynamic, analytical computer model developed by S&P used to calculate the default frequency in terms of the amount of debt assumed to default as a percentage of the original principal amount of the Collateral Loans consistent with a specified benchmark rating level based upon certain assumptions (including the applicable Weighted Average S&P Recovery Rate) and S&P’s proprietary corporate default studies, as may be amended by S&P from time to time upon notice to the Borrower, the Administrative Agent, the Collateral Manager and the Collateral Administrator. The model is available at https://www.sp.sfproducttools.com/sfdist/login.ex. Each S&P CDO Monitor will be chosen by the Collateral Manager (with notice to the Collateral Administrator) and associated with either (x) a recovery rate for the Loans from the S&P Recovery Rate Matrix and a “Weighted Average Floating Spread” from Schedule E or (y) an Weighted Average S&P Recovery Rate and a Weighted Average Spread confirmed by S&P; provided that the Collateral Manager shall not be permitted to select a spread higher than the current Weighted Average Spread or a recovery rate higher than the current Weighted Average S&P Recovery Rate.

“S&P CDO Monitor Formula Election Date” means the date designated by the Collateral Manager upon at least five Business Days’ prior written notice to S&P, the Administrative Agent and the Collateral Administrator as the date on which the Borrower will cease to utilize the S&P CDO Monitor in determining compliance with the S&P CDO Monitor Test.

“S&P CDO Monitor Formula Election Period” means (i) the period from the Rating Effective Date until the occurrence of an S&P CDO Monitor Formula Election Date and (ii) thereafter, any date on and after an S&P CDO Monitor Formula Election Date. Only one S&P CDO Monitor Formula Election Date may occur following the Closing Date.

“S&P CDO Monitor Model Election Date” means the date designated by the Collateral Manager, at any time after the Closing Date, upon at least five Business Days’ prior written notice to S&P, the Administrative Agent and the Collateral Administrator, as the date on which the Collateral Manager will elect to utilize the S&P CDO Monitor in determining compliance with the S&P CDO Monitor Test.

“S&P CDO Monitor Model Election Period” means any date on and after an S&P CDO Monitor Model Election Date so long as no S&P CDO Monitor Formula Election Date has occurred since such S&P CDO Monitor Model Election Date.

“S&P CDO Monitor Non-Model Adjustments” means, for purposes of determining compliance with the S&P CDO Monitor Test in connection with the Effective Date Report, the Weighted Average Spread will be calculated without giving effect to the final sentence of the definition thereof.

“S&P CDO Monitor Test” means a test that shall be satisfied if on any Measurement Date on and after the Rating Effective Date (and, during any S&P CDO Monitor Model Election Period, following receipt by the Collateral Manager and the Collateral Administrator of the S&P CDO Monitor input files), if, after giving effect to the purchase of a Collateral Loan, the Default Differential of the Proposed Portfolio with respect to the Loans is positive. The S&P CDO Monitor Test shall be considered to be improved if the Default Differential of the Proposed Portfolio that is not positive is greater than the Default Differential of the Current Portfolio.

“S&P Collateral Value” means with respect to any Defaulted Loan or PIKing Loan, the lesser of (i) the S&P Recovery Amount of such Defaulted Loan or PIKing Loan, as of the relevant Measurement Date and (ii) the Market Value of such Defaulted Loan or PIKing Loan, as of the relevant Measurement Date.

“S&P Counterparty Criteria” means with respect to any Participation Interest, a criterion that will be met if immediately after giving effect to such acquisition, the percentage of the Aggregate Principal Balance of the Collateral Loans that consists in the aggregate of Participation Interests with Selling Institutions with the relevant agent bank that have the same or a lower credit rating, does not exceed the “Aggregate Percentage Limit” (in the case of all Selling Institutions) or “Individual Percentage Limit” (in the case of a Selling Institution) set forth below for such credit rating

S&P credit rating of Selling Institution (at or below)	Aggregate Percentage Limit	Individual Percentage Limit
AAA	20%	20%
AA+	10%	10%
AA	10%	10%
AA-	5%	5%
A+	5%	5%
A**	5%	5%
A*** and A-and below	0%	0%

**	Only for so long as the Selling Institution or agent, as applicable, has an S&P long-term unsecured debt rating of at least A and a short-term unsecured debt rating of at least A-1. If such Selling Institution or agent, as applicable, does not have an S&P short-term unsecured debt rating or has an S&P short-term unsecured debt rating of less than A-1, then the minimum S&P rating for purposes of the Counterparty Criteria will be A+.

***	If the Selling Institution or agent, as applicable, does not have a short-term unsecured debt rating by S&P of at least A-1.

“S&P Industry Classification” means each industry identified on Schedule C.

“S&P Rating” means with respect to any Collateral Loan, as of any date of determination, the rating determined in accordance with the following methodology:

(A)            (a) if there is an issuer credit rating of the issuer of such Collateral Loan by S&P as published by S&P, or the guarantor which unconditionally and irrevocably guarantees such Collateral Loan pursuant to a form of guaranty that complies with the then-current S&P criteria, then the S&P Rating shall be such rating (regardless of whether there is a published rating by S&P on the Collateral Loans of such issuer held by the Borrower; provided, that private ratings (that is, ratings provided at the request of the obligor) may be used for purposes of this definition if the related obligor has consented to the disclosure thereof and a copy of such consent has been provided to S&P), or (b) if there is no issuer credit rating of the issuer by S&P but (1) there is a senior secured rating on any obligation or security of the issuer, then the S&P Rating of such Collateral Loan shall be one sub-category below such rating; (2) if clause (1) above does not apply, but there is a senior unsecured rating on any obligation or security of the issuer, the S&P Rating of such Collateral Loan shall equal such rating; and (3) if neither clause (1) nor clause (2) above applies, but there is a subordinated rating on any obligation or security of the issuer, then the S&P Rating of such Collateral Loan shall be one sub-category above such rating; and

(B)            with respect to any Collateral Loan that is a DIP Loan, (a) the S&P Rating thereof will be the credit rating assigned to such issue by S&P and (b) the Collateral Manager (on behalf of the Borrower) will notify S&P if the Collateral Manager has actual knowledge of the occurrence of any material amendment or event with respect to such Collateral Loan that would, in the reasonable business judgment of the Collateral Manager, have a material adverse impact on the credit quality of such Collateral Loan, including any amortization modifications, extensions of maturity, reductions of principal amount owed, or non-payment of timely interest or principal due; provided that, if such DIP Loan was assigned a point-in-time rating by S&P that was withdrawn, the S&P Rating shall be such withdrawn rating until 12 months have elapsed following the assignment of such rating;

(C)            if there is not a rating by S&P on the issuer or on an obligation of the issuer, then the S&P Rating may be determined pursuant to clauses (a) through (c) below:

(a)            if an obligation of the issuer is not a DIP Loan and is publicly rated by Moody’s, then the S&P Rating will be determined in accordance with the methodologies for establishing the Moody’s rating set forth above except that the S&P Rating of such obligation will be (1) one sub-category below the S&P equivalent of the Moody’s rating if such Moody’s rating is “Baa3” or higher and (2) two sub-categories below the S&P equivalent of the Moody’s rating if such Moody’s rating is “Ba1” or lower;

(b)            the S&P Rating may be based on a credit estimate provided by S&P, and in connection therewith, the Borrower, the Collateral Manager on behalf of the Borrower or the issuer of such Collateral Loan shall, prior to or within 30 days after the acquisition of such Collateral Loan, apply (and concurrently submit all available Required S&P Credit Estimate Information in respect of such application) to S&P for a credit estimate which shall be its S&P Rating; provided, that, until receipt from S&P of such estimate, such Collateral Loan shall have an S&P Rating as determined by the Collateral Manager in its sole discretion if the Collateral Manager certifies to the Administrative Agent and the Collateral Administrator that it believes that such S&P Rating determined by the Collateral Manager is commercially reasonable and will be at least equal to such rating; and provided, further, that if such Required S&P Credit Estimate Information is not submitted within such 30-day period, then, pending receipt from S&P of such estimate, the Collateral Loan shall have (1) the S&P Rating as determined by the Collateral Manager for a period of up to 90 days after the acquisition of such Collateral Loan and (2) an S&P Rating of “CCC-” following such 90-day period; unless, during such 90-day period, the Collateral Manager has requested the extension of such period and S&P, in its sole discretion, has granted such request; provided, further, that if the Collateral Loan has had a public rating by S&P that S&P has withdrawn or suspended within six months prior to the date of such application for a credit estimate in respect of such Collateral Loan, the S&P Rating in respect thereof shall be “CCC-” pending receipt from S&P of such estimate, and S&P may elect not to provide such estimate until a period of six months (or such other period as provided in S&P’s then-current criteria) have elapsed after the withdrawal or suspension of the public rating; provided further, that with respect to any Collateral Loan for which S&P has provided a credit estimate, the Collateral Manager (on behalf of the Borrower) will request that S&P confirm or update such estimate annually and pending receipt of such confirmation or new estimate, the Collateral Loan will have the prior estimate; provided further, that the S&P Rating may not be determined pursuant to this clause (b) if the Collateral Loan is a DIP Loan; and provided further, that such credit estimate shall expire 12 months after the acquisition of such Collateral Loan, following which such Collateral Loan shall have an S&P Rating of “CCC-” unless, during such 12-month period, the Borrower applies for renewal thereof in accordance with this Agreement, in which case such credit estimate shall continue to be the S&P Rating of such Collateral Loan until S&P has confirmed or revised such credit estimate, upon which such confirmed or revised credit estimate shall be the S&P Rating of such Collateral Loan; provided, further that such confirmed or revised credit estimate shall expire on the next succeeding 12-month anniversary of the date of the acquisition of such Collateral Loan and (when renewed annually in accordance with this Agreement) on each 12-month anniversary thereafter; provided, further, that the Collateral Manager shall provide notice to S&P of any material amendment or material change to a Collateral Loan subject to this clause (b); provided further, that the Borrower will submit all available Required S&P Credit Estimate Information in respect of such Collateral Loan to S&P notwithstanding that the Borrower is not applying to S&P for a confirmed or updated credit estimate; provided, further, that the Borrower will promptly notify S&P of any material events affecting any Collateral Loan subject to this clause (b) if the Collateral Manager reasonably determines that such notice is required in accordance with S&P’s published criteria for credit estimates titled “Credit FAQ: Anatomy Of A Credit Estimate: What It Means And How We Do It” dated January 14, 2021 (as the same may be amended or updated from time to time);

(c)            with respect to a Collateral Loan that is not a Defaulted Loan, the S&P Rating of such Collateral Loan will at the election of the Borrower (at the direction of the Collateral Manager) be “CCC-” provided, that (i) neither the issuer of such Collateral Loan nor any of its Affiliates are subject to any bankruptcy or reorganization proceedings and (ii) the issuer has not defaulted on any payment obligation in respect of any debt security or other obligation of the issuer at any time within the two year period ending on such date of determination, all such debt securities and other obligations of the issuer that are pari passu with or senior to the Collateral Loan are current and the Collateral Manager reasonably expects them to remain current; provided, further, that, if the Aggregate Principal Balance of the Collateral Loans assigned an S&P Rating of “CCC-” under this clause (C)(c) exceeds 7.5% of the Total Capitalization, the Collateral Manager will use commercially reasonable efforts to provide to S&P the same Required S&P Credit Estimate Information regarding such Collateral Loans as it would be required to provide to S&P under clause (C)(b) above if it were seeking to obtain or maintain a credit estimate for such Collateral Loans; and provided, further, that the Collateral Manager shall provide notice to S&P of any material amendment or material change to a Collateral Loan subject to this clause (c) if the Collateral Manager reasonably determines that such notice is required in accordance with S&P’s publication on credit estimates titled “Credit FAQ: Anatomy Of A Credit Estimate: What It Means And How We Do It” dated January 14, 2021 (as the same may be amended or updated from time to time); or

(D)            (a) with respect to a DIP Loan that has no issue rating by S&P, the S&P Rating of such DIP Loan will be, at the election of the Borrower (at the direction of the Collateral Manager), (x) “CCC-” or, (y) for a period of up to 90 days following the issuance of such DIP Loan (or such earlier date if an S&P Rating is assigned prior to the expiration of such 90-day period), such higher rating as reasonably determined by the Collateral Manager (not to be called into question as a result of subsequent events) so long as the Collateral Manager reasonably expects that such DIP Loan will be assigned an S&P Rating equal to or higher than such S&P Rating determined by the Collateral Manager no later than 90 days after such determination; provided that (i) if such DIP Loan has no issue rating by S&P at the expiration of such 90-day period, the S&P Rating will be, at the election of the Borrower, “CCC-” and (ii) that the Collateral Manager will provide Required S&P Credit Estimate Information with respect to such DIP Loan to S&P, if available and (b) with respect to a Current Pay Obligation, the S&P Rating of such Current Pay Obligation will be the higher of such obligation’s issue rating and “CCC”;

provided that, for purposes of the determination of the S&P Rating, (x) if the applicable rating assigned by S&P to an obligor or its obligations is on “credit watch positive” by S&P, such rating will be treated as being one sub-category above such assigned rating and (y) if the applicable rating assigned by S&P to an obligor or its obligations is on “credit watch negative” by S&P, such rating will be treated as being one sub-category below such assigned rating; provided further that, for purposes of the determination of the S&P Rating, if (x) the issuer or Obligor of any Collateral Loan was a debtor under Chapter 11, during which time such issuer, Obligor or Selling Institution, as applicable, or any of its obligations (including any Collateral Loan) either had an S&P rating of “SD” or “CC” or lower from S&P or had an S&P rating that was withdrawn by S&P and (y) such issuer, Obligor or Selling Institution, as applicable, is no longer a debtor under Chapter 11, then, notwithstanding the fact that such issuer, Obligor or Selling Institution, as applicable, or any of its obligations (including any Collateral Loan) continues to have an S&P rating of “SD” or “CC” or lower from S&P (or, in the case of any withdrawal, continues to have no S&P rating), the S&P Rating for any such obligation (including any Collateral Loan), issuer, Obligor or Selling Institution, as applicable, shall be deemed to be “CCC-”, so long as S&P has not taken any rating action with respect thereto since the date on which the issuer, Obligor or Selling Institution, as applicable, ceased to be a debtor under Chapter 11; provided further that, (i) if any issuer, Obligor or Selling Institution, as applicable, has not exited the applicable bankruptcy proceeding and (ii) the applicable rating assigned by S&P to such issuer, Obligor or Selling Institution, as applicable, or any of its obligations (including any Collateral Loan) has been withdrawn, then the S&P Rating for such issuer, Obligor or Selling Institution, as applicable, or any of its obligations (including any Collateral Loan) shall be deemed to be such withdrawn S&P rating, so long as S&P has not taken any rating action with respect thereto since the date on which such S&P rating was withdrawn.

“S&P Rating Factor” means with respect to each Collateral Loan, the number set forth in the table below opposite the S&P Rating of such Collateral Loan.

S&P Rating	Rating Factor	S&P Rating	Rating Factor
AAA	13.51	BB	1,233.63
AA+	26.75	BB-	1,565.44
AA	46.36	B+	1,982.00
AA-	63.90	B	2,859.50
A+	99.50	B-	3,610.11
A	146.35	CCC+	4,641.40
A-	199.83	CCC	5,293.00
BBB+	271.01	CCC-	5,751.10
BBB	361.17	CC or lower	10,000.00
BBB-	540.42	SD	10,000.00
BB+	784.92	D	10,000.00

“S&P Recovery Amount” means with respect to any Collateral Loan, an amount equal to the product of:

(a)            the S&P Recovery Rate; and

(b)            the Principal Balance of such Collateral Loan.

“S&P Recovery Rate” means with respect to a Collateral Loan, the recovery rate determined in the manner set forth in Schedule E hereto.

“S&P Recovery Rate Matrix” means the S&P Recovery Rate Matrix set forth on Schedule F.

“S&P Weighted Average Rating Factor” means, with respect to all Collateral Loans with an S&P Rating of “CCC-” or higher, (i) the sum of the product of (x) the principal balance of each such Collateral Loan and (y) the S&P Rating Factor divided by (ii) the Aggregate Principal Balance for all such Collateral Loans.

“Specified Change” means any amendment, consent, modification or waiver of, or supplement to, a Related Contract that (a) extends the final maturity of a Collateral Loan beyond the Stated Maturity, (b) reduces or forgives the principal amount of a Collateral Loan (other than a Defaulted Loan that has been a Defaulted Loan for one year or more), (c) reduces the rate of interest payable on a Collateral Loan by more than 25% (other than a Defaulted Loan that has been a Defaulted Loan for one year or more), (d) postpones the Due Date of any Scheduled Distribution in respect of a Collateral Loan by more than three months, (e) subordinates (in right of payment, with respect to liquidation preferences or otherwise) a Collateral Loan, (f) releases any material guarantor or co-obligor of a Collateral Loan from its obligations, (g) releases a material portion of the collateral securing such Collateral Loan (excluding Defaulted Loans and any such releases associated with a prepayment) or (h) changes any of the provisions of a Related Contract specifying the number or percentage of lenders required to effect any of the foregoing.

“Specified PIKing Loan” means a PIKing Loan that is paying in cash an amount less than SOFR (or other applicable benchmark rate) + 1.00% as of any date of determination.

“SPV Subsidiary” has the meaning assigned to such term in Section 4.17(a).

“Standby Directed Investment” means Morgan Stanley Inst. Liquidity Treasury Portfolio 61747C582.

“Stated Maturity” means June 7, 2030.

“Step-Down Loan” means an obligation or security which by the terms of the applicable Related Contracts provides for a decrease in the per annum interest rate on such obligation or security (other than by reason of any change in the applicable index or benchmark rate used to determine such interest rate) or in the spread over the applicable index or benchmark rate, solely as a function of the passage of time; provided that an obligation or security providing for payment of a constant rate of interest or in the spread over the applicable index or benchmark rate at all times after the date of acquisition by the Borrower shall not constitute a Step-Down Loan.

“Step-Up Loan” means an obligation or security which by the terms of the applicable Related Contracts provides for an increase in the per annum interest rate on such obligation or security, or in the spread over the applicable index or benchmark rate, solely as a function of the passage of time; provided that an obligation or security providing for payment of a constant rate of interest or in the spread over the applicable index or benchmark rate at all times after the date of acquisition by the Borrower shall not constitute a Step-Up Loan.

“Structured Finance Obligation” means any obligation issued by a special purpose entity secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any Obligor (excluding any loan made to an operating business that buys, sells and/or liquidates such assets in the ordinary course of business), including (but not limited to) collateralized debt obligations, collateralized loan obligations, asset backed securities and mortgage backed securities or any re-securitization thereof.

“Subordinated Note” means the unsecured subordinated notes issued pursuant to this Agreement and the Subscription Agreements and having the characteristics specified in Section 2.14 and the applicable Subscription Agreement.

“Subordinated Note Documents” means this Agreement, the Subscription Agreements, the Transfer Agreements (if any) and the Subordinated Notes (if any).

“Subordinated Note Register” has the meaning assigned to such term in Section 2.14(d).

“Subordinated Note Registrar” has the meaning assigned to such term in Section 2.14(d).

“Subordinated Noteholder” means with respect to any Subordinated Note, the Person in whose name such Subordinated Note is registered in the Subordinated Note Register, and its respective successors and permitted assigns.

“Subscription Agreement” means each Subscription Agreement for the Subordinated Notes delivered by each holder of the Initial Subordinated Notes and each purchaser (other than a holder of Initial Subordinated Notes) of Subordinated Notes in a new issuance of Subordinated Notes after the Closing Date, substantially in the form set forth on Exhibit O hereto, as the same may from time to time be amended, supplemented or otherwise modified.

“Subsidiary” means any corporation, limited partnership, limited liability company or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

“Supported QFC” has the meaning set forth in Section 15.1.

“Synthetic Security” means a security or swap transaction, other than a Participation Interest, that has payments associated with either payments of interest on and/or principal of a reference obligation or the credit performance of a reference obligation.

“Target Initial Par Amount” means (i) for purposes of the Target Initial Par Condition, $781,250,000 and (ii) for purposes of the Adjusted Break-Even Default Rate, $781,250,000.

“Target Initial Par Condition” means a condition that is satisfied if, as of the end of the Effective Period, the sum of (i) the Aggregate Principal Balance of all Collateral Loans (x) that are held by and have been settled with the Borrower and (y) for which the Borrower has entered into a binding commitment to acquire (solely with amounts in the Covered Accounts, including Eligible Investments, constituting Principal Proceeds) but has not yet settled plus (ii) the amount of any proceeds of prepayments, maturities or redemptions of Collateral Loans purchased by the Borrower prior to such date and any other amounts in the Covered Accounts, including Eligible Investments, constituting Principal Proceeds (other than, for purposes of this subclause (ii), any such amounts that have been reinvested, or committed to be reinvested, in Collateral Loans or Eligible Investments by the Borrower on or prior to the Effective Date) equals or exceeds the Target Initial Par Amount; provided that for purposes of this definition, any Collateral Loan that becomes a Defaulted Loan prior to the Effective Date shall be treated as having a Principal Balance equal to its Recovery Value.

“Tax Account Reporting Rules” means FATCA, and any other laws, intergovernmental agreements, administrative guidance or official interpretations, adopted or entered into on, before or after the date of this Agreement, by one or more governments providing for the collection of financial account information and the automatic exchange of such information between or among governments for purposes of improving tax compliance, and any laws, intergovernmental agreements or other guidance adopted pursuant to the global standard for automatic exchange of financial account information issued by the Organisation for Economic Co-operation and Development.

“Tax Account Reporting Rules Compliance” means compliance with Tax Account Reporting Rules as necessary to avoid (a) fines, penalties or other sanctions imposed on the Borrower or any of its directors or (b) the withholding or imposition of tax from or in respect of payments to or for the benefit of the Borrower.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings (including backup withholding), assessments, or fees imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make Term Loans to the Borrower on the Initial Borrowing Date in the amount set forth opposite such Term Lender’s name on the signature pages hereto (or pursuant to an Assignment and Assumption), as such amount may be terminated or reduced (including pursuant to Section 2.7) from time to time in accordance with the terms of this Agreement.

“Term Lender” means each Person that is listed as a “Term Lender” on the signature pages hereto, any Person that shall have become a party hereto pursuant to an Assignment and Assumption in respect of a Term Loan, any Person that shall have converted all or a portion of its Revolving Loans into Term Loans pursuant to Section 2.7(b) of this Agreement and, in each case, their respective successors, in each case other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption in respect of its Term Loans.

“Term Loan” has the meaning assigned to such term in Section 2.1.

“Term SOFR” means, with respect to any Term SOFR Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m. (Chicago time) two U.S. Government Securities Business Days period to the commencement of such Interest Period (such day, a “Term SOFR Determination Day”), as such rate is published by the CME Term SOFR Administrator. If by 5:00 p.m. (New York City time) on such Term SOFR Determination Day, “Term SOFR” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then the Term SOFR for such Term SOFR Determination Day will be Term SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which Term SOFR was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than three Business Days prior to such Term SOFR Determination Day. Notwithstanding the foregoing, if Term SOFR as so determined would be less than the Floor, such rate shall be deemed equal to the Floor for the purposes of this Agreement.

“Term SOFR Borrowing” means, as to any Borrowing, the Term SOFR Loans comprising such Borrowing.

“Term SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR.

“Term SOFR Reference Rate” means, for any day and any time, with respect to any Term SOFR Borrowing and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.

“Total Capitalization” means, at any time, the higher of (a) the Commitments plus outstanding Subordinated Notes and (b) the sum of (i) the Aggregate Principal Balance of the Collateral Loans (excluding any Defaulted Loans), plus (ii) the aggregate amount of cash and the principal balance of Eligible Investments on deposit in the Collection Account, plus (iii) the aggregate amount of undrawn Term Commitments (so long as the Commitment Period in the case of the Term Commitments has not ended), plus (iv) the aggregate amount of the Undrawn Commitments, plus (v) the Exposure Amount, plus (vi) the Recovery Value of the Defaulted Loans, minus (vii) so long as any Coverage Test is not satisfied, the aggregate amounts of any repayments of principal in respect of the Revolving Loans in accordance with Section 9.1(a)(i)(E) and Section 9.1(a)(ii)(B).

“Total Commitment” means, as of any date of determination, the aggregate amount of the Commitments on such date, which as of the Closing Date is $500,000,000 (as such amount may be reduced or increased from time to time pursuant to Section 2.7).

“Total Revolving Commitment” means, as of any date of determination with respect to any Revolving Lender, the applicable aggregate amount of Revolving Commitments set forth opposite such Revolving Lender’s name on Annex A.

“Total Term Commitment” means, as of any date of determination with respect to any Term Lender, the applicable aggregate amount of Term Commitments set forth opposite such Term Lender’s name on Annex A.

“Transfer Agreement” means each transfer agreement for a Subordinated Note delivered by each transferor and transferee of such Subordinated Note, substantially in the form set forth on Exhibit Q hereto, as the same may from time to time be amended, supplemented or otherwise modified.

“Transparency Reports” has the meaning set forth in Section 5.41.

“Transparency Requirements” means the requirements of Article 7 of the EU Securitisation Regulation, together with any guidance published in relation thereto by ESMA, including any regulatory and/or implementing technical standards, provided that any reference to the Transparency Requirements shall be deemed to include any successor or replacement provisions of Article 7 of the EU Securitisation Regulation included in any European Union directive or regulation.

“Trust Agreement” means that certain Second Amended and Restated Trust Agreement of GCP SG Warehouse 2022-1, dated on or about the Amended and Restated Closing Date, among Golub Capital Private Credit Fund, as trust manager and beneficial owner, Donald J. Puglisi, as an independent manager, and the Delaware Trustee, as may be amended from time to time in accordance with the terms thereof.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning set forth in Section 15.1.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 11.4.

“UK Bail-In Legislation” means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolutions of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“UK Financial Institution” means any BRRD Undertakings (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York, except as otherwise specified in this Agreement.

“Undrawn Commitment” means, with respect to any Revolving Lender at any time, an amount (which may not be less than zero) equal to (i) such Lender’s Revolving Commitment at such time minus (ii) the aggregate outstanding principal amount of Revolving Loans held by such Revolving Lender at such time.

“United States” means the United States of America, including the states and the District of Columbia, but excluding its territories and possessions.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Weighted Average Coupon” means, with respect to Fixed Rate Obligations (excluding Defaulted Loans), as of any date, the number obtained by:

(x)            summing (i) the sum of the products obtained by multiplying the required cash-pay portion of the interest coupon of each such Fixed Rate Obligation (plus any other fees (such as anniversary fees, commitment fees, etc.) (not including any fee covered in clause (ii)) that are contractually required to be paid) as of such date by the Principal Balance of each such Collateral Loan as of such date and (ii) the sum of the products obtained by multiplying, with respect to each such Collateral Loan that is a Revolving Collateral Loan or a Delayed Funding Loan, the related commitment or undrawn fee as of such date by the Exposure Amount of each such Collateral Loan as of such date, and

(y)            dividing such sum by the Aggregate Principal Balance plus the Exposure Amount of all such Collateral Loans, and rounding the result up to the nearest 0.001%; provided that if the foregoing amount is less than 6.0%, then all or a portion of the Weighted Average Coupon Adjustment, if any, as of such date, to the extent not exceeding such shortfall, shall be added to such result.

“Weighted Average Coupon Adjustment” means, as of any date, a fraction (expressed as a percentage), the numerator of which is equal to the product of (i) the excess, if any, of the Weighted Average Spread for such date over the Weighted Average Spread selected by the Collateral Manager at such time in connection with the S&P CDO Monitor Test and (ii) the Aggregate Principal Balance plus the Exposure Amount of all Floating Rate Obligations (excluding Defaulted Loans), and the denominator of which is the Aggregate Principal Balance plus Exposure Amount of all Fixed Rate Obligations (excluding Defaulted Loans). In computing the Weighted Average Coupon Adjustment on any date, the Weighted Average Spread for such Measurement Date shall be computed as if the Weighted Average Spread Adjustment was equal to zero.

“Weighted Average Life” means, as of any Measurement Date, the number obtained by (a) for each Collateral Loan (other than a Defaulted Loan), multiplying the amount of each Scheduled Distribution of principal (treating each Revolving Collateral Loan and Delayed Funding Loan as if the same were fully funded) to be paid after such Measurement Date by the number of years (rounded to the nearest hundredth) from such Measurement Date until such Scheduled Distribution of principal is due; (b) summing all of the products calculated pursuant to clause (a); and (c) dividing the sum calculated pursuant to clause (b) by the sum of all Scheduled Distributions (treating each Revolving Collateral Loan and Delayed Funding Loan as if the same were fully funded) of principal due on all the Collateral Loans (other than Defaulted Loans) as of such Measurement Date.

“Weighted Average Rating” means the number obtained by (a) multiplying the Principal Balance of each Collateral Loan (excluding any Defaulted Loan) by its S&P Rating Factor on any date of determination; (b) summing the products obtained in clause (a) for all Collateral Loans; (c) dividing the sum obtained in clause (b) by the Aggregate Principal Balance of all Collateral Loans (excluding any Defaulted Loan that is not a Current Pay Obligation) on such date of determination; and (d) rounding the result to the nearest whole number; provided that any Collateral Loans the ratings of which have been determined by the Collateral Manager for the period set forth in clause (d) of the definition of “S&P Rating” shall be excluded from the calculations made under this definition for the duration of such period.

“Weighted Average S&P Recovery Rate” means as of any date of determination, the number, expressed as a percentage and determined for the Loans, obtained by summing the products obtained by multiplying the Principal Balance of each Collateral Loan (excluding any Defaulted Loan) by its corresponding recovery rate as determined in accordance with Schedule E hereto, dividing such sum by the Aggregate Principal Balance of all Collateral Loans (excluding any Defaulted Loan), and rounding to the nearest tenth of a percent.

“Weighted Average Spread” means, with respect to Floating Rate Obligations (in each case excluding Defaulted Loans), as of any date, the number obtained by:

(x) summing (i) the sum of the products obtained by multiplying the excess of the cash-pay portion of the interest rate payable on such Collateral Loan (plus for any Collateral Loan, any other fees (such as anniversary fees, commitment fees, etc.) (not including any fee covered in clause (ii)) that are contractually required to be paid) (such rate stated as a per annum rate) over the Applicable Interest Rate as then in effect (which spread or excess may be expressed as a negative percentage) by the Principal Balance of each Collateral Loan as of such date and (ii) the sum of the products obtained by multiplying, with respect to each such Collateral Loan that is a Revolving Collateral Loan or a Delayed Funding Loan, the related commitment or undrawn fee as of such date by the Exposure Amount of each such Collateral Loan as of such date; and

(y) dividing such sum by the Aggregate Principal Balance plus the Exposure Amount of all such Collateral Loans, and rounding the result up to the nearest 0.001%;

provided that, if the foregoing amount is less than the Weighted Average Spread selected by the Collateral Manager at such time in connection with the S&P CDO Monitor Test, then all or a portion of the Weighted Average Spread Adjustment, if any, as of such date, to the extent not exceeding such shortfall, shall be added to such result.

For purposes of calculating the Weighted Average Spread, with respect to any Floor Obligation, the stated interest rate spread on such Collateral Loan over the applicable benchmark shall be deemed to be equal to the sum of (x) the stated interest rate spread over the applicable benchmark and (y) the excess, if any, of the specified “floor” rate relating to such Collateral Loan over such benchmark as in effect for the current Interest Period (or portion thereof, in the case of the first Interest Period following the Closing Date).

“Weighted Average Spread Adjustment” means, as of any date, a fraction (expressed as a percentage), the numerator of which is equal to the product of (i) the excess, if any, of the Weighted Average Coupon for such date over 6.0% and (ii) the Aggregate Principal Balance plus the Exposure Amount of all Fixed Rate Obligations (in each case excluding Defaulted Loans), and the denominator of which is the Aggregate Principal Balance plus the Exposure Amount of all Floating Rate Obligations as of such date (in each case excluding Defaulted Loans). In computing the Weighted Average Spread Adjustment on any Measurement Date, the Weighted Average Coupon for such date shall be computed as if the Weighted Average Coupon Adjustment was equal to zero.

“Write-Down and Conversion Powers” means:

(a)            with respect to any Bail-In Legislation described in the EU Bail-In Legislation Schedule, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)            with respect to the United Kingdom, any powers under the UK Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers.

“Zero Coupon Loan” means a Collateral Loan that at the time of acquisition does not by its terms provide for periodic payments of interest in Cash.

Section 1.2      Accounting Terms and Determinations and UCC Terms.

(a)            Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP as in effect from time to time.

(b)            Unless otherwise specified herein and unless the context requires a different meaning, all terms used herein that are defined in Articles 8 and 9 of the UCC are used herein as so defined.

(c)            All references to an S&P rating of the Loans and any references related thereto (including Rating Condition and any provisions relating to the provision of 17g-5 information) (but, for the avoidance of doubt, excluding S&P Ratings, including credit estimates, on the Collateral Loans, which shall be required at all times in accordance with the terms hereof) including all notices, confirmations, requests, consents, obligations or requirements in connection therewith shall not be effective or impose any obligations or duties on any party or confer any right upon S&P, unless and until the Rating Effective Date and shall be subject to Section 5.40. Any reference herein to notice or other delivery to be provided to S&P shall no longer be applicable if after the Rating Effective Date, S&P is no longer rating any Loans (whether or not so specified herein).

Section 1.3      Assumptions and Calculations with respect to Collateral Loans. In connection with all calculations required to be made pursuant to this Agreement with respect to Scheduled Distributions on any Collateral Loans, or any payments on any other assets included in the Collateral, with respect to the sale of and reinvestment in Collateral Loans, and with respect to the income that can be earned on Scheduled Distributions on such Collateral Loans and on any other amounts that may be received for deposit in the Collection Account, the provisions set forth in this Section 1.3 shall be applied. The provisions of this Section 1.3 shall be applicable to any determination or calculation that is covered by this Section 1.3, whether or not reference is specifically made to Section 1.3, unless some other method of calculation or determination is expressly specified in the particular provision.

(a)            Scheduled interest due on Collateral Loans on which payments are subject to foreign withholding taxes, including on any Collateral Loans held by an SPV Subsidiary with respect to which payments are subject to foreign withholding taxes, will be the minimum net amount to be received after giving effect to the maximum permitted withholding and to any “gross-up” payments required to be made by the related Obligor pursuant to such loan’s Related Contracts.

(b)            Notwithstanding any other provision of this Agreement to the contrary, all monetary calculations under this Agreement shall be in Dollars.

(c)            The determination of the percentage of Total Capitalization that would be represented by a specified type of Collateral Loans will be calculated by dividing the Aggregate Maximum Principal Balance of such specified type of Collateral Loans by Total Capitalization. For purposes of this Section 1.3(c), a “type” of Collateral Loan shall correspond to each clause of the definition of “Concentration Limitations” and to each reference to Current Pay Obligations in the respective provisos to the definitions of Current Pay Obligation and Defaulted Loan.

(d)            Any portion of a Collateral Loan or other loan or security owned of record by the Borrower that has been assigned by the Borrower to a third party and released from the Lien of this Agreement in accordance with the terms hereof shall no longer constitute Collateral or a Collateral Loan hereunder.

(e)            For purposes of calculating the Coverage Tests, except as otherwise specified in the Coverage Tests, such calculations will not include scheduled interest and principal payments on Defaulted Loans unless or until such payments are actually made.

(f)            For each Due Period and as of any date of determination, the Scheduled Distribution on any Collateral Loans (other than Defaulted Loans, which, except as otherwise provided herein, shall be assumed to have a Scheduled Distribution of zero) shall be the sum of (i) the total amount of payments and collections to be received during such Due Period in respect of such Collateral Loans (including the proceeds of the sale of such Collateral Loans received and, in the case of sales which have not yet settled, to be received during such Due Period) and not reinvested in additional Collateral Loans or retained in the Collection Account for subsequent reinvestment pursuant to Section 8.2 that, if received as scheduled, will be available in the Collection Account at the end of such Due Period and (ii) any such amounts received in prior Due Periods that were not disbursed on a previous Quarterly Payment Date or retained in the Collection Account for subsequent reinvestment pursuant to Section 8.2.

(g)            Each Scheduled Distribution receivable with respect to a Collateral Loan shall be assumed to be received on the applicable Due Date, and each such Scheduled Distribution shall be assumed to be immediately deposited in the Collection Account to earn interest at the Assumed Investment Rate. All such funds shall be assumed to continue to earn interest until the date on which they are required to be available in the Collection Account for application, in accordance with the terms hereof, to payments of principal of or interest on the Loans and the Subordinated Notes or other amounts payable pursuant to this Agreement.

(h)            References in the Priority of Payments to calculations made on a “pro forma basis” shall mean such calculations after giving effect to all payments, in accordance with the Priority of Payments, that precede (in priority of payment) or include the clause in which such calculation is made.

(i)            For purposes of calculating all Concentration Limitations, in the numerator of any component of the Concentration Limitations, Defaulted Loans will be treated as having a Maximum Principal Balance equal to zero.

(j)            Except as otherwise provided herein, Defaulted Loans will not be included in the calculation of the Collateral Quality Test.

(k)            For purposes of calculating the Coverage Tests, the Collateral Quality Test and the Concentration Limitations, capitalized or deferred interest (and any other interest that is not paid in cash) on Collateral Loans will be excluded other than any capitalized or deferred interest that is acquired using Principal Proceeds or the proceeds of any Borrowing.

(l)            References in this Agreement to the Borrower’s “purchase” or “acquisition” of a Collateral Loan include references to the Borrower’s receipt by contribution from the Seller of such Collateral Loan. Portions of the same Collateral Loan acquired by the Borrower on different dates (whether through purchase or receipt by contribution thereof, but excluding subsequent draws under Revolving Collateral Loans or Delayed Funding Loans) will, for purposes of determining the purchase price of such Collateral Loan, be treated as separate purchases on separate dates (and not a weighted average purchase price for any particular Collateral Loan).

(m)            For purposes of calculating the Weighted Average Spread or Weighted Average Coupon, (i) a Collateral Loan that is a Step-Down Loan will be treated as having the lowest per annum interest rate or spread over the applicable index or benchmark rate over the remaining maturity of such Collateral Loan and (ii) a Collateral Loan that is a Step-Up Loan will be treated as having the then current per annum interest rate or spread over the applicable index or benchmark rate.

(n)            For purposes of calculating compliance with any tests under this Agreement (including without limitation the Coverage Tests, the Collateral Quality Test, Senior Advance Rate Test and the Concentration Limitations), the trade date (and not the settlement date) with respect to any acquisition or disposition of a Collateral Loan or Eligible Investment shall be used to determine whether and when such acquisition or disposition has occurred.

(o)            For purposes of calculating the Principal Collateralization Amount and the Investment Criteria Adjusted Balance, Discount Loans shall be allocated so as to result in the lowest possible calculation of the Principal Collateralization Amount and the Investment Criteria Adjusted Balance.

(p)            For the purposes of the S&P CDO Monitor Test and all related definitions, the principal balance of any Equity Security (including Equity Securities held by an SPV Subsidiary) shall be deemed to be zero.

(q)            For the avoidance of doubt, neither a failure to satisfy the Eligibility Criteria upon the acquisition of a debt obligation nor a breach of Section 5.12 shall occur solely as a result of any property of an Obligor being subject to a Lien imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith.

(r)            To the extent an Administrative Officer of the Collateral Administrator reasonably determines there is an ambiguity in the interpretation of any definition or term contained in this Agreement or to the extent an Administrative Officer of the Collateral Administrator reasonably determines that more than one methodology can be used to make any of the determinations or calculations set forth herein, the Collateral Administrator shall request direction from the Collateral Manager as to the interpretation and/or methodology to be used, and the Collateral Manager may, but shall have no obligation to, or responsibility or liability as a result of, provide such direction, and the Collateral Administrator and the Collateral Agent shall be entitled to conclusively rely thereon without any responsibility or liability therefor.

(s)            Any direction or Borrower Order required hereunder relating to the purchase, acquisition, sale, disposition or other transfer of the Collateral Loans may be in the form of a trade ticket, confirmation of trade, instruction to post or to commit to the trade or similar instrument or document or other written instruction (including by email or other electronic communication or file transfer protocol) from the Borrower on which the Collateral Agent and Collateral Administrator may rely. Furthermore, with respect to any instruction to the Collateral Agent hereunder relating to the transfer of amounts on deposit in any of the Covered Accounts, a copy of such instruction shall also be required to be given to the Collateral Administrator.

(t)            Any use of the term “knowledge” or “actual knowledge” in this Agreement shall mean actual knowledge after due inquiry.

(u)            For purposes of this Agreement, an Event of Default shall be deemed to be continuing until it is waived in accordance with Section 12.5 or cured in accordance with this Agreement.

Section 1.4      Cross-References; References to Agreements. “Herein”, “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision. Unless otherwise specified, references in this Agreement to any Article, Section, Schedule or Exhibit are references to such Article or Section of, or Schedule or Exhibit to, this Agreement, and references in any Article, Section, Schedule or definition to any subsection or clause are references to such subsection or clause of such Article, Section, Schedule or definition. Unless otherwise specified, all references herein to any agreement or instrument shall be interpreted as references to such agreement or instrument as it may be amended, supplemented or restated from time to time in accordance with its terms and the terms of this Agreement and the other Loan Documents. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”.

Section 1.5      Reference to Secured Parties. (a) In each case herein where any payment or distribution is to be made or notice is to be given to the “Secured Parties” or the Subordinated Noteholders, (i) such payments and distributions in respect of the Lenders and the Subordinated Noteholders, as applicable, shall be made to the Collateral Agent for distribution to the Lenders or the Subordinated Noteholders, as applicable, (ii) such notices in respect of the Lenders shall be made to the Administrative Agent and (iii) such notices in respect of the Subordinated Noteholders shall be made to the Collateral Agent (together with an instruction to the Collateral Agent to forward such notice to the Subordinated Noteholders).

(b)            Any reference herein to notice or other delivery to be provided to any Lender or S&P shall no longer be applicable after the Loan Payoff Date if all Commitments have been terminated (whether or not so specified herein).

(c)            Any reference herein to a consent to be obtained from any Lender or S&P shall no longer be applicable after the Loan Payoff Date if all Commitments have been terminated (whether or not so specified herein).

(d)            Any reference herein to notice or other delivery to be provided to S&P shall no longer be applicable if S&P is no longer rating any Loans (whether or not so specified herein).

ARTICLE II

THE LOANS and the subordinated notes

Section 2.1      The Commitments. On the terms and subject to the applicable conditions hereinafter set forth, including, without limitation, Article III:

(a)            each Revolving Lender severally agrees to make loans to the Borrower (each, a “Revolving Loan”) from time to time on any Business Day during the period from the Closing Date through the end of the Commitment Period, in each case in an aggregate principal amount at any one time outstanding up to but not exceeding (i) such Lender’s Revolving Commitment and (ii) as to all Lenders, the Total Revolving Commitment at such time; provided that the Eligible Currency Loans shall be made solely by the Multicurrency Lenders and the Dollar Loans shall be made solely by the Dollar Lenders, in each case in accordance with Section 2.13; and

(b)            each Term Lender severally agrees to make loans to the Borrower (each, a “Term Loan”) from time to time on any Business Day during the period from the Closing Date through the end of the Commitment Period in an aggregate principal amount at any one time outstanding up to but not exceeding (i) such Term Lender’s Term Commitment and (ii) as to all Term Lenders, the Total Term Commitment at such time; provided that the Eligible Currency Loans shall be made solely by the Multicurrency Lenders and the Dollar Loans shall be made solely by the Dollar Lenders, in each case in accordance with Section 2.13.

Within such limits and subject to the other terms and conditions of this Agreement, the Borrower may borrow (and re-borrow) Revolving Loans under this Section 2.1 and prepay Revolving Loans under Section 2.7. Term Loans, once repaid, may not be reborrowed.

Each Revolving Lender severally agrees, on the last day of the Reinvestment Period (except if the Reinvestment Period terminates as a result of clause (b) or (d) of the definition thereof) to make a Revolving Loan (and the Borrower hereby directs that such Revolving Loan be made) in an amount equal to its Percentage Share of the Exposure Amount (less the amount on deposit in the Future Funding Reserve Account) as of the date such Revolving Loan is made (such Revolving Loan, the “Future Funding Reserve Loan”), but only to the extent that its Percentage Share does not exceed its Undrawn Commitment. The Borrower shall deposit the proceeds of such Loans in the Future Funding Reserve Account such that the amounts on deposit in the Future Funding Reserve Account equal the Exposure Amount.

Section 2.2      Making of the Loans.

(a)            If the Borrower desires to request a Borrowing it shall give the Agents a written notice in substantially the form set forth on Exhibit B hereto (each, a “Notice of Borrowing”), which Notice of Borrowing shall promptly be sent by the Administrative Agent to each Revolving Lender not later than 11:00 a.m. (New York time), at least (i) for any Borrowing denominated in Dollars, one (1) Business Day prior to the day of the requested Borrowing and (ii) for any Borrowing denominated in an Eligible Currency other than Dollars, two (2) Business Days prior to the day of the requested Borrowing.

(b)            Each Notice of Borrowing shall be dated the date the request for the related Borrowing is being made, signed by an Authorized Officer of the Borrower and otherwise be appropriately completed. The proposed Borrowing Date specified in each Notice of Borrowing shall be a Business Day falling during the Commitment Period.

(c)            The amount of the Borrowing requested in each Notice of Borrowing (the “Requested Amount”) shall be at least equal to the least of (i) $250,000, 250,000 CADs or 250,000 Euros and integral multiples of $1,000, 1,000 CADs or 1,000 Euros, as applicable, in excess thereof, (ii) with respect to Eligible Currency Loans not denominated in Dollars, the Foreign Currency Sublimit on such day minus the Foreign Currency Loan Amount and (iii) the aggregate Undrawn Commitments.

(d)            Notices of Borrowing shall be irrevocable.

(e)            Each Lender shall, not later than 1:00 p.m. (New York time) on each Borrowing Date in respect of the Revolving Loan to be funded by it hereunder, make its Percentage Share of the applicable Requested Amount available to the Borrower by disbursing such funds in the applicable Eligible Currency to an account specified by the Borrower in the Notice of Borrowing.

(f)            The failure of any Lender to fund any Loan on a Borrowing Date hereunder shall not relieve any other Lender of any obligation hereunder to fund any Loan on such date. Notwithstanding the foregoing and any other provision to the contrary contained herein, if any Revolving Lender shall have failed to fund its Percentage Share of a previously requested Revolving Loan on the applicable date of Borrowing and the Borrower provides a new Notice of Borrowing as a result of such failure to fund, then, in each such case, if necessary to make such Borrowing, the Borrower shall be permitted a single additional Revolving Loan without regard to the minimum funding limit set forth herein.

Section 2.3      Evidence of Indebtedness; Notes.

(a)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to it and resulting from the Loans made by such Lender to the Borrower, from time to time, including the amounts of principal and interest thereon and paid to it, from time to time hereunder. Notwithstanding any provision herein to the contrary, the parties hereto intend that the Loans made hereunder shall constitute a “loan” and not a “security” for purposes of Section 8-102(15) of the UCC.

(b)            The Administrative Agent shall maintain, in accordance with its usual practices, accounts in which it will record (i) the amount of each Loan made hereunder to the Borrower, (ii) the amount of any principal due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any principal sum paid by the Borrower hereunder and each Lender’s share thereof.

(c)            The entries maintained in the accounts maintained pursuant to clauses (a) and (b) of this Section 2.3 shall, absent manifest error, be prima facie evidence of the existence and amounts of the Loans therein recorded; provided that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. In the event of a conflict between the entries maintained by a Lender and those maintained by the Administrative Agent, the records of the Administrative Agent shall control.

(d)            Any Lender may request that its Loans to the Borrower be evidenced by a Note. In such event, the Borrower shall promptly prepare, execute and deliver to such Lender a Note (or Notes) payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, to the extent reflected in the Register, the Loans of such Lender evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.6) be represented by one or more Notes payable to such Lender (or registered assigns pursuant to Section 12.6), except to the extent that such Lender (or registered assignee) subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in clauses (a) and (b) of this Section 2.3. At the time of any payment or prepayment in full of the Loans evidenced by any Note, such Note shall be surrendered to the Administrative Agent promptly (but no more than five Business Days) following such payment or prepayment in full. Any such Note shall be cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 2.4      Maturity of Loans and Subordinated Notes. Each Loan and each Subordinated Note shall mature, and the principal amount thereof shall be due and payable, on the Stated Maturity.

Section 2.5      Interest Rates.

(a)            The Dollar Loans shall be Term SOFR Loans, except as otherwise provided in this Agreement, including without limitation, in Sections 11.1 and 11.2.

(b)            The Loans shall bear interest on the unpaid principal amount thereof, for each day such Loan is outstanding during each Interest Period applicable thereto, at a rate per annum equal to the Applicable Rate with respect thereto. Such interest shall be payable for each Interest Period on the Quarterly Payment Date immediately following the end of such Interest Period and on the Stated Maturity and as otherwise set forth herein and shall be calculated by the Administrative Agent pursuant to Section 2.10.

(c)            In the event that, and for so long as, an Event of Default shall have occurred and be continuing, the outstanding principal amount of the Loans, and, to the extent permitted by Applicable Law, overdue interest in respect of all Loans, shall bear interest for each day at the annual rate of the sum of (i) the Applicable Rate for such Loan for such day plus (ii) two percent (the “Post-Default Rate” for such Loan).

(d)            The Administrative Agent shall determine each interest rate applicable to the Loans hereunder for any Interest Period or portion thereof pursuant to this Section 2.5 and the related definitions. The Administrative Agent shall give prompt notice to the Borrower and the participating Lenders, the Collateral Agent and the Collateral Administrator of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, the Collateral Agent or any Lender, deliver to the Borrower, the Collateral Agent or such Lender, as the case may be, a statement showing the quotations and demonstrating the calculations used by the Administrative Agent or the relevant CP Lender, its Program Manager or its funding agent, as applicable, in determining any interest rate pursuant to this Section 2.5.

(e)            No interest shall accrue on the Subordinated Notes. The Subordinated Notes will receive as distributions on each Quarterly Payment Date and any other dates fixed for payment of the Interest Proceeds and Principal Proceeds payable on the Subordinated Notes, if any, as set forth in the Priority of Payments.

Section 2.6      Commitment Fees.

(a)            Commitment Fees Payable. The Borrower shall, subject to Section 11.5(b)(ii)(y), pay to the Revolving Lenders pursuant to Section 6.4 or 9.1, as applicable, ratably in proportion to their respective Percentage Shares, a commitment fee (a “Commitment Fee”) accruing for each day during each Interest Period at a per annum rate equal to 0.50% of the sum of (i) the undrawn amount of the Total Revolving Commitment and (ii) the undrawn amount of the Total Term Commitment as of the end of such day; provided that if the Revolving Commitment of any Revolving Lender is reduced as the result of a Bail-In Action, the Commitment Fee payable to such Revolving Lender shall be calculated based on its Revolving Commitment as so reduced.

The Commitment Fees shall be payable quarterly in arrears on the Quarterly Payment Date immediately following each Interest Period for which such fees accrue as provided in the Priority of Payments and shall be calculated by the Administrative Agent pursuant to Section 2.10.

(b)            Fees Non-Refundable. All fees set forth in this Section 2.6 shall be deemed to have been earned on the date such payment is due in accordance with the provisions of this Agreement and shall be non-refundable. The obligation of the Borrower to pay such fees in accordance with the provisions of this Agreement shall be binding upon the Borrower and shall inure to the benefit of the Revolving Lenders regardless of whether any Revolving Loans are actually made.

Section 2.7      Reduction of Commitments; Conversion; Prepayments.

(a)            Reduction and Termination.

(i)            The Total Commitment (and the Commitment of each Lender) shall be automatically reduced to zero at 5:00 p.m. (New York time) on the last day of the Commitment Period.

(ii)            The Borrower shall have the right at any time to reduce (including a reduction in full that results in a termination of the Revolving Commitments) the Total Revolving Commitment by an amount specified by the Borrower (such amount, the “Commitment Reduction Amount”) upon not less than one Business Day’s prior notice to the Revolving Lenders, S&P, the Collateral Agent and the Administrative Agent, which notice shall specify the effective date of such reduction, and on such effective date the Total Revolving Commitment shall be reduced by the Commitment Reduction Amount; provided that the Borrower shall only have the right to terminate the Revolving Commitments if all amounts in respect of the Revolving Loans and all other Obligations with respect thereto due under this Agreement and the other Loan Documents are satisfied in full, including without limitation all principal, interest, Commitment Fees and Administrative Expenses. Such notice of reduction (1) shall be effective only upon receipt by the Administrative Agent, (2) shall permanently reduce (and, in the case of a reduction in full, shall terminate) the Revolving Commitments of each Revolving Lender on the date specified in such notice and (3) shall specify the Commitment Reduction Amount; provided that no such reduction shall reduce the Total Revolving Commitment below the aggregate principal amount of the Revolving Loans at such time.

(iii)            The Total Revolving Commitment (and the Revolving Commitment of each Lender), once terminated or reduced may not be reinstated.

(iv)            The Borrower will not reduce the Total Revolving Commitment if, after giving effect to such reduction or termination, such reduction would result in a Commitment Shortfall.

(v)            Prior to the date on which the Non-Call Period ends, the Borrower shall have the right to prepay the Loans in whole or in part, upon payment of the Make-Whole Fee (such Make-Whole Fee shall not be payable if the Loans are prepaid in connection with (x) a Permitted Securitization or (y) in the case of a prepayment of Revolving Loans, a prepayment that does not result in a permanent reduction of the Revolving Commitments). From and after the date on which the Non-Call Period ends, the Borrower shall have the right to prepay the Loans in whole or in part without penalty. Notice of such prepayment shall be delivered to the Administrative Agent at least five (5) Business Days prior to the date of such prepayment.

(b)            Conversion of Revolving Loans to Term Loans.

(i)            At any time during the Commitment Period, the Administrative Agent may request (with notice to the Borrower, the Collateral Manager, the Collateral Agent and the Collateral Administrator) that any portion (such portion, the “Requested Conversion Portion”) of the outstanding Revolving Loans be converted to a term loan equal to such Requested Conversion Portion, subject to the prior written consent of the Borrower in accordance with Section 2.7(b)(ii).

(ii)            If, on a proposed Conversion Date, the Borrower has given its prior written consent, such consent to be given in the Borrower’s sole discretion, to conversion of the Requested Conversion Portion into a Term Loan as of such Conversion Date, then, on such Conversion Date, (A) the outstanding principal amount of the applicable Revolving Lender’s Revolving Loans shall be reduced by the Requested Conversion Portion and the amount of such reduction shall be converted into a Term Loan equal to such Requested Conversion Portion and (B) the Revolving Commitments of such Lender shall be permanently reduced by such Requested Conversion Portion.

(iii)            For all purposes hereunder, the Revolving Loans converted on each Conversion Date shall, as of such date, constitute and be referred to and treated for all purposes as a Term Loan hereunder. Any converting Lender and the Borrower shall cooperate to evidence the repayment and cancellation of any related Note evidencing such Lender’s Revolving Loans (or portion thereof) being converted into a Term Loan, as well as the issuance of any related Note evidencing the Term Loans pursuant to Section 2.3(d).

(iv)            The Borrower will not convert any Revolving Loans to Term Loans if, after giving effect to such conversion, a Commitment Shortfall would exist.

(c)            Prepayments on Quarterly Payment Dates. On each Quarterly Payment Date, the Loans will be prepaid to the extent required under the Priority of Payments. To the extent designated by the Borrower in writing to the Administrative Agent, each such prepayment of Revolving Loans may result in a permanent reduction (or termination, as applicable) of the Revolving Commitments.

(d)            Other Prepayments. Subject to the requirements that after giving effect to the proposed prepayment and/or redemption (x) there will be sufficient funds in the Collection Account to make all payments described in clauses (A) through (C) of Section 9.1(a)(i) on the next Quarterly Payment Date and (y) there is no Commitment Shortfall, on any Business Day:

(i)            the Borrower may (A) upon notice by at least 5:00 p.m. (New York time) on the Business Day prior to such prepayment (which notice shall contain a certificate of an Authorized Officer of the Borrower certifying as to the satisfaction of the requirements set forth in this Section 2.7(d) with respect to such proposed prepayment) to the Agents and S&P, prepay all or any portion of the Loans then outstanding, without penalty or premium, by paying to the Collateral Agent for the account of the Lenders the principal amount to be prepaid (from amounts on deposit in the Collection Account constituting Principal Proceeds) together with accrued interest (including any accrued and unpaid interest amounts) and Commitment Fees, if applicable, thereon to the date of prepayment (from amounts on deposit in the Collection Account constituting Interest Proceeds) and any amount due pursuant to Section 2.9 (from amounts on deposit in the Collection Account constituting Principal Proceeds); provided that any prepayments of Loans made pursuant to this clause (A) shall (x) result in the reduction and termination, of the Term Commitments on a dollar-for-dollar basis and (y) be allocated between the Revolving Loans and the Term Loans as directed, with respect to principal, by the Borrower (or the Collateral Manager on its behalf), and with respect to interest and any other payments on a pro rata basis; and (B) on any Business Day during the Reinvestment Period, if each Coverage Test is satisfied, or if not satisfied, maintained or improved, after giving effect thereto, upon at least two Business Days’ notice to the Agents, prepay all or any portion of the Revolving Loans then outstanding by paying the principal amount to be prepaid (from amounts on deposit in the Collection Account constituting Principal Proceeds) together with accrued interest and Commitment Fees, if applicable, thereon to the date of prepayment (from amounts on deposit in the Collection Account constituting Interest Proceeds) and any amounts due pursuant to Section 2.9 (from amounts on deposit in the Collection Account constituting Principal Proceeds); provided that any prepayments of the Revolving Loans made pursuant to this clause (B) shall not result in any reduction in the Revolving Commitments at such time and such prepaid amounts under the Revolving Loans may be re-borrowed in accordance with the terms of this Agreement;

(ii)            Each notice of such prepayment and/or redemption shall be effective upon receipt and shall be dated the date such notice is being given, signed by an Authorized Officer of the Borrower. Each prepayment and/or redemption of any Loans by the Borrower pursuant to this Section 2.7(d) shall in each case be in a principal amount of at least $250,000, 250,000 CADs or 250,000 Euros or a whole multiple of $1,000, 1,000 CADs or 1,000 Euros, as applicable, in excess thereof or, if less, the entire outstanding principal amount of such Loans. If a notice of such prepayment and/or redemption is given by the Borrower, the Borrower shall make such prepayment and/or redemption and the payment amount specified in such notice shall be due and payable on the date specified therein. Each prepayment and redemption pursuant to this Section 2.7(d) shall be subject to Section 2.9. All prepayments and redemptions of Loans pursuant to this Section 2.7(d) shall be applied in accordance with the procedures set forth in Section 2.7(g) and shall not be subject to the Priority of Payments.

(e)            Upon receipt of a notice of reduction or prepayment and/or redemption from the Borrower pursuant to Section 2.7(a)(ii) or 2.7(d), the Administrative Agent shall promptly notify each Lender, of the contents thereof and of such Lender’s ratable share (if any) of such reduction, prepayment or redemption, as applicable, and such notice shall thereafter be revocable by the Borrower no later than 2:00 p.m. (New York City time) one Business Day before the date set forth by the Borrower in the applicable notice of reduction or prepayment as the reduction or prepayment and/or redemption date. Upon the expiration of such time period, the notice of reduction or prepayment and/or redemption shall be irrevocable; provided that any such notice may provide that repayment and/or redemption shall be subject to and contingent on the consummation of alternative financing.

(f)            The Term Loans, once prepaid, cannot be reborrowed.

(g)            Except as provided in clause (d) above, all reductions of the Revolving Commitments shall be applied to the Revolving Commitments of each Revolving Lender, ratably in accordance with their relevant applicable Percentage Shares, and all prepayments of the Loans shall be applied to the outstanding principal amount of the Revolving Loans and Term Loans of each applicable Lender on a pro rata basis.

(h)            The Borrower may effect a prepayment of all or any portion of the Loans then outstanding pursuant to Section 2.7(d) from the proceeds of the sale of Collateral Loans in connection with a Permitted Securitization. The Borrower may effect a Permitted Distribution from the proceeds of the sale of Collateral Loans in connection with a Permitted Securitization if the Borrower has first effected a prepayment of a portion of the Loans then outstanding from such proceeds pursuant to Section 2.7(d) in an amount sufficient to satisfy the requirements of sub-clause (x) of clause (b) of the definition of Permitted Distribution.

(i)            The Loans will be subject to prepayment in part by the Borrower on any Quarterly Payment Date after the Effective Period if the Borrower (or the Collateral Manager on its behalf) notifies the Administrative Agent, pursuant to Section 5.39(c), that a prepayment is required in order to satisfy the conditions described in clauses (x) and (y) of Section 5.39(b) (a “Special Prepayment”). Beginning on the first Quarterly Payment Date following the Due Period in which such notice is given (and on any subsequent Quarterly Payment Dates, if applicable) (each a “Special Prepayment Date”), the amount in the Collection Account representing Principal Proceeds and the amount in the Collection Account representing Interest Proceeds that must be applied to prepay the Loans in order to satisfy the conditions described in clauses (x) and (y) of Section 5.39(b) (such amount, the “Special Prepayment Amount”) will be applied in accordance with the Priority of Payments. Notice of a Special Prepayment will be given by the Borrower by first class mail, postage prepaid, mailed prior to the applicable Special Prepayment Date (provided that such notice shall not be required if the Special Prepayment Amount is not known on or prior to such date) to the Administrative Agent and each Lender (or such lesser prior notice as shall be acceptable to the Administrative Agent and the Lenders) and shall be given to S&P.

Section 2.8      General Provisions as to Payments.

(a)            The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, neither Agent shall be responsible for the failure of any Lender to make any Loan, and no Lender shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender.

(b)            Except as otherwise provided in Section 2.7(d), all payments by the Borrower pursuant to this Agreement or any of the Loan Documents in respect of principal of, or interest on or other amounts owing in respect of, the Loans and the Subordinated Notes shall be made in the applicable Eligible Currency pursuant to the Priority of Payments. All amounts payable to the Lenders, the Administrative Agent or the Collateral Agent under this Agreement or otherwise (including, but not limited to, fees) shall be paid to the Lenders, the Subordinated Noteholders, the Administrative Agent or the Collateral Agent for the account of the Person entitled thereto. All payments hereunder or under the other Loan Documents shall be made, without setoff or counterclaim, in funds immediately available, to each Lender, each Subordinated Noteholder, the Administrative Agent or the Collateral Agent at its address referred to in Section 12.1. All payments hereunder or under the other Loan Documents to (i) the Collateral Agent and the Subordinated Noteholders shall be made not later than 1:00 p.m. (New York time) on the date when due and (ii) to the Lenders or the Administrative Agent shall be made not later than 4:00 p.m. (New York time) on the date when due.

(c)            The Collateral Agent shall promptly distribute to each Lender its ratable share, if any, of each payment received hereunder by the Collateral Agent for the account of the Lenders without setoff or counterclaim. Whenever any payment of principal of, or interest on, the Loans or any other amount hereunder shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the immediately preceding Business Day. If the date for any payment of principal is extended, by operation of law or otherwise, interest thereon shall be payable for such extended time.

Section 2.9      Funding Losses. If the Borrower (1) makes any payment of principal with respect to any Loan on any day other than on a Quarterly Payment Date, (2) fails to borrow any Loans after notice thereof has been given to any Lender in accordance with Section 2.2 and not revoked as permitted in this Agreement (other than as a result of a default by any Lender) or (3) fails to prepay any Loans after notice thereof has been given to any Lender in accordance with Section 2.7 and not revoked as permitted in this Agreement, then, in any such event, upon written demand therefor from a Lender the Borrower shall compensate each Lender for any resulting loss, cost and expense reasonably and actually incurred and attributable to such event. In the case of a Term SOFR Loan, such loss, cost or expense (I) shall include in the case of any payment of principal with respect to any Loan on any day other than on a Quarterly Payment Date, the amount, if any, by which (i) the reasonable and documented losses, costs and expenses (including those incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Loan being repaid or by reason of a CP Lender’s inability to retire the source of the Borrowing being prepaid simultaneously with the prepayment, but excluding in any event the loss of anticipated profits) sustained by such Lender exceed (ii) the income, if any, received by such Lender from such Lender’s investment of the proceeds of such prepayment and (II) shall constitute Increased Costs payable by the Borrower on the next Quarterly Payment Date pursuant to the Priority of Payments.

Section 2.10      Computation of Interest and Fees. Except as otherwise expressly provided herein, interest and fees payable pursuant to this Agreement shall be computed on the basis of a year of (x) with respect to Dollar Loans and Euro Loans, 360 days and (y) with respect to CAD Loans, 365 days, and, in each case, paid for the actual number of days elapsed (including the first day but excluding the last day except in the case of interest or fees calculated on the basis of an Interest Period). All amounts payable hereunder shall be paid in the applicable Eligible Currency.

Section 2.11      No Cancellation of Indebtedness. Notwithstanding anything to the contrary herein, no Loan may be cancelled, surrendered, abandoned or forgiven except for payment as provided herein.

Section 2.12      Increase of Commitment. The Borrower may, with the prior written consent of the Administrative Agent (which consent may be conditioned on one or more conditions precedent in its sole discretion) (and with notice from the Administrative Agent to S&P) increase the total Commitment to up to $1,000,000,000 by (i) increasing the Commitment of the existing Lenders with the consent of each such Lender and the Borrower, and/or (ii) adding additional Lenders with the consent of such additional Lender and the Borrower. Such increase in commitment for each Lender shall be reflected by delivery of an Acceptance Letter. The Borrower will provide a copy of such Acceptance Letter to S&P and each party hereto. As a condition precedent to any such increase of the Commitment, the Administrative Agent shall be entitled to receive the legal opinions (addressed to each of the Secured Parties) provided for in Section 3.1(c) on the date of such increase in the Commitment as if such date were the Closing Date. No further formal amendment shall be required to effectuate such changes (although the Register shall be updated accordingly and upon request changed pages to this Agreement shall be circulated to the parties hereto reflecting the increase).

Section 2.13      Currency Commitment Provisions.

(a)            Each Lender hereby agrees that (i) each Eligible Currency Loan shall be funded in its entirety by the Multicurrency Lenders or (ii) each Loan funded in Dollars shall be funded in its entirety by the Dollar Lenders or the Multicurrency Lenders, as applicable.

(b)            If on any date any Lender has provided written notice to the Administrative Agent that such Lender requests a reallocation under this Section 2.13(b) and the Administrative Agent and the Borrower shall each agree in their respective sole discretion to such reallocation, the Administrative Agent shall deliver, as directed by the Collateral Manager or Lender, as applicable, in accordance with Section 12.1 to each Agent (with a copy to the Collateral Agent) a notice in the form of Exhibit N (each, an “FX Reallocation Notice”). Each Lender agrees to comply with the direction provided in the FX Reallocation Notice. Each such purchase and sale of Loans outstanding shall occur on the second Business Day following delivery of the related FX Reallocation Notice (or, if the related FX Reallocation Notice is delivered to any Lender after 4:00 p.m. (New York time), on the third Business Day following delivery of such FX Reallocation Notice).

(c)            Notwithstanding anything to the contrary herein, at no time shall (i) any Multicurrency Lender have any obligation to fund any Eligible Currency Loan in any currency other than Euros, CADs or Dollars or any Eligible Currency Loan in any currency other than the Eligible Currency or (ii) any Dollar Lender have any obligation to fund any Loan in an Eligible Currency other than Dollars.

Section 2.14      Subordinated Notes.

(a)            The aggregate principal amount of Subordinated Notes issued as of the Closing Date will be U.S.$437,000,000 (the “Initial Subordinated Notes”). The Initial Subordinated Notes will be issued (i) to GCPHS in an aggregate principal amount set forth in its Subscription Agreement and (ii) to GCP CLO Holdings Sub LP in an aggregate principal amount set forth in its Subscription Agreement, in each case (x) for Cash and/or (y) in exchange for the transfer to the Borrower of Collateral Loans (valued at Market Value (which is not determined pursuant to clause (d) of the definition thereof)) of all such Collateral Loans. After the Closing Date, subject to the requirements of Section 5.43, the Borrower may issue additional Subordinated Notes (or, at the option of the applicable Subordinated Noteholder, may increase the principal amount of any existing Subordinated Notes, by written notice to the Borrower, the Agents and the Subordinated Note Registrar) (x) for Cash and/or (y) in exchange for the transfer to it of Collateral Loans (valued at the Market Value (which is not determined pursuant to clause (d) of the definition thereof)) of all such Collateral Loans.

(b)            The Subordinated Notes will be unsecured and issuable in minimum denominations of U.S.$1,000,000 and in integral multiples of U.S.$1 in excess thereof, in each case based on the original principal amount.

(c)            (i)  If directed in writing by the Collateral Manager, only on or after the Loan Payoff Date, the Borrower shall redeem the Subordinated Notes at a redemption price equal to the amount of all cash then held by the Borrower and all of the proceeds from the sale or other disposition of all of the remaining Collateral less any fees and expenses owed by the Borrower, and such amount shall be distributed to the Subordinated Noteholders in accordance with the Priority of Payments; provided that such amount shall be payable (x) only to the extent of sufficient distributable profits and/or share premium out of which to make such a payment and (y) only to the extent that the Borrower is, on and immediately after such payment, solvent. In connection with any refinancing of the Loans by the issuance of notes in a collateralized loan obligation transaction, the Collateral Manager may, based on the terms of such collateralized loan obligation transaction, direct that the Subordinated Notes be redeemed, repurchased or converted into subordinated notes in connection therewith.

(ii)            In order to effectuate such redemption of the Subordinated Notes, the Borrower shall (at the direction of the Collateral Manager) provide written direction to the Collateral Agent, the Collateral Administrator and Subordinated Note Registrar (with a copy to the Administrative Agent) no later than five Business Days (or such lesser number of days that such parties agree to) prior to the day on which such redemption is to be made (which date shall be designated in such direction) and a notice of redemption shall be given by the Borrower (with a copy to the Administrative Agent), not later than two Business Days (or such lesser number of days that each holder of Subordinated Notes agrees to) prior to the date of such redemption, to each holder of Subordinated Notes to be redeemed. All notices of redemption delivered pursuant to this Section 2.14(c) shall state (A) the date of the applicable redemption, (B) the price at which such Subordinated Notes are to be redeemed (as provided by the Borrower (or the Collateral Manager on behalf of the Borrower)) and (C) the place or places where such Subordinated Notes are to be surrendered for payment of the redemption price, which shall be the office or agency of the Borrower.

(iii)            Upon final payment on a Subordinated Note to be so redeemed, the Subordinated Noteholder shall present and surrender any certificated Subordinated Note at the place specified in the notice of redemption on or prior to the date of such redemption (provided, however, that if there is delivered to the Borrower, the Collateral Agent and the Subordinated Note Registrar such security or indemnity as may be required by any of them to save such party harmless and an undertaking thereafter to surrender such Subordinated Note, then, in the absence of notice to the Borrower or the Collateral Agent that the applicable Subordinated Note has been acquired by a Protected Purchaser, such final payment shall be made without presentation or surrender), and the Borrower shall provide notice to the Subordinated Note Registrar of such redemption and the Subordinated Note Registrar shall update the Subordinated Note Register accordingly.

(d)            Wilmington Trust, National Association, on behalf of and acting solely for this purpose as the nonfiduciary agent of the Borrower (the “Subordinated Note Registrar”), shall maintain a register (the “Subordinated Note Register”) for the recordation, at the direction of (and based upon information provided by) the Borrower, of (i) the names and addresses of the Subordinated Noteholders, (ii) the amount of any principal due and payable or to become due and payable from the Borrower to each Subordinated Noteholder hereunder, (iii) the amount of any principal sum paid by the Borrower hereunder and each Subordinated Noteholder’s share thereof and (iv) the aggregate outstanding principal amount maintained by each Subordinated Noteholder under this Agreement after giving effect to any transfer hereunder. The entries maintained in the accounts and Subordinated Note Register maintained, at the direction of the Borrower, pursuant to this Section 2.14(d) shall be conclusive absent manifest error; provided that the failure of the Subordinated Note Registrar or any Subordinated Noteholder to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Subordinated Notes in accordance with the terms of this Agreement. The Subordinated Note Register shall be available for inspection by the Borrower, the Administrative Agent, any Lender or any Subordinated Noteholder at any reasonable time and from time to time upon reasonable prior notice. The Borrower, the Agents and the Subordinated Noteholders shall treat each Person whose name is recorded in the Subordinated Note Register as the owner of a Subordinated Note hereunder as the owner thereof for all purposes of this Agreement (other than for U.S. tax purposes if the Borrower is a disregarded entity), notwithstanding any notice to the contrary.

(e)            Each Subordinated Note will be issued in uncertificated, fully registered form and shall be considered “held” by the Person listed in the Subordinated Note Register for all purposes hereunder. Upon the registration or exchange of any Subordinated Note in the Subordinated Note Register, the Subordinated Note Registrar shall provide to such Holder a Confirmation of Registration.

(f)            Each Subordinated Noteholder may transfer its Subordinated Notes; provided that (i) the Borrower shall ensure that the transferor and transferee enter into a Transfer Agreement, (ii) the Borrower has consented thereto, (iii) each such transferee makes the representations set forth in such Transfer Agreement, (iv) the Borrower shall not recognize the issuance or transfer of any Subordinated Notes to any person in violation of the terms of this Agreement and the Subordinated Note Documents and will treat any purported issuance or transfer of any the Subordinated Notes in violation of this requirement as null and void, (v) the Borrower shall provide prompt written notice of any such transfer to the Collateral Agent, the Collateral Administrator and the Subordinated Notes Registrar and (vi) no such transfer shall be in contravention of the Retention Letter or any other Loan Document.

The Borrower agrees that, to the extent it has the right to consent to any transfer of Subordinated Notes herein, it shall not consent to such transfer hereunder unless it reasonably believes (including based on a written certification or representations of such transferee) that the transferee is a “qualified purchaser” for purposes of Section 3(c)(7) of the Investment Company Act and that such transfer will not cause the Borrower or the pool of Collateral to be required to register as an “investment company” under the Investment Company Act.

(g)            If (i) any mutilated or defaced Subordinated Note is surrendered to the Borrower, or if there shall be delivered to the Borrower, the Collateral Agent and the Subordinated Note Registrar evidence to their reasonable satisfaction of the destruction, loss or theft of any Subordinated Note and (ii) there is delivered to the Borrower, the Collateral Agent and the Subordinated Note Registrar and any agent of the Borrower, the Collateral Agent and the Subordinated Note Registrar such security or indemnity as may be reasonably required by them to save each of them harmless, then, in the absence of notice to the Borrower, the Collateral Agent or the Subordinated Note Registrar that such Subordinated Note has been acquired by a Protected Purchaser, the Borrower shall execute and deliver, in lieu of any such mutilated, defaced, destroyed, lost or stolen Subordinated Note, a new Subordinated Note, of like tenor (including the same date of issuance) and equal principal or face amount, registered in the same manner, dated the date of its execution, and bearing a number not contemporaneously outstanding.

If, after delivery of such new Subordinated Note, a Protected Purchaser of the predecessor Subordinated Note presents for payment, transfer or exchange such predecessor Subordinated Note, the Borrower shall be entitled to recover such new Subordinated Note from the Person to whom it was delivered or any Person taking therefrom, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Borrower, the Collateral Agent and the Subordinated Note Registrar in connection therewith.

In case any such mutilated, defaced, destroyed, lost or stolen Subordinated Note has become due and payable, the Borrower in its discretion may, instead of issuing a new Subordinated Note pay such Subordinated Note without requiring surrender thereof except that any mutilated or defaced Subordinated Note shall be surrendered.

Every new Subordinated Note issued pursuant to this Section 2.14(g) in lieu of any mutilated, defaced, destroyed, lost or stolen Subordinated Note shall constitute an original additional contractual obligation of the Borrower and such new Subordinated Note shall be entitled, subject to the second paragraph of this Section 2.14(g), to all the benefits of this Agreement equally and proportionately with any and all other Subordinated Notes duly issued hereunder.

The provisions of this Section 2.14(g) are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, defaced, destroyed, lost or stolen Subordinated Notes.

(h)            Each Subordinated Noteholder will be required to agree to timely furnish the Borrower and its agents with an IRS Form W-9 (or a successor form) certifying its status as a U.S. Person.

(i)            Each Subordinated Noteholder is not, and will provide certification necessary to establish that it is not, subject to withholding under FATCA.

Section 2.15      Subordination.

(a)            Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the Subordinated Noteholders agree for the benefit of all Lenders that the Subordinated Notes shall be subordinate and junior to the Loans to the extent and in the manner set forth in this Agreement, in each case including as set forth in Sections 2.7, 6.4 and 9.1. The Subordinated Noteholders agree, for the benefit of all Lenders, not to cause the filing of a petition in bankruptcy against the Borrower for failure to pay to them amounts due hereunder or otherwise in respect of the Subordinated Notes until the Loan Payoff Date, and not before one year and one day have elapsed since such payment or, if longer, the applicable preference period then in effect in accordance with the Bankruptcy Code plus one day.

(b)            If any Event of Default has not been cured or waived and acceleration occurs in accordance with Article VI, including as a result of an Event of Default specified in Section 6.1(f) or (g), and on the Stated Maturity, the interest and principal and all other amounts owing in respect of the Loans shall be paid in full in Cash (or, to the extent the Majority Lenders in respect of the Loans consent, other than in Cash) before any further payment or distribution is made on account of the Subordinated Notes.

(c)            If, notwithstanding the provisions of this Agreement, any Subordinated Noteholder shall have received any payment or distribution in respect of the Subordinated Notes contrary to the provisions of this Agreement, then, unless and until all amounts payable to the Lenders shall have been paid in full in Cash (or to the extent the Majority Lenders consent, other than in Cash), such payment or distribution shall be received and held in trust for the benefit of, and shall forthwith be paid over and delivered to, the Collateral Agent, which shall pay and deliver the same to the Lenders in accordance with this Agreement; provided that if any such payment or distribution is made other than in Cash, it shall be held by the Collateral Agent as part of the Collateral and subject in all respects to the provisions of this Agreement, including this Section 2.15.

(d)            Each Subordinated Noteholder agrees with the Lenders that each such Subordinated Noteholder shall not demand, accept or receive any payment or distribution in respect of its Subordinated Notes in violation of the provisions of this Agreement, including this Section 2.15; provided that after the Loan Payoff Date, (x) the Subordinated Noteholders shall, subject to this Section 2.15, be fully subrogated to the rights of the Lenders and (y) any payment or distribution received by any Lender, Société Générale or any of their respective Affiliates other than in respect of any surviving Obligations due and payable to such parties shall be received and held in trust by such Person for the benefit of, and shall forthwith be paid over and delivered to, the Collateral Agent, which shall pay and deliver the same to the Subordinated Noteholders in accordance with this Agreement; provided further that, if any such payment or distribution is made other than in Cash, it shall be held by the Collateral Agent as part of the Collateral and subject in all respects to the provisions of this Agreement.

(e)            Nothing in this Section 2.15 shall affect the obligation of the Borrower to pay the Subordinated Noteholders in accordance with the terms set forth in this Agreement or the Subordinated Note Documents.

ARTICLE III

CONDITIONS TO BORROWINGS

Section 3.1      Effectiveness of Commitments. The effectiveness of the Commitments shall occur when each of the following conditions is satisfied (or waived by the Administrative Agent and each Lender), each document to be dated the Closing Date (unless otherwise indicated) and delivered to the relevant Persons indicated below, and each document and other condition or evidence to be in form and substance reasonably satisfactory to the Administrative Agent:

(a)            The Agents shall have received counterparts of (i) this Agreement duly executed and delivered by all of the parties hereto and (ii) each of the other Loan Documents (other than the Collateral Agent Fee Letter, the Collateral Custodian Fee Letter and any Subordinated Notes, which shall be delivered to the applicable Subordinated Noteholders) to be executed and delivered on the Amended and Restated Closing Date, each duly executed and delivered by all of the parties thereto.

(b)            The Agents shall have received (i) proper financing statements, duly filed on or before the Closing Date (and the Borrower hereby consents to such filing by the Collateral Agent or the Administrative Agent) under the UCC in all jurisdictions that the Administrative Agent reasonably deems necessary or desirable in order to perfect the interests in the Collateral contemplated by this Agreement and any other Loan Documents and (ii) copies of proper financing statements, if any, necessary to release all security interests and other rights of any Person in the Collateral previously granted by the Borrower or any other transferor.

(c)            The Agents shall have received legal opinions (addressed to each of the Secured Parties) from (i) Dechert LLP, counsel to the Borrower, the Collateral Manager, the Retention Holder and the Sellers (including, without limitation, true sale opinions with respect to each Assignment Agreement), (ii) Clark Hill PLC, Delaware counsel to the Borrower, (iii) Locke Lord LLP, counsel to the Collateral Agent, the Collateral Administrator and the Custodian, (iv) Locke Lord LLP, counsel to the Collateral Custodian and (v) Kellerhals Ferguson Kroblin PLLC, U.S. Virgin Islands counsel to the Collateral Manager, each covering such matters as the Administrative Agent and its counsel shall reasonably request.

(d)            The Administrative Agent shall have received evidence reasonably satisfactory to it that (i) all of the Covered Accounts shall have been established, (ii) the Account Control Agreement shall have been executed and delivered by the respective parties thereto and shall be in full force and effect and (iii) all amounts required to be deposited in any of the Covered Accounts as of the Closing Date pursuant to Section 8.3 shall have been so deposited.

(e)            [Reserved].

(f)            The Borrower shall have paid (i) the fees to be received by Société Générale (or any designated Affiliate) on or prior to the Amended and Restated Closing Date pursuant to the Fee Letter and (ii) all reasonable and documented fees and out-of-pocket costs and expenses of the Agents, the Lenders, S&P, respective legal counsel and each other Person payable as agreed by the parties hereto, in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents.

(g)            The Agents shall have received a certificate of an Authorized Officer of the Borrower:

(i)            to the effect that, as of the Closing Date (A) subject to any conditions that are required to be satisfactory or acceptable to any Agent, all conditions set forth in this Section 3.1 have been fulfilled; (B) all representations and warranties of the Borrower set forth in this Agreement and each of the other Loan Documents are true and correct in all material respects (or if such representation and warranty is already qualified by the words “material”, “materially” or “Material Adverse Effect”, then such representation and warranty shall be true and correct in all respects); and (C) no Default has occurred and is continuing;

(ii)            certifying as to and attaching (A) its Constituent Documents; (B) the resolutions or other action of the board of managers of GCIM, as the collateral manager of the Borrower, approving the Loan Documents to which it is a party and the transactions contemplated thereby; (C) the incumbency and specimen signature of each of its Authorized Officers authorized to execute the Loan Documents to which it is a party; and (D) a good standing certificate from its state or jurisdiction of incorporation or organization and any other state or jurisdiction in which it is qualified to do business in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect; and

(iii)            certifying that the Borrower does not have outstanding debt prior to the Closing Date, and is not at such time party to, any interest rate hedging agreements or currency hedging agreements.

(h)            The Agents shall have received a certificate of an Authorized Officer of each of the Collateral Manager, the Retention Holder and the Sellers:

(i)            to the effect that, as of the Closing Date, all representations and warranties of the Collateral Manager, the Retention Holder and the Sellers, respectively, set forth in each of the Loan Documents are true and correct in all material respects (or if such representation and warranty is already qualified by the words “material”, “materially” or “Material Adverse Effect”, then such representation and warranty shall be true and correct in all respects); and

(ii)            certifying as to and attaching (A) its Constituent Documents; (B) its resolutions or other action of its designated manager or managing member, as applicable, approving the Loan Documents to which it is a party and the transactions contemplated thereby; (C) the incumbency and specimen signature of each of its Authorized Officers authorized to execute the Loan Documents to which it is a party; and (D) a good standing certificate from its state or jurisdiction of incorporation or organization and any other state or jurisdiction in which it is qualified to do business in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect.

(i)            [Reserved].

(j)            The Administrative Agent shall have received a secretary’s certificate from the Collateral Agent, which shall include the incumbency and specimen signature of each of its Authorized Officers authorized to execute the Loan Documents to which it is a party.

(k)            The Agents shall have received from the Borrower either (A) a certificate thereof or other official document evidencing the due authorization, approval or consent of any governmental body or bodies, at the time having jurisdiction in the premises, together with an opinion of counsel of the Borrower, as applicable, that no other authorization, approval or consent of any governmental body is required for the Borrower to fulfill its obligations under the Loan Documents or (B) an opinion of counsel of the Borrower that no such authorization, approval or consent of any governmental body is required for the Borrower to fulfill its obligations under the Loan Documents except as have been given.

(l)            The Borrower shall have provided to each Lender, the Administrative Agent, the Custodian, the Collateral Custodian and the Collateral Agent any documentation and other information requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act.

(m)            At least five (5) days prior to the Closing Date, if the Borrower or Collateral Manager qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such party shall be delivered.

(n)            The Administrative Agent shall have received any information reasonably requested by the Administrative Agent in advance of the Closing Date in order to comply with Article 7 of the Securitisation Regulation, including the transaction summary required thereunder.

Section 3.2      Initial Borrowings and Issuance. The obligation of any Revolving Lender to make its initial Revolving Loan on the occasion of the initial Borrowing is subject to the satisfaction of the following conditions (provided, however, that in the event the Revolving Lender makes its initial Revolving Loan, such conditions will be deemed to be satisfied or waived, as applicable):

(a)            The Agents shall have received evidence satisfactory to the Administrative Agent and the Lenders that (w) the grant of security pursuant to the Granting Clause herein of all of the Borrower’s right, title and interest in and to the Collateral pledged to the Collateral Agent on the Closing Date shall be effective in all relevant jurisdictions, (x) delivery of such Collateral in accordance with Section 8.7 to the Custodian or the Collateral Custodian, as applicable, shall have been effected, (y) the Borrower (or the Collateral Manager on behalf of the Borrower) will deliver copies of all Related Contracts for such Collateral in its possession to the Collateral Custodian in accordance with Sections 5.26 and 14.1(b) and (z) all other actions, recordings and filings that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created by the Granting Clause have been taken.

(b)            The Agents shall have received a certificate of an Authorized Officer of the Borrower (which certificate shall include a schedule listing the Collateral Loans owned by the Borrower on the Initial Borrowing Date), to the effect that, (1) in the case of each item of Collateral pledged to the Collateral Agent, on the Initial Borrowing Date and immediately prior to the delivery thereof on or prior to the Initial Borrowing Date, (A)(w) the Borrower is the owner of such Collateral free and clear of any liens, claims or encumbrances of any nature whatsoever except for Permitted Liens and those which have been released on or prior to the Initial Borrowing Date; (x) the Borrower has acquired its ownership in such Collateral in good faith without notice of any adverse claim, except as described in clause (w) above; (y) the Borrower has not assigned, pledged or otherwise encumbered any interest in such Collateral (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than pursuant to this Agreement; and (z) the Borrower has full right to grant a security interest in and assign and pledge such Collateral to the Collateral Agent; and (B) upon the Grant by the Borrower of a security interest in the Collateral pursuant to the Granting Clause and upon the delivery of Collateral that is required to be delivered to the Collateral Agent hereunder, the filing of all UCC-1 financing statements as are necessary to perfect the interests of the Secured Parties in the Collateral and the execution of the Account Control Agreement, the Collateral Agent shall have a first priority perfected security interest in the Collateral, except in respect of any Permitted Lien or as otherwise permitted by this Agreement and (2) immediately before and after giving effect to the Borrowings, the Overcollateralization Ratio Test shall be satisfied (as demonstrated in a writing attached to the certificate of the Collateral Manager).

(c)            The Agents shall have received a certificate of an Authorized Officer of the Borrower certifying that:

(i)            [reserved];

(ii)            immediately after giving effect to the Borrowings to be made on the Initial Borrowing Date (on a pro forma basis) the aggregate outstanding principal amount of the Revolving Loans shall not exceed the Total Revolving Commitment as in effect on the Initial Borrowing Date;

(iii)            immediately before and after such Borrowing, no Default shall have occurred and be continuing both before and after giving effect to the making of such Revolving Loans;

(iv)            the representations and warranties of the Borrower contained in this Agreement and each of the other Loan Documents shall be true and correct in all material respects (or if such representation and warranty is already qualified by the words “material”, “materially” or “Material Adverse Effect”, then such representation and warranty shall be true and correct in all respects) on and as of the Initial Borrowing Date (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) both before and after giving effect to the making of such Loans;

(v)            no law or regulation shall have been adopted, no order, judgment or decree of any Governmental Authority shall have been issued, and no litigation shall be pending or, to the actual knowledge of a Senior Authorized Officer of the Borrower, threatened, which does or, with respect to any threatened litigation, seeks to enjoin, prohibit or restrain the making or repayment of the Loans or the consummation of the transactions among the Borrower, the Collateral Manager, the Lenders and the Agents contemplated by this Agreement; and

(vi)            each of the Loan Documents is in full force and effect and is the binding and enforceable obligation of the Borrower and the Collateral Manager, in each case, to the extent such Person is a party thereto (except for those provisions of any Loan Document not material, individually or in the aggregate with other affected provisions, to the interests of any of the Lenders).

(d)            The Agents shall have received such other opinions, instruments, certificates and documents from the Borrower as the Agents or any Lender shall have reasonably requested; provided that sufficient notice of such request has been given to the Borrower (though nothing herein shall impose an obligation on any Agent to make any such request).

(e)            With respect to (i) any Collateral Loan purchased with Loans on the Effective Date, such Loan shall be denominated in the same Eligible Currency as such Collateral Loan and (ii) any Collateral Loans, clause (p) of the definition of Concentration Limitations must be satisfied.

Section 3.3      Borrowings and Issuance. The obligation of any Lender to make a Revolving Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a)            the Administrative Agent shall have received a Notice of Borrowing as required by Section 2.2;

(b)            immediately after giving effect to such Borrowing (and, for the avoidance of doubt, if any of the following limits would be exceeded on a pro forma basis, such Borrowing shall not be permitted), (i) the aggregate outstanding principal amount of the Revolving Loans shall not exceed the Total Revolving Commitment as in effect on such Borrowing Date and (ii) the Senior Advance Rate Test shall be satisfied;

(c)            no Commitment Shortfall shall exist after giving effect to such Borrowing;

(d)            except in the case of Revolving Loans obtained to fund Exposure Amounts;

(i)            immediately before and after such Borrowing, no Default shall have occurred and be continuing both before and after giving effect to the funding of such Loan; and

(ii)            the representations and warranties of the Borrower contained in this Agreement and each of the other Loan Documents shall be true and correct in all material respects (or if such representation and warranty is already qualified by the words “material”, “materially” or “Material Adverse Effect”, then such representation and warranty shall be true and correct in all respects) on and as of the date of such Borrowing (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) both before and after giving effect to the funding of such Loan;

(e)            immediately before and after the making of such Borrowing on the applicable Borrowing Date, each Coverage Test and the Senior Advance Rate Test shall be satisfied; and

(f)            with respect to (i) Collateral Loans purchased with Loans, such Loan shall be denominated in the same Eligible Currency as such Collateral Loan, (ii) Collateral Loans purchased with available Collections, such Collections shall be denominated in the same Eligible Currency as the Collateral Loan acquired in connection with such reinvestment and (iii) any Collateral Loans, clause (p) of the definition of Concentration Limitations must be satisfied; provided that, subject to the above, (a) the Borrower may request a Loan in Dollars solely to repay any Loan in an Eligible Currency other than Dollars, to the extent the Foreign Currency Loan Amount would not exceed the Foreign Currency Sublimit on such day, within two (2) Business Days of receipt of such Loan in Dollars, and shall instruct the Collateral Agent to convert such Loan into such Eligible Currency, and (b) the Borrower may convert amounts on deposit in the Collection Accounts into any other Eligible Currency at any time.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

In order to induce the Administrative Agent and each of the Lenders which may become a party to this Agreement to make the Loans and each of the Subordinated Noteholders to purchase the Subordinated Notes, the Borrower makes the following representations and warranties as of the Amended and Restated Closing Date. Such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the other Loan Documents, the making of the Loans and the issuance of the Subordinated Notes.

Section 4.1      Existence and Power. The Borrower is a statutory trust duly formed and validly existing and in good standing under the laws of the State of Delaware. Each of the Borrower’s chief place of business, its chief executive office and the office in which the Borrower maintains its books and records are located in New York. The Borrower has all powers and all governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct it, and has been duly qualified and is in good standing (as applicable) in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect.

Section 4.2      Power and Authority. The Borrower has the power and authority to execute, deliver and carry out the terms and provisions of each of the Loan Documents to which it is a party and has taken all necessary action to authorize the execution, delivery and the performance of such Loan Documents to which it is a party. The Borrower has duly executed and delivered each such Loan Document, and each such Loan Document constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as enforceability may be limited by applicable insolvency, bankruptcy or other laws affecting creditors’ rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

Section 4.3      No Violation. Neither the execution, delivery or performance by the Borrower of the Loan Documents to which it is a party nor compliance by the Borrower with the terms and provisions thereof nor the consummation of the transactions among the Borrower, the Collateral Manager, the Lenders, the Subordinated Noteholders and the Agents contemplated by the Loan Documents (i) will contravene in any material respect any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict, in any material respect, with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower pursuant to the terms of any indenture, agreement, lease, instrument or undertaking to which the Borrower is a party or by which it or any of its property or assets is bound or to which it is subject (except Permitted Liens) or (iii) will contravene the terms of any organizational documents of the Borrower, or any amendment thereof.

Section 4.4      Litigation. There is no action, suit or proceeding pending against or, to the actual knowledge of a Senior Authorized Officer of the Borrower, threatened against or adversely affecting, (i) the Borrower or the Collateral Manager or (ii) the Loan Documents or any of the transactions contemplated by the Loan Documents, before any court, arbitrator or any governmental body, agency or official, in each case, which has had or would reasonably be expected to have a Material Adverse Effect.

Section 4.5      Compliance with ERISA.

(a)            Neither the Borrower nor any member of its ERISA Group, if any, has any liability or obligation with respect to any Plan or any Multiemployer Plan which has had or would reasonably be expected to have a Material Adverse Effect. The Borrower has not maintained or sponsored any Plan or any Multiemployer Plan in the past 5 years.

(b)            The assets of the Borrower are not treated as “plan assets” for purposes of 29 C.F.R. Section 2510.3-101 and Section 3(42) of ERISA. The Borrower has not taken, or omitted to take, any action which, assuming no assets of the Lenders being used in connection with the Loans or this Agreement are treated as “plan assets” for purposes of 29 C.F.R. Section 2510.3-101 and Section 3(42) of ERISA, would result in the occurrence of any Prohibited Transaction in connection with the transactions contemplated hereunder.

Section 4.6      Environmental Matters.

(a)            The Borrower’s operations comply in all material respects with all applicable Environmental Laws;

(b)            None of the Borrower’s operations is the subject of a federal or state investigation evaluating whether any remedial action, involving expenditures, is needed to respond to a release of any Hazardous Substances into the environment; and

(c)            The Borrower does not have any material contingent liability in connection with any release of any Hazardous Substances into the environment.

Section 4.7      Taxes. The Borrower has filed or caused to be filed all federal and other material Tax returns and reports required to be filed by it and has paid all federal and other material Taxes required to be paid by it, except such as are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been provided.

Section 4.8      Full Disclosure. (a) No written information (other than projections, other forward-looking information, information of a general economic or general industry nature and pro forma financial information) heretofore (as of each date when this representation and warranty is made) furnished by or on behalf of the Borrower to the Agents, any Subordinated Noteholder or any Lender for purposes of, or in connection with this Agreement or any other Loan Document or any transaction contemplated hereby or thereby, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which such information was furnished, not misleading (to the best knowledge of the Borrower, in the case of information obtained by the Borrower from Obligors or other unaffiliated third parties) as of the date such information was furnished. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders and the Subordinated Noteholders that such projections and pro forma financial information as it relates to future events are not to be viewed as fact and that actual results during the period or periods covered by such projections and pro forma financial information may differ from the projected and pro forma results set forth therein by a material amount.

(b)            On the Amended and Restated Closing Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the information included in the Beneficial Ownership Certification provided by the Borrower is true and correct in all respects.

Section 4.9      Solvency. On the Amended and Restated Closing Date, and after giving effect to the transactions contemplated by the Loan Documents, the Borrower will be solvent.

Section 4.10      Use of Proceeds; Margin Regulations. All proceeds of the Loans and the Subordinated Notes will be used by the Borrower only in accordance with the provisions of this Agreement and the other Loan Documents. No part of the proceeds of any Loan or any Subordinated Note will be used by the Borrower in any manner, whether directly or indirectly, that causes such Loan or Subordinated Note, as applicable, or the application of such proceeds to violate Regulations T, U or X of the Federal Reserve Board.

Section 4.11      Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of any Loan Document to which the Borrower is a party or the consummation of any of the transactions contemplated thereby other than those that have already been duly made or obtained and remain in full force and effect or those recordings and filings in connection with the Liens granted to the Collateral Agent under the Loan Documents, except for any order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption, that, if not obtained, would not, either individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

Section 4.12      Investment Company Act. Neither the Borrower nor the pool of Collateral is an “investment company” as defined in, or subject to regulation under, the Investment Company Act.

Section 4.13      Representations and Warranties in Loan Documents. All representations and warranties made by the Borrower in the Loan Documents to which it is a party are true and correct in all material respects (or if such representation and warranty is already qualified by the words “material”, “materially” or “Material Adverse Effect”, then such representation and warranty shall be true and correct in all respects) as of the date of this Agreement and as of any date that Borrower is deemed to reaffirm the same under this Agreement (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

Section 4.14      Ownership of Assets. The Borrower owns all of its properties and assets, of any nature whatsoever, free and clear of all Liens, except Permitted Liens.

Section 4.15      No Default. No Default exists under or with respect to any Loan Document. The Borrower is not in default under or with respect to any material agreement, instrument or undertaking to which it is a party or by which it or any of its properties is bound in any respect, the existence of which default has had or would reasonably be expected to have a Material Adverse Effect.

Section 4.16      [Reserved].

Section 4.17      Subsidiaries/Equity Interests. (a)(i) The Borrower owns no Equity Interest in any other entity except (x) as permitted under subclause (ii) below and (y) any Equity Interests received in lieu of a Collateral Loan or portion thereof in connection with the exercise of remedies against an Obligor or through a restructuring of the Obligor and (ii) has no Subsidiaries except (x) a Subsidiary formed solely for the purpose of acting as co-issuer under the collateralized loan obligation transaction referred to in the Engagement Letter and (y) any Subsidiary that (1) meets the then-current general criteria of S&P for bankruptcy remote entities, (2) subject to Section 4.17(b), does not obtain title to real property or hold or obtain a controlling interest in an entity that owns real property, (3) is formed for the purpose of holding (A) Equity Interests received in a workout of a Collateral Loan that was previously acquired by the Borrower or (B) other assets realized upon foreclosure or other exercise of remedies against any collateral of an Obligor, except as set forth in clause (2) above, and (4) includes customary “non-petition” and “limited recourse” provisions in any agreement to which it is a party (any such Subsidiary, an “SPV Subsidiary”).

(b)            The Borrower shall use commercially reasonable efforts to ensure that any consideration that is due and payable to the Borrower as the result of any workout, restructuring or foreclosure upon a Collateral Loan is transferred to the Borrower or an SPV Subsidiary, other than where (i) the express terms of this Agreement (including, without limitation, with respect to real property) or applicable law would prohibit such transfer to the Borrower or any SPV Subsidiary or (ii) the Collateral Manager reasonably determines, based upon written advice of counsel, that such transfer to the Borrower or any SPV Subsidiary would have any adverse regulatory, tax or other consequences to the Borrower (such consideration that is subject to subclause (i) and/or (ii) above, “Prohibited Consideration”).

(c)            The Borrower shall provide notice of the formation of any SPV Subsidiary to the Administrative Agent and S&P.

Section 4.18      Ranking. All Obligations, including the Obligations to pay principal of, interest on and any other amounts in respect of the Loans, constitute senior indebtedness of the Borrower (subject to the Priority of Payments (including without limitation Sections 6.4 and 9.1)).

Section 4.19      Representations Concerning Collateral.

(a)            Upon each transfer of Collateral in the manner specified in Section 8.7 and after the other actions described in Section 8.7 have been taken by the appropriate parties, the Collateral Agent in accordance with Section 8.7, for the benefit of the Secured Parties, will have a perfected pledge of and security interest in such Collateral and all proceeds thereof (subject to § 9-315(c) of the UCC), which security interest shall be prior to all other interests in such Collateral, other than certain Permitted Liens that are prior to the security interest of the Secured Parties by operation of law or, in the case of clause (h) of the definition of “Permitted Liens”, by contract. No filings other than those described or referred to in Section 8.7 or any other action other than those described in Section 8.7 will be necessary to perfect such security interest.

(b)            Immediately before giving effect to each transfer of Collateral Loans, Eligible Investments and other Collateral by the Borrower to the Collateral Agent in accordance with Section 8.7, the Borrower will be the beneficial owner of such Collateral Loans, Eligible Investments and other Collateral, and the Borrower will have the right to receive all Collections on such Collateral Loans, Eligible Investments and other Collateral, in each case free and clear of all Liens, security interests and adverse claims other than Permitted Liens.

(c)            All of the Obligors and administrative agents, as applicable, in respect of the Collateral Loans, or Selling Institutions in respect of Participation Interests, have been instructed to make payments to the Collection Account.

Section 4.20      Ordinary Course. Each repayment of principal or interest under this Agreement shall be (x) in payment of a debt incurred by the Borrower in the ordinary course of business or financial affairs of the Borrower and (y) made in the ordinary course of business or financial affairs of the Borrower.

Section 4.21      Compliance with Anti-Corruption Laws and Anti-Money Laundering Laws. The Borrower represents and warrants that (a) neither it nor any of its directors or officers, nor (to the knowledge of the Borrower) any of its Affiliates, brokers and agents acting or benefitting in any capacity in connection with the Loans, have engaged in any activity or conduct that would breach Anti-Corruption Laws or Anti-Money Laundering Laws.

Section 4.22      Compliance with Sanctions. The Borrower is not, and to the knowledge of the Borrower, no Affiliate or broker or other agent of the Borrower or its Affiliates acting or benefiting in any capacity in connection with the Loans is (i) a Sanctioned Person, or (ii) in violation of any Sanctions, and no Loan, use of proceeds or other transaction contemplated by this Agreement will result in the violation of any applicable Sanctions by any party to this Agreement.

Section 4.23      Compliance with Laws. The Borrower is in compliance in all material respects with all Applicable Law except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.

ARTICLE V

AFFIRMATIVE AND NEGATIVE COVENANTS OF THE BORROWER

The Borrower covenants and agrees that, so long as any Lender has any Commitment hereunder or any Obligations (other than any unasserted Contingent Obligation and (after the Loan Payoff Date) any Obligation that expressly survives the termination of this Agreement) remain unpaid, and unless the Controlling Parties shall otherwise consent in writing:

Section 5.1      Information. The Borrower will deliver the following to the Agents and S&P (and the Administrative Agent shall furnish copies thereof to each of the Lenders); provided that (1) the information described in clause (g) below will be required to be furnished solely to the Administrative Agent, (2) the information described in clauses (f) and (g) below shall not be distributed to the Lenders without the prior consent of the Borrower and (3)(x) the Borrower will procure the delivery by the Retention Holder of the information described in clause (h) and (y) the information described in clause (i) below will be required to be furnished solely to the Administrative Agent for distribution to each Affected Lender:

(a)            in each Payment Date Report, a certificate of the Collateral Manager certifying that an Authorized Officer of the Collateral Manager has reviewed the terms of the Loan Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and condition of the Borrower during the period beginning on the date through which the last such review was made pursuant to this Section 5.1(a) (or, in the case of the first certification pursuant to this Section 5.1(a), the Closing Date) and ending on a date not more than five Business Days prior to such Quarterly Payment Date and that on the basis of such review of the Loan Documents, no Default has occurred and is continuing or, if any such Default has occurred and is then continuing, specifying the nature and extent thereof and, if continuing, the action the Collateral Manager is taking or proposes to take in respect thereof;

(b)            (i) within two Business Days after a Senior Authorized Officer of the Borrower obtains actual knowledge of any Default or Event of Default, if such Default or Event of Default is then continuing, a certificate of such Senior Authorized Officer setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto; (ii) promptly and in any event within five Business Days after such Senior Authorized Officer obtains knowledge thereof, notice of any (x) litigation or governmental proceeding pending or actions threatened against the Borrower or its rights in the Collateral Loans or other Collateral which have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (y) any other event, act or condition which has had or would reasonably be expected to have a Material Adverse Effect; and (iii) promptly after a Senior Authorized Officer of the Borrower obtains knowledge that any loan included in the Collateral does not qualify as a “Collateral Loan,” notice setting forth the details with respect to such disqualification;

(c)            promptly and in any event within 5 Business Days after a Senior Authorized Officer of the Borrower obtains actual knowledge of any of the following events, a certificate of the Borrower, executed by a Senior Authorized Officer of the Borrower, specifying the nature of such condition and the Borrower’s proposed response thereto: (i) the receipt by the Borrower of any written communication, whether from a Governmental Authority, authorized citizens group, employee or otherwise, that alleges that the Borrower is not in compliance with applicable Environmental Laws, and such noncompliance had or would reasonably be expected to have a Material Adverse Effect, (ii) the Borrower has actual knowledge that there exists any Environmental Claim pending or threatened against the Borrower that has had or would reasonably be expected to have a Material Adverse Effect or (iii) the Borrower has actual knowledge of any release, emission, discharge or disposal of any Hazardous Substances that has had or would reasonably be expected to have a Material Adverse Effect;

(d)            not later than the tenth Business Day after the Collateral Report Determination Date for each calendar month (or if such day is not a Business Day, the next succeeding Business Day), a report concerning the Collateral Loans and Eligible Investments (the “Collateral Report”); the first Collateral Report shall be delivered in September 2023 and shall be determined with respect to the Collateral Report Determination Date occurring in August 2023; the Collateral Report for a calendar month shall contain the information with respect to the Collateral Loans and Eligible Investments described in Exhibit D, and shall be determined as of the Collateral Report Determination Date for such calendar month; provided that any calculations in connection with such Collateral Report shall be made on a settlement date basis.

(e)            on each Quarterly Payment Date, a Payment Date Report in accordance with Section 9.1(c);

(f)            from time to time such additional information regarding the Collateral or the financial position or business of the Borrower as the Agents, on either their own initiative or at the request of the Majority Lenders or S&P, may reasonably request in writing;

(g)            the information described in Exhibit F, at the times indicated therein, which shall be subject to adjustment with the prior written consent of the Borrower and the Administrative Agent;

(h)      (i)      promptly following a request by any Affected Lender which is (x) received in connection with a material amendment of any Loan Document, a confirmation of the Retention Letter from the Retention Holder or (y) for additional information that is within its possession and can be provided without unreasonable burden or expense as such Affected Lender may reasonably request in order for such Affected Lender to comply with the Securitisation Regulation (including Article 7 thereof);

(ii)            promptly on becoming aware of the occurrence thereof, written notice of (x) any failure by the Retention Holder to hold the Retained Interest in accordance with paragraph (a) of the Retention Letter; or (y) any failure by the Retention Holder to comply with any of its undertakings under paragraphs (b), (c), (e), (g) or (h) of Section 3 of the Retention Letter;

(iii)            on a monthly basis included in each Collateral Report, a statement as to whether or not an Authorized Officer of the Retention Holder has confirmed continued compliance with the requirements set forth in the Retention Letter;

(iv)            upon any written request therefor by or on behalf of the Borrower or any Affected Lender delivered as a result of a material change in (x) the performance of the Loans, (y) the risk characteristics of the transaction or (z) the Collateral Loans and/or the Eligible Investments from time to time, a certificate from an Authorized Officer of the Retention Holder confirming continued compliance with the requirements set forth in the Retention Letter;

(v)            a transaction summary as required by Article 7 of the Securitisation Regulation; and

(vi)            to use its commercially reasonable efforts to provide, without delay and in each case solely to the extent notice is not provided in accordance with the applicable provisions of this Agreement, notice to the Administrative Agent of (A) any change in the structural features of the transaction contemplated by the Credit Agreement that, in the sole determination of the Borrower (or the Collateral Manager on its behalf) materially impacts the performance of the Loans, (B) any change in the risk characteristics of the Collateral Loans that would, in the sole determination of the Borrower (or the Collateral Manager on its behalf), reasonably be expected to materially impact the performance of the Loans, (C) a material breach of the obligations of the Borrower pursuant to the Loan Documents, including any remedy, waiver or consent subsequently provided in relation to such a breach, in each case solely to the extent the Borrower has actual knowledge of such breach, and (D) any material amendment to the Credit Agreement or other Loan Documents.

(i)            within five Business Days of the receipt thereof, copies of any letters received from S&P in respect of credit estimates;

(j)            within five Business Days of the receipt thereof, written notice of the occurrence of an event that would permit the termination of the Collateral Management Agreement, or the replacement of the Collateral Manager under the Collateral Management Agreement, in each case, for Cause (as defined in the Collateral Management Agreement); and

(k)            upon request of the Administrative Agent and subject to the terms and conditions set forth in the Assignment Agreements, a copy of the schedule of Collateral Loans acquired pursuant to the Assignment Agreements.

For the avoidance of doubt, none of the Collateral Agent, the Custodian, the Administrative Agent, the Lenders or the Collateral Administrator shall be responsible for the monitoring of, compliance with, or for investigating any matter which is the subject of the undertaking given by the Borrower or the Retention Holder under clause (i).

Section 5.2      Payment of Obligations. The Borrower will, subject to the Priority of Payments, pay and discharge, at or before maturity, all its respective obligations and liabilities, including, without limitation, any obligation pursuant to any agreement by which it or any of its properties or assets is bound and any material Tax liabilities, except where such liabilities may be contested in good faith by appropriate proceedings, and will maintain in accordance with GAAP appropriate reserves for the accrual of any of the same.

Section 5.3      Employees. The Borrower shall not have any employees (other than its directors, trustees and managers to the extent they are employees).

Section 5.4      Good Standing. The Borrower will remain qualified to do business and in good standing (as applicable) in its jurisdiction of formation and every other jurisdiction in which the nature of its businesses so requires, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect.

Section 5.5      Compliance with Laws. The Borrower will comply in all material respects with all Applicable Law except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.

Section 5.6      Inspection of Property, Books and Records; Audits; Etc.

(a)            The Borrower will keep proper books of record and accounts in which full, true and correct entries in all material respects in accordance with GAAP shall be made of all material financial matters and transactions in relation to its business and activities, and will permit representatives of the Administrative Agent and the Collateral Agent (acting at the written direction of the Majority Lenders) (in each case at the Borrower’s expense, in the case of not more than one inspection during any fiscal year except during the continuance of an Event of Default) to visit and inspect any of its properties, to examine and make abstracts from any of its books and records, to examine and make copies of the Related Contracts (unless copying is prohibited by the confidentiality provisions of such Related Contracts) and to discuss its affairs, finances and accounts with its officers, employees and independent public accountants, all at reasonable times in a manner so as to not unduly disrupt the business of the Borrower, upon reasonable prior notice to the Borrower and as often as may reasonably be desired; provided that any expenses incurred by the Borrower hereunder shall be reasonable and documented.

(b)            If requested by the Majority Lenders, the Borrower agrees that the Administrative Agent (or an independent third-party auditing firm selected by the Administrative Agent) may (at the Borrower’s expense) conduct an audit and/or field examination of the Borrower and the Collateral Manager, at reasonable times in a manner so as to not unduly disrupt the business of the Borrower or the Collateral Manager, for the purpose of examining the servicing and administration of the Collateral Loans, the results of which audit and/or field examination shall be promptly provided to the Administrative Agent; provided that, so long as no Event of Default exists, no more than one such audit or field examination shall be conducted during any fiscal year of the Borrower and any expenses incurred in the course of such audit and/or field examination shall be reasonable and documented.

(c)            If requested by the Administrative Agent or the Majority Lenders, the Borrower and the Collateral Manager shall participate in a meeting with the Administrative Agent once during each fiscal year of the Borrower, to be held at a location in New York City and at a time reasonably determined by the Borrower and the Collateral Manager.

Section 5.7      Existence. The Borrower shall do or cause to be done, all things necessary to preserve and keep in full force and effect its existence, its rights and its privileges, obligations, licenses and franchises.

Section 5.8      Subsidiaries; Equity Interest. The Borrower shall not directly or indirectly own any Subsidiaries or any Equity Interest in any entity other than as otherwise permitted pursuant to Section 4.17. The Borrower shall ensure that any SPV Subsidiary (i) is wholly owned by the Borrower, (ii) will not sell, transfer, exchange or otherwise dispose of, or pledge, mortgage, hypothecate or otherwise encumber (or permit such to occur or suffer such to exist), any part of its assets, except in compliance with the Borrower’s rights and obligations under this Agreement and with such SPV Subsidiary’s Constituent Documents, (iii) will not have any Subsidiaries unless complying with the terms of clauses (ii) through (vii) of this Section 5.8, (iv) will comply with the restrictions set forth in Sections 5.3 through 5.5, 5.9 through 5.16 and 5.18 of this Agreement, (v) will not incur or guarantee any indebtedness and will not hold itself out as being liable of the debts of any other Person, (vi) will include in its Constituent Documents (A) a limitation on its business such that it may only engage in the acquisition of assets permitted under this Agreement and the disposition of such assets and the proceeds thereof to the Borrower (and activities ancillary thereto) and (B) provisions ensuring the separate existence of such SPV Subsidiary from any other Person, (vii) will have at least one director that is an independent director complying with any applicable rating agency criteria, (viii) will distribute 100% of the proceeds of the assets acquired by it (net of applicable taxes and expenses payable by it) to the Borrower and (ix) will be treated (or will elect to be treated) as a corporation for U.S. federal income tax purposes. The Borrower shall provide S&P and the Agents with prior written notice of the formation of any SPV Subsidiary and of the transfer of any asset from the Borrower to any SPV Subsidiary.

Section 5.9            Investments.

(a)            The Borrower shall not make any investment other than in Collateral Loans or Eligible Investments; provided that the Borrower may own Defaulted Loans, Equity Securities and other Collateral only as permitted by the terms of this Agreement. Except as otherwise expressly permitted herein, the Borrower shall not acquire any debt obligation unless, at the time of the commitment to acquire such debt obligation, the Eligibility Criteria are satisfied with respect to the debt obligations so acquired. The Borrower shall not acquire or fund any debt obligations after the Reinvestment Period except for (i) the funding of Exposure Amounts of Revolving Collateral Loans and Delayed Funding Loans that were acquired by the Borrower prior to the end of the Reinvestment Period and (ii) the acquisition by the Borrower, of a Collateral Loan where the commitment to make such acquisition was made prior to the end of the Reinvestment Period, so long as such commitment provided for settlement in accordance with customary procedures in the relevant markets, but in any event for a settlement period no longer than three months following the date of such commitment.

(b)            The Borrower shall not at any time obtain or maintain title to any real property or obtain or maintain a controlling interest in an entity that owns any real property (except for any SPV Subsidiary that owns real property in accordance with Section 4.17).

(c)            Reserved.

(d)            The Borrower shall not commit to acquire any Collateral Loan if such acquisition would be in contravention of the terms of this Agreement, the Assignment Agreements, the Retention Letter or any other Loan Document.

Section 5.10            Restriction on Fundamental Changes.

(a)            The Borrower shall not enter into any merger, consolidation, division or other reorganization, unless permitted by Applicable Law and unless: (i) the Controlling Parties have provided their prior written consent to such merger, consolidation, division or other reorganization; (ii) the Borrower shall be the surviving entity; (iii) S&P shall have been notified in writing of such merger, consolidation, division or other reorganization and the Rating Condition is satisfied with respect to such merger, consolidation, division or other reorganization; (iv) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; (v) the Borrower shall have delivered to each Agent and each Lender and each Subordinated Noteholder a certificate of an Authorized Officer of the Borrower stating that (1) such merger, consolidation, division or other reorganization complies with this Section 5.10(a), (2) all conditions precedent in this Section 5.10(a) relating to such transaction have been complied with and (3) such transaction shall not cause the Borrower or the pool of Collateral to be required to register as an “investment company” under the Investment Company Act; and (vi) the fees, costs and expenses of the Agents (including any reasonable legal fees and expenses) associated with the matters addressed in this Section 5.10 shall have been paid by the Borrower or otherwise provided for to the satisfaction of the Agents.

(b)            The Borrower shall not liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of in one transaction or series of transactions, all or any part of its business or property, whether now or hereafter acquired, except for transfers of its property expressly permitted by the Loan Documents.

(c)            The Borrower shall not amend its Constituent Documents without prior written notice to S&P and the Administrative Agent and, in the case of amendments that would reasonably be expected to affect the Lenders or the Administrative Agent, the Administrative Agent’s prior written consent; provided, however, that the Borrower shall be able to take any action necessary, including amending its Constituent Documents, to change its name, without the Administrative Agent’s prior written consent or prior written notice to S&P; provided, however, the Borrower shall not change its name unless all actions necessary and appropriate to protect and perfect the Secured Parties’ first priority perfected security interest in the Pledged Collateral have been taken and completed; provided, further, that the Borrower shall be able to take any action necessary, including amending its Constituent Documents, in order for GCPHS to transfer all or any portion of its beneficial interests in the Borrower to Golub Capital Private Credit Fund without the Administrative Agent’s prior written consent or prior written notice to S&P.

Section 5.11            ERISA. The Borrower shall not establish any Plan or Multiemployer Plan.

Section 5.12            Liens. The Borrower shall not at any time directly or indirectly create, incur, assume or permit to exist, on any of its property, any Lien for borrowed monies or any other Lien except for Permitted Liens.

Section 5.13            Business Activities. The Borrower shall not engage in any business activity other than (i) the acquisition, selling and maintenance of Collateral Loans and the ownership of equity interests permitted hereby, (ii) receiving capital contributions (whether in the form of Cash or Collateral Loans) from its equityholders and (iii) any other activities expressly permitted by, contemplated by or reasonably ancillary to this Agreement and the other Loan Documents (including any collateralized loan obligation transaction referred to in any letter agreement between the Borrower and Société Générale).

Section 5.14            Fiscal Year; Fiscal Quarter. The Borrower shall not change its fiscal year or any of its fiscal quarters, without the Administrative Agent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 5.15            Anti-Money Laundering and Anti-Corruption Laws; Sanctions Laws. No portion of the proceeds of any Loan will be used, directly or, to its knowledge, indirectly, (a) in violation of Anti-Corruption Laws or Anti-Money Laundering Laws, or (b) for any payment, promise to pay, or authorization of any payment (or giving of anything of value) to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business, or obtain any improper advantage, in violation of Anti-Corruption Laws. The Borrower shall not request any Loan, and shall not (and shall procure that its Affiliates and its or their respective directors, officers, employees and agents shall not) use the proceeds of any Loan, in each case, directly or indirectly, for (1) the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any country that is the subject of country-wide or territory-wide Sanctions, in violation of Sanctions or (2) in any manner that would result in the violation of any applicable Sanctions by any party to this Agreement.

Section 5.16            Indebtedness. The Borrower shall not incur or suffer to exist any Indebtedness other than the Obligations and involuntarily incurred Contingent Obligations.

Section 5.17            Use of Proceeds. The Borrower shall use the proceeds of the Loans and the Subordinated Notes solely (a) for the acquisition of Collateral Loans during the Reinvestment Period (and after the Reinvestment Period only for the acquisition of Collateral Loans committed to during the Reinvestment Period, subject to Section 5.9), (b) to fund Exposure Amounts or the Future Funding Reserve Account and/or (c) to pay fees and expenses incurred with the closing and execution of this Agreement and the other Loan Documents.

Section 5.18            Bankruptcy Remoteness; Separateness.

(a)            Limited Purpose Entity.

(i)             The Borrower at all times since its formation has been, and will continue to be, a statutory trust formed under the laws of the State of Delaware. The Borrower at all times since its formation has been, and will continue to be, duly qualified in its jurisdiction of formation and each other jurisdiction in which such qualification was or may be necessary for the conduct of its business, except where the failure to be so qualified in any jurisdiction would not reasonably be expected to have a Material Adverse Effect;

(ii)            the Borrower at all times since its formation has complied, and will continue to comply, with its Constituent Documents and the laws of the jurisdiction of its formation relating to statutory trusts formed under the laws of the State of Delaware;

(iii)           all customary formalities regarding the existence of the Borrower have been observed at all times since its formation and will continue to be observed;

(iv)           the Borrower has been adequately capitalized at all times since its formation and will continue to be adequately capitalized in light of the nature of its business; and

(v)            the Borrower has not any time since its formation assumed or guaranteed, and will not assume or guarantee, the liabilities of any other Persons (other than any (A) reimbursement obligation or indemnity in favor of its managers, trustees, officers or directors; provided that any such reimbursement obligation or indemnity shall be subject to the Priority of Payments (B) the assumption of the obligations in connection with the ordinary course purchase, sale or receipt as a contribution of Collateral Loans).

(b)            No Bankruptcy Filing. The Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws of any jurisdiction or the liquidation of all or a major portion of its assets or property, and it has no knowledge of any Person contemplating the filing of any such petition against it.

(c)            Separate Existence.

(i)             At all times since its formation, the Borrower has accurately maintained, and will continue to accurately maintain, in all material respects, its financial statements, accounting records and other corporate documents, as applicable, separate from those of the Collateral Manager and any other Person; provided, however, that if the Borrower prepares consolidated financial statements with any Affiliates, (y) any such consolidated financial statements shall contain a note indicating the Borrower’s separateness from any such Affiliates and indicate its assets are not available to pay the debts of such Affiliate or any other Person and (z) if the Borrower prepares its own separate balance sheet, such assets shall also be listed on the Borrower’s own separate balance sheet. Subject to Section 5.27, the Borrower has not at any time since its formation commingled, and will not commingle, its assets with those of the Collateral Manager or any other Person. The Borrower has at all times since its formation accurately maintained, in all material respects, and will continue to accurately maintain in all material respects, its own bank accounts and separate books of account.

(ii)            The Borrower has at all times since its formation paid, and will continue to pay, its own liabilities from its own separate assets.

(iii)           The Borrower has at all times since its formation identified itself, and will continue to identify itself, in all dealings with the public, under its own name and as a separate and distinct entity. The Borrower has not at any time since its formation identified itself, and will not identify itself, as being a division or a part of any other entity (other than for U.S. federal and state tax and consolidated accounting purposes).

(d)            The Borrower will comply at all times with the provisions of its Constituent Documents relating to separateness, bankruptcy remoteness and any similar provisions.

Section 5.19            Amendments, Modifications and Waivers to Collateral Loans.

(a)            In the performance of its obligations hereunder, the Borrower may enter into any amendment or waiver of or supplement to any Related Contract; provided that the prior written consent of the Majority Lenders to any such amendment, waiver or supplement shall be required if an Event of Default has occurred and is continuing or would result from such amendment, waiver or supplement.

(b)            In the event that the Borrower enters into any amendment or waiver of or supplement to a Collateral Loan that: (i) is not consented to by the Majority Lenders, provided that if the Borrower notifies the Administrative Agent of the proposed amendment, waiver or supplement and the Administrative Agent (at the direction of the Majority Lenders) does not object within 15 Business Days after written notice thereof is provided to the Administrative Agent, the proposed amendment, waiver or supplement will be deemed to have been consented to by the Administrative Agent (at the direction of the Majority Lenders), (ii) such amendment, waiver or supplement constitutes a Specified Change, and (iii) more than two years has elapsed following the end of the Reinvestment Period, such Collateral Loan will thereafter be treated as a Defaulted Loan.

(c)            In the event that the Borrower enters into any amendment or waiver of or supplement to a Collateral Loan that is not consented to by the Majority Lenders and such amendment, waiver or supplement results in the failure of the Maximum Weighted Average Life Test or the Minimum Weighted Average Spread Test, such Collateral Loan will thereafter be treated as a Defaulted Loan hereunder until such time as the Maximum Weighted Average Life Test or Minimum Weighted Average Spread Test, as applicable, is satisfied (provided that if, at the time of such satisfaction of the Maximum Weighted Average Life Test or the Minimum Weighted Average Spread Test, as applicable, such Collateral Loan would otherwise be considered a Defaulted Loan in accordance with the terms of this Agreement (including clause (b) above), such Collateral Loan will continue to be treated as a Defaulted Loan hereunder until such Collateral Loan is no longer considered a Defaulted Loan in accordance with the terms of this Agreement (including clause (b) above)).

Section 5.20            Hedging.

(a)            The Borrower may, at any time and from time to time, enter into any Interest Hedge Agreements (subject in each case to the prior written consent of the Controlling Parties and with notice to S&P of such Interest Hedge Agreement). The Borrower will not amend or replace any Interest Hedge Agreement unless the Rating Condition shall have been satisfied in connection with such amendment or replacement and the Controlling Parties have provided their prior written consent thereto. The Borrower (or the Collateral Manager on behalf of the Borrower) shall promptly provide written notice of entry into, and the amendment or replacement of, any Interest Hedge Agreement to the Agents, the Lenders and the Subordinated Noteholders. Notwithstanding anything to the contrary contained herein, the Borrower (or the Collateral Manager on behalf of the Borrower) shall not enter into any Interest Hedge Agreement (A) unless it obtains written advice of counsel that (1) the written terms of the derivative directly relate to the Collateral Loans and (2) such derivative reduces the interest rate and/or foreign exchange risks related to the Collateral Loans, the Subordinated Notes and the Loans and (B) that would cause the Borrower to be considered a “commodity pool” as defined in Section 1a(10) of the Commodity Exchange Act unless (i) the Collateral Manager, and no other party, including but not limited to the Collateral Agent, the Custodian and the Administrative Agent, is registered as a “commodity pool operator” as defined in Section 1(a)(11) of the Commodity Exchange Act and “commodity trading advisor” as defined in Section 1(a)(12) of the Commodity Exchange Act with the CFTC or (ii) with respect to the Borrower as the commodity pool, the Collateral Manager would be eligible for an exemption from registration as a commodity pool operator and commodity trading advisor and all conditions for obtaining the exemption have been satisfied. The Collateral Manager agrees that for so long as the Borrower is a commodity pool, the Collateral Manager will take all actions necessary to ensure ongoing compliance with, as the case may be, either (x) the applicable exemption from registration as a commodity pool operator and/or a commodity trading advisor with respect to the Borrower or (y) the applicable registration requirements as a commodity pool operator and/or a commodity trading advisor with respect to the Borrower, and will in each case take any other actions required as a commodity pool operator and/or a commodity trading advisor with respect to the Borrower.

(b)            Each Interest Hedge Agreement shall contain appropriate limited recourse and non-petition provisions equivalent (mutatis mutandis) to those contained in Section 12.15. Each Interest Hedge Counterparty shall be required to satisfy, at the time that any Interest Hedge Agreement to which it is a party is entered into, the then-current S&P criteria for hedge counterparties. Payments with respect to any Interest Hedge Agreements shall be subject to the Priority of Payments specified in Section 9.1(a) and Section 6.4. Each Interest Hedge Agreement shall contain an acknowledgement by the Interest Hedge Counterparty that the obligations of the Borrower to the Interest Hedge Counterparty under the relevant Interest Hedge Agreement shall be payable in accordance with the Priority of Payments specified in Section 9.1(a) and Section 6.4 and the Borrower shall use its commercially reasonable efforts to provide that it may not be terminated due to the occurrence of an Event of Default until liquidation of the Collateral has commenced.

Section 5.21            Title Covenants. The Borrower covenants that at no time shall it:

(a)            create, permit or suffer to be created any Lien or security interest in the Collateral other than Permitted Liens; or

(b)            except as otherwise expressly permitted herein sell, transfer, assign, deliver or otherwise dispose of any Collateral or any interest therein.

The Borrower further covenants and agrees to defend the Collateral against the claims and demands of all other parties to the extent necessary to preserve the first-priority security interest of the Collateral Agent, for the benefit of itself and the Secured Parties, in the Collateral (subject to Permitted Liens).

Section 5.22            Further Assurances.

(a)            The Borrower shall at its sole expense file, record, make, execute and deliver all such notices, instruments, statements and other documents, and take such acts, as the Collateral Agent (acting at the written direction of the Administrative Agent) may reasonably request from time to time to register in the name of the Collateral Agent or its nominee, and to perfect, preserve or otherwise protect the security interest of the Collateral Agent, for the benefit of the Secured Parties in, the Collateral or any part thereof, or to give effect to the rights, powers and remedies of the Collateral Agent hereunder, including but not limited to execution and delivery of financing statements. The Borrower shall be obligated to perform its obligations under this Agreement notwithstanding the ability of the Collateral Agent to take such actions pursuant to the provisions of Section 5.24.

(b)            At least one month (but not more than six months) prior to the fifth anniversary date of the Closing Date, and at least one month (but not more than six months) prior to each five year anniversary of the Closing Date thereafter, unless the Obligations have been paid in full, the Borrower shall furnish to the Collateral Agent an opinion of counsel to the effect that, in the opinion of such counsel, as of the date of such opinion, the lien and security interest created by this Agreement with respect to the Collateral remains a valid and perfected first priority lien in favor of the Collateral Agent for the benefit of the Secured Parties, which opinion may contain usual and customary assumptions, limitations and exceptions.

Section 5.23            Costs of Transfer Taxes and Expenses.

(a)            The Borrower shall pay or cause to be paid all transfer Taxes and other costs incurred in connection with all transfers of Collateral. For the avoidance of doubt, any amounts paid pursuant to this Section 5.23(a) shall not be indemnifiable pursuant to Section 11.4.

(b)            Without duplication of any other provision of this Agreement, the Borrower agrees to pay the Collateral Agent the reasonable and documented out-of-pocket costs and expenses, including but not limited to reasonable and documented attorneys’ fees and other charges, incurred by the Collateral Agent in connection with making collections on any Collateral.

Section 5.24            Collateral Agent May Perform.

(a)            If the Borrower fails to perform any agreement contained herein to be performed by it, the Collateral Agent may, upon the written instructions of the Administrative Agent or the Controlling Parties and with written notice to the Borrower, itself file, record, make, execute and deliver all such notices, instruments, statements and other documents, and take such acts, as the Controlling Parties may determine to be necessary or desirable from time to time to perfect, preserve or otherwise protect the security interest of the Collateral Agent, for the benefit of itself and the Secured Parties and otherwise perform, or cause performance of, any other such actions as the Controlling Parties shall determine is necessary or desirable, and the reasonable fees and out-of-pocket expenses of the Collateral Agent and Lenders incurred in connection therewith shall be payable by the Borrower and shall be part of the Obligations.

(b)            The powers conferred on the Collateral Agent hereunder are solely to protect its interest (on behalf of the Secured Parties) in the Collateral and shall not impose any duty on it to exercise any such powers. Except for reasonable care of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Collateral Agent has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

Section 5.25            Notice of Name Change. The Borrower shall give the Agents and S&P not less than five Business Days’ (or such shorter period as agreed between the Borrower and the Agents) notice of any change of its name and not less than 30 days’ (or such shorter period as agreed between the Borrower and the Agents) notice of any change of its principal place of business (to the extent such change of its principal place of business would affect the validity of the Collateral Agent’s first priority perfected security interest in the Collateral) and will take all steps necessary to preserve the first priority perfected security interest of the Collateral Agent in the Collateral. The Borrower shall not change its type of organization, jurisdiction of organization or other legal structure without the prior written consent of the Administrative Agent.

Section 5.26            Delivery of Related Contracts. The Borrower (or the Collateral Manager on behalf of the Borrower) shall deliver copies of all Related Contracts in its possession to the Collateral Custodian within five Business Days of the Borrower’s acquisition of the related Collateral Loan.

Section 5.27            Delivery of Proceeds. In the event that the Borrower receives any payments in respect of or other proceeds of Collateral Loans or other Collateral or any capital contribution, the Borrower shall pay such payments or other proceeds to the Collateral Agent promptly and, in no event, later than two Business Days after the Borrower’s receipt thereof.

Section 5.28            Performance of Obligations. The Borrower shall timely and fully comply with and perform in all respects its obligations under the Collateral Loans and other Collateral in accordance with the terms thereof.

Section 5.29            Limitation on Dividends. The Borrower will not declare or make any direct or indirect distribution, dividend or other payment to any person on account of any Subordinated Notes or any other Equity Interests in, or ownership of any similar interests or securities of the Borrower, except for Permitted Distributions or distributions made pursuant to Sections 6.4 and 9.1.

Section 5.30            Renewal of Credit Estimates. For each Collateral Loan with a Credit Estimate, the Borrower shall submit such Required S&P Credit Estimate Information to S&P to renew such Credit Estimate within the 12 month period following receipt of the most recent Credit Estimate for such Collateral Loan.

Section 5.31            Annual Rating Review. So long as the Rating Effective Date has occurred, on or before the anniversary date of the Rating Effective Date in each calendar year, or the last Business Day immediately preceding such date if such date is not a Business Day, the Borrower shall pay for the ongoing monitoring of the rating of the Loans by S&P. The Borrower shall promptly notify the Agents, the Collateral Manager, the Subordinated Noteholders and the Lenders in writing if at any time the rating of the Loans has been, or to the knowledge of a Senior Authorized Officer will be, changed or withdrawn, or the rating outlook on the Loans has been, or to the knowledge of a Senior Authorized Officer will be, changed.

Section 5.32            Amendment to Loan Documents. The Borrower shall not amend any of the Loan Documents except pursuant to the applicable terms thereof and Section 12.5 of this Agreement.

Section 5.33            Transactions With Affiliates. Except as may be otherwise required or permitted by the applicable Assignment Agreement, the Borrower shall not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates unless (i) such transaction is effected in accordance with the requirements of Schedule I of the Collateral Management Agreement on terms and conditions no less favorable to the Borrower than would be the case if such person were not so Affiliated, (ii) such transaction is effected in accordance with all Applicable Law and (iii) such transaction is conducted in an arm’s length transaction in the ordinary course of business. This Section 5.33 shall not require the applicable Seller or any Affiliate of the Borrower to purchase from the Borrower or sell or otherwise transfer to the Borrower any property or assets except as provided by the applicable Assignment Agreement.

Section 5.34            Reports by Independent Accountants.

(a)            On or after the Rating Effective Date, the Borrower (or the Collateral Manager on behalf of the Borrower) shall select one or more nationally recognized firms of independent certified public accountants for purposes of performing agreed-upon procedures required by this Agreement, which may be the firm of independent certified public accountants that performs accounting services for the Borrower or the Collateral Manager. The Borrower may remove any firm of independent certified public accountants at any time. Upon any resignation by such firm or removal of such firm by the Borrower, the Borrower (or the Collateral Manager on behalf of the Borrower) shall promptly appoint a successor thereto that shall also be a nationally recognized firm of independent certified public accountants, which may be a firm of independent certified public accountants that performs accounting services for the Borrower or the Collateral Manager. If the Borrower shall fail to appoint a successor to a firm of independent certified public accountants which has resigned or has been removed within 30 days after such resignation or removal (as applicable), the Borrower shall promptly notify the Agents and the Collateral Manager of such failure in writing. If the Borrower shall not have appointed a successor within ten days thereafter, the Collateral Manager shall appoint a successor firm of independent certified public accountants of nationally recognized reputation. The fees of such firm of independent certified public accountants and its successor shall be payable by the Borrower as Administrative Expenses in accordance with the Priority of Payments and the terms of this Agreement. In the event such firm requires the Collateral Agent to agree (whether in writing or otherwise) to the procedures performed by such firm, the Borrower hereby directs the Collateral Agent to so agree and directs the Collateral Agent to execute a specified user agreement, access letter or agreement of similar import requested by such accountants, which may include among other things, (i) acknowledgement that the Borrower has agreed that the procedures to be performed by such accountants are sufficient for the Borrower’s purposes, (ii) releases by the Collateral Agent (on behalf of itself and the Lenders and Administrative Agent) of claims against the firm and acknowledgement of other limitations of liability in favor of the firm and (iii) restrictions or prohibitions on the disclosure of information or documents provided to it by such firm (including to the Lenders and Administrative Agent). It is understood and agreed that the Collateral Agent will deliver such letters of agreement and similar documents in conclusive reliance on the foregoing direction of the Borrower. The Collateral Agent shall not have any responsibility to the Borrower or any Secured Party hereunder to make any inquiry or investigation as to, and shall have no obligation, liability or responsibility in respect of, the terms of any engagement of any such firm, or the validity or correctness of such procedures or content of such letter (including without limitation with respect to the sufficiency thereof for any purpose), any report or instruction (or other information or documents) prepared or delivered by any such accountants pursuant to any such engagement. In no event shall the Collateral Agent be required to execute any agreement in respect of the accountants that it reasonably determines adversely affects it. For the avoidance of doubt, any costs, fees or expenses incurred by the Collateral Agent in connection with this Section 5.34(a) shall be payable by the Borrower as Administrative Expenses in accordance with the Priority of Payments and the terms of this Agreement.

(b)            On or before the date that is 120 days following the end of each fiscal year of the Borrower, or the last Business Day immediately preceding such date if such date is not a Business Day, commencing in 2024, the Borrower shall cause to be delivered to the Collateral Agent an agreed-upon procedures report from a firm of independent certified public accountants appointed pursuant to clause (a) above for each Payment Date Report occurring in October and January of the prior calendar year (i) indicating that the calculations within those Payment Date Reports have been recalculated and compared to the information provided by the Borrower in accordance with the applicable provisions of this Agreement and (ii) listing the Aggregate Principal Balance of the Collateral Loans securing the Loans as of the immediately preceding Measurement Dates; provided that in the event of a conflict between such firm of independent certified public accountants and the Borrower with respect to any matter in this Section 5.34, the determination by such firm of independent public accountants shall be conclusive; provided further that, if there is any inconsistency between the calculations of the Borrower and the calculations of the firm of independent certified public accountants, the Borrower shall promptly notify the Agents, the Subordinated Noteholders and the Lenders and describe such inconsistency in reasonable detail. Notwithstanding anything to the contrary herein, if the Custodian, the Administrative Agent, the Collateral Administrator or the Collateral Agent fail within 75 days following the end of each fiscal year of the Borrower to execute any documentation required by the independent certified public accountants selected by the Borrower prior to the delivery of any report contemplated by this Section 5.34(b), then the Borrower shall have no obligation to furnish any report covering such fiscal year pursuant to this Section 5.34(b).

Section 5.35            Tax Matters as to the Borrower.

(a)            The Borrower shall (and each Lender hereby agrees to) treat the Loans as debt for U.S. federal income tax purposes and will take no contrary position unless otherwise required by an applicable taxing authority.

(b)            The Borrower has not and shall not at any time make any election to be treated, for U.S. federal income tax purposes, as other than either (i) an entity disregarded as separate from a sole owner or (ii) a partnership (other than a publicly traded partnership taxable as a corporation).

(c)            Each of the parties hereto shall provide to the Borrower, upon reasonable request, all reasonably available information relating only to such party itself that is in the possession of such party, in its respective capacity hereunder, that is specifically requested by the Borrower and that is necessary or advisable in order for the Borrower to achieve Tax Account Reporting Rules Compliance.

(d)            On or prior to the Closing Date, the Borrower will deliver or cause to be delivered a W-9 or successor applicable form to each issuer, counterparty, paying agent, as necessary to permit the Borrower to receive payments without U.S. withholding tax.

(e)            Subject to the satisfaction of the Eligibility Criteria, no more than 50% of the debt obligations or interests therein (in each case as determined for U.S. federal income tax purposes) held by the Borrower may at any time consist of real estate mortgages (or interests therein) as determined for purposes of Section 7701(i) of the Code, unless the Borrower receives an opinion of nationally recognized tax counsel experienced in such matters to the effect that the ownership of such debt obligations will not cause the Borrower to be treated as a taxable mortgage pool for U.S. federal income tax purposes.

(f)            [Reserved].

(g)            The Subordinated Notes shall be owned solely by U.S. Persons.

Section 5.36            Retention Letter. The Borrower shall (i) procure the Retention Holder not to amend, supplement, modify, repudiate or waive any provision, of any Retention Letter without the prior written consent of the Administrative Agent and each Affected Lender and (ii) procure that the Retention Holder has not changed and will not change the manner in which it retains the Retained Interest, except to the extent permitted by the EU Retention Requirements and with the prior written consent of the Administrative Agent and each Affected Lender.

Section 5.37            Pool Concentrations. On and after the Rating Effective Date, during the Reinvestment Period, the Borrower shall use commercially reasonable efforts to ensure that the pool of Collateral contains Collateral Loans of no less than 20 different Obligors.

Section 5.38            Beneficial Ownership Certification. If the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower agrees to notify the Administrative Agent of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

Section 5.39            Effective Period.

(a)            If the Rating Effective Date has occurred prior to the earlier to occur of (i) December 6, 2023 and (ii) the first date on which the Collateral Manager certifies to the Collateral Agent and the Collateral Administrator that the Target Initial Par Condition has been satisfied (such date, the “Effective Date”, and the period from the Closing Date to such date, the “Effective Period”), the Borrower will use its commercially reasonable efforts to provide the documents provided for in clause (b) below.

(b)            If the Rating Effective Date has occurred prior to the Effective Date then, no later than thirty (30) Business Days following the Effective Date, the Borrower shall provide, or (at the Borrower’s expense) cause the Collateral Manager to provide the following documents: (i) to the Collateral Agent, the Collateral Administrator and the Administrative Agent, an Accountants’ Report (A) comparing the Obligor, coupon/spread, maturity, country of Domicile and S&P Rating with respect to each Collateral Loan to the information provided by the Borrower with respect to every asset included in the Pledged Collateral, by reference to such sources as shall be specified therein (such Accountants’ Report, the “Accountants’ Effective Date Comparison AUP Report”), (B) using information as provided by the Borrower, recalculating the Overcollateralization Ratio Test, the Concentration Limitations, the Collateral Quality Test (excluding the S&P CDO Monitor Test, the Minimum Weighted Average S&P Recovery Rate Test and the Minimum Weighted Average Spread Test) and the Target Initial Par Condition, and comparing the results to the requirements as specified in this Agreement and (C) indicating that each of the Overcollateralization Ratio Test, the Concentration Limitations, the Collateral Quality Test (excluding the S&P CDO Monitor Test, the Minimum Weighted Average S&P Recovery Rate Test and the Minimum Weighted Average Spread Test) and the Target Initial Par Condition is in compliance with the terms of this Agreement (such Accountants’ Report pursuant to subclauses (B) and (C) above, the “Accountants’ Effective Date Recalculation AUP Report” and, together with the Accountants’ Effective Date Comparison AUP Report, the “Accountants’ Effective Date AUP Reports”) and (ii) a report to S&P that (A) recalculates the information in the Accountants’ Effective Date AUP Reports referred to in clause (i) above and (B) confirms whether or not each of the calculations of the Overcollateralization Ratio Test, the Concentration Limitations, the Collateral Quality Test (testing the S&P CDO Monitor Test as though an S&P CDO Monitor Formula Election Period were in effect and taking into account the S&P CDO Monitor Non-Model Adjustments) and the Target Initial Par Condition by the accountants set forth in the Accountants’ Effective Date Recalculation AUP Report is in compliance with the requirements of this Agreement (the “Effective Date Report”) (prepared and calculated by the Collateral Administrator on behalf of the Borrower). For the avoidance of doubt, the Effective Date Report shall not reference or include the Accountants’ Effective Date AUP Reports described in clause (i) above. On the first Business Day following receipt by the Borrower of the Effective Date Report, the Borrower shall, upon written notice to S&P, the Collateral Manager, the Collateral Agent and the Administrative Agent, declare that the Effective Date has occurred on such date. In connection therewith, no action will be required from S&P if the Borrower has provided (or caused to be provided) (x) to the Collateral Agent the Accountants’ Effective Date AUP Reports as described in clause (i) above and (y) to S&P, the Collateral Manager, the Collateral Agent and the Administrative Agent the Effective Date Report, which confirms that all of the tests and conditions described in clause (ii) above have been satisfied. In accordance with SEC Release No. 34-72936, Form 15-E, only in its complete and unedited form which includes the Accountants’ Effective Date Comparison AUP Report as an attachment, will be provided by the independent certified public accountants to the Borrower who will post such Form 15-E on the 17g-5 Website. Copies of the Accountants’ Effective Date Recalculation AUP Report or any other agreed-upon procedures report provided by the independent certified public accountants to the Borrower, the Agents or the Collateral Manager will not be provided to any other party including the Rating Agencies (other than as provided in an access letter agreement between the independent certified public accountants and such party). For the avoidance of doubt, the provisions of this clause (b) shall not apply if the Rating Effective Date does not occur prior to the Effective Date.

(c)            If by the end of the Effective Period, both (i) the Rating Effective Date has occurred and (ii) the conditions described in clauses (x) and (y) of Section 5.39(b) have not occurred, then the Borrower shall provide written notice to the Agents that the Loans are to be prepaid in accordance with Section 9.1(a)(i)(F) and Section 9.1(a)(ii)(A) and/or a capital contribution is to be made to the Borrower, in each case in an amount sufficient to satisfy the conditions described in clauses (x) and (y) of Section 5.39(b).

(d)            Notwithstanding anything to the contrary contained herein or in any other Loan Document, the failure of the Borrower to satisfy the requirements of this Section 5.39 will not constitute an Event of Default unless such failure would otherwise constitute an Event of Default under Section 6.1.

Section 5.40            Rating.

(a)            The Borrower and the Administrative Agent shall endeavor to obtain a rating from S&P of the Loans of at least “AA (sf)” on or prior to the six–month anniversary of the Closing Date and agree to amend this Agreement and the other Loan Documents as reasonably necessary to obtain such rating.

(b)            If the Borrower does not obtain such rating from S&P prior to the six–month anniversary of the Closing Date, the Reinvestment Period shall automatically be suspended, unless (1) the Administrative Agent and the Majority Lenders provide written consent not to suspend the Reinvestment Period at such time or (2) either (x) the pricing date for a CLO has occurred or (y) the Borrower provides notice to the Administrative Agent that the Borrower certifies to the Administrative Agent that it has determined, in good faith and in a commercially reasonable manner, that such rating will be obtained by the nine-month anniversary of the Closing Date, in each case, in which case the Reinvestment Period shall automatically be suspended if no such rating has been obtained by the nine-month anniversary of the Closing Date, unless the Administrative Agent and the Majority Lenders provide written consent not to suspend the Reinvestment Period at such time.

Section 5.41            Transparency Requirements.

(a)            The Borrower (the “Designated Reporting Entity”) hereby agrees to be designated, pursuant to Article 7(2) of the EU Securitisation Regulation, as the designated entity required to fulfil the Transparency Requirements, and agrees to make available to the Affected Lenders, the Administrative Agent, any potential investor herein (as determined by the Collateral Manager) and the competent authorities (as determined under the EU Securitisation Regulation) (together, the “Relevant Recipients”) the duly completed reports provided in Annex 4 and Annex 12 of the European Securities and Markets Authority reporting templates for Article 7 of the EU Securtisation Regulation (in effect on the Closing Date unless otherwise expressly agreed upon in writing by the Borrower and the Affected Lenders the “Transparency Requirements”) no later than one month after the applicable Quarterly Payment Date (each such date, the “Reporting Deadline”). The Transparency Reports will not include any information which the Collateral Manager, in its sole discretion, believes is subject to any legal or contractual obligation of confidentiality or restricting the processing of personal data. For the purposes of the Transparency Requirements, the first reporting date for the Transparency Reports (as defined below) will be no later than the Quarterly Payment Date occurring in October 2023.

(b)            The Designated Reporting Entity shall only be required to fulfil the Transparency Requirements to the extent that such required information (i) is in the Borrower’s, the Collateral Administrator’s or the Collateral Manager’s possession, or, if not in the Borrower’s, the Collateral Administrator’s or the Collateral Manager’s possession, such information can be obtained using commercially reasonable efforts; and (ii) is not subject to either any national law governing the protection of confidentiality of information or the processing of personal data, or any confidentiality obligation relating to customer, original lender or debtor information, unless such confidential information is anonymised or aggregated.

(c)            The parties agree that: (i) the Designated Reporting Entity will not be in breach of this Section 5.41 if the Designated Reporting Entity fails to so comply due to events, actions or circumstances beyond the Designated Reporting Entity’s control so long as such events, actions or circumstances are continuing; and (ii) the Designated Reporting Entity is only bound by this Section 5.41 to the extent that the disclosure requirements under Article 7 of the EU Securitisation Regulation remain in effect; provided that the Designated Reporting Entity shall be required to comply with the Transparency Requirements as soon as practicable following the conclusion of the events, actions or circumstances described in clause (i).

(d)            The Designated Reporting Entity hereby directs the Collateral Administrator to grant access to the Collateral Administrator’s secured website, which shall be initially located at https:\\www.wilmingtontrustconnect.com (or such other website as may be notified by the Collateral Administrator to the Borrower, the Designated Reporting Entity and the Collateral Manager) (the “Reporting Website”), to the Reporting Agents.

(e)            To the extent that such information is not already made available under paragraph (d) above, the Collateral Manager shall use commercially reasonable efforts to assist the Designated Reporting Entity in complying with its obligations under the Transparency Requirements, including by providing to the Designated Reporting Entity (or any applicable third party reporting entity) such information (or access to such information) in relation to the Collateral, (i) which are in the possession of the Collateral Manager and (ii) which are not subject to legal or contractual restrictions on disclosure (unless the relevant information can be summarised or disclosed in an anonymised form, in accordance with such legal or contractual restrictions on disclosure) and (iii) which are not otherwise in the Designated Reporting Entity’s possession, required for compliance by the Designated Reporting Entity with the Transparency Requirements provided that the Collateral Manager shall not be responsible or liable for failing to provide any reports, data and other information that the Collateral Manager is unable to procure or source using reasonable efforts.

(f)            The Designated Reporting Entity shall, no later than one month after the applicable Quarterly Payment Date (each such date, the “Reporting Deadline”), compile:

(i)            a Loan Report in the form published as of the date of this Agreement on the website https://eur-lex.europa.eu/legal-content/EN/TXT/PDF/?uri=OJ:L:2020:289:FULL &from=EN as Annex IV (or, to the extent agreed with the Reporting Agents, any updated form published by the ESMA and/or as otherwise required under the EU Securitisation Regulation by any applicable competent authority from time to time); and

(ii)            an Investor Report in the form published as of the date of this Agreement on the website https://eur-lex.europa.eu/legal-content/EN/TXT/PDF/?uri=OJ:L:2020:289: FULL&from=EN as Annex XII (or, to the extent agreed with the Reporting Agents, any updated form published by the ESMA and/or as otherwise required under the EU Securitisation Regulation by any applicable competent authority from time to time) (the “Investor Report” and the “Loan Report” together being the “Transparency Reports”);

provided that, if and when ESMA adopts the new standardized and simplified reporting templates applicable for private transactions, the Borrower will negotiate in good faith with the Affected Lenders and amend this Agreement to incorporate any necessary changes; provided further that in the event that the Borrower and the Affected Lenders agree to provide new or revised reporting templates pursuant to this paragraph (f) in lieu of the reports required to be provided under paragraph (a) above at such time, the Affected Lenders shall agree to accept such new or revised reporting templates and the Borrower shall not have any further obligation to provide the reports described under paragraph (a) above.

(g)            The Collateral Manager and the Designated Reporting Entity shall be entitled to appoint agents (including any Reporting Agents) (and are permitted to incur fees and expenses in connection therewith) to assist them with the data required for inclusion in the Transparency Reports.

(h)            The Designated Reporting Entity (or a Reporting Agent on its behalf) shall provide each compiled Transparency Reports and/or any other documents, information or reports that it wishes to be posted to the Reporting Website by no later than the relevant Reporting Deadline to the Collateral Administrator, in each case solely by email at GolubCapital@WilmingtonTrust.com (or such other email address as notified to the Designating Reporting Entity by the Collateral Administrator) and in PDF form; provided that the Designated Reporting Entity shall provide the Collateral Administrator with such Transparency Reports at least one Business Day prior to the date on which the Designated Reporting Entity requires such Transparency Reports to be made available on the Reporting Website; provided, further, that any such Transparency Reports received by the Collateral Administrator after 5:00 PM ET shall be deemed to be provided to the Collateral Administrator on the following Business Day. The Collateral Administrator shall grant access to the Reporting Website to any person who is identified to it by the Collateral Manager or the Designated Reporting Entity via e-mail to GolubCapital@WilmingtonTrust.com (or such other email address as notified to the Designating Reporting Entity by the Collateral Administrator) as a Relevant Recipient. The Designated Reporting Entity confirms that it will be solely responsible (in consultation with the Collateral Manager) for handling and responding to any queries raised by any Relevant Recipient regarding the Transparency Reports and agrees that the Collateral Administrator shall have no responsibility for dealing with any such queries, provided that, the Collateral Administrator shall notify the Designated Reporting Entity (or the Collateral Manager on its behalf) of such queries.

(i)            [Reserved].

(j)            The Collateral Administrator shall not be liable, and have no responsibility, for any non-publication or late publication of the Transparency Reports or any errors in the Transparency Reports to the extent such failure, delay or error results from incomplete or incorrect documentation, reports or information, or any delay in documentation, reports or information being provided to the Collateral Administrator from the Collateral Manager, the Designated Reporting Entity, or any of their agents. Each of the Borrower, the Collateral Manager, and Administrative Agent acknowledge and agree that information, reports and documents posted on the Reporting Website shall be downloadable by any person with access to the Reporting Website. Any reports, information or documentation uploaded to the Reporting Website may include disclaimers excluding the liability of the Collateral Administrator for the information provided therein. The Collateral Administrator will not assume any responsibility for the Borrower’s, the Designated Reporting Entity’s or any other Person’s obligations as the entity responsible to fulfil the reporting or other obligations under the Transparency Requirements. In providing such information and granting access to the Transparency Reports, the Collateral Administrator also assumes no responsibility or liability to any third party, including any Relevant Recipient (including for their use or onward disclosure of any such information, report or documentation), shall not be responsible for monitoring the Borrower’s, the Designated Reporting Entity’s or any other Person’s compliance with the Transparency Requirements and shall have the benefit of the powers, protections and indemnities granted to it hereunder. The Collateral Administrator shall not have any duty to monitor, enquire or satisfy itself as to the veracity, accuracy or completeness of any documentation, reports or information provided to it under this Section 5.41 or whether or not the provision of such information, reports or documentation accords with, and is sufficient to satisfy the requirements of, the Transparency Requirements and shall be entitled to rely conclusively upon any instructions given or any determinations made by (and any determination by) the Designated Reporting Entity (or the Collateral Manager on its behalf) regarding the same (and shall have no liability for actions taken (or forbearance from action undertaken) pursuant to and in accordance with such instructions or determinations), and shall have no obligation, responsibility or liability whatsoever for the provision of documentation, reports and information on the Reporting Website or by such method of dissemination as is required by the EU Securitisation Regulation (as instructed by the Designated Reporting Entity (or the Collateral Manager on its behalf) and as agreed with the Collateral Administrator).

Section 5.42            Closing Date Portfolio Condition. The Borrower shall use commercially reasonable efforts satisfy the Closing Date Portfolio Condition.

Section 5.43            Subordinated Notes. After the Amended and Restated Closing Date, no additional Subordinated Notes shall be issued by the Borrower, or otherwise subscribed for or the principal amount thereof increased, except as permitted by this Agreement or otherwise consented to in writing by the Controlling Parties and with notice to S&P (if S&P is rating any Loans) and the Administrative Agent. The Borrower shall ensure that (i) the Parent and/or any other wholly owned subsidiary of the Parent shall, individually or collectively, hold, at all times, 100% of the Subordinated Notes, (ii) no transfer of Subordinated Notes shall be in contravention of the Retention Letter and (iii) any new Subordinated Noteholder delivers a Subscription Agreement (in the case of a new issuance of Subordinated Notes) or a Transfer Agreement (in the case of a transfer of an existing Subordinated Note). If any additional Subordinated Notes are issued by the Borrower (or the principal amount of any existing Subordinated Notes is increased), the increased aggregate principal amount of the Subordinated Notes shall (a) be reflected by the Subordinated Note Registrar on the Subordinated Note Register and (b) in the case of an increase in the principal amount of any existing Subordinated Notes, be reflected by the applicable Subordinated Noteholder by including, if such holder has a physical note, a notation of such increase on the applicable Subordinated Notes held by it. Any increase in the principal amount of any existing Subordinated Notes that is made in accordance with the terms of this Agreement will be deemed for purposes of this Agreement and each other Loan Document to be an issuance and purchase of additional Subordinated Notes.

Section 5.44            Transfer of Subordinated Notes. The Borrower shall not recognize the issuance or transfer of any Subordinated Note to a purchaser that has not delivered a Subscription Agreement or Transfer Agreement, as applicable, to the Borrower and will treat any purported issuance or transfer of any Subordinated Notes in violation of this requirement as null and void. The Borrower shall not recognize the issuance or transfer of any Subordinated Note to any person if such issuance or transfer will result in the assets of the Borrower or any Collateral being treated as “plan assets” for purposes of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA or Similar Law or the occurrence of any Prohibited Transaction, and any purported issuance or transfer of any Subordinated Notes in violation of this requirement shall be treated as null and void.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.1            Events of Default. The term “Event of Default” shall mean any of the events set forth in this Section 6.1:

(a)            a default in the payment, when due and payable, of any interest, fees, costs, expenses, indemnities or other amounts (other than principal) due on any Loan or any related obligations in respect thereof and the continuation of such default for five Business Days after the date such amounts become due and payable if such date is provided in this Agreement or the applicable Loan Document (or, if no such date is provided or such amount is not fixed, five Business Days after notice shall have been given to the Borrower by the Controlling Parties, the intended recipient of such amounts or the Administrative Agent, specifying such amount that has become due and payable); provided that in the case of a failure to pay due to an administrative error or omission by the Collateral Agent, such failure continues for five Business Days after an Administrative Officer of the Collateral Agent receives written notice or has actual knowledge of such administrative error or omission and has provided notice of such failure to the Borrower;

(b)            a default in the payment of any principal due on any Loans when such principal becomes due and payable (x) on the Stated Maturity or (y) as otherwise provided for in any Loan Document; provided that, solely in the case of clause (y), in the case of a failure to pay due to an administrative error or omission by the Collateral Agent, such failure continues for five Business Days after an Administrative Officer of the Collateral Agent receives written notice or has actual knowledge of such administrative error or omission and has provided notice of such failure to the Borrower;

(c)            the failure on any Quarterly Payment Date to disburse amounts available in the Payment Account or Collection Account in accordance with the Priority of Payments and continuation of such failure for a period of three Business Days or, in the case of a failure to disburse due to an administrative error or omission by any Agent, such failure continues for three Business Days after an Administrative Officer of such Agent receives written notice or has actual knowledge of such administrative error or omission and has provided notice of such failure to the Borrower;

(d)            the Borrower or the pool of Collateral becomes an investment company required to be registered under the Investment Company Act;

(e)            the occurrence of any one or more of the following:

(i)            failure of any representation or warranty in Section 4.9 or 4.12 to be correct in all material respects when made, or default in the performance, or breach, of any covenant contained in Section 5.1(b)(i), 5.10(a), 5.10(b), 5.11, 5.12, 5.13, 5.15, 5.16, 5.17, 5.18, 5.19;

(ii)            a default in the performance, or breach, of any covenant contained in Section 5.1(b)(ii), 5.1(b)(iii), 5.10(c) or 5.36 and such default is susceptible of cure and continues for a period of 30 days after the earlier to occur of (x) the date on which written notice of such default requiring the same to be remedied shall have been given to the Borrower and (y) a Senior Authorized Officer of the Borrower has actual knowledge of such default;

(iii)            a default in the performance, or breach, of any covenant contained in Section 5.18(c) and the Administrative Agent determines based on the advice of counsel that, as a result of such default, a nationally recognized firm would be unable to provide a new non consolidation opinion in form and substance reasonably satisfactory to the Administrative Agent;

(iv)            failure of the representation or warranty in Section 4.4 to be correct in all material respects (or if such representation and warranty is already qualified by the words “material”, “materially” or “Material Adverse Effect”, then such representation and warranty shall be true and correct in all respects) when made with respect to the Borrower’s obligations under one or more Collateral Loans or other items of Collateral and there has occurred or there would reasonably be expected to occur a material adverse effect on the rights, interests or remedies of the Agents, the Subordinated Noteholders or the Lenders under any of the Loan Documents; or

(v)            (x) a default in the performance, or breach, of any other covenant, warranty or other agreement of the Borrower or the Collateral Manager under this Agreement or any other Loan Document in any material respect or (y) the failure of any representation or warranty of the Borrower or the Collateral Manager made in this Agreement, any other Loan Document or in any related certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith to be correct when made and such failure would reasonably be expected to have a Material Adverse Effect (other than a covenant, representation, warranty or other agreement or a portion thereof a default in the performance or breach or failure of which is otherwise specifically dealt with in this Section 6.1, it being understood, without limiting the generality of the foregoing, that any failure to meet any Concentration Limitation, Collateral Quality Test (applicable on such date of determination) or Coverage Test (except as provided in clause (h) below) is not an Event of Default), and such default, breach or failure either (A) is not susceptible of cure or (B) continues for a period of 30 days following the notice to the Borrower or the date on which a Senior Authorized Officer of the Borrower obtains actual knowledge of such default;

(f)            the entry of a decree or order by a court of competent jurisdiction (i) adjudging the Borrower or the Collateral Manager as bankrupt or insolvent, (ii) approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Borrower or the Collateral Manager under the Bankruptcy Code or any other Applicable Law, (iii) appointing a receiver, liquidator, assignee, or sequestrator (or other similar official) of the Borrower or the Collateral Manager or of any substantial part of its respective properties or (iv) ordering the winding up or liquidation of the affairs of the Borrower or the Collateral Manager, respectively, and the continuance of any such decree or order is unstayed and in effect for a period of 60 consecutive days;

(g)            the institution by the Borrower or the Collateral Manager of proceedings for the Borrower or the Collateral Manager to be adjudicated as bankrupt or insolvent, or the consent by the Borrower or the Collateral Manager to the institution of bankruptcy or insolvency proceedings against it, or the filing by the Borrower or the Collateral Manager of a petition or answer or consent seeking reorganization or relief under the Bankruptcy Laws or any other similar Applicable Law, or the consent by the Borrower or the Collateral Manager to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Borrower or the Collateral Manager of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of any action by the Borrower or the Collateral Manager in furtherance of any such action;

(h)            the Overcollateralization Ratio is less than 115% as of any Calculation Date, and remains so for five Business Days after the Quarterly Payment Date immediately following such Calculation Date;

(i)            any Lien on any portion (other than a de minimis portion) of the Collateral created pursuant to the Loan Documents shall, at any time after delivery of the respective Loan Documents, cease to be fully valid and perfected as a first priority Lien subject only to Permitted Liens (other than directly due to the action of the Lenders or the Agents);

(j)            any of the Loan Documents ceases to be in full force and effect, other than in accordance with its terms;

(k)            one or more judgments or decrees shall be entered against the Borrower involving in the aggregate a liability of $1,000,000 or more, in excess of the amounts paid or fully covered by insurance and the same shall not have been vacated, satisfied, undischarged, stayed or bonded pending appeal within 30 days from the entry thereof;

(l)            failure of the Borrower or the Collateral Manager to comply with the provisions set forth in Section 12 of the Collateral Management Agreement governing the replacement of the Collateral Manager; or

(m)            the occurrence of a Change in Control;

(n)            failure to pay, on the Stated Maturity, all outstanding Obligations; or

(o)            a Collateral Manager Event of Default shall have occurred and be continuing past any applicable notice or cure period provided in the definition thereof.

Upon the occurrence of an Event of Default, the Borrower shall promptly notify the Agents, the Collateral Manager, the Lenders, the Subordinated Noteholders and S&P in writing (which notice shall refer to this Agreement and state that such notice is a notice of an Event of Default).

Section 6.2            Remedies. If an Event of Default shall have occurred and be continuing, the Controlling Parties or the Administrative Agent (acting at the direction of the Controlling Parties) may exercise (or direct the Collateral Agent in the exercise of) the rights, privileges and remedies set forth in this Section 6.2.

(a)            Upon the occurrence and during the continuance of any Event of Default, each of the following actions shall require the prior written approval by the Controlling Parties whether or not approved by the managers of the Borrower’s collateral manager or other persons performing similar functions for the Borrower: (i) issuance of any commitment to make, and the acquisition (other than pursuant to commitments then in effect) of, any Collateral Loan or other loan or security constituting any Collateral or any interest therein, (ii) any amendment, modification, or waiver of, or any consent to departure from, any term or provision of any Collateral Loan or other loan or security constituting any Collateral, (iii) any release of any collateral for, or guarantor of or other credit support provider for, any Collateral Loan or other loan or security constituting any Collateral, except upon payment in full of such Collateral Loan or other loan or security or any subordination or limitation of recourse with respect thereto and except as otherwise required pursuant to the terms of the Related Contracts, (iv) any sale, purchase, assignment or participation in respect of any Collateral Loan or other loan or security constituting any Collateral (other than pursuant to commitments then in effect or in the case of a sale or assignment upon payment in full of such Collateral Loan or other loan or security), (v) any determination to exercise, or not to exercise, remedies in respect of a Collateral Loan or other loan or security constituting any Collateral following a default or event of default thereunder and (vi) any other action which impairs or could be reasonably likely to impair the value of any Collateral Loan or other loan or security constituting any Collateral, or to extend or increase the Borrower’s obligations with respect thereto or to interfere with the exercise of rights or remedies with respect to any Collateral Loan or other loan or security constituting any Collateral.

(b)            Upon the occurrence and during the continuance of any Event of Default, in addition to all rights and remedies specified in this Agreement and the other Loan Documents, including Section 6.3, and the rights and remedies of a secured party under Applicable Law, including the UCC, the Administrative Agent or the Controlling Parties, by notice to the Borrower, may (i) declare the Commitments to be terminated forthwith, whereupon the Commitments shall forthwith terminate or (ii) declare the principal of and the accrued interest on the Loans, the Subordinated Notes and all other amounts whatsoever payable by the Borrower hereunder (including any amounts payable under Section 2.8) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby waived by the Borrower (an “Enforcement Event”); provided that upon the occurrence of any Event of Default described in clause (f) or (g) of Section 6.1, the Loans, the Subordinated Notes and all such other amounts shall automatically become due and payable, without any further action by any party.

(c)            Upon the occurrence and during the continuance of an Event of Default, the Controlling Parties or the Collateral Agent (acting at the written direction of the Administrative Agent or the Controlling Parties) will have the right to take any other remedies set forth in Section 6.3(b) below or other remedies permitted by law.

Section 6.3            Additional Collateral Provisions.

(a)            Release of Security Interest. If and only if all Obligations under the Loans have been paid in full and all Commitments have been terminated, the Collateral Agent shall, at the expense of the Borrower, promptly execute, deliver and file or authorize for filing (on behalf of itself and other Secured Parties) such instruments as the Borrower shall reasonably request in order to reassign, release or terminate the Secured Parties’ security interest in the Collateral. The Secured Parties acknowledge and agree that upon the sale, substitution or disposition of any Collateral by the Borrower in compliance with the terms and conditions of this Agreement, on the date of any such sale, substitution or other disposition, the Collateral Agent, on behalf of the Secured Parties, shall automatically and without further action be deemed to and hereby does terminate and release the Secured Parties’ security interest in such Collateral and the Collateral Agent (on behalf of itself and other Secured Parties) shall, at the expense of the Borrower, execute, deliver and file or authorize for filing such instrument as the Borrower shall reasonably request to reflect or evidence such termination. Any and all actions under this Article VI in respect of the Collateral shall be without any recourse to, or representation or warranty by any Secured Party and shall be at the sole cost and expense of the Borrower.

(b)            Additional Rights and Remedies. The Collateral Agent (for itself and on behalf of the other Secured Parties), acting at the written direction of the Controlling Parties, shall have all of the rights and remedies of a secured party under the UCC and other Applicable Law. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent or its designees shall, at the direction of the Controlling Parties, to the extent permitted by Applicable Law (including the UCC) and notwithstanding anything in the Loan Documents to the contrary, (i) instruct the Borrower to deliver any or all of the Collateral, the Related Contracts and any other documents relating to the Collateral to the Collateral Agent or its designees and otherwise give all instructions for the Borrower regarding the Collateral; (ii) if the Loans have been accelerated in accordance with this Agreement, sell or otherwise dispose of the Collateral, all without judicial process or proceedings; (iii) take control of the proceeds of any such Collateral; (iv) subject to the provisions of the applicable Related Contracts, exercise any consensual or voting rights in respect of the Collateral; (v) release, make extensions, discharges, exchanges or substitutions for, or surrender all or any part of the Collateral; (vi) enforce the Borrower’s rights and remedies with respect to the Collateral; (vii) institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Collateral; (viii) subject to the immediately succeeding paragraph, require that the Borrower immediately take all actions necessary to cause the liquidation of the Collateral in order to pay all amounts due and payable in respect of the Obligations, in accordance with the terms of the Related Contracts; (ix) redeem or withdraw or cause the Borrower to redeem or withdraw any asset of the Borrower to pay amounts due and payable in respect of the Obligations; (x) subject to Section 12.16, make copies of or, if necessary, remove from the Borrower’s and its agents’ place of business all books, records and documents relating to the Collateral; and (xi) endorse the name of the Borrower upon any items of payment relating to the Collateral or upon any proof of claim in bankruptcy against an account debtor. The Collateral Agent shall provide written notice of any liquidation of the Collateral to S&P.

The Collateral Agent shall not be under any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement unless and until (and to the extent) so directed at the express written direction of the Controlling Parties; provided that the Collateral Agent shall not be required to take any such action at the direction of the Controlling Parties, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Agent, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Agent to liability hereunder (unless it has been provided with an indemnity agreement (including the indemnity provisions contained herein and in the other Loan Documents) which it reasonably deems to be satisfactory with respect thereto).

The Borrower hereby agrees that, upon the occurrence and during the continuance of an Event of Default, at the reasonable request of the Collateral Agent (acting at the written direction of the Controlling Parties or the Administrative Agent) or the Controlling Parties, it shall execute all documents and agreements which are necessary or appropriate to have the Collateral assigned to the Collateral Agent or its designee. For purposes of taking the actions described in clauses (i) through (xi) of the first paragraph of this Section 6.3(b) the Borrower hereby irrevocably appoints the Collateral Agent as its attorney-in-fact (which appointment being coupled with an interest and is irrevocable while any of the Obligations remain unpaid and which can be exercised only if such Event of Default is continuing), with power of substitution, in the name of the Collateral Agent or in the name of the Borrower or otherwise, for the use and benefit of the Collateral Agent, for the benefit of the Secured Parties, but at the cost and expense of the Borrower and, except as permitted by Applicable Law, without notice to the Borrower.

All documented sums paid or advanced by the Collateral Agent in connection with the foregoing and all documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees and expenses) incurred in connection therewith, together with interest thereon at the Post-Default Rate for the Loans from the date of demand of repayment by the Collateral Agent until repaid in full, shall be paid by the Borrower to the Collateral Agent from time to time on demand in accordance with the Priority of Payments and shall constitute and become a part of the Obligations secured hereby.

Without the prior written consent of the Controlling Parties, credit bidding by any Lender (or any other Person) in connection with any foreclosure sale hereunder shall not be permitted.

Notwithstanding any other provision of this Article VI, in connection with the sale of the Collateral following an acceleration of the Obligations, the Collateral Manager (or any of its Affiliates or any funds managed by the Collateral Manager or any of its Affiliates) shall have the right (which right, for avoidance of doubt, shall be irrevocably forfeited if not exercised within the specified timeframe) to bid to purchase all or any portion of the Collateral Loans in the Collateral within five Business Days of its receipt of notice of such acceleration. If such bid is for an amount at least equal to all unpaid Obligations (other than unasserted Contingent Obligations) the Administrative Agent shall accept such bid. The Administrative Agent may, at the direction of the Controlling Parties, accept a lower bid. If the Administrative Agent accepts such bid, the Collateral Manager (or any of its Affiliates or any funds managed by the Collateral Manager or any of its Affiliates) shall have the right (which right, for the avoidance of doubt, shall be irrevocably forfeited if not exercised within the specified timeframe) to purchase all or any portion of the Collateral Loans in the Collateral by paying to the Collateral Agent in immediately available funds an amount equal to the agreed-upon bid price (which bid price shall not be less than the outstanding Obligations and, without duplication, all unpaid Administrative Expenses); provided that such purchase shall settle within 15 days of the date such notice of bid by the Collateral Manager is received, otherwise such purchase shall not be permitted. Notwithstanding the foregoing purchase rights, if the Collateral Agent or the Controlling Parties propose to sell the Collateral or any part thereof in one or more parcels at a public or private sale, the Collateral Manager (or any of its Affiliates or any funds managed by the Collateral Manager or any of its Affiliates) and the Lenders shall have the right to offer bids to acquire all or any portion of the Collateral sold at such sale. To the extent the Administrative Agent (at the direction of the Controlling Parties) elects to sell any or all Collateral Loans at such public or private sale and subject to the foregoing purchase rights, such Collateral Loans or any parcel thereof shall be sold to the party offering the highest bid in immediately available funds.

(c)            Remedies Cumulative. Each right, power, and remedy of the Agents and the other Secured Parties, or any of them, as provided for in this Agreement or in the other Loan Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or in the other Loan Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Agents or any other Secured Party of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by such Persons of any or all such other rights, powers, or remedies.

(d)            Related Contracts.

(i)             The Borrower hereby agrees that, to the extent not expressly prohibited by the terms of the Related Contracts, after the occurrence and during the continuance of an Event of Default, it shall (x) upon the written request of the Administrative Agent or the Collateral Agent (at the direction of the Controlling Parties), promptly forward to such Agent all information and notices which it receives under or in connection with the Related Contracts relating to the Collateral, subject to applicable confidentiality requirements, and (y) upon the written request of the Administrative Agent or the Collateral Agent (at the direction of the Controlling Parties), act and refrain from acting in respect of any request, act, decision or vote under or in connection with the Related Contracts relating to the Collateral only in accordance with the direction of such Agent; provided that if the Borrower receives conflicting requests pursuant to this subclause (y), it shall follow whichever request is evidenced to be derived from the direction of the Controlling Parties.

(ii)            The Borrower agrees that, to the extent the same shall be in the Borrower’s possession, it will hold all Related Contracts relating to the Collateral in trust for the Collateral Agent on behalf of the Secured Parties, and upon request of either Agent following the occurrence and during the continuance of an Event of Default or as otherwise provided herein, promptly deliver the same to the Collateral Agent or its designee.

(e)            Borrower Remains Liable.

(i)             Notwithstanding anything herein to the contrary, (x) the Borrower shall remain liable under the contracts and agreements included in and relating to the Collateral (including the Related Contracts) to the extent set forth therein, and shall perform all of its duties and obligations under such contracts and agreements to the same extent as if this Agreement had not been executed and (y) the exercise by any Secured Party of any of its rights hereunder shall not release the Borrower from (and shall not impose upon such Secured Party) any of its duties or obligations under any such contracts or agreements included in the Collateral.

(ii)            No obligation or liability of the Borrower is intended to be assumed by either Agent or any other Secured Party under or as a result of this Agreement or the other Loan Documents, and the transactions contemplated hereby and thereby, including under any Related Contract or any other agreement or document that relates to Collateral, or the exercise of any rights or remedies available to any Agent or other Secured Party hereunder or thereunder and, to the maximum extent permitted under provisions of law, the Agents and the other Secured Parties expressly disclaim any such assumption.

(f)             Protection of Collateral. The Borrower, or the Collateral Manager on behalf of and at the expense of the Borrower, shall from time to time execute and deliver all such supplements and amendments hereto and file or authorize the filing of all such UCC-1 financing statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be necessary or advisable or desirable to secure the rights and remedies of the Lenders hereunder and to:

(i)             grant security more effectively on all or any portion of the Collateral;

(ii)            maintain, preserve and perfect any grant of security made or to be made by this Agreement including, without limitation, the first priority nature (subject to Permitted Liens) of the lien or carry out more effectively the purposes hereof;

(iii)            perfect, publish notice of or protect the validity of any grant made or to be made by this Agreement (including, without limitation, any and all actions necessary or desirable as a result of changes in law or regulations);

(iv)           enforce any of the Collateral or other instruments or property included in the Collateral;

(v)            preserve and defend title to the Collateral and the rights therein of the Collateral Agent and the Secured Parties in the Collateral against the claims of all Persons and parties; and

(vi)            pay or cause to be paid any and all material Taxes levied or assessed upon all or any part of the Collateral, except to the extent such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor.

The Borrower hereby authorizes the Collateral Agent as its agent and attorney in fact to prepare and file any UCC-1 financing statement (which may describe the collateral as “all assets”), continuation statement and all other instruments, and take all other actions, required pursuant to this Section 6.3. Such authorization shall not impose upon the Collateral Agent, or release or diminish, the Borrower’s obligations under this Section 6.3. The Borrower further authorizes the Administrative Agent’s United States counsel to file any UCC-1 or UCC-3 financing statements that may be required by the Agents in connection with this Agreement and the transactions contemplated hereby.

Section 6.4            Application of Proceeds. Unless and until the Controlling Parties have exercised their right to direct the liquidation of the Collateral pursuant to this Article VI, all proceeds received in respect of the Collateral will be applied in accordance with the Priority of Payments specified in Section 9.1(a). All proceeds received after the Controlling Parties have exercised their right to direct the liquidation of the Collateral will be applied to the Obligations in the following order of priority on each date or dates fixed by the Collateral Agent (at the direction of the Controlling Parties), in accordance with the directions provided by the Administrative Agent:

(a)            first, to the payment of taxes, registration and filing fees then due and owing by the Borrower; second, on a pro rata basis, (x) to the payment to the Collateral Agent, the Collateral Administrator and the Collateral Custodian for all due and unpaid Collateral Agent, Collateral Administrator Fees and Collateral Custodian Fees and all other Administrative Expenses owing to the Collateral Agent, all amounts owing and payable hereunder and under the other Loan Documents to the Collateral Administrator, the Custodian, the Subordinated Note Registrar, the Bank, as Securities Intermediary and the Collateral Custodian (including, in each case, without limitation, indemnity payments) and (y) without prejudice to any other separate agreement, to the payment to the Delaware Trustee in respect of fees owed to the Delaware Trustee, and all other Administrative Expenses payable to the Delaware Trustee pursuant to the Trust Agreement; and third, to the payment to the Administrative Agent for all due and unpaid Administrative Agent Fees and all other Administrative Expenses owing to the Administrative Agent (including, without limitation, indemnity payments);

(b)            to the payment of Administrative Expenses (other than those paid under clause (a) above), in the order of priority set forth in the definition of “Administrative Expenses”; provided that the aggregate amount of payments under this clause (b) shall not exceed the Quarterly Cap;

(c)            to the payment of all other amounts due to the Agents hereunder;

(d)            to the payment of all amounts due to the Interest Hedge Counterparties under all Interest Hedge Agreements (exclusive of any early termination or liquidation payment owing by the Borrower by reason of the occurrence of an event of default or termination event thereunder with respect to such Interest Hedge Counterparty where such Interest Hedge Counterparty is the sole affected party or the defaulting party);

(e)            unless waived by the Collateral Manager, which waiver shall be permanent and irrevocable, to the payment to the Collateral Manager all due and unpaid Collateral Management Fees in an amount not to exceed the accrued Collateral Management Fees for one Due Period;

(f)             first, to the payment to the Lenders hereunder on a pro rata basis of all amounts due which constitute principal and interest (excluding the additional two percent of interest payable at the Post-Default Rate); and second, to the payment to the Lenders hereunder on a pro rata basis of all interest payable at the Post-Default Rate (to the extent not paid in clause “first” above) and all amounts due which constitute Increased Costs and all other amounts on and in respect of all Loans;

(g)            to the payment of amounts described in clause (b) above to the extent not paid thereunder (without regard to the Quarterly Cap);

(h)            to the payment of all amounts due to any Interest Hedge Counterparty under all Interest Hedge Agreements to the extent not paid under clause (d) above;

(i)             to the payment of all amounts due to the Collateral Manager for any due and unpaid Collateral Management Fees to the extent not paid under clause (e) above (provided that, for the avoidance of doubt, no waived Collateral Management Fees shall be payable pursuant to this clause (i)); and

(j)             any remainder, to the Subordinated Noteholders (on a pro rata basis).

If on any date that payments are made pursuant to this Section 6.4 the amount available to be paid pursuant to any of the foregoing clauses (a) through (i) is insufficient to make the full amount of the disbursements required pursuant to any such clause, such payments will be applied in the order and according to the priority set forth in clauses (a) through (i) above and (except as provided in subclauses “first”, “second” and “third” of clause (a) above and subclauses “first” and “second” of clause (f) above) ratably in accordance with the respective amounts owing under any such clause to the extent funds are available therefor.

Section 6.5            Capital Contributions. The Subordinated Noteholders or any indirect equityholders of the Borrower may, but shall have no obligation to, at any time or from time to time make a capital contribution in Cash or Eligible Investments or an assignment and contribution of a Collateral Loan (valued at such Collateral Loan’s Principal Collateralization Amount) to the Borrower for the purpose of (a) curing any Event of Default (but no such contribution shall cure any Event of Default without the consent of the Controlling Parties), (b) enabling the acquisition or sale of any Collateral Loan (or any other asset permitted to be acquired hereunder), (c) satisfying any Eligibility Criteria, Coverage Test or Collateral Quality Test (applicable on such date of determination), (d) paying fees and expenses incurred in connection with the structuring, consummation and closing of the transaction contemplated by this Agreement or (e) if so designated by such contributor, exercising a warrant or right to acquire securities held in the Collateral. All Cash contributed to the Borrower shall be treated as Principal Proceeds, unless otherwise designated as Interest Proceeds. Each person making a contribution pursuant to this Section 6.5 shall provide notice to the Borrower and the Administrative Agent of any capital contributions.

ARTICLE VII

THE AGENTS

Section 7.1            Appointment and Authorization. Each Lender irrevocably appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. Only the Agents (and not one or more of the Lenders) shall have the authority to deal directly with the Borrower under this Agreement and each Lender acknowledges that all notices, demands or requests from such Lender to the Borrower must be forwarded to the applicable Agent for delivery to the Borrower. Each Lender acknowledges that the Borrower has no obligation to act or refrain from acting on instructions or demands of one or more Lenders absent written instructions from an Agent in accordance with its rights and authority hereunder.

The Collateral Manager may direct the Collateral Administrator, the Custodian, the Collateral Custodian or the Securities Intermediary to take any action incidental to their respective duties hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Collateral Administrator, the Custodian, the Collateral Custodian or the Securities Intermediary hereunder or under any other Loan Document, the Collateral Administrator, the Custodian, the Collateral Custodian or the Securities Intermediary, as applicable, shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Collateral Manager; provided that, the Collateral Administrator, the Custodian, the Collateral Custodian or the Securities Intermediary shall not be required to take any action or refrain from acting hereunder at the request of the Collateral Manager or otherwise if the taking of such action or the refrainment therefrom, in the reasonable determination of the Collateral Administrator, the Custodian, the Collateral Custodian or the Securities Intermediary, as applicable, (x) shall be in violation of any applicable law or contrary to any provisions of this Agreement or (y) shall expose it to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Administrator requests the consent of the Collateral Manager and the Collateral Administrator does not receive a consent (either positive or negative) from the Collateral Manager within ten (10) Business Days of such request, then the Collateral Manager shall be deemed to have declined to consent to the relevant action.

Section 7.2            Agents and Affiliates. The Agents shall each have the same rights and powers under this Agreement as the Lenders and may each exercise or refrain from exercising the same as though it were not an Agent, and such Agents and their respective affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not an Agent hereunder, and the term “Lender” and “Lenders” may include Société Générale and/or any Affiliate of Société Générale in its individual capacity. The provisions in this Article VII with respect to the Agents shall apply only to the Agents acting in their capacities as such hereunder and not as Lenders.

Section 7.3            Actions by Agent. The obligations of the Agents and the Subordinated Note Registrar hereunder are only those expressly set forth herein. Neither any Agent nor the Subordinated Note Registrar shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, Subordinated Noteholder or any other Agent, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of any Agent shall be read into this Agreement or any other Loan Document or shall otherwise exist against any Agent or the Subordinated Note Registrar, regardless of whether a Default or an Event of Default has occurred. The provisions of this Article VII are solely for the benefit of the Agents and the Lenders (other than Sections 7.1 and 7.8, which are also for the benefit of the Borrower). In performing its functions and duties solely under this Agreement and other Loan Documents, each Agent shall act solely as the agent of the Lenders (except pursuant to Section 12.6(f)) and does not assume, nor shall be deemed to have assumed, any obligation or relationship of trust with or for the Lenders. Without limiting the generality of the foregoing, no Agent shall be required to take any action with respect to any Default, except as expressly provided in Article VI.

Section 7.4            Delegation of Duties; Consultation with Experts. Each Agent and the Subordinated Note Registrar may execute any of its duties under this Agreement by or through its subsidiaries, affiliates, agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither of any Agent nor the Subordinated Note Registrar shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. Each Agent and the Subordinated Note Registrar may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 7.5            Limitation of Liability of Agents.

(a)            No Agent or the Subordinated Note Registrar nor any of their respective affiliates, directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (x) with the consent or at the request of the Controlling Parties, or (y) in the absence of its own gross negligence or willful misconduct. No Agent or the Subordinated Note Registrar nor any of their respective affiliates, directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any Borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article III; (iv) the existence of any Default or (v) the validity, effectiveness or genuineness of this Agreement, the other Loan Documents or any other instrument or writing furnished in connection herewith. No Agent or the Subordinated Note Registrar shall incur any liability by acting in reliance upon any notice, consent, certificate, statement, resolution, instrument, opinion, report, request, direction, order, bond, debenture, note or other evidence of indebtedness or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties, not only as to due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein. Without limiting the generality of the foregoing, each of the Collateral Agent, the Collateral Administrator, the Securities Intermediary or the Custodian (including the Collateral Custodian) may rely on any order, direction, request or instruction provided to it by the Administrative Agent, the Controlling Parties, the Borrower or the Collateral Manager (on its own behalf or on behalf of the Borrower), without inquiry, as being conclusive evidence of the authority of the Administrative Agent, Controlling Parties, the Borrower or the Collateral Manager to deliver such order, direction, request or instruction. Each Agent and the Subordinated Note Registrar shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document or any other document furnished in connection herewith or therewith in accordance with a request of the Majority Lenders (or the Administrative Agent) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders or the Administrative Agent, as applicable, and all the Subordinated Noteholders. Under no circumstances shall the Agents or the Subordinated Note Registrar be deemed liable for any special, indirect, punitive or consequential damages (including lost profits) even if such Agent has been advised of the likelihood of such damages and regardless of the form of action.

(b)            The following additional provisions apply with respect to the Collateral Agent:

(i)             the Collateral Agent shall not be deemed to have notice or knowledge of the occurrence and continuance of an Event of Default until an Administrative Officer of the Collateral Agent has actual knowledge thereof or written notice thereof is received by an Administrative Officer of the Collateral Agent;

(ii)            no provision of this Agreement or the other Loan Documents shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers contemplated hereunder, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it; provided, however, that the reasonable and documented costs of performing its ordinary services under this Agreement shall not be deemed a “financial liability” for purposes hereof;

(iii)           if, in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, the Collateral Agent may request written instructions from the Administrative Agent (and the Administrative Agent shall request written instructions from the Controlling Parties) as to the course of action desired, and the Collateral Agent shall be entitled to conclusively rely thereon without any liability therefor. If the Collateral Agent does not receive such instructions within five Business Days after its request therefor, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action (and shall be fully protected in so acting or refraining from acting). The Collateral Agent shall act in accordance with instructions received after such five Business Day period except to the extent it has already taken, or committed itself to take, action inconsistent with such instructions;

(iv)           the Collateral Agent shall be under no liability for interest on any funds received by it hereunder except to the extent of income or other gain on Eligible Investments which are deposits in or certificates of deposit of the Bank or any Affiliate in its commercial capacity and income or other gain actually received (and not subsequently reinvested, withdrawn or distributed) by the Collateral Agent in Eligible Investments;

(v)            the Collateral Agent shall not be liable or responsible for delays or failures in the performance of its obligations hereunder arising out of or caused, directly or indirectly, by circumstances beyond its control (such acts include but are not limited to acts of God, strikes, lockouts, riots, acts of war, earthquakes, fires, epidemics and interruptions, losses or malfunctions of utilities, computer (hardware or software) or communications services); it being understood that the Collateral Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances; and

(c)            without prejudice to the Collateral Agent’s duties under Article VI or any other provision of any Loan Document, the Collateral Agent shall be under no obligation to take any action to collect from any Obligor any amount payable by such Obligor on the Collateral Loans or any other Collateral under any circumstances, including if payment is refused after due demand.

(d)            Each Agent and the Subordinated Note Registrar shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement, and no covenants or obligations shall be implied in this Agreement or the other Loan Documents against any such Person. None of any Agent and the Subordinated Note Registrar shall be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but shall not be limited to acts of god, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, power failures, earthquakes or other disasters.

(e)            In no event shall the Collateral Agent be liable for the selection of any investments or any losses in connection therewith, or for any failure of the Borrower to timely provide investment instruction to the Collateral Agent in connection with the investment of funds in or from any account set forth herein. Nothing in this Agreement shall be deemed to release the Collateral Agent in its individual capacity from any liability it may have as an obligor under any Eligible Investment.

(f)            The Collateral Agent, and in the event that the Collateral Agent is also acting in the capacity of Custodian, Collateral Administrator, Collateral Custodian, paying agent or securities intermediary hereunder or under the other Loan Documents, then in such other capacities, as well, shall be entitled to compensation from the Borrower as set forth in the Collateral Agent Fee Letter. The Collateral Agent and its Affiliates also shall be permitted to receive additional compensation that could be deemed to be in the Collateral Agent’s economic self-interest for (i) serving as investment adviser, administrator, shareholder, servicing agent, custodian or sub-custodian with respect to certain of the Eligible Investments, (ii) using Affiliates to effect transactions in certain Eligible Investments and (iii) effecting transactions in certain investments. Such compensation shall not be considered an amount that is reimbursable or payable pursuant to this Agreement.

(g)            Without limiting the generality of any terms of this Section 7.5, the Collateral Agent and the Subordinated Note Registrar shall have no liability for any failure, inability or unwillingness on the part of the Lenders, the Subordinated Noteholders, the Administrative Agent, the Collateral Manager or the Borrower to provide accurate and complete information on a timely basis to the Collateral Agent, the Subordinated Note Registrar or otherwise on the part of any such party to comply with the terms of this Agreement or the other Loan Documents, and shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Agent’s or the Subordinated Note Registrar’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

(h)            The Collateral Agent shall not be under any obligation to (i) confirm or verify whether the conditions to the delivery of Collateral have been satisfied or to determine whether (A) a loan is a Collateral Loan or meets the criteria in the definition thereof or is otherwise eligible for purchase hereunder, (B) an investment is an Eligible Investment or meets the criteria in the definition thereof or is otherwise eligible for purchase hereunder or (ii) evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Borrower in connection with the grant by the Borrower to the Collateral Agent of any item constituting the Collateral or otherwise, or in that regard to examine any underlying documents, in order to determine compliance with the applicable requirements of and restrictions on transfer of a Collateral Loan or Eligible Investment.

(i)            In order to comply with Applicable Law, including the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering, the Collateral Agent is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Collateral Agent. Accordingly, each of the parties agrees to provide to the Collateral Agent upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Collateral Agent to comply with Applicable Law. The Collateral Agent may from time to time establish any additional accounts or subaccounts deemed necessary or desirable for convenience in administering the Collateral so long as each such account is at all times subject to a valid and perfected first priority lien in favor of the Collateral Agent, for the benefit of the Secured Parties.

(j)            The Collateral Agent shall not be under any obligation to exercise any of the rights or powers vested in it by this Agreement or any other Loan Document at the request or direction of the Majority Lenders or the Controlling Parties, as applicable, or the Administrative Agent unless it shall have been provided indemnity reasonably satisfactory to it against the costs, expenses (including the reasonable fees and expenses of its attorneys and counsel), and liabilities which may be incurred by it in compliance with or in performing such request or direction. No provision of this Agreement or any Loan Document shall otherwise be construed to require the Collateral Agent to expend or risk its own funds or to take any action that could in its judgment cause it to incur any cost, expenses or liability unless it is provided an indemnity reasonably acceptable to it against any such expenditure, risk, costs, expense or liability. For the avoidance of doubt, the Collateral Agent shall not have any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement or any other Loan Document unless and until directed by the Majority Lenders or the Controlling Parties, as applicable (or the Administrative Agent on their behalf).

(k)            The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval, direction, bond, debenture, note or other evidence of indebtedness or other paper, electronic communication or document. The Collateral Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct, reckless disregard or grossly negligent performance or omission of its duties. The Collateral Agent may consult with legal counsel (including, without limitation, counsel for the Borrower or the Administrative Agent or any of their Affiliates) and independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Collateral Agent shall not be liable for the actions of omissions of the Administrative Agent (including without limitation concerning the application of funds), the Borrower or the Collateral Manager or under any duty to monitor or investigate compliance on the part of the Administrative Agent, the Borrower or the Collateral Manager with the terms or requirements of this Agreement, any Loan Document or any related document, or their duties thereunder. The Collateral Agent shall be entitled to assume the due authority of any signatory and genuineness of any signature appearing on any instrument or document it may receive hereunder.

(l)            The delivery of reports, and other documents and information to the Collateral Agent hereunder or under any other Loan Document is for informational purposes only and the Collateral Agent’s receipt of such documents and information shall not constitute constructive notice or knowledge of any information contained therein or determinable from information contained therein. The Collateral Agent is hereby authorized and directed to execute and deliver the other Loan Documents to which it is a party. Whether or not expressly stated in such Loan Documents, in performing (or refraining from acting) thereunder, the Collateral Agent shall have all of the rights, benefits, protections and indemnities which are afforded to it in this Agreement.

(m)            Except as expressly provided herein or in any other Loan Document, nothing herein shall be construed to impose an obligation on the part of the Collateral Agent to recalculate, evaluate or verify any report, certificate or information received by it from the Borrower, Collateral Manager, Lender or Administrative Agent or to otherwise monitor the activities of the Borrower or Collateral Manager.

(n)            In the event that any Collateral shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Collateral, the Collateral Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Collateral Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

(o)            In the event that the Collateral Agent is also acting in the capacity of Custodian, Collateral Administrator, Collateral Custodian, Subordinated Note Registrar, paying agent or securities intermediary hereunder or under the other Loan Documents, the rights, protections, immunities and indemnities afforded the Collateral Agent pursuant to this Article VII shall also be afforded to the Collateral Agent, individually acting in such other capacities.

(p)            The Collateral Agent shall not be charged with knowledge or notice of any matter unless actually known to an Administrative Officer of the Collateral Agent responsible for the administration of this Agreement, or unless and to the extent written notice of such matter is received by the Collateral Agent at its address in accordance with Section 12.1.

(q)            The Collateral Agent shall not be under any obligation (i) to monitor, determine or verify the unavailability or cessation of Term SOFR (or any other applicable index or floating rate), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any material disruption or other event relating to Term SOFR, (ii) to select, determine or designate any alternate reference rate, or other successor or replacement rate, or whether any conditions to the designation of such a rate have been satisfied, (iii) to select, determine or designate any spread adjustment or other modifier to any replacement or successor rate or index, or (iv) to determine whether or what amendments or changes are necessary or advisable, if any, in connection with any of the foregoing. Other than as a result of gross negligence or willful misconduct, the Collateral Agent shall not be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement or the other Loan Documents as a result of the unavailability of Term SOFR (or any other applicable index or floating rate) and the absence of any replacement index or floating rate, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including without limitation the Collateral Manager and/or the Administrative Agent, in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties.

Section 7.6            Indemnification. Each Lender, ratably in accordance with its Percentage Share, shall indemnify each of the Agents, their respective affiliates, directors, officers, agents and employees (to the extent not reimbursed by the Borrower as may be required under this Agreement) against any cost, expense (including reasonable and documented fees of counsel and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ own gross negligence, fraud, reckless disregard, bad faith, criminal conduct or willful misconduct) that such indemnitee may suffer or incur in connection with this Agreement, the other Loan Documents or any action taken or omitted by such indemnitee hereunder or thereunder. The provisions of this Section 7.6 shall survive the resignation or replacement of the Agents.

Section 7.7            Credit Decision. Each Lender and each Subordinated Noteholder acknowledges that it has, independently and without reliance upon any Agent or any other Lender or other Subordinated Noteholder, as applicable, or any of their respective affiliates, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Subordinated Noteholder also acknowledges that it will, independently and without reliance upon any Agent, any other Lender or any other Subordinated Noteholder, as applicable, or their respective affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement or in connection therewith. The Agents shall not have any duty or responsibility to provide any Lender or any Subordinated Noteholder with any credit or other information concerning the business, operations, property, prospects, financial and other condition or creditworthiness of the Borrower which may come into the possession of the Agents or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates other than in connection with their acting as Agents under this Agreement and the other Loan Documents.

Section 7.8            Successor Agent. Any Agent or the Subordinated Note Registrar may resign at any time by giving at least 30 days’ prior written notice thereof to the Lenders, the Subordinated Noteholders, the Borrower, the Collateral Manager and S&P. Upon receipt of any such notice, the Controlling Parties shall have the right to appoint a successor Agent and a majority in interest of the Subordinated Noteholders shall have the right to appoint a successor Subordinated Note Registrar, as applicable, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed). If no successor Agent or successor Subordinated Note Registrar, as applicable, shall have been so appointed by the Controlling Parties, or the Subordinated Noteholders, as applicable (pursuant to the immediately preceding sentence), shall have been approved by the Borrower, and shall have accepted such appointment, within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Controlling Parties) (the “Resignation Effective Date”), then the retiring Agent or retiring Subordinated Note Registrar, as applicable, may (but shall not be obligated to), on behalf of the Lenders, (i) petition a court of competent jurisdiction to appoint a successor Agent or successor Subordinated Note Registrar or (ii) deliver the Collateral to the Administrative Agent or such other party as designated by the Administrative Agent. With effect from the Resignation Effective Date (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Controlling Parties appoint a successor Agent as provided for above. Upon the acceptance of its appointment as such Agent or Subordinated Note Registrar hereunder by a successor Agent or successor Subordinated Note Registrar, such successor Agent or successor Subordinated Note Registrar, as applicable, shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent or retiring Subordinated Note Registrar, as applicable, and the retiring Agent or retiring Subordinated Note Registrar, as applicable, shall be discharged from its duties and obligations hereunder, and the successor Agent or successor Subordinated Note Registrar, as applicable, shall provide written notice of such appointment to the Lenders, the Subordinated Noteholders, the Collateral Manager and S&P. After any retiring Agent’s or retiring Subordinated Note Registrar’s resignation hereunder as Agent or Subordinated Note Registrar, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent or the Subordinated Note Registrar, as applicable. With respect to any Person (i) into which an Agent or may be merged or consolidated, (ii) that may result from any merger or consolidation to which an Agent shall be a party or (iii) with respect to the Agents (other than the Administrative Agent) that may succeed to the corporate trust business and assets of any of such Agents substantially as a whole, shall be the successor to such Agent under this Agreement without further act of any of the parties to this Agreement. Notwithstanding anything in this Section 7.8 to the contrary, this Section 7.8 shall not apply to the resignation or removal of the Collateral Custodian, which shall be governed by the terms of Section 14.9 of this Agreement.

Section 7.9            Erroneous Payments.

(a)            Each Lender hereby agrees that (i) if the Administrative Agent, the Collateral Administrator or the Collateral Agent notifies such Lender that the Administrative Agent, the Collateral Administrator or the Collateral Agent, as applicable, has determined in its sole discretion that any funds received by such Lender from a Secured Party or any of its respective Affiliates (a “Payment Recipient”) were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), Erroneous Payment shall at all times remain the property of the Administrative Agent or Collateral Agent, as applicable, and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent and Collateral Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent, the Collateral Administrator or the Collateral Agent, as applicable, the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent, the Collateral Administrator or the Collateral Agent, as applicable, in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent, the Collateral Administrator or the Collateral Agent, as applicable, in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent, the Collateral Administrator or the Collateral Agent, as applicable, for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent, the Collateral Administrator or the Collateral Agent to any Lender or Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)            Without limiting immediately preceding clause (a), each Lender hereby further agrees that if it (or a Payment Recipient on its behalf) receives an Erroneous Payment from the Administrative Agent, the Collateral Administrator or the Collateral Agent, as applicable (or any of their respective Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent, the Collateral Administrator or the Collateral Agent, as applicable (or any of their respective Affiliates) with respect to such Erroneous Payment (an “Erroneous Payment Notice”), (y) that was not preceded or accompanied by an Erroneous Payment Notice, or (z) that such Lender otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, (i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and (ii) such Lender, or the Administrative Agent, the Collateral Administrator or the Collateral Agent shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent, the Collateral Agent or the Collateral Administrator of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent, the Collateral Agent or the Collateral Administrator pursuant to this Section 7.9(b).

(c)            Each Lender and Secured Party hereby authorizes the Administrative Agent, the Collateral Agent or the Collateral Administrator to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent, the Collateral Agent or the Collateral Administrator to such Lender or Secured Party from any source under or in connection with the Loan Documents, against any amount due to the Administrative Agent, the Collateral Agent or the Collateral Administrator under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)            In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent, the Collateral Agent or the Collateral Administrator for any reason, after demand therefor by the Administrative Agent, the Collateral Agent or the Collateral Administrator in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s, the Collateral Agent’s or the Collateral Administrator’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent, the Collateral Administrator or the Collateral Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent, the Collateral Administrator or the Collateral Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent, the Collateral Administrator or the Collateral Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent, the Collateral Administrator or the Collateral Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) the Administrative Agent, the Collateral Administrator or the Collateral Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. Subject to Section 12.6, the Administrative Agent, the Collateral Administrator or the Collateral Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent, the Collateral Administrator or the Collateral Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent, the Collateral Administrator or the Collateral Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent, the Collateral Administrator or the Collateral Agent may be equitably subrogated, the Administrative Agent, the Collateral Administrator or the Collateral Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)            The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent, the Collateral Administrator or Collateral Agent from the Borrower or any other party for the purpose of making a payment in respect of the Obligations, in which case such payment shall discharge and otherwise satisfy the applicable obligation of the Borrower being so paid, prepaid or repaid in accordance with the terms of this Agreement. Notwithstanding anything to the contrary herein, in connection with any Erroneous Payment (including in connection with any subrogation related thereto), under no circumstances shall the Collateral Administrator or the Collateral Agent be deemed a lender-of-record.

(f)            To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent, the Collateral Administrator or the Collateral Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)            Each party’s obligations under this Section 7.9 shall survive the resignation or replacement of the Administrative Agent, the Collateral Administrator or the Collateral Agent, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Section 7.10            Rights as a Lender.            The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its branches and Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

ARTICLE VIII

ACCOUNTS AND COLLATERAL

Section 8.1            Collection of Money.

(a)            Except as otherwise expressly provided herein, the Collateral Agent may demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all Money and other property payable to or receivable by the Collateral Agent pursuant to this Agreement (other than amounts specifically required herein to be paid to the Administrative Agent), including, but not limited to, all payments or any other amounts due on the Collateral Loans and Eligible Investments, in accordance with the terms and conditions of such Collateral Loans and Eligible Investments. The Collateral Agent shall segregate and hold all such Money and property received by it for the Lenders and the Subordinated Noteholders and shall apply it as provided in this Agreement.

(b)            All payments on the Collateral Loans and other Collateral shall be made directly to the Collateral Agent (at a bank in the United States), will be held in the Collection Account, and will be divided into Interest Proceeds (including Fee Proceeds) and Principal Proceeds. Such amounts shall be applied in accordance with the Priority of Payments and the terms of this Agreement.

(c)            The Borrower (or the Collateral Manager on behalf of the Borrower) will provide the Collateral Agent, the Collateral Administrator and the Custodian with a copy of each agreement under which the Borrower sells any interest in a Collateral Loan pursuant to Section 10.1. Upon receipt of written certification by the Borrower or the Collateral Manager (which may take the form of standing instructions with respect to a specified portion of all payments received on designated Collateral Loans) to the effect that specified amounts received by the Collateral Agent from an Obligor do not constitute Collections subject to this Agreement but are required by the terms of such a participation or assignment agreement to be paid by the Borrower to the purchaser of a participation interest sold by the Borrower or assignee of the Borrower, as the case may be, the Collateral Agent will disburse such amounts, as directed in such certificate. The Collateral Agent shall make such disbursements in accordance with such directions and shall have no obligation to monitor or verify the terms of any such arrangement.

(d)            The Custodian hereby agrees, with the Collateral Agent that (i) each of the Covered Accounts shall be a securities account of the Borrower subject to the Lien of the Collateral Agent, (ii) all Cash deposited in the Covered Accounts shall be capable of being invested at the direction of the Borrower; provided that the Borrower shall only direct the investment of available Cash in Eligible Investments or Collateral Loans in accordance with the terms of this Agreement, (iii) all property credited to the Covered Accounts shall be treated as a “financial asset” for purposes of the UCC, (iv) the Custodian shall treat the Collateral Agent as entitled to exercise the rights that comprise each financial asset credited to the Covered Accounts subject to the rights of the Borrower specified herein, (v) the Custodian shall not agree with any person or entity other than the Collateral Agent to comply with entitlement orders originated by any person or entity other than the Collateral Agent or the Borrower (or the Collateral Manager on behalf of the Borrower) as provided herein, (vi) the Covered Accounts and all property credited to the Covered Accounts shall not be subject to any lien, security interest, right of set-off, or encumbrance in favor of the Custodian or any person or entity claiming through the Custodian (other than the Collateral Agent) except for the right to debit for any item returned by reason of non-sufficient funds and other Permitted Liens, (vii) regardless of any provision in any other agreement, for purposes of the UCC and for purposes of the Convention on the Law Applicable to Certain Rights in Respect of Securities Held with an intermediary (the “Hague Convention”), with respect to each Covered Account, New York shall be deemed to be the Custodian’s jurisdiction (within the meaning of Section 9-304 of the UCC) and the securities intermediary’s jurisdiction (within the meaning of Section 8-110 of the UCC) and New York shall govern the issues specified in Article 2(1) of the Hague Convention and (viii) any agreement between the Custodian and the Collateral Agent with respect to the Covered Accounts shall be governed by the laws of the State of New York. Notwithstanding any term hereof or elsewhere to the contrary, it is hereby expressly acknowledged that (a) interests in bank loans or participations (collectively, “Loan Assets”) may be acquired and delivered by the Borrower to the Securities Intermediary from time to time which are not evidenced by, or accompanied by delivery of, a security (as that term is defined in UCC Section 8-102) or an instrument (as that term is defined in Section 9-102(a)(47) of the UCC), and may be evidenced solely by delivery to the Collateral Custodian (with a copy to the Securities Intermediary) of a facsimile copy of an assignment agreement (“Loan Assignment Agreement”) in favor of the Borrower as assignee, (b) any such Loan Assignment Agreement (and the registration of the related Loan Assets on the books and records of the applicable obligor or bank agent) shall be registered in the name of the Borrower and (c) any duty on the part of the Collateral Custodian with respect to such Loan Asset (including in respect of any duty it might otherwise have to maintain a sufficient quantity of such Loan Asset for purposes of UCC Section 8-504) shall be limited to the exercise of reasonable care by the Collateral Custodian in the physical custody of any such Loan Assignment Agreement that may be delivered to it; provided that the Collateral Custodian shall maintain such Loan Assignment Agreements as required by this Agreement; provided further, each of the Securities Intermediary and the Custodian shall be deemed to have exercised reasonable care with respect to custody, safekeeping and physical preservation of the Loan Assets in its possession, under Section 9-207 of the UCC or otherwise, to the extent of any action taken at the direction of the Administrative Agent with respect to the Loan Assets. It is acknowledged and agreed that neither the Collateral Custodian, the Collateral Agent nor the Securities Intermediary is under a duty to examine underlying credit agreements or loan documents to determine the validity or sufficiency of any Loan Assignment Agreement (and shall have no responsibility for the genuineness or completeness thereof), or for the Borrower’s title to any related Loan Asset.

(e)            Each Covered Account shall remain at all times with an Eligible Account Bank and, if the institution at which any such Covered Account is no longer an Eligible Account Bank, the assets held in such Covered Account shall be moved within 30 calendar days to another financial institution constituting an “Eligible Account Bank” hereunder.

(f)            Except as otherwise provided in Section 8.2(c) or Section 8.3, in the absence of a Borrower Order or, after an Event of Default, a direction from the Administrative Agent, all funds in any account held under this Agreement shall be held uninvested.

Section 8.2            Collection Account.

(a)            The Collateral Agent shall, on or prior to the Closing Date, establish a single, segregated non-interest bearing trust account in the name “GCP SG Warehouse 2022-1 Collection Account, subject to the lien of Wilmington Trust, National Association, as Collateral Agent for the benefit of the Secured Parties”, which shall be designated as the “Collection Account” and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. Such account shall be held for the benefit of the Secured Parties and the Collateral Agent shall have exclusive control over such account, subject to the Borrower’s right to give instructions specified herein, and the sole right of withdrawal, into which the Collateral Agent shall from time to time deposit (i) any amount received under any Interest Hedge Agreement, (ii) all proceeds received from the disposition of any Collateral (unless, during the Reinvestment Period, simultaneously reinvested in Collateral Loans, subject to Article X, or in Eligible Investments or to prepay the Loans in accordance with Section 2.7) and (iii) all Interest Proceeds (including all Fee Proceeds) and all Principal Proceeds. All Monies deposited from time to time in the Collection Account pursuant to this Agreement shall be held by the Collateral Agent as part of the Collateral and shall be applied for the purposes herein provided. The only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Collection Account shall be in accordance with the provisions of Sections 6.4, 8.2 and 9.1 or to effect a Permitted Distribution in accordance with the terms of this Agreement. Notwithstanding the foregoing, the Collateral Agent is hereby authorized to establish one or more subaccounts of the Collection Account, one of which shall be designated the “Interest Collection Account” and the other the “Principal Collection Account” and which together will comprise the “Collection Account” for all purposes of this Agreement and the Account Control Agreement.

(b)            All Distributions and any net proceeds from the sale or disposition of Pledged Collateral or any Interest Hedge Agreement or other collateral received by the Collateral Agent shall, subject to the parenthetical in Section 8.2(a)(ii), be immediately deposited into the Collection Account. Subject to Sections 8.2(d) and 8.2(e), all such property, together with any investments in which funds included in such property are or will be invested or reinvested during the term of this Agreement, and any income or other gain realized from such investments, shall be held by the Collateral Agent in the Collection Account as part of the Collateral subject to disbursement and withdrawal as provided in this Section 8.2. (i) So long as no Event of Default has occurred and is continuing, by Borrower Order (which may be in the form of standing instructions), the Borrower (or the Collateral Manager on behalf of the Borrower) shall and (ii) after the occurrence and during the continuation of an Event of Default, the Administrative Agent (at the direction of the Controlling Parties) shall direct the Collateral Agent to, and, upon receipt of such Borrower Order or direction, as applicable, the Collateral Agent shall, invest all funds received into the Collection Account during a Due Period, and amounts received in prior Due Periods and retained in the Collection Account, as so directed in Eligible Investments having stated maturities no later than the second Business Day immediately preceding the next Quarterly Payment Date. The Borrower, the Collateral Manager on behalf of the Borrower and the Administrative Agent each agrees that it shall not give any instruction to invest such funds other than in accordance with this Agreement and as permitted by, or subject to an exemption from, the EU Retention Requirements. So long as no Event of Default has occurred and is continuing, the Collateral Agent, within one Business Day after receipt of any Distribution or other proceeds which are not Cash, shall so notify the Borrower and the Borrower shall, within six months of receipt of such notice from the Collateral Agent, sell such Distribution or other proceeds for Cash (at a price equal to fair market value as reasonably determined by the Borrower, or the Collateral Manager in accordance with the Servicing Standard) to any Person (including an Affiliate of the Borrower) and deposit the proceeds thereof in the Collection Account for investment pursuant to this Section 8.2; provided that the Borrower need not sell such Distributions or other proceeds if it delivers a certificate of an Authorized Officer to the Administrative Agent certifying that such Distributions or other proceeds constitute Collateral Loans or Eligible Investments or securities subject to transfer restrictions that do not permit such sale.

(c)            So long as no Event of Default has occurred and is continuing, if the Borrower shall not have given any investment directions pursuant to Section 8.2(b), the Collateral Agent shall seek instructions from the Borrower within one Business Day after transfer of such funds to the Collection Account. If the Collateral Agent does not thereupon receive written instructions from the Borrower within five Business Days after transfer of such funds to the Collection Account, the Collateral Agent shall again seek instructions from the Borrower. If the Collateral Agent does not receive written instructions from the Borrower within five Business Days after such second request, it shall invest and reinvest the funds held in the Collection Account, as fully practicable, in the Standby Directed Investment. The Borrower agrees that it shall not give any instruction to invest such funds other than in accordance with this Agreement and as permitted by, or subject to an exemption from, the EU Retention Requirements. After the occurrence and during the continuation of an Event of Default, if the Administrative Agent (at the direction of the Controlling Parties) shall not have given investment directions to the Collateral Agent pursuant to Section 8.2(b) for three consecutive days, the Collateral Agent shall seek instructions from the Administrative Agent. The Administrative Agent agrees that it shall not give any instruction to invest such funds other than in accordance with this Agreement and as permitted by, or subject to an exemption from, the EU Retention Requirements. If the Collateral Agent does not receive written instructions from the Administrative Agent within five Business Days after such request, it shall invest and reinvest the funds held in the Collection Account, as fully practicable in the Standby Directed Investment. All interest and other income from such investments shall be deposited in the Collection Account, any gain realized from such investments shall be credited to the Collection Account, and any loss resulting from such investments shall be charged to the Collection Account.

(d)            The Borrower (or the Collateral Manager on behalf of the Borrower) shall by Borrower Order direct the Collateral Agent to, and upon receipt of such Borrower Order the Collateral Agent shall, transfer Principal Proceeds to the Future Funding Reserve Account on any Business Day on which amounts standing to the credit of the Future Funding Reserve Account do not equal or exceed the aggregate Exposure Amount.

During the Reinvestment Period, the Borrower (or the Collateral Manager on behalf of the Borrower) may by Borrower Order direct the Collateral Agent to, and upon receipt of such Borrower Order the Collateral Agent shall, (i) withdraw funds on deposit in the Collection Account representing Principal Proceeds and reinvest such funds in Collateral Loans as permitted under and in accordance with the requirements of Article X and such Borrower Order and (ii) apply Principal Proceeds to make a prepayment of the Loans in accordance with Section 2.7.

After the Reinvestment Period, the Borrower (or the Collateral Manager on behalf of the Borrower) may by Borrower Order direct the Collateral Agent to, and upon receipt of such Borrower Order the Collateral Agent shall apply Principal Proceeds received by the Borrower (before or after the end of the Reinvestment Period) towards (A) the purchase of Collateral Loans or (B) the payment or funding of Exposure Amounts, in each case pursuant to commitments entered into by the Borrower prior to the end of the Reinvestment Period.

By Borrower Order, the Borrower (or the Collateral Manager on behalf of the Borrower) may at any time direct the Collateral Agent to, and, upon receipt of such Borrower Order, the Collateral Agent shall, pay from time to time on dates other than Quarterly Payment Dates from Interest Proceeds on deposit in the Collection Account, Administrative Expenses (which shall be payable in the order specified in the definition thereof); provided that the aggregate amount of Administrative Expenses paid in any Due Period (excluding Administrative Expenses paid on Quarterly Payment Dates pursuant to the Priority of Payments) shall not exceed the Retained Expense Amount determined on the immediately prior Quarterly Payment Date plus, without duplication, the Quarterly Cap applicable on the next Quarterly Payment Date.

The Borrower (or the Collateral Manager on behalf of the Borrower) may by Borrower Order direct the Collateral Agent to, and upon receipt of such Borrower Order the Collateral Agent shall apply Interest Proceeds on deposit in the Collection Account on any Business Day as required to exercise a warrant or right to acquire loan assets or debt securities.

(e)            The Collateral Agent shall transfer to the Payment Account for application pursuant to Section 9.1(a), on or about the Business Day (but in no event more than two Business Days) prior to each Quarterly Payment Date, any amounts then held in the Collection Account other than proceeds received after the end of the Due Period with respect to such Quarterly Payment Date.

(f)            The Collateral Agent may from time to time establish any additional accounts and/or subaccounts, which in each case shall be subject to the lien of the Collateral Agent for the benefit of the Secured Parties, deemed necessary by the Collateral Agent for convenience in administering the Collateral.

(g)            The Collateral Agent agrees to give the Borrower, the Collateral Manager, the Lenders and the Subordinated Noteholders prompt notice if an Administrative Officer of the Collateral Agent obtains actual knowledge of or receives written notice that the Collection Account or any funds on deposit therein, or otherwise to the credit of the Collection Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process.

(h)            At any time and from time to time the Borrower, or the Collateral Manager on the Borrower’s behalf, may deposit into the Collection Account funds not previously subject to the Lien of the Collateral Agent (for the benefit of the Secured Parties) granted under this Agreement; provided that (i) the requirements of Section 6.5 are complied with, if applicable, and (ii) upon such deposit into the Collection Account, such funds shall automatically be subject to the Lien of the Collateral Agent (for the benefit of the Secured Parties) granted under this Agreement. Any such deposit shall be irrevocable. The Borrower shall notify the Agents in writing of any such deposit prior to or contemporaneously therewith.

Section 8.3            Payment Account; Future Funding Reserve Account; Interest Reserve Account; Lender Collateral Account; Closing Expense Account.

(a)            Payment Account. The Collateral Agent shall, on or prior to the Closing Date, establish a single, segregated non-interest bearing trust account in the name “GCP SG Warehouse 2022-1 Payment Account, subject to the lien of Wilmington Trust, National Association, as Collateral Agent for the benefit of the Secured Parties”, which shall be designated as the “Payment Account” and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. Such account shall be held for the benefit of the Secured Parties and the Collateral Agent shall have exclusive control over such account, subject to the Borrower’s right to give instructions specified herein, and the sole right of withdrawal. Any and all funds at any time on deposit in, or otherwise to the credit of, the Payment Account shall be held by the Collateral Agent for the benefit of the Secured Parties. Except as provided in Sections 6.4 and 9.1, the only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Payment Account shall be to pay the interest on and the principal of the Loans and the Subordinated Notes in accordance with their terms and the provisions of this Agreement and, upon Borrower Order or in accordance with the Payment Date Report, to pay fees, Collateral Agent Fees, Collateral Administrator Fees, Collateral Custodian Fee, Administrative Expenses, Increased Costs and other amounts specified therein, each in accordance with (and subject to the limitations contained in) the Priority of Payments. For the avoidance of doubt, each Payment Date Report shall constitute instructions to the Collateral Agent to withdraw on the related Quarterly Payment Date from the Payment Account and pay or transfer the amounts set forth in such report in the manner specified, and in accordance with the Priority of Payments. The Collateral Agent agrees to give the Borrower, the Collateral Manager, the Lenders and the Subordinated Noteholders immediate notice if an Administrative Officer of the Collateral Agent obtains actual knowledge of or receives written notice that the Payment Account or any funds on deposit therein, or otherwise to the credit of the Payment Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Borrower shall not have any legal, equitable or beneficial interest in the Payment Account other than in accordance with the Priority of Payments. The amounts in the Payment Account shall remain uninvested.

(b)            Future Funding Reserve Account. The Collateral Agent shall, on or prior to the Closing Date, establish a single, segregated non-interest bearing trust account in the name “GCP SG Warehouse 2022-1 Future Funding Reserve Account, subject to the lien of Wilmington Trust, National Association, as Collateral Agent for the benefit of the Secured Parties”, which shall be designated as the “Future Funding Reserve Account” and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. Such account shall be held for the benefit of the Secured Parties. On the date of any acquisition by the Borrower of any Revolving Collateral Loan or Delayed Funding Loan (including by way of contribution or substitution), the Borrower (or the Collateral Manager on behalf of the Borrower) shall by Borrower Order direct the Collateral Agent to, and upon receipt of such Borrower Order the Collateral Agent shall, transfer Principal Proceeds to the Future Funding Reserve Account in an amount equal to the Exposure Amount in respect of such Revolving Collateral Loan or Delayed Funding Loan. The Collateral Agent shall maintain on deposit in the Future Funding Reserve Account an amount equal to the aggregate Exposure Amount over the sum of (x) amounts on deposit in the Collection Account, including Eligible Investments credited thereto, representing Principal Proceeds and (y) if such date is prior to the end of the Commitment Period, the Undrawn Commitment as of such date (the “Required Amount”), in accordance with Articles VIII and IX. The Borrower (or the Collateral Manager on behalf of the Borrower) shall by Borrower Order direct the Collateral Agent to, and upon receipt of such Borrower Order the Collateral Agent shall, transfer Principal Proceeds to the Future Funding Reserve Account on any Business Day on which amounts standing to the credit of the Future Funding Reserve Account do not equal or exceed the Required Amount. By Borrower Order (which may be in the form of standing instructions), the Borrower (or the Collateral Manager on behalf of the Borrower) may, so long as no Event of Default has occurred and is continuing, direct the Collateral Agent to, and, upon receipt of such Borrower Order, the Collateral Agent shall, invest all funds received into the Future Funding Reserve Account as so directed solely in overnight funds that are Eligible Investments. Upon the occurrence and during the continuance of an Event of Default or if the Collateral Agent does not receive written instructions from the Borrower within five Business Days after such request, it shall invest and reinvest the funds held in the Collection Account, as fully practicable in the Standby Directed Investment. The only permitted withdrawals from or applications of funds on deposit in, or otherwise to the credit of, the Future Funding Reserve Account shall, at the direction of the Borrower (or the Collateral Manager on behalf of the Borrower) be (i) to fund or pay Exposure Amounts, (ii) at the election of the Borrower during the Reinvestment Period, to be applied as Principal Proceeds for use as is provided in this Agreement (including, without limitation, as provided in Section 9.1(a)(ii)) and (iii) after the Reinvestment Period, to the extent of any Excess Reserve Amount, to be applied as Principal Proceeds in accordance with Section 9.1(a)(ii). Notwithstanding the foregoing, the amount of all funds on deposit in the Future Funding Reserve Account on any date that exceeds the Required Amount on such date shall be transferred, at the direction of the Borrower (or the Collateral Manager on behalf of the Borrower) to the Collection Account on such date and applied as Principal Proceeds. For the avoidance of doubt, any amounts transferred from the Future Funding Reserve Account for application as Principal Proceeds as provided above shall be further invested in Collateral Loans (to the extent expressly permitted by the other provisions in this Agreement) or applied as Principal Proceeds in accordance with Section 9.1(a)(ii), in each case as expressly provided in this Agreement. The Collateral Agent agrees to give the Borrower and the Collateral Manager immediate notice if an Administrative Officer of the Collateral Agent obtains actual knowledge of or receives written notice that the Future Funding Reserve Account or any funds on deposit therein, or otherwise to the credit of the Future Funding Reserve Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. Any interest earned on Eligible Investments held in the Future Funding Reserve Account shall be applied as Interest Proceeds.

(c)            Interest Reserve Account. The Collateral Agent shall, on or prior to the Closing Date, establish a single, segregated trust account in the name “GCP SG Warehouse 2022-1 Interest Reserve Account, subject to the lien of Wilmington Trust, National Association, as Collateral Agent for the benefit of the Secured Parties”, which shall be designated as the “Interest Reserve Account” and which shall be governed solely by the terms of this Agreement and the Account Control Agreement and maintained with the Securities Intermediary in accordance with the Account Control Agreement for the benefit of the Secured Parties. The only permitted deposits to or withdrawals from the Interest Reserve Account shall be in accordance with the provisions of this Agreement. The Borrower shall not have any legal, equitable or beneficial interest in the Interest Reserve Account other than in accordance with this Agreement and the Priority of Payments. On or prior to the Closing Date, the Borrower shall deposit or cause to be deposited $0 into the Interest Reserve Account. Amounts on deposit in the Interest Reserve Account will be invested in Eligible Investments selected by the Collateral Manager (on behalf of the Borrower), and earnings from all such investments will be deposited in the Collection Account as Interest Proceeds. If the Collateral Agent does not receive written instructions from the Collateral Manager within five Business Days after such request, it shall invest and reinvest the funds held in the Collection Account, as fully practicable in the Standby Directed Investment. On the first Quarterly Payment Date, funds in the Interest Reserve Account as of the related Calculation Date will be applied as Interest Proceeds on such Quarterly Payment Date in accordance with the Priority of Payments, but solely to the extent that other Interest Proceeds are not available to satisfy all amounts described in Section 9.1(a)(i)(A) through (F). On the second Quarterly Payment Date, remaining funds in the Interest Reserve Account as of the related Calculation Date will be applied as Interest Proceeds on such Quarterly Payment Date in accordance with the Priority of Payments and the Interest Reserve Account will be closed.

(d)            Lender Collateral Account.

(i)             The Collateral Agent shall, on or prior to the Closing Date, establish a single, segregated trust account in the name “ Lender Collateral Account”, which shall be designated as the “Lender Collateral Account” and which shall be governed solely by the terms of this Agreement and the Account Control Agreement and maintained with the Securities Intermediary in accordance with the Account Control Agreement for the benefit of the Secured Parties. The Collateral Agent shall have exclusive control over such account (and each subaccount thereof) and the sole right of withdrawal. The Lender Collateral Account may contain any number of subaccounts for the purposes described in this Section 8.3(d). The only permitted deposits to or withdrawals from the Lender Collateral Account shall be in accordance with the provisions of this Agreement. The Borrower shall not have any legal, equitable or beneficial interest in the Lender Collateral Account (or any subaccount thereof) other than in accordance with this Agreement.

(ii)            If any Revolving Lender shall at any time be required to deposit any amount in the Lender Collateral Account in accordance with Section 11.5(b)(i), then (x) the Collateral Agent shall create a segregated subaccount with respect to such Revolving Lender (the “Lender Collateral Subaccount” of such Revolving Lender) and (y) the Collateral Agent shall deposit all funds received from such Revolving Lender into such Lender Collateral Subaccount. The only permitted withdrawal from or application of funds credited to a Lender Collateral Subaccount shall be as specified in this Section 8.3(d).

(iii)           With respect to any Revolving Lender, the deposit of any funds in the applicable Lender Collateral Subaccount by such Revolving Lender shall not constitute a Borrowing by the Borrower and shall not constitute a utilization of the Revolving Commitment of such Revolving Lender, and the funds so deposited shall not constitute principal outstanding under the Revolving Loans. However, from and after the establishment of a Lender Collateral Subaccount, the obligation of such Revolving Lender to make Revolving Loans as part of any Borrowing under this Agreement shall be satisfied by the Collateral Agent withdrawing funds from such Lender Collateral Subaccount in the amount of such Revolving Lender’s Percentage Share of such Borrowing. All payments of principal from the Borrower with respect to Revolving Loans made by such Revolving Lender (whether or not originally funded from such Lender Collateral Subaccount) shall be made by depositing the related funds into such Lender Collateral Subaccount and all other payments from the Borrower (including without limitation all interest and Commitment Fees) shall be made to such Revolving Lender in accordance with the order specified in the Priority of Payments. The Collateral Agent shall have full power and authority to withdraw funds from each such Lender Collateral Subaccount at the time of, and in connection with, the making of any such Borrowing and to deposit funds into each such Lender Collateral Subaccount, all in accordance with the terms of and for the purposes set forth in this Agreement.

(iv)            Notwithstanding anything to the contrary herein, if on any Quarterly Payment Date (or on any other Business Day upon one Business Day’s prior written request from such Revolving Lender) the sum of the amount of funds on deposit in the Lender Collateral Subaccount exceeds such Revolving Lender’s Undrawn Commitment at such time (whether due to a reduction in the aggregate amount of the Revolving Commitments or otherwise), then the Collateral Agent shall remit to such Revolving Lender a portion of the funds then held in the related Lender Collateral Subaccount in an aggregate amount equal to such excess. Upon the termination of the Revolving Commitments (including following the occurrence of an Event of Default), the Collateral Agent shall promptly (and no later than one Business Day after such termination) remit to such Revolving Lender all of the funds then held in its related Lender Collateral Subaccount and shall terminate such account.

(v)            Except as otherwise provided in this Agreement, for so long as any amounts are on deposit in any Lender Collateral Subaccount, the Collateral Agent shall invest and reinvest such funds in the Standby Directed Investment. Interest received on such Eligible Investments shall be retained in such Lender Collateral Subaccount and invested and reinvested as aforesaid. Any gain realized from such investments shall be credited to such Lender Collateral Subaccount and any loss resulting from such investments shall be charged to such Lender Collateral Subaccount. Neither the Borrower nor the Collateral Agent shall in any way be held liable by reason of any insufficiency of such Lender Collateral Subaccount resulting from any loss relating to any such investment.

(e)            Closing Expense Account. The Collateral Agent shall, on or prior to the Closing Date, establish a single, segregated non-interest bearing trust account in the name “GCP SG Warehouse 2022-1 Closing Expense Account, subject to the lien of the Collateral Agent for the benefit of the Secured Parties”, which shall be designated as the “Closing Expense Account” and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. The Collateral Agent shall have exclusive control over such account, subject to the Borrower’s right to give instructions specified herein, and the sole right of withdrawal. Any and all funds at any time on deposit in, or otherwise to the credit of, the Closing Expense Account shall be held by the Collateral Agent for the benefit of the Secured Parties. On or prior to the Closing Date, the Borrower shall deposit or cause to be deposited approximately $0 into the Closing Expense Account. On any Business Day during the period that the Closing Expense Account is open, the Collateral Agent shall apply funds from the Closing Expense Account, as directed by the Borrower (or the Collateral Manager on behalf of the Borrower), to pay fees and expenses of the Borrower incurred in connection with the structuring, consummation, closing and post-closing of the transaction contemplated by this Agreement. Upon the delivery, on any date that is at least 60 days after the Closing Date, of a Borrower Order instructing the Collateral Agent to close the Closing Expense Account, all funds in the Closing Expense Account will be deposited in the Collection Account as Interest Proceeds and the Closing Expense Account will be closed. By Borrower Order (which may be in the form of standing instructions), the Borrower (or the Collateral Manager on behalf of the Borrower) may, so long as no Event of Default has occurred and is continuing, direct the Collateral Agent to, and, upon receipt of such Borrower Order, the Collateral Agent shall, invest all funds received into the Closing Expense Account during a Due Period as so directed by the Borrower (or the Collateral Manager on behalf of the Borrower) in Eligible Investments. If the Collateral Agent does not receive written instructions from the Borrower or the Collateral Manager on behalf of the Borrower within five Business Days after such request, it shall invest and reinvest the funds held in the Collection Account, as fully practicable, in the Standby Directed Investment. Any income earned on amounts deposited in the Closing Expense Account will be deposited in the Collection Account as Interest Proceeds as it is received. The Collateral Agent agrees to give the Borrower and the Collateral Manager immediate notice if an Administrative Officer of the Collateral Agent obtains actual knowledge of or receives written notice that the Closing Expense Account or any funds on deposit therein, or otherwise to the credit of the Closing Expense Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Closing Expense Account shall be in accordance with the provisions of this Section 8.3(e).

Section 8.4            Custodial Account.

(a)            The Collateral Agent shall, on or prior to the Closing Date, establish a single, segregated non-interest bearing trust account in the name “GCP SG Warehouse 2022-1 Custodial Account, subject to the lien of the Collateral Agent for the benefit of the Secured Parties”, which shall be designated as the “Custodial Account” and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. Such account shall be maintained with the Securities Intermediary pursuant to the terms of the Account Control Agreement and over which the Collateral Agent shall have exclusive control, subject to the Borrower’s right to give instructions specified herein, and the sole right of withdrawal. Any and all assets or securities at any time on deposit in, or otherwise to the credit of, the Custodial Account shall be held by the Custodian for the benefit for the Collateral Agent for the benefit of the Secured Parties. Except in connection with a liquidation pursuant to Article VI, the only permitted withdrawal from the Custodial Account or in, or otherwise to the credit of, the Custodial Account shall be as directed, upon Borrower Order, in accordance with the provisions of Sections 8.5 and 8.6. The Collateral Agent agrees to give the Borrower, the Collateral Manager, the Lenders and the Subordinated Noteholders immediate notice if an Administrative Officer of the Collateral Agent obtains actual knowledge of or receives written notice that the Custodial Account or any assets or securities on deposit therein, or otherwise to the credit of the Custodial Account, has become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Custodial Account shall remain uninvested.

The Collateral Agent shall appoint a custodian (the “Custodian”) to act as a securities intermediary for purposes of this Agreement and the other Loan Documents. Initially, such Custodian shall be Wilmington Trust, National Association. Any successor custodian shall be a state or national bank or trust company which (i) is not an Affiliate of the Borrower, (ii) has a combined capital and surplus of at least U.S.$200,000,000, (iii) has a rating of at least “BBB+” by S&P and (iv) is a securities intermediary. If at any time any successor custodian does not satisfy the conditions set forth in the foregoing sentence, the Borrower (subject to the consent of the Controlling Parties) shall appoint a replacement Custodian within 30 days of an Authorized Officer of the Borrower becoming aware of such circumstance. The rights, protections, immunities and indemnities afforded to the Collateral Agent under this Agreement shall also be afforded to the Custodian.

(b)            Except as otherwise provided in Sections 8.5 and 8.6, all right, title and interest of the Borrower in and to the Custodial Account, all related property, and all proceeds thereof shall be subject to the security interest of the Collateral Agent hereunder.

(c)            With respect to securities (including without limitation debt and equity securities, bonds, money market funds and mutual funds) issued in the United States, the Shareholders Communications Act of 1985 (the “Act”) requires the Custodian to disclose to the issuers of such securities, upon their request, the name, address and securities position of its customers who are (a) the “beneficial owners” (as defined in the Act) of such issuer’s securities, if the beneficial owner does not object to such disclosure, or (b) acting as a “respondent bank” (as defined in the Act) with respect to such securities. (Under the Act, “respondent banks” do not have the option of objecting to such disclosure upon the issuers’ request.) The Act defines a “beneficial owner” as any person who has, or shares, the power to vote a security (pursuant to an agreement or otherwise), or who directs the voting of a security. The Act defines a “respondent bank” as any bank, association or other entity that exercises fiduciary powers which holds securities on behalf of beneficial owners and deposits such securities for safekeeping with a bank, such as the Custodian. Under the Act, a customer is either the “beneficial owner” or a “respondent bank”. The “customer” for purposes hereof shall mean the Borrower and each Lender, each of which shall be deemed to be the “beneficial owner” (as defined in the Act) of such securities to be held by the Custodian hereunder, and each of the Borrower and the Lenders hereby waives any objection to the disclosure of its name, address and securities position to any such issuer which requests such information pursuant to the Act for the specific purpose of direct communications between such issuer and the Borrower and each Lender. Each of the Borrower and the Lenders may, by written notice to the Custodian, opt out of the waiver referred to in the foregoing sentence and elect not to consent to the disclosure referred to in the foregoing sentence. With respect to such securities issued outside of the United States, information shall be released to issuers only if required by law or regulation of the particular country in which the securities are located.

(d)            At any time and from time to time the Borrower, or the Collateral Manager on the Borrower’s behalf, may deposit into the Custodial Account Collateral Loans and/or Eligible Investments not previously subject to the Lien of the Collateral Agent (for the benefit of the Secured Parties) granted under this Agreement; provided that (i) the requirements of Section 6.5 are complied with and (ii) upon such deposit into the Custodial Account, such assets shall automatically be subject to the Lien of the Collateral Agent (for the benefit of the Secured Parties) granted under this Agreement. Any such deposit shall be irrevocable. The Borrower shall notify the Agents in writing of any such deposit prior to or contemporaneously therewith.

Section 8.5            Acquisition of Collateral Loans and Eligible Investments. Each time that the Borrower acquires any Collateral Loan, Eligible Investment or other Collateral, the Borrower shall, if such Collateral Loan or Eligible Investment or other Collateral has not already been transferred to the Custodial Account, transfer or cause the transfer of such Collateral Loan or Eligible Investment and other Collateral to the Custodian to be held for the benefit of the Collateral Agent in accordance with the terms of this Agreement. The security interest of the Collateral Agent in the funds or other property utilized in connection with such acquisition shall, immediately and without further action on the part of the Collateral Agent, be released. The security interest of the Collateral Agent shall nevertheless come into existence and continue in the Collateral Loans and Eligible Investments and other Collateral so acquired, including all rights of the Borrower in and to any Related Contracts and Collections with respect to such Collateral Loans and Eligible Investments and other Collateral.

Section 8.6            Release of Security Interest in Sold Collateral Loans and Eligible Investments; Release of Security Interests Upon Termination.

(a)            Upon any sale or other disposition of a Collateral Loan or Eligible Investment or other Collateral (or portion thereof) in accordance with the terms of this Agreement, the security interest of the Collateral Agent in such Collateral Loan or Eligible Investment or other Collateral (or the portion thereof which has been sold or otherwise disposed of), and in all Collections and rights under Related Contracts with respect to such Collateral Loan or Eligible Investment or other Collateral (but not in the proceeds of such sale or other disposition) shall, immediately upon the sale or other disposition of such Collateral Loan or Eligible Investment or other Collateral (or such portion), and without any further action on the part of the Collateral Agent, be released, except for the proceeds of such sale or other disposition and except to the extent of the interest, if any, in such Collateral Loan or Eligible Investment or other Collateral which is then retained by the Borrower or which thereafter reverts to the Borrower for any reason.

(b)            Upon the payment in full of the Obligations (other than any unasserted Contingent Obligations) and termination of all Commitments hereunder, the Collateral shall be released from the liens created hereby and under the other Loan Documents, and this Agreement and all obligations of the Agents and each Lender hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Borrower. At the request and sole expense of the Borrower following any such termination, the Administrative Agent and/or the Collateral Agent, as applicable, shall promptly deliver to the Borrower (or its designee) any Collateral held by such Agent hereunder, and execute and deliver to the Borrower such documents as the Borrower shall reasonably request to evidence such termination. Any such release or termination shall be subject to the provision that the Obligations shall be reinstated if after such release or termination any portion of any payment in respect of the Obligations shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payment had not been made.

(c)            At the same time as any Collateral is transferred to an SPV Subsidiary, the Collateral Agent, as agent for the Secured Parties, shall promptly release its Lien on all or the relevant portion of the Pledged Collateral and deliver it to such SPV Subsidiary after each of (i) delivery to the applicable account of an instrument or instruments representing 100% of the equity interests of such SPV Subsidiary and (ii) receipt of a Borrower Order from the Borrower to release such Lien.

Section 8.7            Method of Collateral Transfer. Notwithstanding any other provision of this Agreement, each item of Collateral shall be delivered to the Custodian by:

(a)            with respect to such of the Collateral as constitutes an instrument, tangible chattel paper, a negotiable document (other than Related Contracts), or money, causing the Custodian to take possession of such instrument indorsed to the Custodian or in blank, or such money, negotiable document, or tangible chattel paper, in the State of Delaware separate and apart from all other property held by the Custodian;

(b)            with respect to such of the Collateral as constitutes a certificated security in bearer form, causing the Custodian to take possession of the related security certificate in the State of Delaware;

(c)            with respect to such of the Collateral as constitutes a certificated security in registered form, causing the Custodian to take possession of the related security certificate in the State of Delaware, indorsed to the Custodian or in blank by an effective indorsement, or registered in the name of the Custodian, upon original issue or registration of transfer by the issuer of such certificated security;

(d)            with respect to such of the Collateral as constitutes an uncertificated security, causing the issuer of such uncertificated security to register the Custodian or its nominee for the account of the Custodian as the registered owner of such uncertificated security;

(e)            with respect to such of the Collateral as constitutes a security entitlement, causing the Securities Intermediary to indicate by book entry that the financial asset relating to such security entitlement has been credited to the Custodial Account;

(f)            with respect to such of the Collateral as constitutes a deposit account, causing such deposit account to be established and maintained in the name of the Collateral Agent or the Custodian, as applicable, by a bank the jurisdiction of which for purposes of the UCC is the State of New York;

(g)            with respect to such of the Collateral as constitutes cash, causing such cash to be credited to a Covered Account; and

(h)            taking such additional or alternative procedures as may hereafter become appropriate to grant a first priority, perfected security interest in such items of the Collateral to the Collateral Agent, consistent with Applicable Law or regulations.

If any item of Collateral is a financial asset issued by an issuer that is not the United States of America, an agency or instrumentality thereof, or some other United States person or entity, and if such item cannot be delivered as set forth above, such item may be delivered by the Collateral Agent to hold such item in an account created and maintained in the name of the Collateral Agent with a banking or securities institution or a clearing agency or system located outside the United States such that the Collateral Agent holds a first priority, perfected security interest in such item of Collateral.

The Borrower agrees to record and file after the Closing Date all appropriate UCC-1 financing statements, continuation statements, and other amendments, meeting the requirements of Applicable Law in such manner and in such jurisdictions as are necessary to perfect and protect the interests of the Secured Parties in the Collateral under the applicable UCC against all creditors of and purchasers from the Borrower. The Borrower promptly shall deliver file-stamped copies of such UCC-1 financing statements, continuation statements, and amendments to the Agents.

In connection with each transfer of an item of Collateral to the Collateral Agent and/or the Custodian, the Collateral Agent or the Custodian, as applicable, shall make appropriate notations on its records indicating that such item of the Collateral is held for the benefit of the Secured Parties pursuant to and as provided in this Agreement and the other Loan Documents. Effective upon the transfer of an item of Collateral to the Collateral Agent and/or the Custodian, the Collateral Agent or the Custodian, as applicable, shall be deemed to acknowledge that it holds such item of Collateral as Collateral Agent or as Custodian, as applicable, under this Agreement and the other Loan Documents for the benefit and security of the Secured Parties.

Notwithstanding any other provision of this Agreement, the Collateral Agent shall not hold any item of Collateral through an agent except as expressly permitted by this Section 8.7.

Section 8.8            Continuing Liability of the Borrower. Notwithstanding anything herein to the contrary, the Borrower shall remain liable under each Related Contract, interest and obligation included in the Collateral, to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with and pursuant to the terms and provisions thereof, and shall do nothing to impair the security interest of the Collateral Agent in any Collateral. None of the Collateral Agent, the Collateral Custodian, the Custodian, the Securities Intermediary or any Secured Party shall have any obligation or liability under any such Related Contract, interest or obligation by reason of or arising out of this Agreement or the receipt by the Collateral Agent, the Collateral Custodian, the Custodian, the Securities Intermediary or any Secured Party of any payment relating to any such Related Contract, interest or obligation pursuant hereto, nor shall the Collateral Agent, the Collateral Custodian, the Custodian, the Securities Intermediary or any Secured Party be required or obligated in any manner to perform or fulfill any of the obligations of the Borrower thereunder or pursuant thereto, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any such Related Contract, interest or obligation, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amount thereunder to which it may be entitled at any time.

Section 8.9            Reports.

(a)            The Collateral Administrator shall deliver or make available to the Borrower by 11:00 a.m. (New York time) on each Business Day a report describing all Money (including but not limited to a breakdown of all such amounts into Interest Proceeds and Principal Proceeds) and other property received by it pursuant to the terms of this Agreement and the other Loan Documents on the preceding Business Day (the “Daily Report”). If any Money or property shall be received by the Collateral Agent on a day that is not a Business Day, the Collateral Administrator shall deliver the Daily Report with respect thereto to the Borrower on the next Business Day.

(b)            The Collateral Administrator shall compile and provide, subject to the Collateral Administrator’s receipt from the Collateral Manager, the Borrower or the Administrative Agent, as applicable, such information with respect to the Collateral Loans and Eligible Investments to the extent not maintained or in the possession of the Collateral Administrator, the Collateral Report and the Payment Date Report in accordance with Exhibit D and Exhibit E hereof, respectively, in each case in accordance with the terms and subject to the provisions of this Agreement and prepare drafts of such Collateral Report and Payment Date Report and provide such drafts to the Collateral Manager for review and approval; provided that each such draft is to be provided no later than four days prior to the tenth Business Day after the Collateral Report Determination Date for each calendar month (or if such day is not a Business Day, the next succeeding Business Day). The Borrower shall cause the Collateral Manager to review and confirm the calculations made by the Collateral Administrator in such Collateral Report or Payment Date Report within one Business Day prior to the due date of the Collateral Report or the Payment Date Report.

The Collateral Manager, the Administrative Agent, the Collateral Agent and the Borrower shall cooperate with the Collateral Administrator in connection with the preparation by the Collateral Administrator of Collateral Report, Payment Date Reports and the Effective Date Report. Without limiting the generality of the foregoing, the Collateral Manager shall advise in a timely manner the Collateral Administrator of the results of any determinations required or permitted to be made by it or the Borrower (or the Collateral Manager on its behalf) and supply the Collateral Administrator with such other information (to the extent not also maintained or readily available to the Collateral Administrator) as is maintained by the Collateral Manager that the Collateral Administrator may from time to time request with respect to the Collateral and reasonably needed to complete the Collateral Reports and the Payment Date Reports or required to permit the Collateral Administrator to perform its obligations hereunder and any other information that may be reasonably required hereunder with respect to any item of Collateral (including, without limitation, with respect to the items listed under Sections 8, 9, 10, 11, 14, 15, 16, 17, 18, 20 and 21 of the Collateral Report). The Collateral Manager shall review and verify the contents of the aforesaid reports, instructions, statements and certificates, and upon verification shall make such reports available to S&P. Upon receipt of approval from the Collateral Manager, the Collateral Administrator shall transmit the same to the Borrower and shall make such reports available to the Administrative Agent, each Subordinated Noteholder and each Lender.

(c)            The Collateral Administrator may conclusively rely on and without any investigation, information provided by the Collateral Manager, the Borrower and the Administrative Agent in preparation of the Collateral Report, Effective Date Report and Payment Date Report. Nothing herein shall obligate the Collateral Administrator to review or examine such information for accuracy, correctness or validity. The duties of the Collateral Administrator hereunder are limited to the duties expressly set forth in this Agreement. By entering into, or performing its duties under, this Agreement, the Collateral Administrator shall not be deemed to assume any obligations or liabilities of the Borrower or the Collateral Manager under any of the Loan Documents.

The Collateral Administrator will make the Collateral Report and Payment Date Report available via its internet website. The Collateral Administrator’s internet website shall initially be located at https:\\www.wilmingtontrustconnect.com. The Collateral Administrator may change the way such statements are distributed. As a condition to access to the Collateral Administrator’s internet website, the Collateral Administrator may require registration and the acceptance of a disclaimer. The Collateral Administrator shall be entitled to rely on but shall not be responsible for the content or accuracy of any information provided in the Collateral Report and the Payment Date Report which the Collateral Administrator disseminates in accordance with this Agreement and may affix thereto any disclaimer it deems appropriate in its reasonable discretion.

(d)            Nothing herein shall impose or imply any duty or obligation on the part of the Collateral Administrator to verify, investigate or audit any such information or data, or to determine or monitor on an independent basis whether any issuer of the Collateral Loan is in default or in compliance with the underlying documents governing or securing such securities, from time to time, the role of the Collateral Administrator hereunder being solely to perform certain mathematical computations and data comparisons as provided herein. For purposes of monitoring changes in ratings, the Collateral Administrator shall be entitled to use and rely (in good faith) exclusively upon one or more reputable electronic financial information reporting services, and shall have no liability for any inaccuracies in the information reported by, or other errors or omissions of, any such services. It is hereby expressly agreed that Bloomberg Financial Markets is one such reputable service.

(e)            The Collateral Administrator shall have no liability for any failure, inability or unwillingness on the part of the Collateral Manager or the Borrower or the Administrative Agent to provide accurate and complete information on a timely basis to the Collateral Administrator, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Administrator’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

(f)            Nothing herein shall obligate the Collateral Administrator to determine independently (i) any characteristic of a Collateral Loan or any Obligor (or domicile thereof), including the determination of whether any item of Collateral (including any Interest Hedge Agreement) is a Bond, Bridge Loan, CCC Collateral Loan, Cov-Lite Loan, Credit Risk Loan, Current Pay Obligation, Defaulted Loan, Delayed Funding Loan, DIP Loan, Discount Loan, Eligible Cov-Lite Loan, Equity Security, First Lien/Last Out Loan, Fixed Rate Obligation, Floating Rate Obligation, Floor Obligation, Margin Stock, Partial PIK Loan, Participation Interest, PIK Loan, Real Estate Loan, Revolving Collateral Loan, Second Lien Loan, Senior Secured Loan, Step-Down Loan, Step-Up Loan, Structured Finance Obligation, Subordinated Loan, Synthetic Security or Zero Coupon Loan or (ii) the Market Value, any such determination being based exclusively upon notification the Collateral Administrator receives from the Collateral Manager and nothing herein shall obligate the Collateral Administrator to review or examine any underlying instrument or contract evidencing, governing or guaranteeing or securing any Collateral Loan in order to verify, confirm, audit or otherwise determine any characteristic thereof. The Collateral Administrator shall be entitled to receive and conclusively rely upon information provided by (i) the Administrative Agent with respect to all interest, capped amounts, Increased Costs, fees, expenses and other amounts due and payable to the Lenders and the calculation of any benchmark and (ii) the Borrower (or the Collateral Manager on its behalf) of any amounts owing by the Borrower pursuant to an Interest Hedge Agreement.

ARTICLE IX

APPLICATION OF MONIES

Section 9.1            Disbursements of Funds from Payment Account.

(a)            Notwithstanding any other provision of this Agreement other than Sections 2.7 and 6.4, but subject to the other subsections of this Section 9.1 and Article II (with respect to optional repayment of Loans), on each Quarterly Payment Date, the Collateral Agent shall disburse amounts transferred to the Payment Account from the Collection Account pursuant to Section 8.2(e) in accordance with the related Payment Date Report as follows and for application in accordance with the following priorities (the “Priority of Payments”):

(i)            On each Quarterly Payment Date, prior to the distribution of any Principal Proceeds, Interest Proceeds shall be applied as follows:

(A)            to the payment of the following amounts in the following priority (without duplication): (1) Taxes (but not including any accrued and unpaid Increased Costs), registration and filing fees then due and owing by the Borrower, (2) accrued and unpaid Administrative Expenses in the order set forth in the definition thereof and (3) on any Quarterly Payment Date other than the final Quarterly Payment Date, to the retention in the Collection Account of an amount equal to the Retained Expense Amount for such Quarterly Payment Date; provided that the aggregate amount of payments under this clause (A)(2) and (3) shall not exceed on any Quarterly Payment Date the sum of (a) the Quarterly Cap plus (b) the Retained Expense Amount determined on the immediately prior Quarterly Payment Date less (c) Administrative Expenses paid pursuant to Section 8.2(d) during the Due Period relating to such Quarterly Payment Date;

(B)            if the Borrower is party to any Interest Hedge Agreements, to the payment of any amounts owing by the Borrower to the Interest Hedge Counterparties thereunder (exclusive of any early termination or liquidation payment owing by the Borrower by reason of the occurrence of an event of default or termination event thereunder with respect to such Interest Hedge Counterparty where such Interest Hedge Counterparty is the sole affected party or the defaulting party);

(C)            unless waived or deferred by the Collateral Manager (or its designee), which waiver (but not deferral) shall be permanent and irrevocable, to the payment to the Collateral Manager (or its designee) of all due and unpaid Collateral Management Fees that have not been waived or deferred on prior Quarterly Payment Dates;

(D)           to the Administrative Agent for distribution to the Lenders for payment (on a pro rata basis) of accrued interest and Lender Fees and solely to the Revolving Lenders in respect of their Revolving Loans, Commitment Fees (ratably in proportion to their respective Percentage Shares) on the Loans due on such Quarterly Payment Date (excluding the additional two percent of interest payable at the Post-Default Rate);

(E)            if any of the Coverage Tests are not satisfied as of the related Calculation Date, to the prepayment of principal of the Loans until such tests are satisfied;

(F)            if the Rating Effective Date has occurred and if, with respect to the Quarterly Payment Date following the Effective Period, the Borrower has provided the notice referred to in Section 5.39(c), amounts available for distribution pursuant to this clause (F) shall be used to the prepayment of principal of the Loans until the Loans are paid in full, in the amount sufficient to satisfy the conditions described in clauses (x) and (y) of Section 5.39(b);

(G)            to the payment of amounts described in clause (A) above to the extent not paid thereunder (without regard to any cap or limitation);

(H)            first, to the payment of amounts described in clause (D) above to the extent not paid thereunder, and second, to the Administrative Agent for payment of any Lender’s Increased Costs;

(I)            to the payment to the Collateral Manager (or its designee) of any previously deferred (but not waived) Collateral Management Fees that the Collateral Manager elects to be paid on such Quarterly Payment Date by notice to the Collateral Agent prior to the related Calculation Date;

(J)            if the Borrower is party to any Interest Hedge Agreements, to any amounts owing by the Borrower to the Interest Hedge Counterparties under such Interest Hedge Agreements to the extent not paid under clause (B) above (without regard to any cap or limitation);

(K)            all remaining Interest Proceeds:

(1)            during the Reinvestment Period, at the sole discretion of the Collateral Manager, either (i) to the Collection Account to be applied as Principal Proceeds for the purchase of additional Collateral Loans, (ii) to be applied to prepay the principal of the Loans pursuant to Section 2.7, (iii) for deposit into the Future Funding Reserve Account and/or (iv) to the Subordinated Noteholders (on a pro rata basis); and

(2)            after the Reinvestment Period, at the sole discretion of the Borrower (or the Collateral Manager on its behalf), either (i) to be applied to prepay the principal of the Loans pursuant to Section 2.7 or (ii) to the Subordinated Noteholders (on a pro rata basis).

(ii)            On each Quarterly Payment Date, following the distribution of all Interest Proceeds as set forth in Section 9.1(a)(i) above, Principal Proceeds (other than Principal Proceeds previously reinvested in Collateral Loans or otherwise designated by the Borrower for application pursuant to the parenthetical contained in Section 8.2(a)(ii)) shall be applied as follows; provided that after giving effect to any such payment no Commitment Shortfall would exist (and, to the extent that any Commitment Shortfall would exist, Principal Proceeds shall first be deposited in the Future Funding Reserve Account in the amount needed to eliminate such Commitment Shortfall):

(A)           to the payment of unpaid amounts in items (A) through (F) in Section 9.1(a)(i) above (in such order of priority stated therein);

(B)           during the Reinvestment Period, all remaining Principal Proceeds, at the sole discretion of the Collateral Manager:

(1)            to the Collection Account for the purchase of additional Collateral Loans;

(2)            to be applied to prepay the principal of the Loans pursuant to Section 2.7; and/or

(3)            to be deposited into the Future Funding Reserve Account;

(C)            after the Reinvestment Period,

(1)            first, to be applied to the payment of principal and other obligations on the Loans until repaid in full;

(2)            second, to the payment of amounts referred to in items (G) through (K) in Section 9.1(a)(i) above, in the priority set forth therein but only to the extent not paid in full thereunder; and

(3)            third, to the Subordinated Noteholders (on a pro rata basis).

(b)            If on any Quarterly Payment Date the amount available in the Payment Account from amounts received in the related Due Period is insufficient to make the full amount of the disbursements required pursuant to any clause in the Priority of Payments, the Collateral Agent shall make the disbursements called for in the order and according to the priority set forth under Section 9.1(a) and ratably or in the order provided within a clause, as applicable, in accordance with the respective amounts owing under any such clause, to the extent funds are available therefor.

(c)            On each Quarterly Payment Date, the Collateral Administrator (on behalf of the Borrower) shall deliver to the Administrative Agent, the Collateral Agent, the Collateral Manager and S&P (so long as S&P is rating the Loans) a report (the “Payment Date Report”) containing the information described in Exhibit E hereto pursuant to Section 8.9 specifying the amount of Interest Proceeds (and, of such amount, the amount of Fee Proceeds) and Principal Proceeds received during the preceding Due Period and the amounts to be applied to each purpose set forth in Section 9.1(a) or to be distributed pursuant to Section 6.4, as applicable. The information in each Payment Date Report shall be determined as of the Calculation Date immediately preceding the applicable Quarterly Payment Date. For the avoidance of doubt, in any month in which a Quarterly Payment Date occurs, the Collateral Report and the Payment Date Report may be combined into a single report.

(d)            In the event that the Collateral Manager obtains actual knowledge of or receives written notice that any Interest Hedge Counterparty defaults in the payment of its obligations to the Borrower under any Interest Hedge Agreement on the payment date therefor, the Collateral Manager shall notify the Borrower which shall (or the Collateral Manager on behalf of the Borrower shall) make a demand on such Interest Hedge Counterparty, or any guarantor, if applicable, demanding payment by 12:00 noon (New York time) on the next Business Day. The Collateral Manager shall give notice to the Lenders, the Subordinated Noteholders, the Administrative Agent, S&P, the Borrower and the Collateral Agent upon the continuing failure by such Interest Hedge Counterparty (or applicable guarantor) to perform its obligations for one Business Day following a demand made by the Borrower (or the Collateral Manager on behalf of the Borrower) on such Interest Hedge Counterparty.

(e)            All payments by the Borrower of any distributions to the Subordinated Noteholders, and any payment upon redemption of the Subordinated Notes, are, in each case, subordinated to all other Obligations of the Borrower to the extent set forth herein and will be payable only in accordance with the Priority of Payments with funds available therefor (provided, for the avoidance of doubt, that any such amounts paid to the Subordinated Noteholders in accordance with this Section 9.1 shall be paid free and clear of the Lien of this Agreement and, once paid, shall be free of any such subordination). In addition, such distributions and any payments upon redemption of the Subordinated Notes will be payable (i) only to the extent of sufficient distributable profits and/or share premium out of which to make such a payment and (ii) only to the extent that the Borrower is, on and immediately after such payment, solvent.

ARTICLE X

SALE OF COLLATERAL LOANS; ELIGIBILITY CRITERIA; CONDITIONS TO SALES AND PURCHASES

Section 10.1            Sale of Collateral Loans.

(a)            Sales, Substitutions and Assignments. Provided that no Event of Default has occurred and is continuing (except for sales pursuant to clauses (i), (iii), (iv), (vi) or (viii) below which shall be permitted during the continuance of an Event of Default but only so long as the Controlling Parties have provided their written consent thereto pursuant to Section 6.2(a)) and subject to the satisfaction of the conditions specified in this Agreement, including without limitation Sections 5.33, 10.1(b) and 10.1(c), the Borrower or the Collateral Manager (on behalf of the Borrower) may direct the Collateral Agent in writing to sell, and the Collateral Agent shall sell or substitute in the manner directed by the Borrower or the Collateral Manager (on behalf of the Borrower) in writing, any Collateral Loan or other loan included in the Collateral (including (x) subject to Section 10.1(b), the sale by participation of all or a portion of the Borrower’s interest in any Collateral Loan or other loan and (y) without limitation, the sale by assignment of a portion of the Borrower’s interest in any Collateral Loan or other loan); provided that such sale meets the requirements of any one of clauses (i) through (viii) of this Section 10.1(a), each of which requirements shall be satisfied upon receipt by the Collateral Agent of a trade ticket or other direction to sell or substitute (which shall be deemed to be a representation and certification from the Borrower or the Collateral Manager that such conditions are satisfied):

(i)             Credit Risk Loans. The Borrower or the Collateral Manager (on behalf of the Borrower) may direct the Collateral Agent in writing to sell any Credit Risk Loan at any time during or after the Reinvestment Period without restriction.

(ii)            Credit Improved Loans. The Borrower or the Collateral Manager (on behalf of the Borrower) may direct the Collateral Agent in writing to sell any Credit Improved Loan either:

(A)            at any time if the Sale Proceeds from such sale are at least equal to the Investment Criteria Adjusted Balance of such Credit Improved Loan; or

(B)            during the Reinvestment Period if the Borrower, or the Collateral Manager in compliance with the Servicing Standard, reasonably believes prior to such sale that it will be able to enter into binding commitments to reinvest all or a portion of the proceeds of such sale in one or more additional Collateral Loans with an Aggregate Principal Balance (together with any Collateral (which, for the avoidance of doubt, may be Collateral Loans or Cash) contributed (which contribution shall be irrevocable) by the Borrower or the Collateral Manager on the Borrower’s behalf prior to such sale) at least equal to the Investment Criteria Adjusted Balance of such Credit Improved Loan within 30 Business Days of such sale.

(iii)            Defaulted Loans. The Borrower or the Collateral Manager (on behalf of the Borrower) may direct the Collateral Agent in writing to sell any Defaulted Loan at any time during or after the Reinvestment Period without restriction.

(iv)            Equity Securities. The Borrower or the Collateral Manager (on behalf of the Borrower) (A) may direct the Collateral Agent in writing to sell any Equity Security or any asset held by an SPV Subsidiary at any time without restriction and (B) shall use its commercially reasonable efforts to effect the sale of any Equity Security or any asset held by an SPV Subsidiary prior to the Stated Maturity or, if earlier, within 45 days after receipt if such Equity Security constitutes Margin Stock, unless such sale is prohibited by Applicable Law, in which case such Equity Security shall be sold as soon as such sale is permitted by Applicable Law.

(v)            Discretionary Sales. The Borrower or the Collateral Manager on behalf of the Borrower may at any time direct the Collateral Agent in writing to sell any Collateral Loan that is not covered by another provision of this Section 10.1; provided that such sale shall be permitted only so long as (A)(i) the Aggregate Principal Balance of all such Collateral Loans sold during the preceding period of twelve calendar months (or, for the first twelve calendar months after the Closing Date, during the period commencing on the Closing Date) is not greater than 25% of Total Capitalization, as of the first day of such twelve calendar month period (or as of the Closing Date, as the case may be) or (ii) such sale is in connection with a Permitted Securitization (including, for the avoidance of doubt, sales to an Affiliate of the Borrower that is not the issuer or debtor in the Permitted Securitization in amounts necessary to satisfy the requirements of sub-clause (x) of clause (b) of the definition of Permitted Distribution), (B) such Loan is sold for a price not less than its Principal Balance (unless the Borrower has received a capital contribution in an amount equal to the excess of such Principal Balance over such sale price); provided that this clause (B) shall not apply during the Reinvestment Period so long as before and immediately after giving effect to such sale the Senior Advance Rate Test and each Coverage Test are satisfied, or if not satisfied, maintained or improved. Any written direction given by the Borrower or the Collateral Manager on behalf of the Borrower to the Collateral Agent that pursuant to this clause (v) shall be deemed a representation and certification by the Borrower or the Collateral Manager on behalf of the Borrower to the Collateral Agent this clause (v) has been satisfied.

(vi)           [Reserved].

(vii)          [Reserved].

(viii)         Sales in Connection with Payment in Full and Termination of the Facility. The Borrower, or the Collateral Manager on behalf of the Borrower, may direct the Collateral Agent in writing to sell, assign or transfer all or any portion of the Collateral in connection with the payment in full of all of the Obligations (other than any unasserted Contingent Obligations) and the payment of any other amounts required to be paid pursuant to the Priority of Payments; provided that the proceeds from any such sale, assignment or transfer directed pursuant to this Section 10.1(a)(viii) are sufficient to pay in full all of the Obligations (other than any unasserted Contingent Obligations) and any other amounts required to be paid pursuant to the pursuant to the Priority of Payments (as certified to the Collateral Agent by the Borrower). For the avoidance of doubt, the Borrower, or the Collateral Manager on behalf of the Borrower, may only direct such sales, assignments or transfers contemplated by this Section 10.1(a)(viii) if no Enforcement Event (as defined in Section 6.2(b)) has occurred and is continuing at such time.

(b)            Participations. The Borrower may not sell a participation interest in a Revolving Collateral Loan or a Delayed Funding Loan.

(c)            Sales for Cash of Collateral Loans. All sales of Collateral Loans or any portion thereof pursuant to this Section 10.1 shall be for Cash on a non-recourse basis, which shall be deemed Principal Proceeds for all purposes hereunder; provided that if such sale is in connection with a Permitted Securitization pursuant to Section 10.1(a)(v), a portion of the purchase price equal to the amount of Permitted Distribution that the Borrower may distribute to the Parent in accordance with Section 5.29 may be paid by means of proper accounting entries being entered upon the accounts and records of the Permitted Securitization’s issuer, the Borrower and Parent to evidence the purchase of subordinated notes by the Parent from the Permitted Securitization’s issuer in the amount of such Permitted Distribution, netted against the purchase of Collateral Loans by the Permitted Securitization’s issuer from the Borrower in the amount of such Permitted Distribution netted against such Permitted Distribution by the Borrower to the Parent.

(d)            Notwithstanding anything to the contrary herein, the Borrower or the Collateral Manager (on behalf of the Borrower) may direct the Collateral Agent in writing to sell, and the Collateral Agent shall sell or substitute in the manner directed by the Borrower or the Collateral Manager (on behalf of the Borrower) in writing, any Collateral Loan or other loan included in the Collateral without regard to any condition or restriction herein if such Collateral Loan or other loan included in the Collateral is ineligible by the terms of any collateralized loan obligation transaction referred to in any engagement letter in connection with this Agreement, following the pricing date of such collateralized loan obligation.

Section 10.2            Eligibility Criteria.(a) Unless otherwise specified herein, on and after the Closing Date but solely during the Reinvestment Period, any debt obligation will be eligible for purchase (including in connection with a substitution pursuant to Section 10.1) by the Borrower and inclusion in the Collateral only if the Eligibility Criteria are satisfied at the time such debt obligation is purchased (on a trade date basis), after giving effect to the inclusion of such debt obligation.

(b)            Notwithstanding anything else to the contrary herein, on and after the Closing Date but solely during the Reinvestment Period, any debt obligation will be eligible for purchase (including in connection with a substitution pursuant to Section 10.1) by the Borrower and inclusion in the Collateral if the Eligibility Criteria (other than clauses (a) and (e) thereto) are satisfied at the time such debt obligation is purchased (on a trade date basis), after giving effect to the inclusion of such debt obligation; provided that such debt obligation shall be treated as an Equity Security; provided further that on any Business Day as of which such debt obligation satisfies all of the criteria for acquisition by the Borrower (including, for the avoidance of doubt, the definition of “Collateral Loan,”), the Collateral Manager may designate (by written notice to the Borrower and the Collateral Administrator) such debt obligation as a “Collateral Loan”.

(c)            Notwithstanding anything else to the contrary herein, on and after the Closing Date but solely during the Reinvestment Period, any asset will be eligible for purchase (including in connection with a substitution pursuant to Section 10.1) by the Borrower and inclusion in the Collateral regardless of satisfaction of the Eligibility Criteria so long as such asset is acquired with funds contributed pursuant to Section 6.5 hereof; provided that such asset shall be treated as an Equity Security; provided further that on any Business Day as of which such asset satisfies all of the criteria for acquisition by the Borrower (including, for the avoidance of doubt, the definition of “Collateral Loan,”), the Collateral Manager may designate (by written notice to the Borrower and the Collateral Administrator) such asset as a “Collateral Loan”.

Section 10.3      Conditions Applicable to all Sale and Purchase Transactions. Any transaction effected under this Article X or in connection with the acquisition, disposition or substitution of any asset shall be conducted on an arm’s length basis and, if effected with a Person Affiliated with the Collateral Manager (or with an account or portfolio for which the Collateral Manager or any of its Affiliates serves as investment adviser), shall be effected in accordance with Section 5.33. The Collateral Manager may only exercise a warrant or right to acquire loan assets or debt securities held in the Collateral by use of Interest Proceeds or a contribution designated for such purpose under Section 6.5.

ARTICLE XI

CHANGE IN CIRCUMSTANCES

Section 11.1      Temporary Disruption of Term SOFR.

(a)            Subject to Section 12.5, if adequate and reasonable means do not exist for ascertaining Term SOFR as contemplated by Section 2.5, then the Administrative Agent shall give notice thereof to the Subordinated Noteholders, the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Subordinated Noteholders, the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist:

(A)            any Notice of Borrowing that requests a Term SOFR Borrowing shall instead be deemed to be a Notice of Borrowing for an ABR Borrowing, and

(B)            any outstanding Term SOFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute, an ABR Loan.

It is understood that (x) upon delivery by the Administrative Agent of the notice regarding the cessation of any such circumstances noted above, any ABR Loans shall convert to Term SOFR Loans and (y) once a replacement Applicable Rate is agreed between the Administrative Agent, the Majority Lenders and the Borrower pursuant to Section 11.1(b), upon amendment of this Agreement pursuant to Section 11.1(b), the Lenders shall instead fund Loans based on the agreed replacement Applicable Rate and any ABR Loans shall convert to Loans accruing interest at such agreed replacement Applicable Rate.

(b)            Upon receipt of such written notice from the Administrative Agent pursuant to clause (a) of this Section 11.1 the Borrower may request in writing from the Administrative Agent an amendment to this Agreement to modify the Applicable Rate (an “Applicable Rate Notice”). After receipt of an Applicable Rate Notice from the Borrower, the Administrative Agent and the Majority Lenders shall make a reasonable and good faith effort to modify the Applicable Rate on mutually agreeable terms with the Borrower.

Section 11.2      Illegality; Breakage.

(a)            If any Applicable Law has made it unlawful, or if any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund any Term SOFR Borrowing, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make, maintain or fund Term SOFR Loans or to convert ABR Borrowings to Term SOFR Borrowings will be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Term SOFR Loans of such Lender will be immediately converted into ABR Borrowings. Before giving any notice to the Administrative Agent pursuant to this Section 11.2, such Lender shall designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and would not be otherwise disadvantageous to such Lender. If circumstances subsequently change so that it is no longer unlawful for an affected Lender to make or maintain Term SOFR Loans as contemplated hereunder, such Lender will, as soon as reasonably practicable after such Lender becomes aware of such change in circumstances, notify the Borrower, the Collateral Agent and the Administrative Agent and upon receipt of such notice, the obligations of such Lender to make or continue Term SOFR Loans shall be reinstated.

(b)            In the event of (a) the payment of any principal of any Term SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (b) the conversion of any Term SOFR Loan other than on the last day of an Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term SOFR Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Term SOFR Loan other than on the last day of an Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 11.5, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate on the following Quarterly Payment Date after receipt thereof.

Section 11.3      Increased Cost and Reduced Return.

(a)            If, on or after the date hereof, the adoption of any Applicable Law, rule or regulation, or any change in any Applicable Law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Federal Reserve Board, special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Applicable Lending Office)) or shall impose on any Lender (or its Applicable Lending Office) any other condition affecting its Term SOFR Loans, its Notes evidencing Term SOFR Loans, or its obligation to make Term SOFR Loans, and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under its Notes with respect thereto (other than any increased costs on account of (x) Indemnified Taxes imposed on or with respect to a payment hereunder, (y) Taxes described in clauses (ii) through (iv) of the definition of “Excluded Taxes” and (z) Connection Income Taxes), such additional amount or amounts as will compensate such Lender for such increased cost or reduction shall constitute “Increased Costs” payable by the Borrower pursuant to Sections 9.1(a) and 6.4; provided that such amounts shall be no greater than that which such Lender is generally charging other borrowers similarly situated to Borrower.

(b)            If, after the date hereof, the adoption of any Applicable Law, rule or regulation regarding liquidity or capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Lender as a consequence of such Lender’s obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then, upon demand (which demand shall set forth in reasonable detail the basis for such demand for compensation) by such Lender (with a copy to the Administrative Agent, the Collateral Agent and S&P), such additional amount or amounts as will compensate such Lender for such reduction (to the extent funds are available therefor in accordance with the Priority of Payments) shall constitute “Increased Costs” payable by the Borrower pursuant to Sections 9.1(a) and 6.4; provided that such amount shall be no greater than that which such Lender is generally charging other borrowers similarly situated to the Borrower.

(c)            Each Lender will promptly notify the Borrower, the Collateral Agent and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 11.3 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section 11.3 and setting forth in reasonable detail a calculation of the additional amount or amounts to be paid to it hereunder shall be delivered in connection with any request for compensation and shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation under this Section 11.3 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 11.3 for any increased costs or reductions incurred more than six months prior to the date on which the applicable Lender notifies the Borrower; provided that if the event giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

(d)            Notwithstanding anything to the contrary contained herein, all requests, rules, guidelines, requirements and directives promulgated (i) by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), the Committee of European Banking Supervisors or the United States or foreign regulatory authorities, in each case, pursuant to Basel III or similar capital requirements directive existing on the Closing Date impacting European banks or other regulated financial institutions, (ii) pursuant to the Dodd Frank Wall Street Reform and Consumer Protection Act and (iii) in connection with the Retention Requirement Laws shall, in each case, be deemed to be a change or adoption of a law, rule or regulation for purposes of this Section 11.3, regardless of the date enacted, adopted, issued or implemented; provided, however that the Borrower shall not be responsible for any increased costs relating to the Retention Requirement Laws so long as the Retention Holder is in compliance with the requirements set forth in the Retention Letter.

(e)             If the Borrower is required to pay additional amounts to any Lender under this Section 11.3, then, in accordance with Section 11.5, the Borrower may, at its own expense (including the payment of all reasonable costs and expenses incurred by any Lender in connection with any such request) and in its sole discretion, subject to receipt by such Lender of all amounts owed to it, require such Lender to transfer or assign, in whole, without recourse all of its interests, rights and obligations under this Agreement and the Notes to an assignee (it being understood that such Lender shall have no obligation to search for, seek, designate or otherwise try to find, such assignee) which shall assume such obligations (and which may be another Lender, if such other Lender accepts such assignment).

(f)            Notwithstanding anything to the contrary in this Section 11.3, the Borrower shall not be required to pay amounts to any Lender under this Section 11.3 to the extent such amounts would be duplicative of amounts payable by the Borrower under Section 11.4. To the extent the Borrower is required to pay any Lender additional amounts or indemnify any Lender in respect of Taxes or Other Taxes pursuant to Section 11.4, the provisions of Section 11.4 shall control.

(g)            For the avoidance of doubt, the Borrower shall not be obligated to pay additional amounts to a Lender pursuant to clauses (a) or (b) of this Section 11.3 to the extent any such additional amounts are attributable to a failure by a Lender to comply with its obligations under the EU Retention Requirements that are within its control.

(h)            Notwithstanding anything to the contrary contained herein, no Lender shall demand compensation for any increased cost, reduction or capital referred to above in Section 11.3(a) or (b) if it shall not at the time be the general policy and practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements from similarly situated borrowers.

Section 11.4      Taxes.

(a)            Except as required by Applicable Law, any and all payments by or on behalf of the Borrower to or for the account of any Lender or any Agent under any Loan Document shall be made without deduction or withholding for any Taxes. If any Applicable Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 11.4(a)) the applicable Lender or Agent (as the case may be) receives an amount equal to the sum it would have received had no such deduction or withholding been made. The Borrower shall furnish to the Collateral Agent and the Administrative Agent at their respective addresses set forth on the signature pages hereof, the original or a certified copy of a receipt evidencing payment thereof or, if a receipt is not available, such other evidence of payment as may be reasonably acceptable to such Lender, the Administrative Agent or the Collateral Agent.

(b)       The Borrower agrees to pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the applicable Agent reimburse it for payment of, any Other Taxes.

(c)      (i)      The Borrower agrees to indemnify each Lender for the full amount of any Indemnified Taxes (including Indemnified Taxes, imposed or asserted on or attributable to amounts payable under this Section 11.4) paid or payable by such Lender (as the case may be) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. This indemnification shall be made on the first Quarterly Payment Date occurring after such Lender (as the case may be) makes a written demand therefor accompanied by evidence reasonably satisfactory to the Borrower establishing liability for such Taxes.

(ii)       Each Lender shall severally indemnify the Administrative Agent for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.6(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. This indemnification shall be made within ten days from the date the Administrative Agent makes demand therefor accompanied by evidence reasonably satisfactory to the relevant Lender establishing liability for such Taxes.

(d)      (i)      Each Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 11.4(d)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A)            any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)            executed copies of IRS Form W-8ECI;

(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)            to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner.

(C)            In addition to the foregoing requirements of this Section 11.4(d), each Foreign Lender shall, to the extent it is legally entitled to do so and as would not materially prejudice its commercial position, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with any required supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(D)            If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender hereby agrees that if any form or certification such Lender previously delivered pursuant to this Section 11.4(d) expires or becomes obsolete or inaccurate in any respect, such Lender shall update such form or certification or notify the Borrower and the Administrative Agent in writing of its legal inability to do so, in each case promptly after such form or certification so expires or becomes obsolete.

(e)            If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 11.4, then such Lender will change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the sole judgment of such Lender, does not otherwise cause such Lender to incur additional costs or legal or regulatory burdens that the Lender considers in its good faith reasonable judgment to be material. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(f)            If a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified under this Section 11.4 (including by the payment of additional amounts pursuant to this Section), it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made or additional amounts paid under this Section 11.4 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Borrower, upon the request of such Lender, shall repay to such Lender the amount paid over pursuant to this clause (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (f), in no event will a Lender be required to pay an amount to the Borrower pursuant to this clause (f) the payment of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (f) shall not be construed to require any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(g)            Notwithstanding anything to contrary contained in this Section 11.4, all payments made to a Lender pursuant to this Section 11.4 shall only be made to the extent funds are available in accordance with the Priority of Payments.

(h)            Each party’s obligations under this Section 11.4 shall survive the resignation or replacement of the Collateral Agent or the Administrative Agent or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 11.5      Replacement of Lenders.

(a)            (x) If and for so long as any Lender is (1) a Downgraded Lender (subject to clauses (b) and (c) below), (2) a Defaulting Lender, (3) requesting compensation under Section 11.3 or (4) unable to make Loans under Section 11.2, (y) if the Borrower is required to pay any additional amount to such Lender or any authority for the account of such Lender pursuant to Section 11.4 or (z) if and for so long as the obligations of any Lender under this Agreement are the subject of a Bail-In Action, then the Borrower may, at its sole expense and effort, upon notice to such Lender, the Agents and S&P, direct such Lender to assign and delegate (and such Lender shall comply with such direction but shall have no obligation to search for, seek, designate or otherwise try to find, an assignee), without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.6), all of its interests, rights and obligations under this Agreement and the Notes to a financial institution that is (I) eligible to purchase the replaced Lender’s Loans under the terms hereof, (II) not prohibited by any Applicable Law from making such purchase and (III) not the subject of a Bail-In Action with respect to its obligations hereunder (such purchaser, an “Approved Purchaser”), which shall assume such obligations (and which may be another Lender, if such other Lender accepts such assignment); provided that:

(i)            such assigning Lender shall have received payment of an amount equal to the aggregate outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under its Note (including any amounts under Section 2.8) from such Approved Purchaser (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(ii)           in the case of any such assignment or delegation resulting from a claim for compensation under Section 11.3 or payments required to be made pursuant to Section 11.4, such assignment or delegation will result in a reduction in such compensation or payments thereafter;

(iii)          such assignment or delegation does not conflict with any Applicable Law; and

(iv)          such Approved Purchaser shall deliver to the Borrower a notice of whether such Lender will be a CP Lender and, if so, the basis of the interest payable to such Approved Purchaser.

(b)           If and for so long as any Lender is a Downgraded Lender or a Defaulting Lender hereunder:

(i)            in the case of a Downgraded Lender, it holds any portion of the Revolving Commitments that remain in effect, then, as soon as practicable and in any event within 30 days after becoming a Downgraded Lender, (x) it shall deposit an amount equal to its Undrawn Commitments at such time into the Lender Collateral Account and (y) all principal payments in respect of the Loans which would otherwise be made to such Downgraded Lender shall be diverted to the Lender Collateral Subaccount of such Downgraded Lender in accordance with Section 8.3(d), and any amounts in such Lender Collateral Subaccount shall be applied to any future funding obligations of such Downgraded Lender; and

(ii)            in the case of a Defaulting Lender, the Commitment and Loans of any such Defaulting Lender shall not be included in determining whether the Majority Lenders or Majority Revolving Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 12.5); provided that (i) a Defaulting Lender’s vote shall be included with respect to any action hereunder relating to any change that would require the consent of each Lender or each affected Lender under Section 12.5 (to the extent such Defaulting Lender is such an affected Lender) and (ii) a Defaulting Lender shall retain its voting rights if such Defaulting Lender is the only Lender, which vote shall not be unreasonably withheld, conditioned or delayed, and no Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which time that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender during such time).

(c)            Notwithstanding anything in Section 11.5(a) to the contrary, (i) a Lender shall not be required to make any assignment or delegation referred to in Section 11.5(a) if, prior thereto, as a result of a waiver by such Lender or the Borrower or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply and such Lender gives notice thereof to the Borrower and (ii) the Borrower may not require a Downgraded Lender to make any such assignment or delegation during the 30-day period referred to in clause (b)(i) above or at any time that a Downgraded Lender is in compliance with clause (b)(i)(x) above.

(d)           Each of the Administrative Agent and any replaced Lender will agree to cooperate with all reasonable requests of the Borrower for the purpose of effecting a transfer in compliance with this Section 11.5.

(e)           Nothing in this Section 11.5 shall be deemed to release a Downgraded Lender or Defaulting Lender from any liability arising from its failure to fund any Loans it is required to make hereunder.

(f)            Notwithstanding anything to the contrary contained herein but subject to the Write-Down and Conversion Powers of any Resolution Authority, the provisions of this Agreement relating to Downgraded Lenders solely due to any such Revolving Lender failing to be an Approved Lender (including Sections 8.3(d) and 11.5) shall continue to apply after the occurrence of a Bail-In Action, including that any amounts previously deposited in any Lender Collateral Subaccount will remain available in such Lender Collateral Subaccount following the occurrence of a Bail-In Action for the purposes set forth in this Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.1      Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile, facsimile transmission, email or similar writing) and shall be given to such party: (i) in the case of the Borrower, the Collateral Manager, the Administrative Agent, the Collateral Agent, the Collateral Administrator, the Custodian or the Collateral Custodian, at its address, facsimile number and/or email address set forth on the signature pages hereof, (ii)(A) in the case of the initial Lender, at its address, facsimile number and/or email address set forth on the signature pages hereof and (B) in the case of any other Lender, at its address, facsimile number and/or email address set forth in its Administrative Questionnaire (which notices shall be solely by facsimile or email if so indicated therein), (iii) in the case of S&P, by email to cdo_surveillance@spglobal.com (provided, that (x) in respect of any application for a ratings estimate by S&P in respect of a Collateral Loan, such request must be submitted to creditestimates@spglobal.com and (y) in respect to any request to S&P for S&P CDO Monitor cases, such request must be sent to CDOMonitor@spglobal.com unless otherwise specified by S&P), (iv) in the case of the Delaware Trustee, 919 North Market Street, Suite 1600, Floor 7, Wilmington, Delaware 19801, Attention: Corporate Trust Services or at any other address previously provided in writing to the parties hereto, (v) in the case of the Subordinated Noteholder, 200 Park Avenue, 25th Floor, New York, New York 10166 or (vi) in the case of any party, such other address, facsimile number and/or email address as such party may hereafter specify for such purpose by notice to the Administrative Agent, the Collateral Agent and the Borrower. Each such notice, request or other communication shall be effective (w) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 12.1 and the appropriate answerback is received, (x) if given by certified or registered mail, upon delivery, (y) if given by recognized courier guaranteeing overnight delivery, one Business Day after such communication is delivered to such courier or (z) if given by any other means, when delivered at the address or email address specified in this Section 12.1; provided that notices to the Administrative Agent under Article XI or to the Collateral Agent under Article VIII shall not be effective until received.

The Collateral Agent may accept and act upon instructions or directions pursuant to this Agreement sent by unsecured email, facsimile transmission or other similar unsecured electronic methods; provided that any person providing such instructions or directions shall provide to the Collateral Agent an incumbency certificate listing persons designated to provide such instructions or directions, which incumbency certificate shall be amended whenever a person is added or deleted from the listing. If such person elects to give the Collateral Agent email or facsimile instructions (or instructions by a similar electronic method) and the Collateral Agent in its discretion elects to act upon such instructions, the Collateral Agent’s reasonable understanding of such instructions shall be deemed controlling. The Collateral Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from the Collateral Agent’s reliance upon and compliance with such instructions notwithstanding such instructions conflicting with or being inconsistent with a subsequent written instruction. Any person providing such instructions acknowledges and agrees that there may be more secure methods of transmitting such instructions than the method(s) selected by it and agrees that the security procedures (if any) to be followed in connection with its transmission of such instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

Notwithstanding any provision to the contrary contained herein or in any agreement or document related thereto, any report, statement or other information required to be provided by the Borrower, or the Collateral Agent may be provided by providing access to a website containing such information (with the exception of any Accountants’ Effective Date Comparison AUP Report, Accountants’ Effective Date Recalculation AUP Report or any other Accountants’ Report).

Section 12.2      No Waivers. No failure or delay by either Agent, any Lender or the Borrower in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 12.3      Expenses; Indemnification.

(a)            The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses of the Agents, the Custodian, the Collateral Custodian and the Securities Intermediary (subject to the cap (if any) set forth in the related engagement letters with such parties and the Borrower), including, without limitation, reasonable and documented fees and disbursements of counsel in connection with the preparation, syndications and administration of this Agreement, the Loan Documents and any documents and instruments referred to therein, and further modifications or syndications of the Loans in connection therewith, the administration of the Loans, any waiver or consent hereunder or any amendment or modification hereof or any Default; provided that such reimbursement under this subclause (a)(i) of fees and disbursements of counsel to the Administrative Agent incurred up to and including the Closing Date shall be subject to the limitation on fees and disbursements of outside counsel to the Administrative Agent set forth in the Engagement Letter, and (ii) all reasonable and documented out-of-pocket expenses incurred by any Agent, including reasonable and documented fees and disbursements of counsel for each Agent (plus one local counsel in each applicable jurisdiction for each Agent), in connection with the enforcement of the Loan Documents and the instruments referred to therein and such collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom. For the sake of clarity, this Section 12.3(a) shall not impose any payment obligation on the Borrower with respect to Taxes, which obligation shall be addressed solely by Section 11.4.

(b)            The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, the Collateral Administrator, the Custodian, the Collateral Custodian, the Bank as Securities Intermediary, the Subordinated Note Registrar and each Lender (and after the Loan Payoff Date, the Subordinated Noteholders), their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each, an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable and documented fees and disbursements of counsel for each Agent (plus one local counsel in each applicable jurisdiction for each Agent), which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto and whether brought by or involving any party to the Loan Documents or any third party) that may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, asserted against or incurred by any Indemnitee as a result of, or arising out of, or in any way related to or by reason of, (i) any of the transactions contemplated by the Loan Documents or the execution, delivery or performance of any Loan Document or the enforcement of any provisions hereunder or thereunder, (ii) the grant to the Collateral Agent or the Lenders of any Lien, on the Collateral, (iii) the exercise by the Secured Parties or the Subordinated Noteholders or of their rights and remedies (including, without limitation, foreclosure) under any agreements creating any such Lien, (iv) the failure of the Collateral Agent to have a valid and perfected Lien on any Collateral, (v) a breach by the Borrower of any representation, warranty or covenant contained in any Loan Document or any document relating to any Collateral or (vi) any loss arising from any action or inaction of the Borrower or any of its Affiliates regarding the administration of any Collateral or otherwise relating to such Collateral (other than an Obligor’s financial inability to make payments with respect to any such Collateral) but excluding, in each case, as to any Indemnitee, any such losses, liabilities, damages, expenses or costs incurred by reason of the gross negligence or willful misconduct by such Indemnitee with respect to its obligations under this Agreement as finally determined by a court of competent jurisdiction. The Borrower’s obligations under this Section 12.3 shall survive the termination of this Agreement and the payment of the Obligations and the resignation or removal of an Agent. For the sake of clarity, this Section 12.3(b) shall not impose any indemnification or similar obligation on the Borrower with respect to Taxes, which obligation shall be addressed solely by Section 11.4. Further, if the Borrower has made any indemnity payment pursuant to this Section 12.3(b) and the recipient thereof later collects any payments from others (including insurance companies, if applicable) which directly reimburses the recipient for the claims or losses subject to the indemnity payments, then the recipient shall repay to the Borrower an amount equal to the amount it has collected from others in respect of such claim or loss net of the recipient’s expenses in collecting such payments and only to the extent that the recipient remains fully indemnified after giving effect to such repayment to the Borrower.  For the avoidance of doubt, the foregoing shall not impose any obligation on any Indemnitee to undertake collection efforts in respect of claims or losses for which it has been indemnified hereunder.

Indemnification under this Section 12.3(c) shall survive the termination of this Agreement and the resignation or removal of any Indemnitees and shall include reasonable and documented fees and out-of-pocket expenses of counsel and reasonable and documented out-of-pocket expenses of litigation.

Section 12.4      Sharing of Set-Offs. In addition to any rights now or hereafter granted under Applicable Law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other Indebtedness at any time held or owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations of the Borrower then due and payable to such Lender under this Agreement or under any of the other Loan Documents, including, without limitation, all interests in Obligations purchased by such Lender.

Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal, interest, fees and other amounts due with respect to any Loan held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal, interest, fees and other amounts due with respect to the Loans held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Loans held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments of principal, interest, fees and other amounts with respect to the Loans held by the Lenders shall be shared by the Lenders pro rata; provided that nothing in this Section 12.4 shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of Indebtedness of the Borrower other than its Indebtedness under the Loans. The Borrower agrees, to the fullest extent it may effectively do so under Applicable Law, that any holder of a participation in a Loan, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation. Notwithstanding anything to the contrary contained herein, any Lender may, by separate agreement with the Borrower, waive its right to set off contained herein or granted by law and any such written waiver shall be effective against such Lender under this Section 12.4. For the avoidance of doubt, for purposes of this Section 12.4, a pro rata allocation will mean an allocation of the amount received by such set-off or counterclaim and other rights as if such amount had been applied as a prepayment of the Loans under Section 2.7.

Section 12.5      Amendments and Waivers.

(a)            Any provision of this Agreement, the Notes, the Subordinated Notes or any other Loan Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Controlling Parties (and, if the rights, protections, indemnities or duties of the Administrative Agent and/or the Collateral Agent are affected thereby, by the Administrative Agent and/or the Collateral Agent, as the case may be); provided that:

(i)            no such amendment or waiver shall, unless signed by all the (1) Lenders, extend the Stated Maturity; (2) Revolving Lenders (other than with respect to the provisions of Section 2.7), increase or decrease the Revolving Commitment of any Revolving Lender or subject any Revolving Lender to any additional obligation; (3) Revolving Lenders, change the Percentage Share of the Revolving Commitments allocable to any Revolving Lender; (4) Lenders, change the Percentage Share of the aggregate unpaid principal amount of the Loans, or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Section 12.5 or any other provision of this Agreement; (5) Lenders, release any Collateral except as provided in this Agreement or the other Loan Documents; or (6) Lenders, alter the terms of Section 2.6, Section 2.7, Section 2.10, Section 6.4, Section 9.1, Section 10.1(c) or this Section 12.5 (or any defined term as it is used therein) in a manner adverse to the interests of any Lender;

(ii)            no such amendment or waiver shall, unless signed by all Lenders affected thereby, postpone the date fixed for any payment of principal of or interest on any Loan or any fees or other amounts hereunder or for any reduction or termination of any Commitment;

(iii)           no such amendment or waiver shall, unless signed by the applicable Lender, reduce the principal of or rate of interest on any Loan held by such Lender or any fees or indemnities payable for the account of such Lender; provided that the foregoing shall not apply to (1) the rescission of interest accruing at the Post-Default Rate, which may be rescinded by the Controlling Parties or (2) a change in the reference rate set forth in the Applicable Rate from the then applicable Benchmark to a replacement index in accordance with the conditions set forth in Section 11.1(b) or Section 12.5(d);

(iv)           no amendment or waiver of any provision under this Agreement or any other Loan Document that governs the rights and obligations of CP Lenders or their Conduit Support Providers (including this Section 12.5(a)(iv)) (other than amendments and waivers that apply generally to Lenders) or that specifically relates to CP Conduits shall be effective without the written consent of each CP Lender; and

(v)           to the extent an amendment or waiver of any provision of this Agreement directly affects only the Revolving Lenders, then such amendment, modification or waiver shall be effective with the written consent of the Majority Revolving Lenders.

(b)           In addition to the requirements set forth above in Section 12.5(a), on and after the Rating Effective Date, in connection with any proposed amendment or waiver of this Agreement or any other Loan Document pursuant to this Section 12.5, either (1) such proposed amendment or waiver will be effective only upon satisfaction of the Rating Condition or the consent of each Lender, or (2) if, in the Borrower’s reasonable determination, such proposed amendment or waiver does not have a reasonable likelihood of being adverse to the interests of any Lender, then the Borrower shall, not later than ten Business Days prior to the execution of such proposed amendment or waiver, deliver to each of the Lenders a copy of such proposed amendment or waiver; provided, in the case of the foregoing clause (2), if any Lender notifies the Borrower prior to the execution of such proposed amendment or waiver that, based on its reasonable determination such proposed amendment or waiver could adversely affect the interests of any Lender, such proposed amendment or waiver will be effective only upon satisfaction of the Rating Condition or the consent of each Lender; provided, further, that to the extent such proposed amendment or waiver directly affects only the Revolving Lenders, then for the purposes of the foregoing clause (1) and the proviso to clause (2), only the consent of each Revolving Lender shall be required.

(c)            The Borrower shall, promptly following the execution of any amendment, waiver or supplement to any Loan Document, provide copies thereof to each Lender, the Administrative Agent, the Collateral Agent and S&P.

(d)            (i) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then: (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document, and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting effective at 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders (without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document), the Borrower and the Collateral Manager, so long as the Administrative Agent received the consent of the Borrower and has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders.

(ii)            Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent, in consultation with the Collateral Manager, will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)            The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 12.5, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document or any notification by the Administrative Agent, except as expressly required pursuant to this Section 12.5.

(iv)            Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), if the then-current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor, and if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)            Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term SOFR Borrowing to be made, and any request for a conversion of an ABR Loan to a Term SOFR Loan and, failing that, the Borrower will be deemed to have converted any request for a Term SOFR Borrowing into a request for an ABR Borrowing and to have revoked any request for a conversion of an ABR Loan into a Term SOFR Loan. Furthermore, if any Term SOFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, then until such time as a Benchmark Replacement is implemented pursuant to this Section 12.5, such Term SOFR Loan shall, on the last day of the then-current Interest Period for such Term SOFR Loan, be converted by the Administrative Agent to, and shall constitute an ABR Loan.

(e)            The interest rate on a Loan may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 12.5(d) provides a mechanism for determining an alternative rate of interest. In the absence of its own gross negligence or willful misconduct, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance of any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement. In the absence of its own gross negligence or willful misconduct, the Administrative Agent shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

(f)            Without the prior written consent of the Delaware Trustee, no amendment to this Agreement shall be made that adversely affects the rights of the Delaware Trustee; provided, however, that the rights of the Delaware Trustee shall be deemed to not be adversely affected if the Delaware Trustee executes the amendment to this Agreement on behalf of the Borrower. Notwithstanding any provision herein to the contrary, the Delaware Trustee shall be an express third-party beneficiary to this Agreement, entitled to enforce its rights hereunder as if a direct party hereto.

Section 12.6      Successors and Assigns.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement or the other Loan Documents without the prior written consent of each of the Lenders and each of the Subordinated Noteholders except as permitted by this Agreement.

(b)            (i) With the prior written consent of the Borrower (not to be unreasonably withheld and provided that such consent will not be required during the existence of an Event of Default (after notice thereof is provided to the Borrower and the Collateral Manager by the Administrative Agent)), any Lender may at any time grant to one or more banks, commercial paper conduits or other institutions (each, a “Participant”) participating interests in any or all of its Loans; provided that no participating interest shall be granted to Competitors, so long as no Event of Default has occurred and is continuing; provided further that each such Participant represents in writing to such Lender that it (and each account for which it is acquiring such participating interest) is a “qualified purchaser” for purposes of Section 3(c)(7) of the Investment Company Act. In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

(ii)            In the event any Lender sells a participation in any or all of its Loans hereunder, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.9, 11.3 and 11.4 (subject to the requirements and limitations therein, including the requirements under Section 11.4(d) (it being understood that the documentation required under Section 11.4(d) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 11.3(c) and 11.4(e) as if it were an assignee under paragraph (c) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 11.3 or 11.4, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation; provided, that with respect to any greater payment under Section 11.3, such Participant shall not be entitled to receive any greater payment than its participating Lender would have been entitled to receive unless the Borrower has consented to such participation (unless an Event of Default has occurred and is continuing, in which case no such consent shall be required for any greater payment to be received). Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 11.5 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.4 as though it were a Lender.

(iii)            In the event that any Lender sells participations in any or all of its Loans hereunder, such Lender shall, acting solely for this purposes as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of all Participants in the Loans held by it and the principal amount (and stated interest thereon) of the portion of the Loans which is the subject of the participation (the “Participant Register”). A Loan may be participated in whole or in part only by registration of such participation on the Participant Register. Any participation of such Loan may be effected only by the registration of such participation on the Participant Register. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(iv)            In the event that any Participant shall be required to cash collateralize its Percentage Share of the Exposure Amount on any day prior to the last day of the Reinvestment Period pursuant to the applicable participation agreement, such Exposure Amount shall be deposited in the Collection Account. On the last day of the Reinvestment Period (except if the Reinvestment Period terminates as a result of clause (b) or (d) of the definition thereof), any such amount shall be withdrawn from the Collection Account and deposited into the Future Funding Reserve Account, and shall deemed to be a Future Funding Reserve Loan made in accordance with Section 2.1; provided, that to the extent that any such amounts deposited by a Participant exceed such Participant’s Percentage Share of the Exposure Amount on the last day of the Reinvestment Period, such excess shall be returned to the applicable Lender for distribution to such Participant.

(c)            (i)      With the prior written consent of both the Administrative Agent and the Borrower (provided that consent of the Borrower will not be required for an assignment to any existing Lender or Affiliate of a Lender or any assignment during the existence of an Event of Default (after notice thereof is provided to the Borrower and the Collateral Manager by the Administrative Agent) or with respect to any assignment from a CP Lender to any other CP Lender that is an affiliate or under common program management with the assigning CP Lender), any Lender may at any time assign to one or more banks, CP Conduits or other financial institutions (each, an “Assignee”) all or any portion of its rights and obligations under this Agreement, the Notes and the other Loan Documents, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption executed by such Assignee and such transferor Lender; provided that there shall be no assignment to a Competitor, so long as no Event of Default has occurred and is continuing; provided further that (1) (other than in connection with an assignment pursuant to Section 11.5) such assignment is in an amount which is at least $10,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender’s Loans) and (2) no such consent of the Borrower shall be required in the case of an assignment that is made (A) during the continuance of an Event of Default; (B) to another Lender or any Affiliate of a Lender; or (C) to Société Générale, any Affiliate of Société Générale or any CP Conduit for which Société Générale or an Affiliate is the Conduit Support Provider or the Program Manager.

(ii)            Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee (and if the Assignee is a Conduit Assignee, any Related CP Issuer, if such Conduit Assignee does not itself issue commercial paper) shall be a party to this Agreement and shall have all the rights, protections and obligations of a Lender with Commitments as set forth in such instrument of assumption, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment, the transferor Lender shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $2,500 (unless such fee is waived by the Administrative Agent). Each Assignee shall deliver to the Borrower and the Administrative Agent the relevant form or certification in accordance with Section 11.4(d).

(iii)            For the avoidance of doubt, the Borrower may, but shall have no obligation to, amend, modify or supplement any Loan Document as requested or required by S&P in connection with any such assignment.

(d)            Any Lender may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank. No such assignment shall release the transferor Lender from its obligations hereunder. Promptly upon being notified in writing of such transfer, the Administrative Agent shall notify the Borrower thereof.

(e)            No Assignee or Participant of any Lender’s rights shall be entitled to receive any greater payment under Section 11.3 or 11.4 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made by reason of the provisions of Section 11.2, 11.3(e) or 11.4 requiring such Lender to designate a different Applicable Lending Office under certain circumstances or the circumstances giving rise to such greater payment did not exist at the time of the transfer or except to the extent such entitlement to receive a greater payment results from a change in law that occurs after such Assignee or Participant acquired the applicable interest.

(f)            The Administrative Agent, acting as non-fiduciary agent (solely for this purpose) of the Borrower, shall maintain at one of its offices in New York City, New York a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, and the Commitments of, and the principal amount (and stated interest thereon) of the Loans owing to each Lender from time to time. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as the owner of a Loan or Note hereunder as the owner thereof for all purposes of this Agreement, notwithstanding any notice to the contrary. Any assignment of any Loan or Note hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register. If any assignment or transfer of all or any part of a Loan that is then evidenced by a Note is made, such assignment or transfer shall be registered on the Register only upon surrender for registration of assignment or transfer of the related Note, duly endorsed by (or accompanied by a written instrument of assignment or transfer duly executed by) the holder thereof, and thereupon one or more new Note(s) in the same aggregate principal amount shall be issued to the designated Assignee(s) (and, if applicable, assignor) and the old Note shall be returned to the Borrower marked “cancelled”. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall provide to the Collateral Agent from time to time at the request of the Collateral Agent information related to the Lenders (including, without limitation, all wire instructions and other information necessary for distributions to the Lenders hereunder).

Section 12.7      Collateral; QP Status. Each of the Lenders and each of the Subordinated Noteholders represents to the Administrative Agent, the Collateral Agent, each of the other Lenders, each of the other Subordinated Noteholders and the Borrower that (i) it (and each account for which it is acquiring a Loan) is a “qualified purchaser” for purposes of Section 3(c)(7) of the Investment Company Act and (ii) it in good faith (and in reliance on the accuracy as to factual matters of the representations contained in the first two sentences of Section 4.10) is not relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement. For the avoidance of doubt, the parties hereunder intend that the advances made pursuant to this Agreement constitute loans and not securities. The Borrower will cause each of the Subordinated Noteholders to make substantially the same representation provided for in this Section 12.7 in its Subscription Agreement.

Section 12.8      Governing Law; Submission to Jurisdiction.

(a)            THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN THE TRUST AGREEMENT) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b)            Any legal action or proceeding with respect to this Agreement or any other Loan Document (other than the Trust Agreement) and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York sitting in the Borough of Manhattan or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each party hereto hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof. Each party hereto irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the hand delivery, or mailing of copies thereof by registered or certified mail, postage prepaid, to each party hereto at its respective address on the signature pages hereto. Each party hereto hereby irrevocably waives, to the extent permitted by Applicable Law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document (other than the Trust Agreement) brought in the courts referred to above and hereby further irrevocably waives, to the extent permitted by Applicable Law, and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of either Agent, any Lender, any holder of a Note or any Subordinated Noteholder to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

(c)            The Borrower hereby irrevocably designates, appoints and empowers CT Corporation System (the “Process Agent”), with an office on the date hereof at 28 Liberty Street, New York, NY 10005, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and its properties, assets and revenues, service for any and all legal process, summons, notices and documents which may be served in any action, suit or proceeding brought in the courts listed in this Section 12.8 in connection with or arising out of this Agreement or any other Loan Document. If for any reason the Process Agent shall cease to act as such, the Borrower agrees to promptly designate new designees, appointees and agents in New York, New York on the terms and for the purposes of this Section 12.8 satisfactory to the Administrative Agent, which new designees, appointees and agents shall thereafter be deemed to be the Process Agent for all purposes of this Agreement and the other Loan Documents. The Borrower further hereby irrevocably consents and agrees to the service of any and all legal process, summonses, notices and documents out of any of the aforesaid courts in any such action, suit or proceeding by serving a copy thereof upon the Process Agent (whether or not the appointment of the Process Agent shall for any reason prove to be ineffective or the Process Agent shall accept or acknowledge such service) or by mailing copies thereof by regular or overnight mail, postage prepaid, to the Process Agent at its address specified above in this Section 12.8. The Borrower agrees that the failure of the Process Agent to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon. Nothing herein shall in any way be deemed to limit the ability of any Secured Party to serve any such legal process, summons, notices and documents in any other manner permitted by applicable law or to obtain jurisdiction over the Borrower or bring actions, suits or proceedings against the Borrower in such other jurisdictions, and in a manner, as may be permitted by applicable law.

Section 12.9      Marshalling; Recapture. Neither the Administrative Agent, the Collateral Agent, any Subordinated Noteholder nor any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent any Lender or any Subordinated Noteholder receives any payment by or on behalf of the Borrower, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to the Borrower or its estate, trustee, receiver, custodian or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the Obligation or part thereof which has been paid, reduced or satisfied by the amount so repaid shall be reinstated by the amount so repaid and shall be included within the liabilities of the Borrower to such Lender or such Subordinated Noteholder, as applicable, as of the date such initial payment, reduction or satisfaction occurred.

Section 12.10      Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective upon receipt by the Administrative Agent of counterparts hereof signed by each of the parties hereto (which counterparts may be delivered by facsimile or email transmission).

Section 12.11      Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, THE SUBORDINATED NOTEHOLDERS AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.12      Survival. All indemnities set forth herein shall survive the execution and delivery of this Agreement and the other Loan Documents, any assignment pursuant to Section 12.6 and the making and repayment of the Loans and the issuance of and repayment of the Subordinated Notes hereunder.

Section 12.13      Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any domestic or foreign branch office, subsidiary or affiliate of such Lender.

Section 12.14      Limitation of Liability. No claim may be made by the Borrower, the Collateral Manager or any other Person against the Agents, any Subordinated Noteholder or any Lender or the affiliates, directors, officers, employees, attorneys or agents of any of them for any consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or by the other Loan Documents, or any act, omission or event occurring in connection therewith; and each of the Borrower and the Collateral Manager hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 12.15      Recourse; Non-Petition.

(a)            All obligations, covenants and agreements of Borrower contained in or evidenced by this Agreement, the Notes and any Loan Document shall be fully recourse to the Borrower and each and every asset of Borrower. Notwithstanding the foregoing, no recourse under or upon any obligation, covenant, or agreement contained in this Agreement, the Subordinated Notes, the Notes or any Loan Document shall be had against any officer, manager, trustee, beneficial owner, director, limited liability company manager, limited partner, member, agent or employee (solely by virtue of such capacity) of the Borrower (a “Non-Recourse Party”) and no such Non-Recourse Party shall be personally liable for payment of the Loans or the Subordinated Notes or other amounts due in respect thereof (all such liability being expressly waived and released by each Lender, each Subordinated Noteholder and the Agents).

(b)            Each Lender, each Subordinated Noteholder and each Agent hereby agrees that it will not institute against the Borrower or any SPV Subsidiary any proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, present a petition for the winding-up or liquidation of the Borrower or any SPV Subsidiary or seek the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for the Borrower or any SPV Subsidiary or for all or substantially all of the assets of the Borrower or any SPV Subsidiary prior to the date that is one year and one day (or, if longer, the applicable preference period then in effect plus one day) after the payment in full of all Obligations and any securities issued by the Borrower that refinance any of the Obligations. Additionally, none of the Borrower or any SPV Subsidiary shall be entitled to petition or take any other steps for the winding up or bankruptcy of the other of the Borrower or any SPV Subsidiary. In the event that, notwithstanding the provisions of this Agreement and the other Loan Documents relating to “non-petition” of the Borrower or any SPV Subsidiary, the Borrower or any SPV Subsidiary becomes a debtor in a bankruptcy case by the involuntary petition of any other Person, each of the Borrower and any SPV Subsidiary hereby covenants to contest any such petition to the fullest extent permitted by law. The obligations under this Section 12.15(b) shall survive the termination of this Agreement and the payment of the Obligations.

Section 12.16      Confidentiality.

(a)            The parties hereto agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed by any party (a) to its Affiliates, directors, managers, trustees, officers, members, principals and employees, agents, counsel and other advisors that have a need for such information relative to this facility (collectively, the “Related Parties”) (it being understood that, in each case, the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and the disclosing party shall be responsible for any breach by its Related Parties under this Section 12.16); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), it being understood that the Persons to whom such disclosure is made shall be informed of the confidential nature of such Information; (c) to the extent required by Applicable Law or by any subpoena or similar legal process; provided that with respect to disclosures of Information pursuant to a subpoena or similar legal process, (A) prior to any disclosure under this clause (c) the disclosing party agrees to provide the Borrower with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to the Borrower pursuant to the terms of the subpoena or other legal process and (B) any disclosure under this clause (c) shall be limited to the portion of the Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process; (d) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (e) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section by such party, or (y) becomes available to such party or any of their respective Affiliates on a nonconfidential basis from a source other than a party to this Agreement, (f) to the Lenders’ and Agents’ counsel, accountants and other professional advisors (it being understood that the Persons to which such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential) or (g) to any entity participating in any credit made under this Agreement, (provided that the Lenders and Agents shall require that any such entity agree in writing to be subject to this Section 12.16, however, the Lenders and Agents shall have no duty to monitor any participating entity and shall have no liability in the event that any participating entity violates this Section 12.16). For purposes of this Section 12.16, “Information” means all information received from a party to this Agreement, the terms and substance of this Agreement and each other Loan Document and any term sheet. Notwithstanding anything herein to the contrary, all current or prospective Lenders and participants shall be required to execute a non-disclosure agreement with Golub Capital LLC or an affiliate thereof in a form and substance acceptable to the Borrower prior to the receipt of any Information.

(b)            No Lender shall, without first obtaining the Borrower’s express written consent: (x) use or permit the use of any Information for any purpose whatsoever except for the specific purposes of performing under this Agreement; (y) disclose or permit the disclosure of any Information to any person or entity other than as specified above; or (z) disclose any Information to any other client (except to the extent permitted above) of such Lender or any Disqualified Institution. Each Lender shall be responsible for any breach of this Section 12.16 by its Affiliates.

(c)            The Administrative Agent, the Collateral Agent, the Custodian, the Collateral Administrator, the Collateral Custodian, each Lender and any subsequent party that agrees to be bound hereto acknowledges that improper disclosure of Information may irreparably harm the Borrower. Because monetary damages may not be a sufficient remedy for any breach of this Agreement, the Borrower shall be entitled to seek specific performance and injunctive or other equitable relief on an emergency, temporary, preliminary and/or permanent basis, as a remedy for any such breach or threatened breach, without first being required to demonstrate actual damages or post any security or bond. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement, but shall be in addition to all other legal, equitable or contractual remedies that the Borrower may have.

(d)            Notwithstanding any contrary agreement or understanding, the Collateral Manager, the Borrower, the Agents and the Lenders (and each of their respective employees, representatives or other agents) may disclose to any and all Persons the tax treatment and tax structure of the transactions contemplated by this Agreement (and, for the avoidance of doubt, only those transactions contemplated by this Agreement) and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure; provided that, the foregoing does not apply to any information relating to Collateral Loans, Eligible Investments or Equity Securities or the Obligors thereof. The foregoing provision shall apply from the beginning of discussions between the parties hereto. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. tax treatment of the transaction under applicable U.S. federal, state or local law, and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. tax treatment of the transaction under applicable U.S. federal, state or local law.

Section 12.17      Special Provisions Applicable to CP Lenders.

(a)            Each of the parties hereto (each, a “Restricted Person”) hereby covenants and agrees that it will not institute against any CP Lender, or encourage, cooperate with or join any other Person in instituting against any CP Lender, any proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, present a petition for the winding up or liquidation of any CP Lender or seek the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for any CP Lender or for all or substantially all of its assets prior to the date that is two years and a day (or, if longer, the applicable preference period then in effect) after the last day on which any Commercial Paper Notes shall have been outstanding. The provisions of this Section 12.17(a) shall survive the termination of this Agreement and the payment of the Obligations.

(b)            Provided that a Restricted Person has complied with Section 12.17(a), nothing in clause (a) above shall limit the right of such Restricted Person to file any claim in or otherwise take any action with respect to any proceeding of the type described in clause (a) above that was instituted against any CP Lender by any person other than such Restricted Person.

(c)            Notwithstanding anything to the contrary contained herein, the obligations of any CP Lender under this Agreement are solely the corporate obligations of such CP Lender and, in the case of obligations of any CP Lender other than Commercial Paper Notes, shall be payable at such time as funds are received by or are available to such CP Lender in excess of funds necessary to pay in full all outstanding Commercial Paper Notes or other short-term funding backing its Commercial Paper Notes and, to the extent funds are not available to pay such obligations, the claims relating thereto shall not constitute a claim against such CP Lender but shall continue to accrue. Each party hereto agrees that the payment of any claim (as defined in Section 101 of the Bankruptcy Code) of any such party shall be subordinated to the payment in full of all Commercial Paper Notes and other short-term funding backing its Commercial Paper Notes. The provisions of this Section 12.17(c) shall survive the termination of this Agreement and the payment of the Obligations.

(d)            No recourse under any obligation, covenant or agreement of any CP Lender contained in this Agreement shall be had against any incorporator, stockholder, officer, director, employee or agent of such CP Lender or any agent of such CP Lender or any of their Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of any such CP Lender individually, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, employee or agent of such CP Lender or any agent thereof or any of their Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of such CP Lender contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by any CP Lender of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement; provided that the foregoing shall not relieve any such Person from any liability it might otherwise have as a result of fraudulent actions taken or omissions made by them. The provisions of this Section 12.17(d) shall survive termination of this Agreement and the payment of the Obligations.

(e)            Each CP Lender may act hereunder by and through its Program Manager, its administrator or its funding agent, as applicable.

(f)            Each of the parties hereto waives any right to set-off and to appropriate and apply any and all deposits and any other indebtedness at any time held or owing thereby to or for the credit or the account of any CP Lender against and on account of the obligations and liabilities of such CP Lender to such party under this Agreement. The provisions of this Section 12.17(f) shall survive the termination of this Agreement and the payment of the Obligations.

(g)            Notwithstanding anything to the contrary herein, each CP Lender may disclose to its respective Conduit Support Providers, any Affiliates of any such party and governmental authorities having jurisdiction over such CP Lender, Conduit Support Provider, any Affiliate of such party and any Conduit Rating Agency (including its professional advisors), the identities of (and other material information regarding) the Borrower, any other obligor on, or in respect of, a Loan made by such CP Lender, Collateral for such Loan and any of the terms and provisions of the Loan Documents that it may deem necessary or advisable.

(h)            No pledge and/or collateral assignment by any CP Lender to a Conduit Support Provider of an interest in the rights of such CP Lender in any Loan made by such CP Lender and the Obligations shall constitute an assignment and/or assumption of such CP Lender’s obligations under this Agreement, such obligations in all cases remaining with such CP Lender. Moreover, any such pledge and/or collateral assignment of the rights of such CP Lender shall be permitted hereunder without further action or consent and any such pledgee may foreclose on any such pledge and perfect an assignment of such interest and enforce such CP Lender’s right hereunder notwithstanding anything to the contrary in this Agreement.

Section 12.18      Direction of Collateral Agent. By executing this Agreement, each Lender and each Subordinated Noteholder hereby consents to the terms of this Agreement and to the Collateral Agent’s execution and delivery of this Agreement and the other Loan Documents to which it is a party, and acknowledges and agrees that the Collateral Agent shall be fully protected in relying upon the foregoing consent and direction and hereby releases the Collateral Agent and its respective officers, directors, agents, employees and shareholders, as applicable, from any liability for complying with such direction, except as a result of the bad faith, gross negligence or willful misconduct of the Collateral Agent.

Section 12.19      Borrowings/Loans Made in the Ordinary Course of Business. The Borrower and each Lender, each as to itself only, represents, warrants and covenants that each payment by the Borrower to such Lender under this Agreement will have been made (i) in payment of a debt incurred by the Borrower or a loan made by such Lender, respectively, and (ii) in the ordinary course of business or financial affairs of the Borrower and each Lender.

Section 12.20      Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)           the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 12.21      PATRIOT Act. Each Lender that is subject to the requirements of the PATRIOT Act notifies the Borrower that, pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the PATRIOT Act.

Section 12.22      Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement, unless such continued effectiveness of this Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein. If any provision of this Agreement shall conflict with or be inconsistent with any provision of any of the other Loan Documents, then the terms, conditions and provisions of this Agreement shall prevail.

Section 12.23      Electronic Signatures. By executing this Agreement, the parties hereto hereby acknowledge and agree, and direct the Collateral Agent and the Custodian to acknowledge and agree and the Collateral Agent and the Custodian do hereby acknowledge and agree, that execution of this Agreement, any Borrower Order and any other instruction, direction, notice, form or other document executed by any party to this Agreement or the Loan Documents in connection with this Agreement or such other Loan Documents, by electronic signatures (whether by Adobe Fill & Sign, Adobe Sign, DocuSign, or any other similar platform identified by such party and reasonably available at no undue burden or expense to the Collateral Agent and the Custodian) shall be permitted hereunder notwithstanding anything to the contrary herein and such electronic signatures shall be legally binding as if such electronic signatures were handwritten signatures. Any electronically signed document delivered via email from a person purporting to be an Authorized Officer shall be considered signed or executed by such Authorized Officer on such party’s behalf. The parties hereto also hereby acknowledge and agree that the Collateral Agent and the Custodian shall have no duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto.

Section 12.24      Limitation of Liability of Delaware Trustee. It is expressly understood and agreed by the parties hereto and each Subordinated Noteholder that, notwithstanding any provision of this Agreement or any other Loan Document or any other document or instrument to the contrary, (a) to the extent this Agreement and each such other document or instrument is executed and delivered by Computershare Delaware Trust Company on behalf of the Borrower, it is so executed and delivered not individually or personally, but solely as Delaware Trustee of the Borrower in the exercise of the powers and authority conferred and vested in it as Delaware Trustee under the Trust Agreement, subject to the protections, indemnities and limitations from liability afforded to the Delaware Trustee thereunder, (b) each of the representations, covenants, undertakings and agreements herein or therein made on the part of the Borrower is made and intended not as a personal representation, covenant, undertaking and agreement by Computershare Delaware Trust Company but is made and intended for the purpose of binding only the Borrower, (c) nothing herein or therein contained shall be construed as creating any duty, obligation or liability on the part of Computershare Delaware Trust Company, individually or personally, to perform any covenant, duty or obligation either expressed or implied contained herein or in any other Loan Document, all such liability, if any, being expressly waived by the parties hereto, by each of the Subordinated Noteholders and by any Person claiming by, through or under the parties hereto or any of the Subordinated Noteholders, (d) Computershare Delaware Trust Company has not verified or made any investigation as to the accuracy or completeness of any representations and warranties made by the Borrower or any other party to this Agreement and (e) under no circumstances shall Computershare Delaware Trust Company be personally liable for the payment of any indebtedness or expenses of the Borrower or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Borrower under this Agreement, the other Loan Documents or any other document or instrument. All recourse against the Delaware Trustee or the Borrower shall be limited to the assets of the Borrower.

Section 12.25      Effect of Amendment and Restatement. On the Amended and Restated Closing Date, the Existing Agreement shall be amended, restated and superseded in its entirety by this Agreement. The parties hereto acknowledge and agree that the liens and security interests granted under the Existing Agreement are continuing and in full force and effect and, upon the amendment and restatement of the Existing Agreement pursuant to this Agreement, such liens and security interests secure and continue to secure the payment of the Obligations, and that the Loans outstanding and as defined in the Existing Agreement are, upon the Amended and Restated Closing Date, replaced by the Loans issued hereunder.

ARTICLE XIII

ASSIGNMENT OF COLLATERAL MANAGEMENT AGREEMENT

Section 13.1      Assignment of Collateral Management Agreement.

(a)            The Borrower hereby acknowledges that its Grant pursuant to the Granting Clause hereof includes all of the Borrower’s estate, right, title and interest in, to and under the Collateral Management Agreement including (i) the right to give all notices, consents and releases thereunder, (ii) the right to take any legal action upon the breach of an obligation of the Collateral Manager under the Collateral Management Agreement, including the commencement, conduct and consummation of proceedings at law or in equity, (iii) the right to receive all notices, accountings, consents, releases and statements thereunder and (iv) the right to do any and all other things whatsoever that the Borrower is or may be entitled to do thereunder; provided that notwithstanding anything herein to the contrary, the Agents shall not have the authority to exercise any of the rights set forth in (i) through (iv) above or that may otherwise arise as a result of the Grant until the occurrence of an Event of Default hereunder and such authority shall terminate at such time, if any, as such Event of Default is cured or waived (so long as the exercise of remedies has not commenced or such Event of Default has been waived following the commencement of the exercise of remedies).

(b)            The assignment made hereby is executed as collateral security, and the execution and delivery hereby shall not in any way impair or diminish the obligations of the Borrower under the provisions of the Collateral Management Agreement or the other documents referred to in clause (a) above, nor shall any of the obligations contained in the Collateral Management Agreement, or such other documents be imposed on the Agents.

(c)            Upon the occurrence of the Stated Maturity (or, if earlier, the payment in full of all of the Obligations, other than any unasserted Contingent Obligations), the payment of all amounts required to be paid pursuant to the Priority of Payments and the release of the Collateral from the lien of this Agreement, this assignment and all rights herein assigned to the Collateral Agent for the benefit of the Lenders shall cease and terminate and all the estate, right, title and interest of the Collateral Agent in, to and under the Collateral Management Agreement and the other documents referred to in this Section 13.1 shall revert to the Borrower and no further instrument or act shall be necessary to evidence such termination and reversion.

(d)            The Borrower represents that it has not executed any other assignment of the Collateral Management Agreement.

(e)            The Borrower agrees that this assignment is irrevocable until the Obligations have been repaid in full, and that it will not take any action which is inconsistent with this assignment or make any other assignment inconsistent herewith. The Borrower will, from time to time, execute all instruments of further assurance and all such supplemental instruments with respect to this assignment as may be necessary to continue and maintain the effectiveness of such assignment.

(f)            The Borrower hereby agrees, and hereby undertakes to obtain the agreement and consent of the Collateral Manager in the Collateral Management Agreement, to the following:

(i)            The Collateral Manager shall consent to the provisions of this assignment and agree to perform any provisions of this Agreement applicable to the Collateral Manager subject to the terms of the Collateral Management Agreement.

(ii)           The Collateral Manager shall acknowledge that the Borrower is collaterally assigning all of its right, title and interest in, to and under the Collateral Management Agreement to the Collateral Agent for the benefit of the Secured Parties, subject to the proviso in Section 13.1(a).

(iii)          The Collateral Manager shall deliver to the Agents copies of all notices, statements, communications and instruments delivered or required to be delivered by the Collateral Manager to the Borrower pursuant to the Collateral Management Agreement.

(iv)          Neither the Borrower nor the Collateral Manager will enter into any agreement amending, modifying or terminating the Collateral Management Agreement without complying with the applicable terms thereof.

(v)           Except as otherwise set forth herein and therein (including pursuant to Sections 12, 13 and 14 of the Collateral Management Agreement), the Collateral Manager shall continue to serve as Collateral Manager under the Collateral Management Agreement notwithstanding that the Collateral Manager shall not have received amounts due it under the Collateral Management Agreement because sufficient funds were not then available hereunder to pay such amounts in accordance with the Priority of Payments. The Collateral Manager agrees not to cause the filing of a petition in bankruptcy against the Borrower or any SPV Subsidiary for the nonpayment of the fees or other amounts payable by the Borrower or any SPV Subsidiary to the Collateral Manager under the Collateral Management Agreement, until the payment in full of all of the Obligations and the expiration of a period equal to one year and a day, or, if longer, the applicable preference period, following such payment. Nothing in this Section 13.1 shall preclude, or be deemed to stop, the Collateral Manager (i) from taking any action prior to the expiration of the aforementioned period in (A) any case or Proceeding voluntarily filed or commenced by the Borrower or any SPV Subsidiary or (B) any involuntary insolvency Proceeding filed or commenced by a Person other than the Collateral Manager or any of its Affiliates or (ii) from commencing against the Borrower or any SPV Subsidiary or any of its properties any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceeding.

(vi)          Except with respect to transactions contemplated by the Collateral Management Agreement, if the Collateral Manager determines that it or any of its Affiliates has a conflict of interest between the Lenders and any other account or portfolio for which the Collateral Manager or any of its Affiliates is serving as investment adviser which relates to any action to be taken with respect to any Collateral, then the Collateral Manager will give written notice to the Agents, who shall promptly forward such notice to the relevant Lender, briefly describing such conflict and the action it proposes to take. The provisions of this clause (vi) shall not apply to any transaction permitted by the terms of the Collateral Management Agreement.

ARTICLE XIV

THE COLLATERAL CUSTODIAN

Section 14.1      The Collateral Custodian.

(a)            Appointment. Wilmington Trust, National Association is hereby appointed as Collateral Custodian in accordance for the terms herein. The Collateral Custodian hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein for the benefit of the Secured Parties until its removal or resignation as Collateral Custodian pursuant to the terms hereof. The Administrative Agent hereby designates and appoints the Collateral Custodian to act as its agent and hereby authorizes the Collateral Custodian to take such actions on its behalf and to exercise such powers and perform such duties as are expressly granted to the Collateral Custodian by this Agreement and the other Loan Documents. The rights, protections, immunities and indemnities afforded to the Collateral Agent under this Agreement shall also be afforded to the Collateral Custodian.

(b)            Delivery of Related Contracts. In connection with each Collateral Loan included in the Collateral as of the Closing Date, and promptly following the acquisition of a Collateral Loan after the date hereof, the Borrower shall deliver, or cause to be delivered, to the Collateral Custodian the Related Contracts in respect of each Collateral Loan in physical or electronic form, as applicable; provided that for the avoidance of doubt, any Related Contracts which constitute securities required to be delivered by the Borrower under Section 8.7(b) or (c) shall be delivered to the Custodian in accordance with such Section. In connection with delivery of any Related Contracts to the Collateral Custodian for any Collateral Loan, the Borrower (or the Collateral Manager on behalf of the Borrower) shall deliver a Document Checklist (or, if applicable, an updated Document Checklist) for such Collateral Loan. All Related Contracts that are delivered to the Collateral Custodian shall be delivered to the Collateral Custodian at its office located at 1100 North Market Street, Wilmington, DE 19890, or at such other office as shall be specified to the Borrower, the Collateral Manager, the Collateral Agent and the Administrative Agent by the Collateral Custodian in a written notice prior to such change (such office, the “Collateral Custodian Office”). The Collateral Custodian shall have no obligation to review or monitor any Related Contracts or the information provided on the Loan Checklist or electronic file provided hereunder but shall only be required to hold those Related Contracts received by it in safekeeping.

(c)            Duties. From the Closing Date until its resignation or removal pursuant to Section 14.9, the Collateral Custodian shall perform the following duties and obligations:

(i)            The Collateral Custodian shall accept delivery and retain custody of the Related Contracts listed on the related Document Checklist delivered by the Borrower pursuant to clause (b) above in accordance with the terms and conditions of this Agreement, all for the benefit of the Secured Parties. All Related Contracts in the physical possession of the Collateral Custodian shall be kept in fire resistant vaults, rooms or cabinets at the Collateral Custodian Office. All Related Contracts in the physical possession of the Collateral Custodian shall be placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. The Collateral Custodian shall segregate the Related Contracts on its inventory system and will not commingle the physical Related Contracts with any other files of the Collateral Custodian other than those, if any, relating to the Borrower and its subsidiaries.

(ii)            In taking and retaining custody of the Related Contracts, the Collateral Custodian shall be deemed to be acting as the agent of the Secured Parties; provided that, the Collateral Custodian makes no representations as to the existence, perfection, enforceability or priority of any Lien on the Collateral Loans or Related Contracts or the instruments therein or as to the adequacy or sufficiency of such Related Contracts; provided further that the Collateral Custodian’s duties shall be limited to those expressly contemplated herein.

(iii)          [Reserved.]

(iv)          Notwithstanding any provision to the contrary elsewhere in the Loan Documents, the Collateral Custodian shall not have or be deemed to have any fiduciary relationship with any party hereto or any Secured Party in its capacity as such, and no implied covenants, functions, obligations or responsibilities shall be read into this Agreement, the other Loan Documents or otherwise exist against the Collateral Custodian. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the other parties hereto that the Collateral Custodian shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility. The Collateral Custodian shall not be deemed to assume any obligations or liabilities of the Borrower, the Administrative Agent or Collateral Manager hereunder or under any other Loan Document.

(v)            After the occurrence and during the continuance of an Event of Default, the Collateral Custodian agrees to cooperate with the Collateral Agent (acting at the direction of the Controlling Parties) and promptly deliver any Related Contracts to the Collateral Agent as requested in order to take any action that the Controlling Parties deem necessary or desirable in order for the Collateral Agent to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder. In the event the Collateral Custodian receives instructions from the Collateral Manager or the Borrower which conflict with any instructions received from the Collateral Agent (acting at the direction of the Controlling Parties) at any time other than following the occurrence and during the continuance of an Event of Default, the Collateral Custodian shall rely on and follow the instructions given by the Collateral Agent. After the occurrence and during the continuance of an Event of Default, the Collateral Custodian shall rely on and follow only the instructions given by the Collateral Agent and shall not follow any instructions given by the Borrower or the Collateral Manager.

(vi)          The Collateral Agent or the Administrative Agent (each acting at the direction of the Controlling Parties) may direct the Collateral Custodian in writing to take any action incidental to its duties hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Collateral Custodian hereunder, the Collateral Custodian shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Collateral Agent or Administrative Agent, as applicable; provided that the Collateral Custodian shall not be required to take any such action at the direction of the Administrative Agent, the Collateral Agent, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Custodian, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Custodian to liability hereunder (unless it has been provided with an indemnity agreement which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Custodian requests the consent of the Administrative Agent or Collateral Agent, as applicable, and the Collateral Custodian does not receive a consent (either positive or negative) from the Administrative Agent or the Collateral Agent, as applicable, within 10 Business Days of its receipt of such request, then the Administrative Agent or the Collateral Agent, as applicable, shall be deemed to have declined to consent to the relevant action.

(vii)          The Collateral Custodian shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Custodian or the Administrative Agent or Collateral Agent. The Collateral Custodian shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, unless an Administrative Officer of the Collateral Custodian has actual knowledge thereof.

(d)           The Custodian and Collateral Custodian hereby represents and warrants to the Borrower that it is qualified to act as a custodian pursuant to Section 26(a)(1) of the Investment Company Act of 1940.

Section 14.2      Collateral Custodian Compensation. As compensation for its custodial activities hereunder, the Collateral Custodian shall be entitled to compensation from the Borrower as set forth in the Collateral Custodian Fee Letter. The Collateral Custodian’s entitlement to receive such compensation shall cease on the earlier to occur of (a) the effective date of its removal as Collateral Custodian pursuant to Section 14.9 of this Agreement, (b) the effective date of its resignation as Collateral Custodian pursuant to Section 14.9 of this Agreement or (c) the termination of this Agreement; provided that, for the avoidance of doubt, the Collateral Custodian shall remain entitled to receive, as and when such amounts are payable under the terms of this Agreement, any unpaid fees prior to the release of all Related Contracts from the custody of the Collateral Custodian.

Section 14.3      Limitation on Liability.

(a)            The Collateral Custodian may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, instruction, statement, request, waiver, consent, report, letter, resolution, direction, order, bond, debenture, note or other evidence of indebtedness or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties, not only as to due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein. The Collateral Custodian shall not be bound to make any independent investigation into the facts or matters stated in any such notice, instruction, statement certificate, request, waiver, consent, opinion, report, receipt, direction, bond, debenture, note or other evidence of indebtedness or other paper, electronic communication or document. The Collateral Custodian may rely conclusively on and shall be fully protected in acting upon the written instructions of the Administrative Agent or the Collateral Agent, as applicable, and no party shall have any right of action whatsoever against the Collateral Custodian as a result of the Collateral Custodian acting or (where so instructed) refraining from acting hereunder in accordance with the instructions of the Administrative Agent or the Collateral Agent. The Collateral Custodian may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(b)            Neither the Collateral Custodian nor any of its directors, officers, agents, or employees shall be liable for any error of judgment, any mistakes of fact or law, or for any action taken or omitted to be taken by it or them as Collateral Custodian under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct (each as determined in a final, non-appealable judgment by a court of competent jurisdiction).

(c)            The Collateral Custodian makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Related Contracts, the Collateral Loans or any other Collateral, and will not be required to and will not make any representations as to the validity or value of any of the Collateral.

(d)            It is expressly agreed and acknowledged that the Collateral Custodian is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any other Loan Document. In case any reasonable question arises as to its duties hereunder, the Collateral Custodian may, prior to the occurrence of an Event of Default, request instructions from the Borrower or the Collateral Manager and may, after the occurrence of an Event of Default, request instructions from the Administrative Agent or the Collateral Agent (each on behalf of the Controlling Parties), and shall be entitled at all times to refrain from taking any action unless it has received instructions from such Persons, as applicable. The Collateral Custodian shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent or the Collateral Agent. In no event shall the Collateral Custodian be liable for punitive, special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Custodian has been advised of the likelihood of such loss or damage and regardless of the form of action.

(e)            The Collateral Custodian shall have no responsibilities or duties with respect to any Related Contract while such Related Contract is not in its possession.

Section 14.4      Collateral Custodian Resignation. Upon the effective date of the Collateral Custodian’s resignation pursuant to Section 14.9, or if the Collateral Custodian is given written notice of an earlier termination hereof pursuant to Section 14.9, the Collateral Custodian shall (i) deliver all of the Related Contracts in the possession of Collateral Custodian to the successor Collateral Custodian or such other person as directed by the Administrative Agent, and (ii) be reimbursed for any costs and expenses Collateral Custodian shall incur in connection with the termination of its duties under this Agreement.

Section 14.5      Release of Documents.

(a)            Release for Servicing. From time to time and as appropriate for the enforcement or servicing of any of the Related Contracts or the related Collateral, so long as no Event of Default then exists, the Collateral Custodian is hereby authorized (unless and until such authorization is revoked by the Administrative Agent), upon written receipt from an authorized representative of the Collateral Manager (as listed on Exhibit K, as such exhibit may be amended from time to time by the Collateral Manager with notice to the Administrative Agent, the Collateral Agent and the Collateral Custodian) of a request for release of documents and receipt in the form annexed hereto as Exhibit H, to release to the Collateral Manager within five Business Days of receipt of such request, the relevant Related Contracts set forth in such request. All documents so released to the Collateral Manager shall be held by the Collateral Manager in trust for the benefit of the Collateral Agent, on behalf of the Secured Parties in accordance with the terms of this Agreement. The Collateral Manager shall return to the Collateral Custodian the Related Contracts when the Collateral Manager’s need therefor in connection with such enforcement or servicing no longer exists, unless the relevant Collateral shall be liquidated, in which case, an authorized representative of the Collateral Manager (as listed on Exhibit K, as such exhibit may be amended from time to time by the Collateral Manager with notice to the Administrative Agent, the Collateral Agent and the Collateral Custodian) shall deliver an additional request for release of documents to the Collateral Custodian and receipt certifying such liquidation from the Collateral Manager to the Collateral Agent and the Collateral Custodian, all in the form annexed hereto as Exhibit H.

(b)            Limitation on Release. During the occurrence and continuance of an Event of Default, the foregoing clause (a) with respect to the release to the Collateral Manager of the Related Contracts by the Collateral Custodian upon written receipt from an authorized representative of the Collateral Manager of a request for release of documents and receipt in the form annexed hereto as Exhibit H, shall be operative only to the extent that the Administrative Agent (acting at the direction of the Controlling Parties) has consented to such release by signing the request. Promptly after delivery to the Collateral Custodian of any request for release of documents, in the form of Exhibit H, the Collateral Manager shall provide notice of the same to the Administrative Agent. The limitations of this paragraph shall not apply to the release of Related Contracts to the Collateral Manager pursuant to the immediately succeeding subsection.

(c)            Release for Payment. Upon receipt by the Collateral Custodian of the Collateral Manager’s request for release of documents and receipt in the form annexed hereto as Exhibit H (which certification shall include a statement to the effect that all amounts received in connection with any liquidation have been credited to the Collection Account), the Collateral Custodian shall promptly release the relevant Related Contracts to the Collateral Manager.

(d)            Shipment of Related Contracts. Written instructions as to the method of shipment and shipper(s) the Collateral Custodian is directed to utilize in connection with the transmission of Related Contracts in the performance of the Collateral Custodian’s duties hereunder shall be delivered by the Borrower, the Collateral Manager or the Controlling Parties to the Collateral Custodian prior to any shipment of any Related Contracts hereunder. The Collateral Manager shall arrange for the provision of such services at the cost and expense of the Borrower (or, at the Collateral Custodian’s option, the Borrower shall reimburse the Collateral Custodian for all reasonable and documented costs and expenses of the Collateral Custodian consistent with such instructions) and shall maintain such insurance against loss or damage to the Related Contracts as the Collateral Manager deems appropriate.

Section 14.6      Return of Related Contracts. An authorized representative of the Collateral Manager (as listed on Exhibit K, as such exhibit may be amended from time to time by the Collateral Manager with notice to the Administrative Agent, the Collateral Agent and the Collateral Custodian) may request that the Collateral Custodian return each Related Contract that is (a) delivered to the Collateral Custodian in error or (b) released from the Lien of the Collateral Agent hereunder pursuant to the terms of this Agreement, in each case by submitting to the Collateral Custodian and the Collateral Agent a written request in the form of Exhibit H hereto (signed by both the Borrower and the Administrative Agent) specifying the Related Contracts to be so returned and reciting that the conditions to such release have been met (and specifying the Section or Sections of this Agreement being relied upon for such release). The Collateral Custodian shall upon its receipt of each such request in the form of Exhibit H promptly, but in any event within five Business Days, return the Related Contracts so requested to the Collateral Manager.

Section 14.7      Access to Certain Documentation and Information Regarding the Related Contracts. The Collateral Custodian shall provide to the Controlling Parties, the Administrative Agent and the Collateral Agent access to the Related Contracts including in such cases where the Collateral Agent is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded at the expense of the Borrower pursuant to the this Agreement and only (a) upon two Business Days prior written request, (b) during normal business hours and (c) subject to the Collateral Custodian’s normal security and confidentiality procedures. Without limiting the foregoing provisions of this Section 14.7, from time to time on request of the Administrative Agent, the Collateral Custodian shall permit certified public accountants or other auditors acceptable to the Administrative Agent (acting at the direction of the Controlling Parties) to conduct, at the expense of the Borrower, a review of the Related Contracts; provided that prior to the occurrence of an Event of Default, such review shall be conducted no more than once in any calendar year.

Section 14.8      Custodian Agent. The Collateral Custodian agrees that, with respect to any Related Contracts at any time or times in its possession, the Collateral Custodian shall be the agent of the Collateral Agent, for the benefit of the Secured Parties, for purposes of perfecting (to the extent not otherwise perfected) the Collateral Agent’s security interest in the Collateral and for the purpose of ensuring that such security interest is entitled to first priority status under the UCC.

Section 14.9      Removal and Resignation. (a) Collateral Custodian may be removed, with or without cause, by the Administrative Agent upon 30 days prior written notice to the Collateral Custodian (the “Collateral Custodian Termination Notice”); provided that, notwithstanding its receipt of a Collateral Custodian Termination Notice, the Collateral Custodian shall continue to act in such capacity (and, for the avoidance of doubt, so long as it continues to act in such capacity, shall continue to receive any fees and any other amounts to which it is entitled to receive in such capacity under the terms of this Agreement and the Collateral Custodian Fee Letter) until a successor Collateral Custodian has been appointed and has agreed to act as Collateral Custodian hereunder.

(b)            Collateral Custodian may resign and be discharged from its duties or obligations hereunder, not earlier than thirty (30) days after delivery to the Administrative Agent of written notice of such resignation specifying a date when such resignation shall take effect. If no successor collateral custodian has accepted appointment as the Collateral Custodian by the date thirty (30) days following a resigning Collateral Custodian’s notice of resignation, the resigning Collateral Custodian’s resignation shall nevertheless thereupon become effective, and the Collateral Agent (or its designee) shall perform the duties of the Collateral Custodian hereunder until such time, if any, as the Collateral Agent appoints a successor Collateral Custodian. Upon the effective date of such resignation, or if the Administrative Agent gives Collateral Custodian written notice of an earlier termination hereof, Collateral Custodian shall (i) be reimbursed for any costs and expenses Collateral Custodian shall incur in connection with the termination of its duties under this Agreement and (ii) deliver all of the required Loan Documents in the possession of Collateral Custodian to the Administrative Agent or to such Person as the Administrative Agent may designate to Collateral Custodian in writing upon the receipt of a request in the form of Exhibit H.

For the avoidance of doubt, the Collateral Custodian shall be entitled to receive, as and when such amounts are payable in accordance with this Agreement, any fees accrued through the effective date of its resignation pursuant to and in accordance with this Section 14.9.

Section 14.10      Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Commitments or this Agreement,

(ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)           (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)           In addition, unless either (1) clause (a)(i) above is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant as provided in clause (a)(iv) above, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Commitments, and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE XV

QFC STAY RULES

Section 15.1      Acknowledgement Regarding any Supported QFCs. To the extent that this Agreement provides support, through a guarantee or otherwise, for Interest Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that this Agreement and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and this Agreement were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

ARTICLE XVI

THE INFORMATION AGENT

Section 16.1      17g-5 Information. The Borrower hereby irrevocably appoints the Collateral Agent to act as the Information Agent (in such capacity, the “Information Agent”) as set forth in this Article XVI; provided that the Information Agent shall not be required to take any of the actions proscribed under this Article XIV until the earlier of (i) the date after the Closing Date designated by the Administrative Agent and (ii) the Rating Effective Date.

(a)            The sole duty of the Information Agent shall be to forward via e-mail, or cause to be forwarded via e-mail, and to provide email or oral confirmation to the party delivering the Information that such items have been forwarded, but only to the extent such items are received by it in accordance with clause (c) below, to the Borrower’s e-mail address account at http://www.structuredfn.com (the “Posting Email Account”) for posting on the Borrower’s 17g-5 Website, solely to S&P and to any other nationally recognized statistical rating organization (as the term is used in the U.S. federal securities laws) (an “NRSRO”) who delivers a certification in the form attached hereto as Exhibit M (an “NRSRO Certification”) to the Borrower and the Administrative Agent, with a copy to the Information Agent (which certification may be submitted electronically via the 17g-5 Website), the following items to the extent that any such item is delivered to it via electronic mail to the email address and in the manner provided for in this Article XVI, the following items (collectively hereinafter referred to as the “Information”):

(i)            notices of any Default or Event of Default required to be provided to S&P pursuant to this Agreement;

(ii)           reports, information or statements required to be provided to S&P pursuant to Article V or any other term of this Agreement;

(iii)          any notices, information, requests or responses required to be delivered by the Borrower or any Agent to S&P pursuant to this Agreement;

(iv)          copies of amendments, waivers or other modifications to this Agreement and any other Loan Document, in each case that S&P is entitled to receive pursuant to the terms hereof or thereof; and

(v)          any additional items provided by the Borrower, the Lenders, or the Agents to the Information Agent for posting to the 17g-5 Website.

Notwithstanding anything herein or in any other Loan Document to the contrary, in no event shall the Information Agent be responsible for (i) posting any information other than the Information in accordance herewith or (ii) preparing any audio or video recordings in connection with the Information.

(b)           The Information Agent shall cause to be forwarded via e-mail to the Posting Email Account the Information on the same Business Day of receipt, provided that such information is received by 12:00 p.m. (New York time) or, if received after 12:00 p.m. (New York time), on the next Business Day. The Information Agent shall have no obligation or duty to verify, confirm or otherwise determine whether the information being delivered is accurate, complete, conforms to the transaction, or otherwise is or is not anything other than what it purports to be. In the event that any information is delivered or posted in error, the Information Agent may request its removal from the 17g-5 Website. Except to the extent such information is prepared by the Collateral Agent or the Collateral Administrator in accordance with this Agreement, neither the Collateral Agent nor the Information Agent (acting in such capacity) or the Collateral Administrator shall be deemed to have obtained actual knowledge of any information solely by receipt and forwarding to the 17g-5 Website. So long as the Collateral Agent and the Information Agent are the same entity, questions regarding delivery of information to the Information Agent may be directed to the Corporate Trust Office of the Collateral Agent. The Information Agent shall promptly post all Information it receives in accordance with this Section 16.1 in the manner required by Section 16.1(c).

(c)            The parties hereto agree that any Information required to be provided to the Information Agent under this Agreement shall be sent to the Information Agent at the e-mail address provided by the Information Agent, with (i) the subject line specifically referring to “GCP SG Warehouse 2022-1 – Rule 17g-5 Information” (or such other e-mail address or subject line specified by the Information Agent or in writing to the Borrower, the Collateral Manager, the Lenders, the Administrative Agent and the Collateral Administrator) and (ii) an indication of the type of Information being provided in the body of such e-mail. All e-mails sent to the Information Agent pursuant to this Agreement shall only contain the Information and no other information, documents, requests or communications. Each e-mail sent to the Information Agent pursuant to this Agreement failing to be sent to the e-mail address or which does not contain a subject line conforming materially to the requirements of the first sentence of this Section 16.1(c) shall be deemed incomplete and the Information Agent shall have no obligations with respect thereto.

(d)            Absent fraud, bad faith, willful misconduct or gross negligence, the Information Agent shall not be responsible for and shall not be in default under this Agreement, or incur any liability for any act or omission, failure, error, malfunction or delays in carrying out any of its duties which results from (i) any party’s failure to deliver all or a portion of the Information to the Information Agent; (ii) defects in the Information supplied by any party to the Information Agent; (iii) the Information Agent acting in accordance with Information prepared or supplied by any party; (iv) the failure or malfunction of the 17g-5 Website; or (v) any other circumstances beyond the reasonable control of the Information Agent. The Information Agent shall be under no obligation to make any determination as to the veracity or applicability of any Information provided to it hereunder, or whether any such Information is required to be maintained on the 17g-5 Website pursuant to this Agreement or under Rule 17g-5 of the Exchange Act. Except to the extent such information is prepared by the Collateral Agent in accordance with this Agreement, neither the Collateral Agent nor the Information Agent (acting in such capacity) shall be deemed to have obtained actual knowledge of any information solely by receipt and posting to the 17g-5 Website.

(e)            In no event shall the Information Agent be deemed to make any representation in respect of the content of the 17g-5 Website or compliance of the 17g-5 Website with this Agreement, Rule 17g-5 of the Exchange Act, or any other law or regulation.

(f)            The Information Agent shall not be responsible or liable for the dissemination of any identification numbers, certifications or passwords for the 17g-5 Website, including by the Lenders, S&P, the NRSROs, any of their agents or any other party. Additionally, the Information Agent shall not be liable for the use of any information posted on the 17g-5 Website, whether by the Lenders, the Borrower, the Administrative Agent, S&P, the NRSROs, the Collateral Manager or any other third party that may gain access to the 17g-5 Website or the information posted thereon. The Information Agent shall not be liable for unauthorized disclosure of any information that it disseminates in good faith and in accordance with this Agreement and makes no representations or warranties as to the accuracy or completeness of information made available on the 17g-5 Website. The Information Agent shall not be liable for its failure to make any information available to a Rating Agency or NRSRO.

(g)            In no event shall the Information Agent be responsible for creating or maintaining the 17g-5 Website or the Posting Email Account, or providing access to either, or ensuring that the 17g-5 Website complies with the requirements of Rule 17g-5 of the Exchange Act or any other law or regulation. The Information Agent shall have no liability for any failure, error, malfunction, delay, or other circumstances beyond the reasonable control of the Information Agent, associated with the 17g-5 Website.

(h)            Upon request of the Borrower, any Agent or S&P, the Information Agent shall forward to the 17g-5 Website any additional information requested by the Borrower, any Agent or S&P to the extent such information is delivered to the Information Agent electronically in accordance with this Article XVI. In no event shall the Information Agent disclose on the 17g-5 Website which Person requested such additional information.

(i)            The Information Agent shall have no obligation to engage in or respond to any oral communications, in connection with the initial credit rating of the Loans or the credit rating surveillance of the Loans, with any NRSRO or any of their respective officers, directors, employees, agents or attorneys.

(j)            To the extent the entity acting as the Collateral Agent is also acting as the Information Agent, the rights, privileges, immunities and indemnities of the Collateral Agent set forth in this Agreement shall also apply to it in its capacity as the Information Agent.

(k)            Notwithstanding anything to the contrary contained herein, in no event shall any reports of independent accountants be posted to the 17g-5 Website. In accordance with SEC Release No. 34-72936, Form 15-E, only in its complete and unedited form which includes the Accountants’ Effective Date Comparison AUP Report as an attachment, will be provided by the independent certified public accountants to the Borrower who will post such Form 15-E on the 17g-5 Website.

[Remainder intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

GCP SG WAREHOUSE 2022-1, as Borrower

By: Golub Capital Private Credit Fund, its trust manager

By:	/s/ Christopher C. Ericson
Name: Christopher C. Ericson
Title: Chief Financial Officer

Address for notices:

GCP SG Warehouse 2022-1 c/o Golub Capital Private Credit Fund
200 Park Avenue, 25th Floor
New York, New York 10166

[Signature Page to Amended and Restated Credit Agreement]

Agents:

SOCIÉTÉ GÉNÉRALE, as Administrative Agent

By:	/s/ Julien Thinat
Name: Julien Thinat
Title: Authorized Signatory

Address for notices:

Société Générale 245 Park Avenue, 4th Floor New York, NY 10167 Attention: Julien Thinat Tel.: (212)-278-7598 Email: julien.thinat@sgcib.com with a copy to:

Société Générale 480 Washington Blvd Jersey City, NJ 07310 Tel.: (201)-839-8460 Fax: 201-693-4233 Attention: Cheriese Brathwaite Email: oper-fin-serv.us@sgss.socgen.com

[Signature Page to Amended and Restated Credit Agreement]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Collateral Agent, Collateral Administrator and Custodian

By:	/s/ Ann Cung
Name: Ann Cung
Title: Vice President

Address for notices to Collateral Agent, Collateral Administrator and Custodian:

Wilmington Trust, National Association
1100 North Market Street
Rodney Square North
Wilmington, DE 19890-1605
Email: GolubCapital@WilmingtonTrust.com
Attention: Corporate Trust Administration – GCP SG Warehouse 2022-1

[Signature Page to Amended and Restated Credit Agreement]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Collateral Custodian

By:	/s/ Ann Cung
Name: Ann Cung
Title: Vice President

With respect to all related delivery of the Loan Asset Checklist, Loan Asset File, Loan Asset Schedule and Required Loan Documents:

Wilmington Trust, National Association
1100 North Market Street
Rodney Square North
Wilmington, DE 19890-1605
Email: GolubCapital@WilmingtonTrust.com
Attention: Corporate Trust Administration – GCP SG Warehouse 2022-1

And otherwise to:

Wilmington Trust, National Association
1100 North Market Street
Rodney Square North
Wilmington, DE 19890-1605
Email: GolubCapital@WilmingtonTrust.com
Attention: Corporate Trust Administration – GCP SG Warehouse 2022-1

[Signature Page to Amended and Restated Credit Agreement]

SOCIÉTÉ GÉNÉRALE, as the initial Lender

By:	/s/ Julien Thinat
Name: Julien Thinat
Title: Authorized Signatory

Address for notices:

Société Générale 245 Park Avenue, 4th Floor New York, NY 10167 Attention: Julien Thinat Tel.: (212)-278-7598 Email: julien.thinat@sgcib.com with a copy to:

Société Générale 480 Washington Blvd Jersey City, NJ 07310 Tel.: (201)-839-8460 Fax: 201-693-4233 Attention: Cheriese Brathwaite Email: oper-fin-serv.us@sgss.socgen.com

[Signature Page to Amended and Restated Credit Agreement]

Golub Capital Private Credit Fund, as Subordinated Noteholder

By:	/s/ Christopher C. Ericson
Name: Christopher C. Ericson
Title: Chief Financial Officer

[Signature Page to Amended and Restated Credit Agreement]

ANNEX A

COMMITMENTS

Revolving Commitments

Revolving Lender	Revolving Commitment	Dollar or Multicurrency Lender	Percentage Share
Société Générale	$250,000,000	Multicurrency	100%

Term Commitments

Term Lender	Term Commitment	Dollar or Multicurrency Lender	Percentage Share
Société Générale	$250,000,000	Dollar	100%

Annex A-1

SCHEDULE A

[Reserved]

Sch. A-1

SCHEDULE B

S&P Region Classifications

Region Code	Region Name	Country Code	Country Name
17	Africa: Eastern	253	Djibouti
17	Africa: Eastern	291	Eritrea
17	Africa: Eastern	251	Ethiopia
17	Africa: Eastern	254	Kenya
17	Africa: Eastern	252	Somalia
17	Africa: Eastern	249	Sudan
12	Africa: Southern	247	Ascension
12	Africa: Southern	267	Botswana
12	Africa: Southern	266	Lesotho
12	Africa: Southern	230	Mauritius
12	Africa: Southern	264	Namibia
12	Africa: Southern	248	Seychelles
12	Africa: Southern	27	South Africa
12	Africa: Southern	290	St. Helena
12	Africa: Southern	268	Swaziland
13	Africa: Sub-Saharan	244	Angola
13	Africa: Sub-Saharan	226	Burkina Faso
13	Africa: Sub-Saharan	257	Burundi
13	Africa: Sub-Saharan	225	Cote d’lvoire
13	Africa: Sub-Saharan	240	Equatorial Guinea
13	Africa: Sub-Saharan	241	Gabonese Republic
13	Africa: Sub-Saharan	220	Gambia
13	Africa: Sub-Saharan	233	Ghana
13	Africa: Sub-Saharan	224	Guinea
13	Africa: Sub-Saharan	245	Guinea-Bissau
13	Africa: Sub-Saharan	231	Liberia
13	Africa: Sub-Saharan	261	Madagascar
13	Africa: Sub-Saharan	265	Malawi
13	Africa: Sub-Saharan	223	Mali
13	Africa: Sub-Saharan	222	Mauritania
13	Africa: Sub-Saharan	258	Mozambique
13	Africa: Sub-Saharan	227	Niger
13	Africa: Sub-Saharan	234	Nigeria
13	Africa: Sub-Saharan	250	Rwanda
13	Africa: Sub-Saharan	239	Sao Tome & Principe
13	Africa: Sub-Saharan	221	Senegal
13	Africa: Sub-Saharan	232	Sierra Leone
13	Africa: Sub-Saharan	255	Tanzania/Zanzibar
13	Africa: Sub-Saharan	228	Togo

Sch. B-1

13	Africa: Sub-Saharan	256	Uganda
13	Africa: Sub-Saharan	260	Zambia
13	Africa: Sub-Saharan	263	Zimbabwe
13	Africa: Sub-Saharan	229	Benin
13	Africa: Sub-Saharan	237	Cameroon
13	Africa: Sub-Saharan	238	Cape Verde Islands
13	Africa: Sub-Saharan	236	Central African Republic
13	Africa: Sub-Saharan	235	Chad
13	Africa: Sub-Saharan	269	Comoros
13	Africa: Sub-Saharan	242	Congo-Brazzaville
13	Africa: Sub-Saharan	243	Congo-Kinshasa
3	Americas: Andean	591	Bolivia
3	Americas: Andean	57	Colombia
3	Americas: Andean	593	Ecuador
3	Americas: Andean	51	Peru
3	Americas: Andean	58	Venezuela
4	Americas: Mercosur and Southern Cone	54	Argentina
4	Americas: Mercosur and Southern Cone	55	Brazil
4	Americas: Mercosur and Southern Cone	56	Chile
4	Americas: Mercosur and Southern Cone	595	Paraguay
4	Americas: Mercosur and Southern Cone	598	Uruguay
1	Americas: Mexico	52	Mexico
2	Americas: Other Central and Caribbean	1264	Anguilla
2	Americas: Other Central and Caribbean	1268	Antigua
2	Americas: Other Central and Caribbean	1242	Bahamas
2	Americas: Other Central and Caribbean	246	Barbados
2	Americas: Other Central and Caribbean	501	Belize
2	Americas: Other Central and Caribbean	441	Bermuda
2	Americas: Other Central and Caribbean	284	British Virgin Islands
2	Americas: Other Central and Caribbean	345	Cayman Islands
2	Americas: Other Central and Caribbean	506	Costa Rica
2	Americas: Other Central and Caribbean	809	Dominican Republic
2	Americas: Other Central and Caribbean	503	El Salvador
2	Americas: Other Central and Caribbean	473	Grenada
2	Americas: Other Central and Caribbean	590	Guadeloupe
2	Americas: Other Central and Caribbean	502	Guatemala
2	Americas: Other Central and Caribbean	504	Honduras
2	Americas: Other Central and Caribbean	876	Jamaica
2	Americas: Other Central and Caribbean	596	Martinique
2	Americas: Other Central and Caribbean	505	Nicaragua
2	Americas: Other Central and Caribbean	507	Panama
2	Americas: Other Central and Caribbean	869	St. Kitts/Nevis
2	Americas: Other Central and Caribbean	758	St. Lucia
2	Americas: Other Central and Caribbean	784	St. Vincent & Grenadines
2	Americas: Other Central and Caribbean	597	Suriname

Sch. B-2

2	Americas: Other Central and Caribbean	868	Trinidad& Tobago
2	Americas: Other Central and Caribbean	649	Turks & Caicos
2	Americas: Other Central and Caribbean	297	Aruba
2	Americas: Other Central and Caribbean	53	Cuba
2	Americas: Other Central and Caribbean	599	Curacao
2	Americas: Other Central and Caribbean	767	Dominica
2	Americas: Other Central and Caribbean	594	French Guiana
2	Americas: Other Central and Caribbean	592	Guyana
2	Americas: Other Central and Caribbean	509	Haiti
2	Americas: Other Central and Caribbean	664	Montserrat
101	Americas: U.S. and Canada	2	Canada
101	Americas: U.S. and Canada	1	USA
7	Asia: China, Hong Kong, Taiwan	86	China
7	Asia: China, Hong Kong, Taiwan	852	Hong Kong
7	Asia: China, Hong Kong, Taiwan	886	Taiwan
5	Asia: India, Pakistan and Afghanistan	93	Afghanistan
5	Asia: India, Pakistan and Afghanistan	91	India
5	Asia: India, Pakistan and Afghanistan	92	Pakistan
6	Asia: Other South	880	Bangladesh
6	Asia: Other South	975	Bhutan
6	Asia: Other South	960	Maldives
6	Asia: Other South	977	Nepal
6	Asia: Other South	94	Sri Lanka
8	Asia: Southeast, Korea and Japan	673	Brunei
8	Asia: Southeast, Korea and Japan	855	Cambodia
8	Asia: Southeast, Korea and Japan	62	Indonesia
8	Asia: Southeast, Korea and Japan	81	Japan
8	Asia: Southeast, Korea and Japan	856	Laos
8	Asia: Southeast, Korea and Japan	60	Malaysia
8	Asia: Southeast, Korea and Japan	95	Myanmar
8	Asia: Southeast, Korea and Japan	850	North Korea
8	Asia: Southeast, Korea and Japan	63	Philippines
8	Asia: Southeast, Korea and Japan	65	Singapore
8	Asia: Southeast, Korea and Japan	82	South Korea
8	Asia: Southeast, Korea and Japan	66	Thailand
8	Asia: Southeast, Korea and Japan	84	Vietnam
8	Asia: Southeast, Korea and Japan	670	East Timor
105	Asia-Pacific: Australia and New Zealand	61	Australia
105	Asia-Pacific: Australia and New Zealand	682	Cook Islands
105	Asia-Pacific: Australia and New Zealand	64	New Zealand
9	Asia-Pacific: Islands	679	Fiji
9	Asia-Pacific: Islands	689	French Polynesia
9	Asia-Pacific: Islands	686	Kiribati
9	Asia-Pacific: Islands	691	Micronesia
9	Asia-Pacific: Islands	674	Nauru

Sch. B-3

9	Asia-Pacific: Islands	687	New Caledonia
9	Asia-Pacific: Islands	680	Palau
9	Asia-Pacific: Islands	675	Papua New Guinea
9	Asia-Pacific: Islands	685	Samoa
9	Asia-Pacific: Islands	677	Solomon Islands
9	Asia-Pacific: Islands	676	Tonga
9	Asia-Pacific: Islands	688	Tuvalu
9	Asia-Pacific: Islands	678	Vanuatu
15	Europe: Central	420	Czech Republic
15	Europe: Central	372	Estonia
15	Europe: Central	36	Hungary
15	Europe: Central	371	Latvia
15	Europe: Central	370	Lithuania
15	Europe: Central	48	Poland
15	Europe: Central	421	Slovak Republic
16	Europe: Eastern	355	Albania
16	Europe: Eastern	387	Bosnia and Herzegovina
16	Europe: Eastern	359	Bulgaria
16	Europe: Eastern	385	Croatia
16	Europe: Eastern	383	Kosovo
16	Europe: Eastern	389	Macedonia
16	Europe: Eastern	382	Montenegro
16	Europe: Eastern	40	Romania
16	Europe. Eastern	381	Serbia
16	Europe: Eastern	90	Turkey
14	Europe: Russia & CIS	374	Armenia
14	Europe: Russia & CIS	994	Azerbaijan
14	Europe: Russia & CIS	375	Belarus
14	Europe: Russia & CIS	995	Georgia
14	Europe: Russia & CIS	8	Kazakhstan
14	Europe: Russia & CIS	996	Kyrgyzstan
14	Europe: Russia & CIS	373	Moldova
14	Europe: Russia & CIS	976	Mongolia
14	Europe: Russia & CIS	7	Russia
14	Europe: Russia & CIS	992	Tajikistan
14	Europe: Russia & CIS	993	Turkmenistan
14	Europe: Russia & CIS	380	Ukraine
14	Europe: Russia & CIS	998	Uzbekistan
102	Europe: Western	376	Andorra
102	Europe: Western	43	Austria
102	Europe: Western	32	Belgium
102	Europe: Western	357	Cyprus
102	Europe: Western	45	Denmark
102	Europe: Western	358	Finland
102	Europe: Western	33	France

Sch. B-4

102	Europe: Western	49	Germany
102	Europe: Western	30	Greece
102	Europe: Western	354	Iceland
102	Europe: Western	353	Ireland
102	Europe: Western	101	Isle of Man
102	Europe: Western	39	Italy
102	Europe: Western	102	Liechtenstein
102	Europe: Western	352	Luxembourg
102	Europe: Western	356	Malta
102	Europe: Western	377	Monaco
102	Europe: Western	31	Netherlands
102	Europe: Western	47	Norway
102	Europe: Western	351	Portugal
102	Europe: Western	386	Slovenia
102	Europe: Western	34	Spain
102	Europe: Western	46	Sweden
102	Europe: Western	41	Switzerland
102	Europe: Western	44	United Kingdom
10	Middle East: Gulf States	973	Bahrain
10	Middle East: Gulf States	98	Iran
10	Middle East: Gulf States	964	Iraq
10	Middle East: Gulf States	965	Kuwait
10	Middle East: Gulf States	968	Oman
10	Middle East: Gulf States	974	Qatar
10	Middle East: Gulf States	966	Saudi Arabia
10	Middle East: Gulf States	971	United Arab Emirates
10	Middle East: Gulf States	967	Yemen
11	Middle East: MENA	213	Algeria
11	Middle East: MENA	20	Egypt
11	Middle East: MENA	972	Israel
11	Middle East MENA	962	Jordan
11	Middle East: MENA	961	Lebanon
11	Middle East: MENA	212	Morocco
11	Middle East: MENA	970	Palestinian Settlements
11	Middle East: MENA	963	Syrian Arab Republic
11	Middle East: MENA	216	Tunisia
11	Middle East: MENA	1212	Western Sahara
11	Middle East: MENA	218	Libya

Sch. B-5

SCHEDULE C

S&P Industry Classifications

Industry Code	Description	Industry Code	Description
0	Zero Default Risk	5220000	Personal products
1020000	Energy equipment and services	6020000	Healthcare equipment and supplies
1030000	Oil, gas and consumable fuels	6030000	Healthcare providers and services
1033403	Mortgage real estate investment trusts (Mortgage REITs)	6110000	Biotechnology
2020000	Chemicals	6120000	Pharmaceuticals
2030000	Construction materials	7011000	Banks
2040000	Containers and packaging	7020000	Thrifts and mortgage finance
2050000	Metals and mining	7110000	Diversified financial services
2060000	Paper and forest products	7120000	Consumer finance
3020000	Aerospace and defense	7130000	Capital markets
3030000	Building products	7210000	Insurance
3040000	Construction and engineering	7310000	Real estate management and development
3050000	Electrical equipment	7311000	Equity real estate investment trusts (Equity REITs)
3060000	Industrial conglomerates	8030000	IT services
3070000	Machinery	8040000	Software
3080000	Trading companies and distributors	8110000	Communications equipment
3110000	Commercial services and supplies	8120000	Technology hardware, storage, and peripherals
3210000	Air freight and logistics	8130000	Electronic equipment, instruments, and components
3220000	Airlines	8210000	Semiconductors and semiconductor equipment
3230000	Marine	9020000	Diversified telecommunication services
3240000	Road and rail	9030000	Wireless telecommunication services
3250000	Transportation infrastructure	9520000	Electric utilities
4011000	Auto components	9530000	Gas utilities
4020000	Automobiles	9540000	Multi-utilities
4110000	Household durables	9550000	Water utilities
4120000	Leisure products	9551701	Diversified consumer services
4130000	Textiles, apparel, and luxury goods	9551702	Independent power and renewable energy producers
4210000	Hotels, restaurants, and leisure	9551727	Life sciences tools and services
4300001	Entertainment	9551729	Health care technology
4300002	Interactive Media and Services	9612010	Professional services
4310000	Media	PF1	Project finance: industrial equipment
4410000	Distributors	PF2	Project finance: leisure and gaming
4420000	Internet and direct marketing retail	PF3	Project finance: natural resources and mining
4430000	Multiline retail	PF4	Project finance: oil and gas
4440000	Specialty retail	PF5	Project finance: power
5020000	Food and staples retailing	PF6	Project finance: public finance and real estate
5110000	Beverages	PF7	Project finance: telecommunications
5120000	Food products	PF8	Project finance: transport
5130000	Tobacco
5210000	Household products

Sch. C-1

SCHEDULE D

Diversity Score Calculation

The Diversity Score is calculated as follows:

(a)             An “Issuer Par Amount” is calculated for each issuer of a Collateral Loan, and is equal to the Aggregate Principal Balance of all the Collateral Loans issued by that issuer and all affiliates.

(b)            An “Average Par Amount” is calculated by summing the Issuer Par Amounts for all such issuers, and dividing by the number of such issuers.

(c)            An “Equivalent Unit Score” is calculated for each issuer of a Collateral Loan, and is equal to the lesser of (x) one and (y) the Issuer Par Amount for such issuer divided by the Average Par Amount.

(d)            An “Aggregate Industry Equivalent Unit Score” is then calculated for each S&P Industry Classification group, shown on Schedule C, and is equal to the sum of the Equivalent Unit Scores for each such issuer in such S&P Industry Classification group.

(e)            An “Industry Diversity Score” is then established for each S&P Industry Classification group, shown on Schedule C, by reference to the following table for the related Aggregate Industry Equivalent Unit Score; provided that if any Aggregate Industry Equivalent Unit Score falls between any two such scores, the applicable Industry Diversity Score will be the lower of the two Industry Diversity Scores:

Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score
0.0000	0.0000	5.0500	2.7000	10.1500	4.0200	15.2500	4.5300
0.0500	0.1000	5.1500	2.7333	10.2500	4.0300	15.3500	4.5400
0.1500	0.2000	5.2500	2.7667	10.3500	4.0400	15.4500	4.5500
0.2500	0.3000	5.3500	2.8000	10.4500	4.0500	15.5500	4.5600
0.3500	0.4000	5.4500	2.8333	10.5500	4.0600	15.6500	4.5700
0.4500	0.5000	5.5500	2.8667	10.6500	4.0700	15.7500	4.5800
0.5500	0.6000	5.6500	2.9000	10.7500	4.0800	15.8500	4.5900
0.6500	0.7000	5.7500	2.9333	10.8500	4.0900	15.9500	4.6000
0.7500	0.8000	5.8500	2.9667	10.9500	4.1000	16.0500	4.6100
0.8500	0.9000	5.9500	3.0000	11.0500	4.1100	16.1500	4.6200
0.9500	1.0000	6.0500	3.0250	11.1500	4.1200	16.2500	4.6300
1.0500	1.0500	6.1500	3.0500	11.2500	4.1300	16.3500	4.6400
1.1500	1.1000	6.2500	3.0750	11.3500	4.1400	16.4500	4.6500
1.2500	1.1500	6.3500	3.1000	11.4500	4.1500	16.5500	4.6600
1.3500	1.2000	6.4500	3.1250	11.5500	4.1600	16.6500	4.6700
1.4500	1.2500	6.5500	3.1500	11.6500	4.1700	16.7500	4.6800
1.5500	1.3000	6.6500	3.1750	11.7500	4.1800	16.8500	4.6900
1.6500	1.3500	6.7500	3.2000	11.8500	4.1900	16.9500	4.7000

Sch. D-1

Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score
1.7500	1.4000	6.8500	3.2250	11.9500	4.2000	17.0500	4.7100
1.8500	1.4500	6.9500	3.2500	12.0500	4.2100	17.1500	4.7200
1.9500	1.5000	7.0500	3.2750	12.1500	4.2200	17.2500	4.7300
2.0500	1.5500	7.1500	3.3000	12.2500	4.2300	17.3500	4.7400
2.1500	1.6000	7.2500	3.3250	12.3500	4.2400	17.4500	4.7500
2.2500	1.6500	7.3500	3.3500	12.4500	4.2500	17.5500	4.7600
2.3500	1.7000	7.4500	3.3750	12.5500	4.2600	17.6500	4.7700
2.4500	1.7500	7.5500	3.4000	12.6500	4.2700	17.7500	4.7800
2.5500	1.8000	7.6500	3.4250	12.7500	4.2800	17.8500	4.7900
2.6500	1.8500	7.7500	3.4500	12.8500	4.2900	17.9500	4.8000
2.7500	1.9000	7.8500	3.4750	12.9500	4.3000	18.0500	4.8100
2.8500	1.9500	7.9500	3.5000	13.0500	4.3100	18.1500	4.8200
2.9500	2.0000	8.0500	3.5250	13.1500	4.3200	18.2500	4.8300
3.0500	2.0333	8.1500	3.5500	13.2500	4.3300	18.3500	4.8400
3.1500	2.0667	8.2500	3.5750	13.3500	4.3400	18.4500	4.8500
3.2500	2.1000	8.3500	3.6000	13.4500	4.3500	18.5500	4.8600
3.3500	2.1333	8.4500	3.6250	13.5500	4.3600	18.6500	4.8700
3.4500	2.1667	8.5500	3.6500	13.6500	4.3700	18.7500	4.8800
3.5500	2.2000	8.6500	3.6750	13.7500	4.3800	18.8500	4.8900
3.6500	2.2333	8.7500	3.7000	13.8500	4.3900	18.9500	4.9000
3.7500	2.2667	8.8500	3.7250	13.9500	4.4000	19.0500	4.9100
3.8500	2.3000	8.9500	3.7500	14.0500	4.4100	19.1500	4.9200
3.9500	2.3333	9.0500	3.7750	14.1500	4.4200	19.2500	4.9300
4.0500	2.3667	9.1500	3.8000	14.2500	4.4300	19.3500	4.9400
4.1500	2.4000	9.2500	3.8250	14.3500	4.4400	19.4500	4.9500
4.2500	2.4333	9.3500	3.8500	14.4500	4.4500	19.5500	4.9600
4.3500	2.4667	9.4500	3.8750	14.5500	4.4600	19.6500	4.9700
4.4500	2.5000	9.5500	3.9000	14.6500	4.4700	19.7500	4.9800
4.5500	2.5333	9.6500	3.9250	14.7500	4.4800	19.8500	4.9900
4.6500	2.5667	9.7500	3.9500	14.8500	4.4900	19.9500	5.0000
4.7500	2.6000	9.8500	3.9750	14.9500	4.5000
4.8500	2.6333	9.9500	4.0000	15.0500	4.5100
4.9500	2.6667	10.0500	4.0100	15.1500	4.5200

(f)             The Diversity Score is then calculated by summing each of the Industry Diversity Scores for each S&P Industry Classification group shown on Schedule C.

For purposes of calculating the Diversity Score, affiliated issuers in the same industry are deemed to be a single issuer (provided that an issuer will not be considered an affiliate of another issuer solely because they are controlled by the same Financial Sponsor) except as otherwise agreed to by S&P.

Sch. D-2

SCHEDULE E

S&P Recovery Rate Tables

Section 1      S&P Recovery Rate.

(a)      (i)      If a Collateral Loan has an S&P Recovery Rating, the S&P Recovery Rate for such Collateral Loan shall be determined as follows (taking into account, for any Collateral Loan with an S&P Recovery Rating of ‘1’ through ‘6’, the recovery estimate indicated in the S&P published report therefor):

S&P Recovery Rating of a Collateral Loan	Initial Liability Rating
	Recovery Point Estimate (%)* from S&P published reports**	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and below
1+	100%	75.00%	85.00%	88.00%	90.00%	92.00%	95.00%
1	95%	70.00%	80.00%	84.00%	87.50%	91.00%	95.00%
1	90%	65.00%	75.00%	80.00%	85.00%	90.00%	95.00%
2	85%	62.50%	72.50%	77.50%	83.00%	88.00%	92.00%
2	80%	60.00%	70.00%	75.00%	81.00%	86.00%	89.00%
2	75%	55.00%	65.00%	70.50%	77.00%	82.50%	84.00%
2	70%	50.00%	60.00%	66.00%	73.00%	79.00%	79.00%
3	65%	45.00%	55.00%	61.00%	68.00%	73.00%	74.00%
3	60%	40.00%	50.00%	56.00%	63.00%	67.00%	69.00%
3	55%	35.00%	45.00%	51.00%	58.00%	63.00%	64.00%
3	50%	30.00%	40.00%	46.00%	53.00%	59.00%	59.00%
4	45%	28.50%	37.50%	44.00%	49.50%	53.50%	54.00%
4	40%	27.00%	35.00%	42.00%	46.00%	48.00%	49.00%
4	35%	23.50%	30.50%	37.50%	42.50%	43.50%	44.00%
4	30%	20.00%	26.00%	33.00%	39.00%	39.00%	39.00%
5	25%	17.50%	23.00%	28.50%	32.50%	33.50%	34.00%
5	20%	15.00%	20.00%	24.00%	26.00%	28.00%	29.00%
5	15%	10.00%	15.00%	19.50%	22.50%	23.50%	24.00%
5	10%	5.00%	10.00%	15.00%	19.00%	19.00%	19.00%
6	5%	3.50%	7.00%	10.50%	13.50%	14.00%	14.00%
6	0%	2.00%	4.00%	6.00%	8.00%	9.00%	9.00%
	Recovery rate

*	The recovery estimate from S&P’s published reports for a given loan is rounded down to the nearest 5%.

**	If a recovery estimate is not available from S&P’s published reports for a given loan with an S&P Recovery Rating of ‘1’ through ‘6’, the lower estimate for the applicable recovery rating will be assumed.

Sch. E-3

(ii)            If (x) a Collateral Loan does not have an S&P Recovery Rating, and such Collateral Loan is a senior unsecured loan or second lien loan and (y) the issuer of such Collateral Loan has issued another debt instrument that is outstanding and senior to such Collateral Loan (a “Senior Debt Instrument”) that has an S&P Recovery Rating, the S&P Recovery Rate for such Collateral Loan shall be determined as follows:

For Collateral Loans Domiciled in Group A

S&P Recovery Rating of the Senior Debt Instrument	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and below
1+	18%	20%	23%	26%	29%	31%
1	18%	20%	23%	26%	29%	31%
2	18%	20%	23%	26%	29%	31%
3	12%	15%	18%	21%	22%	23%
4	5%	8%	11%	13%	14%	15%
5	2%	4%	6%	8%	9%	10%
6	-%	-%	-%	-%	-%	-%
	Recovery rate

For Collateral Loans Domiciled in Group B

Sch. E-4

S&P Recovery Rating of the Senior Debt Instrument	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and below
1+	13%	16%	18%	21%	23%	25%
1	13%	16%	18%	21%	23%	25%
2	13%	16%	18%	21%	23%	25%
3	8%	11%	13%	15%	16%	17%
4	5%	5%	5%	5%	5%	5%
5	2%	2%	2%	2%	2%	2%
6	-%	-%	-%	-%	-%	-%
	Recovery rate

For Collateral Loans Domiciled in Group C

S&P Recovery Rating of the Senior Debt Instrument	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and below
1+	10%	12%	14%	16%	18%	20%
1	10%	12%	14%	16%	18%	20%
2	10%	12%	14%	16%	18%	20%
3	5%	7%	9%	10%	11%	12%
4	2%	2%	2%	2%	2%	2%
5	-%	-%	-%	-%	-%	-%
6	-%	-%	-%	-%	-%	-%
	Recovery rate

(iii)            If (x) a Collateral Loan does not have an S&P Recovery Rating and such Collateral Loan is a subordinated loan or subordinated bond and (y) the issuer of such Collateral Loan has issued a Senior Debt Instrument that has an S&P Recovery Rating, the S&P Recovery Rate for such Collateral Loan shall be determined as follows:

For Collateral Loans Domiciled in Groups A and B

S&P Recovery Rating of the Senior Debt Instrument	All Initial Liability Ratings
1+	8%
1	8%
2	8%
3	5%
4	2%
5	-%
6	-%
Recovery rate

Sch. E-5

For Collateral Loans Domiciled in Group C

S&P Recovery Rating of the Senior Debt Instrument	All Initial Liability Ratings
1+	5%
1	5%
2	5%
3	2%
4	-%
5	-%
6	-%
Recovery rate

(b)            If a recovery rate cannot be determined using clause (a), the recovery rate shall be determined using the following table.

Recovery rates for obligors Domiciled in Group A, B or C:

Priority Category	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and “CCC”
Senior Secured Loans (other than First Lien/Last Out Loans)
Group A	50%	55%	59%	63%	75%	79%
Group B	39%	42%	46%	49%	60%	63%
Group C	17%	19%	27%	29%	31%	34%
Senior Secured Loans (Cov-Lite Loans)
Group A	41%	46%	49%	53%	63%	67%
Group B	32%	35%	39%	41%	50%	53%
Group C	17%	19%	27%	29%	31%	34%
Second Lien Loans, First Lien/Last Out Loans, unsecured loans*
Group A	18%	20%	23%	26%	29%	31%
Group B	13%	16%	18%	21%	23%	25%
Group C	10%	12%	14%	16%	18%	20%
Subordinated loans
Group A	8%	8%	8%	8%	8%	8%
Group B	8%	8%	8%	8%	8%	8%
Group C	5%	5%	5%	5%	5%	5%
Recovery rate

Group A:   Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, Luxembourg, Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, United Kingdom, United States (or such other countries identified as such by S&P in a press release, written criteria or other public announcement from time to time or as may be notified by S&P to the Collateral Manager from time to time)

Group B:     Brazil, Czech Republic, Mexico, Poland, South Africa (or such other countries identified as such by S&P in a press release, written criteria or other public announcement from time to time or as may be notified by S&P to the Collateral Manager from time to time)

Group C:    Dubai International Finance Centre, Greece, India, Indonesia, Kazakhstan, Romania, Russian Federation, Turkey, Ukraine, United Arab Emirates, Vietnam, others not included in Group A or Group B (or such other countries identified as such by S&P in a press release, written criteria or other public announcement from time to time or as may be notified by S&P to the Collateral Manager from time to time)

*	Solely for the purpose of determining the S&P Recovery Rate for such loan, the aggregate principal balance of all First Lien/Last Out Loans, unsecured loans and Second Lien Loans that, in the aggregate, represent up to 15% of the Maximum Principal Balance shall have the S&P Recovery Rate specified for First Lien/Last Out Loans, unsecured loans and Second Lien Loans in the table above and the aggregate outstanding principal balance of all First Lien/Last Out Loans, unsecured loans and Second Lien Loans in excess of 15% of the Maximum Principal Balance shall have the S&P Recovery Rate specified for subordinated loans in the table above.

Sch. E-6

Notwithstanding the foregoing, for purposes of determining the S&P Recovery Rate of a Collateral Loan that is a Senior Secured Loan (including any Cov-Lite Loan) secured solely or primarily by common stock or other equity interests, such Collateral Loan shall be deemed to be an unsecured loan.

Section 2      [Reserved].

Sch. E-7

SCHEDULE F

S&P Recovery Rate Matrix

S&P Recovery Rate Matrix

The applicable recovery rate will be the spread between 40% and 60% (in increments of .10%) without exceeding the S&P Recovery Rate as of such Measurement Date.

Weighted Average Floating Spread

The applicable weighted average spread will be the spread between 2.00% and 7.00% (in increments of .01%) without exceeding the Weighted Average Spread as of such Measurement Date.

Sch. F-1